UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 5)

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☐   Definitive Proxy Statement
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☐   Soliciting Material Pursuant to § 240.14a-12
BATTALION OIL CORPORATION

(Name of Registrant as Specified in its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED
OCTOBER 17, 2024
BATTALION OIL CORPORATION
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To our Stockholders:
On December 14, 2023, Battalion Oil Corporation, a Delaware corporation (which we refer to as the “Company,” “we,” or “us”), entered into an Agreement and Plan of Merger (which, as amended, we refer to as the “Merger Agreement”) by and among the Company, Fury Resources, Inc., a Delaware corporation (which we refer to as “Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In addition, on September 19, 2024, the Company, Parent and Merger Sub entered into a Seventh Amendment to the Merger Agreement (the “Seventh Amendment”) which, among other things, contemplated modifications to (i) the amount of the merger consideration per share payable to the holders of the common stock, par value $0.0001 per share, of the Company (which we refer to as the “Company common stock” and holders of which we refer to as “Company stockholders”), which is described below, and (ii) the financing in respect of the transactions contemplated by the Merger Agreement, in each case, as compared to the terms of the Merger Agreement that were agreed on December 14, 2023 in order to facilitate Parent’s ability to finance and consummate the Merger.
At the Effective Time of the Merger (which we refer to as the “Effective Time”), each issued and outstanding share of Company common stock (other than (i) shares that immediately prior to the Effective Time are owned by the Company (including as treasury stock), Parent or Merger Sub and (ii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, will be cancelled and converted into the right to receive $7.00 per share in cash, without interest (which we refer to as the “Merger Consideration”). The Merger Consideration represents a premium of (a) approximately 32.6% over the closing price of the Company’s common stock of $5.28 on December 14, 2023, the last trading day prior to public announcement of the Merger Agreement, on the NYSE American Stock Exchange and (b) approximately 129.5% over the closing price of the Company’s common stock of $3.05 on September 18, 2024, the last trading day prior to public announcement of the Seventh Amendment, on the NYSE American Stock Exchange.
The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is completed, we will become a privately held company, wholly owned by Parent.
On [•], 2024, the most recent practicable date before this proxy statement was mailed to the Company stockholders, the closing price for the Company common stock on New York Stock Exchange American was $[•] per share. We urge you to obtain current market quotations for the Company common stock (trading symbol “BATL”).
The Company will hold a special meeting of the Company stockholders (which we refer to as the “special meeting”) in connection with the Merger. Company stockholders will be asked to vote to adopt the Merger Agreement and approve related matters, as described in the accompanying notice of special meeting of stockholders and proxy statement. Adoption of the Merger Agreement requires the affirmative vote at the special meeting or by proxy of holders of a majority of the outstanding shares of the Company common stock as of the record date (which we refer to as the “Company requisite vote”).
The special meeting will be completely virtual and conducted via live audio webcast. The matters to be acted upon are described in the accompanying notice of special meeting of stockholders and proxy statement.
You will be able to attend the special meeting by first registering at www.proxyvote.com. To participate in the special meeting, you will need the control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Stockholders will be able to listen, vote, and submit questions during the virtual meeting. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures described in the accompanying proxy statement.
The board of directors of the Company, after considering the recommendation of a special committee composed of independent and disinterested directors, has unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the stockholders of the Company, including the unaffiliated stockholders (as defined below), and are in the best interests of the Company and the stockholders of the Company, (b) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement and (c) recommended that the stockholders of the Company vote for the adoption of the Merger Agreement. The board of directors of the Company recommends that the Company stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the other matters to be considered at the special meeting.
In connection with the execution of the Merger Agreement, two of our largest stockholders, Luminus Energy Partners Master Fund, Ltd. (which we refer to as “Luminus”) and OCM HLCN Holdings, L.P. (which we refer to as “Oaktree”), entered into a voting agreement (which we refer to as the “Voting Agreement”) with Parent pursuant to which such stockholders agreed to vote certain of their respective shares of capital stock of the Company in favor of the adoption of the Merger Agreement, subject to certain terms and conditions contained in the Voting Agreement. As of the date of this proxy statement, Luminus and Oaktree own approximately 61.6% of Company common stock, and the shares of Company common stock subject to the voting agreement are approximately 38.0% of the Company common stock. In addition, pursuant to an Amended and Restated Contribution, Rollover and Sale Agreement (which we refer to as the “Contribution Agreement”) between Luminus, Oaktree and Gen IV Investment Opportunities, LLC (which we refer to as “Gen IV Investments” and, together with Luminus and Oaktree, the “Rollover Sellers” and the Company stockholders other than the Rollover Sellers as the “unaffiliated stockholders”) and Parent, and subject to the terms and conditions described in the section of the proxy statement captioned “Special Factors — Financing of the Merger”, among other things, the Rollover Sellers will contribute all of the shares of preferred stock of the Company (which we refer to as the “Company preferred stock”) owned by the Rollover Sellers to Parent in exchange for preferred stock of Parent (which we refer to as the “Parent preferred stock”), which contribution and exchange will happen immediately prior to the closing of the Merger. As a result of the Merger, the shares of Company preferred stock contributed to Parent will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Copies of the Voting Agreement and Contribution Agreement are attached as Annex D and Annex E to the accompanying proxy statement. In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.
The accompanying proxy statement provides detailed information about the special meeting, the Merger, the Merger Agreement, the documents related to the Merger and other related matters. Please carefully read the entire proxy statement, including its annexes, and any documents incorporated in the proxy statement by reference. In particular, you should read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in the accompanying proxy statement for a description of the risks related to the proposed Merger and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the other reports filed by the Company with the Securities and Exchange Commission and incorporated by reference into the proxy statement, for a description of the risks related to the Company’s business.

On behalf of the board of directors of the Company, thank you for your cooperation and continued support of the Company.
Sincerely,
Jonathan D. Barrett
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The date of this proxy statement is [•], 2024 and it is first being mailed or otherwise delivered to the Company stockholders on or about [•], 2024.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED
OCTOBER 17, 2024
BATTALION OIL CORPORATION
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on [•], 2024
NOTICE IS HEREBY GIVEN that Battalion Oil Corporation, a Delaware corporation (which we refer to as the “Company,” “we” or “us”), will hold a special meeting (which we refer to as the “special meeting”) of holders of shares of common stock, par value $0.0001 per share, of the Company (which we refer to as “Company common stock” and holders of which we refer to as “Company stockholders”) on [•], 2024, at 11 a.m., Central Time. You will be able to attend the special meeting by first registering at www.proxyvote.com. To participate in the special meeting, you will need the control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Company stockholders will be able to listen, vote and submit questions during the virtual meeting. Please be sure to check in 15 minutes prior to the start of the meeting so that any technical difficulties may be addressed before the special meeting live audio webcast begins. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting to consider and vote upon the following matters:
1.
A proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 2023, by and among the Company, Fury Resources, Inc., a Delaware corporation (which we refer to as “Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), as such agreement may be amended from time to time (which we refer to as the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement, which provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (which we refer to as the “Merger proposal”). At the Effective Time of the Merger (which we refer to as the “Effective Time”), each issued and outstanding share of Company common stock (other than (i) shares that immediately prior to the Effective Time are owned by the Company (including as treasury stock), Parent or Merger Sub and (ii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware will be cancelled and converted into the right to receive $7.00 per share of Company common stock in cash, without interest (which we refer to as the “Merger Consideration”). For a discussion of the treatment of awards outstanding under the Company’s 2020 Long-Term Incentive Plan (which we refer to as the “Company stock plan”) as of the Effective Time, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards” in the accompanying proxy statement;

2.
A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the Merger pursuant to agreements or arrangements with the Company (which we refer to as the “compensation proposal”); and

3.
A proposal to approve one or more adjournments of the special meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the Merger proposal if there are insufficient votes at the time of the special meeting to approve the Merger proposal (which we refer to as the “adjournment proposal”).
The board of directors of the Company has fixed the close of business on October 4, 2024 as the record date for the special meeting. Only Company stockholders of record at that time are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the Merger Agreement requires the affirmative vote at the special meeting or by proxy of holders of a majority of the outstanding stock of the Company entitled to vote thereon (which we refer to as the “Company requisite vote”).
The board of directors of the Company, after considering the recommendation of a special committee composed of independent and disinterested directors, has unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the stockholders of the Company, including the unaffiliated stockholders, and are in the best interests of the Company and the stockholders of the Company, (b) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement and (c) recommended that the stockholders of the Company vote for the adoption of the Merger Agreement. The board of directors of the Company recommends that the Company stockholders vote “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Your vote is very important. We cannot complete the Merger unless the Company stockholders approve the Merger proposal.
If you have any questions about the Merger or the accompanying proxy statement, would like additional copies of the proxy statement or need assistance voting your shares of Company common stock, please contact the Company’s Corporate Secretary at Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024, by telephone at (832) 538-0300 or by email at corporate@battalionoil.com. If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.
Each copy of the proxy statement mailed to the Company stockholders is accompanied by a form of proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible by accessing the Internet site listed on the proxy card, voting telephonically using the phone number listed on the proxy card or submitting your proxy card by mail. If you hold shares of Company common stock in your name as a stockholder of record and are voting by mail, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. This will not prevent you from voting at the special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of shares of Company common stock who is present at the special meeting may vote at the special meeting instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying proxy statement. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your stock in “street name” through a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the record holder.
Under Delaware law, Company stockholders who do not vote in favor of or consent to the adoption of the Merger Agreement will have dissenters’ rights to seek the fair value of their shares of Company common stock, but only if they submit a written demand to the Company for such fair value before the vote on the Merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement. Company stockholders who do not vote in favor of the Merger proposal and who submit a written demand for payment of the fair value of their shares of Company common stock before the vote on the Merger proposal and comply with the other Delaware law procedures will not receive the Merger Consideration.
The accompanying proxy statement provides a detailed description of the special meeting, the Merger, the Merger Agreement, the documents related to the Merger and other related matters. Please carefully read the entire proxy statement, including its annexes and any documents incorporated in the proxy statement by reference.

BY ORDER OF THE BOARD OF DIRECTORS
Jonathan D. Barrett
Chairman of the Board
Date: [•], 2024

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by the Company at no cost from the SEC’s website at https://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement, at no cost by contacting the Company at the following address:
Battalion Oil Corporation
Attention: Corporate Secretary
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas 77024
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Company stockholders requesting documents must do so by [•], 2024 in order to receive them before the special meeting.
For additional questions about the Merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:
Battalion Oil Corporation
Attention: Corporate Secretary
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas 77024
If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.
You should rely only on the information contained in, or incorporated by reference into, the accompanying proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•], 2024 and you should assume that the information in this proxy statement is accurate only as of such date.
This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See “Where You Can Find More Information” beginning on page 153 for more details.

i

ii

Annex A	AGREEMENT AND PLAN OF MERGER AND AMENDMENTS DATED JANUARY 24, 2024, FEBRUARY 6, 2024, FEBRUARY 16, 2024, APRIL 16, 2024, JUNE 10, 2024, SEPTEMBER 11, 2024 AND SEPTEMBER 19, 2024
Annex B	OPINION OF HOULIHAN LOKEY CAPITAL, INC.
Annex C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
Annex D	VOTING AGREEMENT
Annex E	AMENDED AND RESTATED CONTRIBUTION, ROLLOVER AND SALE AGREEMENT

iii

SUMMARY TERM SHEET
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the more detailed information contained elsewhere in this proxy statement, its annexes and the documents incorporated by reference into or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”
Parties to the Merger (Page 18)
•
Battalion Oil Corporation, a Delaware corporation, is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets currently in the Delaware Basin in the United States, where we have an extensive drilling inventory that we believe offers attractive long-term economics.

•
Fury Resources, Inc., a Delaware corporation, is a wholly owned subsidiary of Ruckus Energy Holdings, LLC, a Delaware corporation (which we refer to as “Ruckus”) that is a privately-held exploration and production company focused on value creation through the acquisition and exploitation of mature oil and gas reservoirs. Parent is a newly formed corporation formed solely for the purpose of pursuing the Merger and has no significant assets or operating history. Ruckus has no obligation to fund any portion of any amounts that may be due to the Company or Company stockholders under the Merger Agreement, including the Merger Consideration.

•
San Jacinto Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent, was formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist.

The Special Meeting (Page 19)
Date, Time and Place of the Special Meeting (Page 19)
•
The special meeting will be held on [•], 2024, at 11 a.m., Central Time. The special meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the special meeting by first registering at www.proxyvote.com. To participate in the special meeting, you will need the control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Stockholders will be able to listen, vote, and submit questions during the virtual meeting.

Record Date and Quorum (Page 20)
•
The Board has fixed the close of business on October 4, 2024 as the record date for the determination of the Company stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 16,456,563 shares of Company common stock outstanding and entitled to vote, held by approximately 50 holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

•
The presence at the virtual special meeting or by proxy of the holders of record of a majority of the capital stock issued and outstanding and entitled to vote at the special meeting shall constitute a quorum at the special meeting. All shares of Company common stock present at the virtual special meeting or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. If a beneficial owner of Company common stock held by a broker in “street name” does not give voting instructions to the broker, then those shares will not be counted as present at the virtual special meeting or by proxy at the special meeting.
Vote Required (Page 20)
•
The Merger Agreement must be approved by the Company requisite vote. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes the Company stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the proposal to adopt the Merger Agreement. As of October 4, 2024, the record date for the special meeting, 8,228,282 shares of Company common stock constitute a majority of the issued and outstanding shares of Company common stock.

•
Approval of the compensation proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of a majority of the shares of Company common stock properly cast at the special meeting on the proposal. The approval of the compensation proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger.

•
Approval of the adjournment proposal to adjourn the special meeting (a) when a quorum is present, requires the affirmative vote of Company stockholders holding a majority of the shares of Company common stock properly cast at the special meeting on the proposal and (b) when a quorum is not present, requires the affirmative vote of Company stockholders holding a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting.

•
Abstentions will not considered votes cast on such matters. If a Company stockholder abstains from voting, that abstention will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as if the Company stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. Assuming a quorum is present, abstentions will have no effect on the outcome of the compensation proposal or the adjournment proposal other than reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares of Company common stock from which the majority is calculated. If a quorum is not present, abstentions will have no effect on the compensation proposal and will count as a vote “AGAINST” the adjournment proposal.

•
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. A “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares of Company common stock. We do not expect any broker non-votes at the special meeting because each of the proposals to be presented at the special meeting is expected to be considered “non-routine.” As a result, no broker would be permitted to vote your shares of Company common stock at the special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will have no effect on the compensation proposal or the adjournment proposal other than reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares of Company common stock from which the majority is calculated.

•
The Company expects each director and executive offer to vote for each of the proposals presented at the special meeting as described in this proxy statement.

Voting, Proxies and Revocation (Page 21)
•
Company stockholders of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the enclosed postage-paid return envelope, or may vote by appearing virtually at the special meeting. Company stockholders entitled to vote at the special meeting that hold shares in “street name” through a bank, broker or other holder of record may submit a proxy by following the voting instructions provided by such record holder.
•
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the recommendations of the Board, which, as of the date of this proxy statement, are “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

•
If you are a stockholder of record of shares of Company common stock, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised. Proxies may be revoked by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m., Central Time, on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting virtually. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Battalion Oil Corporation, Attn: Corporate Secretary, Two Memorial City Plaza. 820 Gessner Road, Suite 1100, Houston, Texas 77024.

•
If you are a “street name” holder of the Company’s common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

The Merger Agreement (Page 99)
•
Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease.

Recommendation of Company Board of Directors; Reasons for the Merger; Fairness (Page 68)
•
The board of directors of the Company (the “Board of Directors” or “Board”) formed a special committee comprised solely of independent and disinterested directors (which we refer to as the “special committee”) to consider potential value creation opportunities and to take other actions that the special committee deemed appropriate. The special committee evaluated the Merger. At the conclusion of its review, the special committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the unaffiliated stockholders (as defined below), (2) recommended that the Company Board of Directors approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the unaffiliated stockholders adopt the Merger Agreement. In addition, the special committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

•
After careful consideration of various factors described in “Special Factors — Recommendation of the Company Special Committee and the Board of Directors; Fairness,” the Board, after considering the recommendation of the special committee, has unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the stockholders of the Company, including the unaffiliated stockholders, and are in the best interests of the Company and the stockholders of the Company, (b) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement and (c) recommended that the stockholders of the Company vote for the adoption of the Merger Agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of numerous factors.

•
The Board unanimously recommends that you vote “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Rollover Sellers Reasons for the Merger; Fairness (Page 74)
•
Under the SEC rules governing “going-private” transactions, the Rollover Sellers are affiliates of the Company for purposes of the Merger, and, therefore, required to express their purposes and reasons for the Merger to the unaffiliated stockholders of the Company. The Rollover Sellers are making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Rollover Sellers do not make any recommendations as to how stockholders of the Company should vote their Company common stock relating to the Merger.

•
When considering their respective determinations to proceed with the Merger and related rollover transactions, the Rollover Sellers considered a range of factors that supported this determination as described in “Special Factors — Rollover Sellers Reasons for the Merger; Fairness.”

Reasons of the Parent Group for the Merger; Fairness (Page 76)
Under the SEC rules governing “going-private” transactions, Parent, Ruckus, The Bralina Group LLC and Richard H. Little, the former Chief Executive Officer of the Company and the current Chief Executive Officer, and a member of the Board of Directors, of Parent (which we refer to collectively as the “Parent Group”), are affiliates of the Company for purposes of the Merger, and, therefore, required to express their purposes and reasons for the Merger to the unaffiliated stockholders of the Company. The members of the Parent Group are making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Parent Group do not make any recommendations as to how stockholders of the Company should vote their Company common stock relating to the Merger.
When considering their respective determinations to proceed with the Merger and related transactions, the members of the Parent Group considered a range of factors that supported this determination, as well as the fairness of the Merger to unaffiliated stockholders, as describe in “Special Factors — Reasons of the Parent Group for the Merger; Fairness.”
Opinion of Houlihan Lokey Capital, Inc. (Page 80 and Annex B)
•
Pursuant to an engagement letter (as amended), the Company retained Houlihan Lokey Capital, Inc. (which we refer to as “Houlihan Lokey”) as its financial advisor in connection with the proposed Merger.

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On September 18, 2024, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated September 18, 2024), as to the fairness, from a financial point of view, to the holders of Company common stock of the consideration of $7.00 per share in cash (which we refer to as the “Merger Consideration”) to be received by the holders of Company common stock in the Merger pursuant to the Merger Agreement.

Houlihan Lokey was retained by and advised only the Company. Houlihan Lokey was not retained by and did not advise the special committee. Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock of the Merger Consideration to be received by the holders of Company common stock in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger. See “Opinion of Houlihan Lokey Capital, Inc.”
Voting Agreement (Page 122 and Annex D)
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On December 14, 2023, in connection with the Merger Agreement, Parent entered into a voting agreement (which we refer to as the “Voting Agreement”) with Luminus Energy Partners Master Fund, Ltd. (which we refer to as “Luminus”) and OCM HLCN Holdings, L.P. (which we refer to as “Oaktree”) pursuant to which Luminus and Oaktree have agreed, among other things, to vote certain shares of Company common stock they own or will own in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the Company stockholders is requested. The shares of Company common stock subject to the voting agreement are approximately 38% of the Company common stock. A copy of the Voting Agreement is attached as Annex D to this proxy statement.

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As of the record date, Luminus and Oaktree owned approximately 26.7 million shares of Company common stock.

Amended and Restated Contribution, Rollover and Sale Agreement (Page 124, Annex E)
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Pursuant to an Amended and Restated Contribution, Rollover and Sale Agreement (which we refer to as the “Contribution Agreement”) between Luminus, Oaktree and Gen IV Investment Opportunities, LLC (which we refer to as “Gen IV Investments” and, together with Luminus and Oaktree, as the “Rollover Sellers” and the Company stockholders other than the Rollover Sellers as the “unaffiliated stockholders”) and Parent, and subject to the terms and conditions described in the section of the proxy statement captioned “Special Factors — Financing of the Merger”, among other things, the Rollover Sellers will contribute all of the shares of preferred stock of the Company (which we refer to as the “Company preferred stock”) owned by the Rollover Sellers to Parent in exchange for preferred stock of Parent (which we refer to as the “Parent preferred stock”), which contribution and exchange will happen immediately prior to the closing of the Merger. As a result of the Merger, the shares of Company preferred stock contributed to Parent will be cancelled and extinguished without any conversion thereof or consideration paid therefor. We refer to the transactions contemplated by the Contribution Agreement as the “Parent Preferred Stock Transaction.” A copy of the Contribution Agreement is attached as Annex E to this proxy statement. In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.

Financing of the Merger (Page 111)
Equity Financing
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Completion of the Merger is conditioned upon consummation of the Parent Preferred Stock Transaction. In the event that the aggregate rollover value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s maximum rollover amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Company preferred stock that have an aggregate rollover value equal to such excess, for a cash purchase price equal to the aggregate rollover value of such shares of Company preferred stock (i.e., a cash purchase price equal to such excess). For purposes of the Contribution Agreement: (a) the “rollover value” of each share of the Company’s (i) Series A Preferred Stock is $1,369.21, (ii) Series A-1 Preferred Stock is $1,277.28, (iii) Series A-2 Preferred Stock is $1,276.99, (iv) Series A-3 Preferred Stock is $1,137.91, (v) Series A-4 Preferred Stock is $1,129.53 and (vi) new preferred stock is the redemption price determined pursuant to Section 8(a) of the certificate of designation for such new Company preferred stock, as applicable, in each case as of the closing of the transactions contemplated by the Contribution Agreement; provided, that in the case of the foregoing clauses (i) through (v), because the closing did not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “maximum rollover amount” of (1) Luminus is $88.4 million, (2) Oaktree is $50.3 million and (3) Gen IV Investments is $34.1 million.

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The closing of the transactions contemplated by the Contribution Agreement is condition upon, among other conditions, the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least $160.0 million (which we refer to as the “Parent Common Equity Investments”). As of the date of this proxy statement, Parent has entered into binding subscription agreements with equity financing sources providing commitments for the entire amount of the Parent Common Equity Investments.

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In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.

Debt Financing
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Parent has obtained financing commitments pursuant to two debt commitment letters with each of Fortress Credit Corp. (which we refer to as “Fortress”) and Meritz Securities Co. Ltd., through its affiliated asset management company, AI Partners Asset Management Co., Ltd. (which we refer to together as “Meritz”), respectively (which we refer to as the “debt commitment letters”), for purposes of financing the transactions and paying related fees and expenses (which we refer to as the “debt financing”). Meritz and Fortress have each committed to provide Parent with debt financing in the principal amount of $100 million for an aggregate commitment of $200 million on the terms and conditions set forth in the debt commitment letters, consisting a senior secured first lien term loan facility. The obligations of each of Meritz and Fortress to provide the debt financing under the debt commitment letters are subject to a number of conditions, including the consummation of the Merger, receipt of executed loan documentation, the accuracy of certain specified representations and warranties, the consummation of the Parent Preferred Stock Transactions and other customary closing conditions for financings of this type. As of the last practicable date before the printing of this proxy statement, the debt commitment letters remain in effect, and Parent has not notified the Company of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the debt commitment letters has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

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The Merger Agreement does not require the Company or any of its Subsidiaries to provide any cooperation to the extent it would (i) interfere unreasonably with the business or operations of the Company or any of its subsidiaries, (ii) include paying any commitment or similar fee in connection with the debt financing, (iii) include entering into any agreement, document or instrument in connection with the debt financing that is effective or binding prior to the Effective Time (other than customary representation letters and authorization letters in connection with bank information memoranda and notices of prepayment), (iv) include providing any cooperation, or take any action, that, in the reasonable judgment of the Company, could cause the Company, any of its subsidiaries to incur any actual or potential liability in connection with the Financing or any of the foregoing (except in the case of the Company and its Subsidiaries at or after the Effective Time), (v) include providing any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege, (vi) requiring the making of any representation or warranty prior to the Effective Time in connection with the debt financing or the marketing or arrangement thereof (other than as contained in customary representation letters and authorization letters in connection with bank information memoranda (including customary 10b-5 and material non-public information representations)), (vii) include providing any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied, (viii) include causing any member of the Company board, or the board or equivalent governing body of any of its subsidiaries to adopt or approve any written consent, resolution or similar approval in respect of the debt financing or any agreements or instruments entered into in connection therewith that are effective prior to the Effective Time or (ix) include providing any cooperation, or take any action, following the closing.

If the equity financing has not been obtained prior to the termination date, the Company may terminate the Merger Agreement and Parent will be obligated to pay a closing failure fee.

For more information, see “Special Factors — Financing of the Merger.”
Amended and Restated Limited Guarantee
On April 16, 2024 and in connection with the fourth amendment to the Merger Agreement, the Company and Abraham Mirman, the chairman of Parent (“Guarantor”), entered into an Amended and Restated Limited Guarantee (the “Limited Guarantee”) in favor of the Company. Pursuant to the Limited Guarantee, Guarantor irrevocably and unconditionally guarantees the due and punctual payment and performance by Parent and Merger Sub of their respective obligations under the Merger Agreement to make any payment of any kind under the terms of the Merger Agreement, in cash, if and when due, subject to the terms and conditions of the Limited Guarantee. The Limited Guarantee is limited to an amount equal to $1,000,000 plus, under certain circumstances, an additional $1,000,000, and does not cover any other obligations of Parent or Merger Sub under the Merger Agreement or otherwise.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 91)
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The interests of the Company’s executive officers and directors in the Merger that are different from, or in addition to, those of the Company stockholders generally are described in the section entitled “Special Factors — Interests of the Company’s Executive Officers and Directors in the Merger.” The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the Company stockholders. Examples of such interests include, among others: (i) the right to receive payments in respect of Company RSU awards and Company options, which will, subject to the limitations described herein, be cashed-out based on the Merger Consideration; (ii) payments under the Company’s merger incentive plan, (iii) the receipt of cash severance payments and vested benefits upon a qualifying termination of employment pursuant to the terms of each executive officer’s respective employment agreement; and (iv) entitlement to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

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If the proposal to approve the adoption of the Merger Agreement is adopted, the Company equity awards held by the Company’s directors and executive officers will be treated in the same manner as all other outstanding Company equity awards.

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In addition, certain of our directors are associated with the Rollover Sellers. In particular, Jonathan D. Barrett is the President of Luminus Management, Ajay Jegadeesan is a Senior Advisor within the Global Opportunities fund at Oaktree and David Chang is a Senior Vice President at Gen IV Investments Development, LLC. The Rollover Sellers will own equity interests in Parent following the Merger, as described in this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 95)
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The exchange of shares of Company common stock for cash pursuant to the Merger generally will be a taxable transaction for U.S. holders (as defined in “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A Company stockholder who is a U.S. holder and who exchanges shares of Company common stock for cash in the Merger will, for U.S. federal income tax purposes, generally recognize gain or loss in an amount equal to the difference, if any, between the amount of such cash received by such Company stockholder in the Merger and the Company stockholder’s adjusted tax basis in the Company stockholder’s shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the recipient provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Company stockholders should read “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. Company stockholders should also consult their tax advisors for a complete analysis of the effect of the Merger on the Company stockholders’ federal, state, local and foreign taxes.

Regulatory Approvals Required for the Merger (Page 97)
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Subject to the terms and conditions of the Merger Agreement, the parties have agreed to cooperate and use all their efforts to prepare and file as promptly as practicable all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement (Page 99 and Annex A)
Merger Consideration (Page 100)
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In the Merger, each share of Company common stock issued and outstanding immediately prior to the Effective Time of the Merger (which we refer to as the “Effective Time”) (other than (i) shares that are owned by the Company (including treasury shares) and (ii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration.

Treatment of Company Equity Awards (Page 100)
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At the Effective Time, each Company restricted stock unit award (which we refer to as an “RSU award”), other than any performance-based Company RSU award, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Company common stock subject to such Company RSU award, respectively, immediately prior to the Effective Time, less any applicable withholding taxes.

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At the Effective Time, each performance-based Company RSU award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.

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At the Effective Time, each option to purchase Company common stock issued under the Company’s 2020 Long-Term Incentive Plan (which we refer to as the “Company stock plan”) (we refer to each such option as a “Company option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Company common stock subject to such Company option, if any, by (B) the total number of shares of Company common stock subject to such Company option, less any applicable withholding taxes. Any Company option with an exercise price per share of Company common stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company option shall have no further rights with respect thereto.

Non-Solicitation of Acquisition Proposals (Page 106)
The Merger Agreement provides that the Company shall not, and shall cause each of its subsidiaries and its and their respective officers and directors, and shall instruct its and its subsidiaries’ other representatives not to, directly or indirectly:
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solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company takeover proposal, or

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company takeover proposal other than, in response to an unsolicited inquiry that did not arise from a breach of this provision of the Merger Agreement solely to ascertain facts from the person making such Company takeover proposal consistent with its fiduciary duties about such Company takeover proposal and the person that made it.

The Merger Agreement requires that the Company and its subsidiaries their respective officers, and directors and representatives to cease existing solicitation, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company takeover proposal.
Notwithstanding these restrictions, under certain circumstances, and to the extent that the Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined in “The Merger Agreement — Non-Solicitation of Acquisition Proposals”), the Company may, prior to the time the Merger Agreement is adopted by the Company stockholders, furnish or provide information to the person making the acquisition proposal and its representatives pursuant to a confidentiality agreement having provisions as to the confidential treatment of the Company’s information that are no less favorable than those in the confidentiality agreement between Parent and the Company, with respect to certain unsolicited bona fide written acquisition proposals that did not result from a breach of the Merger Agreement.
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Also pursuant to the Second Amendment to the Merger Agreement, dated February 6, 2024, the Company may, in its sole and absolute discretion, terminate, waive, amend, release or modify any standstill provision of any confidentiality or standstill agreement to which the Company is a party with respect to any Company takeover proposal or potential Company takeover proposal, and any such action taken by the Company, in and of itself, shall not be deemed a breach of any provision of the Merger Agreement.

Change in Board Recommendation; Entry into Alternative Transactions (Page 108)
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Prior to obtaining Company stockholder approval of the Merger, the Board, after considering the recommendation of the special committee, or the special committee may, in response to a Company superior proposal received by the Company after the date of the Merger Agreement may (x) make a change of recommendation of the Merger, or (y) cause the Company to validly terminate the Merger Agreement in accordance with the terms of the Merger Agreement in order to enter into a binding Company acquisition agreement with respect to such Company superior proposal; provided that prior to making such change of recommendation or terminating this Agreement, (A) the Company shall have given Parent at least five business days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such, Company superior proposal and provide Parent a copy of the Company superior proposal and a copy of any proposed Company acquisition agreement and any other relevant transaction documents, (B) during such five-business day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Board (after considering the recommendation of the special committee) shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company superior proposal would nevertheless continue to constitute a Company superior proposal and the failure to make a change of recommendation or terminate the Merger Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company superior proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of the proviso shall commence (provided that the notice period thereunder shall only be three business days) during which time the Company shall be required to comply with the requirements of the Merger Agreement provisions regarding a change in recommendation anew with respect to such additional notice.

Company Stockholders Meeting (Page 110)
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The Company has agreed to hold a special meeting as promptly as practicable for the purpose of voting upon the adoption of the Merger Agreement and upon other related matters. The Board has agreed to recommend that the Company stockholders adopt the Merger Agreement in this proxy statement and to solicit the adoption of the Merger Agreement at the special meeting, subject to the terms of the Merger Agreement.
Conditions to the Merger (Page 116)
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The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by the Company stockholders, the absence of any legal prohibitions, and the accuracy of the representations and warranties (subject to customary materiality qualifiers), compliance by the other party with its obligations under the Merger Agreement (subject to customary materiality qualifiers) and consummation of the Parent Preferred Stock Transactions.

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Neither the Company nor Parent can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be effected.

Termination (Page 117)
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after the adoption of the Merger Agreement by the Company stockholders (unless otherwise specified below)) under the following circumstances:
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by mutual written consent of the Company and Parent;

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by either the Company or Parent if:

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the Merger is not consummated by 11:59 p.m. Central Time on December 31, 2024 (which we refer to as the “termination date”) unless the failure of the Merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement; or

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any law, executive order, ruling, injunction or other order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, unless the party seeking termination has not observed in all material respects its covenants under the Merger Agreement with respect to obtaining regulatory approvals;

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by the Company if:

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there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of Parent or Merger Sub, which, in each case, would constitute the failure of certain closing conditions set forth in the Merger Agreement;

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prior to obtaining the approval of the Company stockholders of the Merger proposal, in order to enter into a definitive agreement with respect to a superior proposal concurrently with the termination, so long as the Company has complied with its obligation not to solicit other offers and pays the termination fee described below to Parent;

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if the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the Merger Agreement and Parent and Merger Sub fail to consummate the Merger on the date that the closing should have occurred pursuant to the Merger Agreement; or

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if Parent fails to deliver the Evidence of Funding to the Company on or before 5:00 p.m. Central Time at least seven days prior to the anticipated closing date (which we refer to as a “Parent failure to deliver the evidence of funding prior to deadline termination”); or

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if the closing has not occurred by 11:59 p.m. Central Time on November 29, 2024; and

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by Parent if:

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there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the Company, which, in each case, would constitute the failure of certain closing conditions set forth in the Merger Agreement;

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prior to obtaining the approval of the Company stockholders of the Merger proposal, the Board effected a change of recommendation (as defined in “The Merger Agreement — No Change in Board Recommendation; No Entry into Alternative Transactions”); or

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the Company shall have breached in any material respect certain provisions of the non-solicitation provisions of the Merger Agreement.

Termination Fee (Page 119)
The Company must pay a termination fee in the amount of $3.5 million if the Merger Agreement is terminated in the following circumstances solely if the following circumstances occur following the consummation of the full escrow funding by Parent:
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In the event that the Company terminates the Merger Agreement to enter into a definitive agreement with respect to a superior proposal;

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In the event that Parent terminates the Merger Agreement prior to Company stockholder approval of the Merger proposal as a result of the Board effecting a change of recommendation;

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In the event that Parent terminates the Merger Agreement prior to Company stockholder approval of the Merger proposal due to certain breaches by the Company of the non-solicitation and proxy statement/special meeting provisions of the Merger Agreement; or

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In the event (A) that either the Company or Parent terminates the Merger Agreement if the closing shall not have occurred by the termination date or the Company stockholders fail to approve the Merger proposal, or in the event Parent terminates the Merger Agreement due to a breach or failure to perform the Company any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to a breach of or failure to perform any covenant or agreement set forth in the non-solicitation and proxy statement/special meeting provisions of the Merger Agreement, which breach or failure to perform would give rise to the failure of a closing condition to be satisfied and was not cured; (B) a Company takeover proposal has been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of the Merger Agreement and not withdrawn prior to the special meeting; and (C) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its subsidiaries completes or enters into a definitive agreement with respect to, and thereafter completes, any Company takeover proposal.

If the Merger Agreement is terminated by the Company or Parent pursuant to a stockholder vote termination or by Parent pursuant to a Company general breach termination under circumstances in which the Company termination fee is not then payable pursuant to the foregoing provisions, then the Company is required to reimburse Parent and its affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable and documented out-of-pocket fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated hereby (the “Parent expenses”), up to a maximum amount of $1.375 million.
Pursuant to the First Amendment to the Agreement and Plan of Merger, dated as of January 24, 2024 (which we refer to as the “First Amendment”), by and among the Company, Parent and Merger Sub, $10.0 million that Parent had deposited in the segregated escrow account (described below) was distributed to the Company. If the Merger Agreement is terminated for any reason, other than of a termination of the Merger Agreement in circumstances in which the Company is required to pay the Company termination fee, the Company is entitled to retain such amount. If the Merger Agreement is terminated by (A) the Company pursuant to a Parent general breach termination, a Parent failure to close termination, a Parent failure to deliver the evidence of funding prior to deadline termination or a Parent failure to deliver evidence of funding termination or (B) either Parent or the Company pursuant to an outside date termination under circumstances where the Company would have been entitled to terminate the Merger Agreement pursuant to a Parent general breach termination or a Parent failure to close termination, then Parent shall pay to the Company a fee of $15.0 million as promptly as reasonably practicable (and, in any event, within two business days following any such termination). In addition, Parent and the Company have entered into the escrow agreement (a copy of which is attached as Exhibit F to the Merger Agreement included in Annex A to this proxy statement (which we refer to as the “escrow agreement”)) for the purposes of Parent depositing an amount of cash equal to $10.0 million into a segregated escrow account on the date of the Merger Agreement (which amount was deposited into the segregated escrow account on the date of the Merger Agreement and has been distributed to the Company, as described above), and making subsequent deposits such that, if the aggregate funds contained in such escrow account as of such time is an amount of cash equal to $15.0 million for the purpose of funding the obligations of Parent to pay the Company the fee described in the preceding sentence, the Company may be obligated to pay a termination fee in the amount of $3.5 million under certain circumstances.
Remedies (Page 120)
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The parties are entitled to seek an injunction, specific performance or other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically its terms. Furthermore, the Company is entitled to seek specific performance, injunctive relief or other equitable remedies to cause Parent to obtain equity financing for the Merger (which we refer to as the “equity financing”) in order to consummate the closing so long as (i) the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the Merger Agreement, (ii) Parent and Merger Sub have failed to complete the closing of the Merger as required under the Merger Agreement, (iii) the Company irrevocably confirms to Parent that if specific performance is granted and each of the debt financing and equity financing is funded, it would take such actions required of it by the Merger Agreement to cause the closing of the Merger to occur, and (iv) the debt financing has been funded.

Appraisal Rights (Page 102 and 143 and Annex C)
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Company stockholders are entitled to appraisal rights under Section 262 of the DGCL. Under the DGCL, Company stockholders of record who continuously hold shares of Company common stock through the Effective Time and do not vote in favor of adopting the Merger Agreement, and beneficial owners of shares of Company common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, will have the right to seek appraisal of the “fair value” of their shares of Company common stock as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to Company stockholders and beneficial owners of shares of Company common stock, as the case may be, who properly deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the Merger Agreement at the special meeting and do not withdraw their demands, and who otherwise comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a Company stockholder will be entitled to receive under the terms of the Merger Agreement. Holders and beneficial owners of Company common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Failure to comply with the provisions of Section 262 in a timely and proper manner may result in the loss of appraisal rights.

For further information, see “Appraisal Rights” and the text of Section 262 of the DGCL attached as Annex C to this proxy statement for specific information on the procedures to be followed in exercising appraisal rights.
Delisting and Deregistration of Company common stock (Page 152)
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If the Merger is consummated, Company common stock will be delisted from the NYSE American exchange and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SPECIAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions that you may have about the Merger, the Merger Agreement and the special meeting. The information in this section does not provide all of the information that might be important to you with respect to the Merger or the special meeting. We urge you to read carefully the remainder of this proxy statement, the annexes attached hereto and the other documents referred to or incorporated by reference herein, which contain additional important information. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”
Q:
What is the Merger?

A:
Battalion Oil Corporation, a Delaware corporation (which we refer to as the “Company,” “we” or “us”), Fury Resources, Inc., a Delaware corporation (which we refer to as “Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 14, 2023, as such agreement may be amended from time to time (which we refer to as the “Merger Agreement”), which provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

The Merger cannot be consummated unless, among other things, holders of a majority of the outstanding shares of Company common stock vote in favor of the adoption of the Merger Agreement (which we refer to as the “Company requisite vote”).
Q:
What is the Merger Consideration?

A:
If the Merger is consummated, at the Effective Time of the Merger (which we refer to as the “Effective Time”), each issued and outstanding share of Company common stock (other than (i) shares that immediately prior to the Effective Time are owned by the Company (including as treasury stock), Parent or Merger Sub and (ii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”)) will be cancelled and converted into the right to receive $7.00 per share of Company common stock in cash, without interest, less any applicable withholding taxes (which we refer to as the “Merger Consideration”).

Q:
What will happen to my outstanding Company equity awards in the Merger?

A:
At the Effective Time, each Company restricted stock award (which we refer to as an “RSU award”), other than any performance-based Company RSU award, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Company common stock subject to such Company RSU award, respectively, immediately prior to the Effective Time, less any applicable withholding taxes.

At the Effective Time, each performance-based Company RSU award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.
At the Effective Time, each option to purchase Company common stock issued under the Company’s 2020 Long-Term Incentive Plan (which we refer to as the “Company stock plan”) (we refer to each such option as a “Company option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Company common stock subject to such Company option, if any, by (B) the total number of shares of Company common stock subject to such Company option, less any applicable withholding taxes. Any Company option with an exercise price per share of Company common stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company option shall have no further rights with respect thereto. For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards,” beginning on page 100.
Q:
When and where is the special meeting?

A:
The special meeting will be held on [•], 2024, at 11 a.m., Central Time. The special meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the special meeting by first registering at www.proxyvote.com.To participate in the special meeting, you will need the control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Company stockholders will be able to listen, vote, and submit questions during the virtual meeting.

Q:
Why am I receiving this proxy statement?

A:
We are delivering this document to you because you were a Company stockholder as of October 4, 2024, the record date for the special meeting. This proxy statement is being used by the board of directors of the Company (which we refer to as the “Board”) to solicit, on behalf of the Company, proxies of the Company stockholders in connection with the adoption of the Merger Agreement and related matters and describes the proposals to be presented at the special meeting.

This proxy statement contains important information about the Merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Company common stock voted by proxy without attending the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What are the Company stockholders being asked to vote on at the special meeting?

A:
The Company is soliciting proxies from its stockholders with respect to the following proposals:

1.
A proposal to adopt the Merger Agreement (which we refer to as the “Merger proposal”);

2.
A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the Merger pursuant to agreements or arrangements with the Company, as described in “Proposal 2 — Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” (which we refer to as the “compensation proposal”); and

3.
A proposal to approve one or more adjournments of the special meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the Merger proposal if there are insufficient votes at the time of the special meeting to approve the Merger proposal (which we refer to as the “adjournment proposal”).

Q:
Why am I being asked to consider and vote on, by non-binding, advisory vote, the compensation proposal?

A:
The rules of the Securities and Exchange Commission (which we refer to as the “SEC”) require the Company to seek a non-binding, advisory vote to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The approval of this proposal is not a condition to the consummation of the Merger and will not be binding on the Company or Parent. If the Merger Agreement is approved by Company stockholders and the Merger is consummated, the Merger-related compensation may be paid to the Company’s named executive officers even if the Company stockholders do not approve the compensation proposal.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement including its annexes and the documents incorporated by reference herein and have decided how you wish to vote your shares of Company common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold your shares in your name as a stockholder of record, you can complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, and we request that you do this as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by mail, through the Internet or by telephone are set forth in the enclosed proxy card instructions.
If you hold your shares in “street name” through a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by such bank, broker or other holder of record.
Q:
If my shares of Company common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a broker, you must provide your broker with instructions on how to vote your shares. Please follow the voting instructions provided by such broker. You may not vote shares held in “street name” by returning a proxy card directly to the Company, or by voting at the virtual special meeting, unless you provide a legal proxy, which you must obtain from your broker. “Broker non-votes” are shares held in “street name” by brokers that are present virtually or represented by proxy at the special meeting, but for which the beneficial owner has not provided the broker with instructions on how to vote on a particular proposal that such broker does not have discretionary voting power on.

Brokers holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. As a result, we do not expect there to be any broker non-votes, and any shares held in street name for which instructions have not been provided to the institution that holds those shares will constitute a vote “AGAINST” the Merger proposal.
Q:
Why is my vote important?

A:
If you do not submit a proxy card or vote virtually at the special meeting, or if you fail to instruct your broker as to how to vote, it will be more difficult for the Company to obtain the necessary quorum to hold the special meeting. In addition, each share of Company common stock that is not voted at the special meeting will constitute a vote “AGAINST” the Merger proposal.

Q:
Are the Company stockholders entitled to appraisal rights?

A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Section 262 of the DGCL, Company stockholders of record who continuously hold shares of Company common stock through the Effective Time and do not vote in favor of adopting the Merger Agreement, and beneficial owners of shares of Company common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, will have the right to seek appraisal of the “fair value” of their shares of Company common stock as determined by the Delaware Court of Chancery if the Merger is completed. For further information, see “Appraisal Rights.”

Q:
If I am a Company stockholder, should I send in my stock certificate(s) now?

A:
No. If the Merger proposal is approved, shortly after the consummation of the Merger, you will receive a letter of transmittal describing how you may exchange your stock certificate(s) or book-entry shares of Company common stock for the Merger Consideration. If your shares of Company common stock are held in “street name” through a bank, broker or other holder of record, you should contact the record holder of your shares for instructions as to how to effect the surrender of your “street name”

shares of Company common stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares. If you are a stockholder of record of shares of Company common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of Company common stock that you own.

Q:
What will happen to the Company generally as a result of the Merger?

A:
If the Merger is consummated, the Company common stock will be delisted from the NYSE American Stock Exchange (which we refer to as “NYSE American”) and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and the Company will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

Q:
When do you expect the Merger to be consummated?

A:
The Company currently expects to consummate the Merger in the fourth calendar quarter of 2024. However, the Company cannot assure you of when or if the Merger will be consummated. The closing of the Merger is subject to the satisfaction of various conditions that are not within the Company’s control. The Company must obtain the approval of the Company stockholders to adopt the Merger Agreement at the special meeting. The Company and Parent must also obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the Merger is not consummated?

A:
If the Merger is not consummated for any reason, the Company stockholders will not receive any consideration for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent, public company and Company common stock will continue to be listed and traded on NYSE American unless the Company decides to delist from the NYSE American. In addition, under certain circumstances specified in the Merger Agreement, the Company may be required to pay a termination fee. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:
What happens if I sell my shares of Company common stock before the special meeting?

A:
The record date for Company stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the Merger. If you transfer your shares of Company common stock after October 4, 2024, the record date for the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the transferee of your shares.

Q:
Whom should I call with questions?

A:
If you have any questions about the Merger or this proxy statement, would like additional copies of this proxy statement, or need assistance voting your shares of Company common stock, please contact the Company at the address listed under “References to Additional Information.

If your Company common stock is held in “street name” through your bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between Merger Sub and the Company, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:
•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company common stock;

•
the risk that required approvals of the Merger may not be obtained on the terms expected or on the anticipated schedule or at all;

•
the risk that the Company stockholders may fail to adopt the Merger Agreement;

•
the risk that the parties to the Merger Agreement may fail to satisfy other conditions to the consummation of the Merger or meet expectations regarding the timing and consummation of the Merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results, employees and business generally;

•
the risk that the proposed Merger disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the Merger;

•
risks related to diverting management’s attention from the Company’s ongoing business operations;

•
the outcome of legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger;

•
the amount of unexpected costs, fees, expenses and other charges related to the Merger; and

•
political instability.

For additional factors that could materially affect our financial results and our business generally, please refer to the Company’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the other reports filed by the Company with the SEC. See “Where You Can Find More Information.” The Company undertakes no obligation to revise these statements following the date of this communication, except as required by law.

PARTIES TO THE MERGER
The Company
Battalion Oil Corporation
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas 77024
Telephone: (832) 538-0300
The Company, a Delaware corporation, is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets currently in the Delaware Basin in the United States, where we have an extensive drilling inventory that we believe offers attractive long-term economics.
Our working interests in 39,867 net acres in the Delaware Basin as of December 31, 2023 are in Pecos, Reeves, Ward and Winkler Counties, Texas. This resource play is characterized by high oil and liquids-rich natural gas content in thick, continuous sections of source rock that can provide repeatable drilling opportunities and significant initial production rates. Our primary targets in this area are the Wolfcamp and Bone Spring formations. As of December 31, 2023, we had 90 operated wells producing in this area in addition to minor working interests in 19 non-operated wells. Our average daily net production from this area for the year ended December 31, 2023 was 13,784 Boe/d.
Company common stock is traded on the NYSE American under the symbol “BATL.” Additional information about the Company and its subsidiaries is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.” The Company maintains a website at battalionoil.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference.
Parent
Fury Resources, Inc.
117503 La Cantera Pkwy, Suite 104-603
San Antonio, Texas 78257
Telephone: (713) 364-3614
Parent is a Delaware corporation and a direct, wholly owned subsidiary of Ruckus Energy Holdings, LLC, a Delaware limited liability company. Parent is a newly formed corporation formed solely for the purpose of pursuing the Merger and has no significant assets or operating history. Ruckus has no obligation to fund any portion of any amounts that may be due to the Company or Company stockholders under the Merger Agreement, including the Merger Consideration.
Merger Sub
San Jacinto Merger Sub, Inc.
117503 La Cantera Pkwy, Suite 104-603
San Antonio, Texas 78257
Telephone: (713) 364-3614
Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist.

THE SPECIAL MEETING
This section contains information for the Company stockholders about the special meeting that the Company has called to allow the Company stockholders to consider and vote on the Merger proposal and other matters. The Company is mailing this proxy statement to you, as a Company stockholder, on or about [•], 2024. This proxy statement is accompanied by a notice of the special meeting and a form of proxy card that the Board is soliciting for the Company at the special meeting and at any adjournments or postponements thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to the Company stockholders as part of the solicitation of proxies by the Board from the Company stockholders for use at the special meeting to be held on [•], 2024, at 11 a.m., Central Time, or at any postponement or adjournment thereof. The special meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the special meeting by first registering at www.proxyvote.com. To participate in the special meeting, you will need the control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Company stockholders will be able to listen, vote, and submit questions during the virtual meeting.
Purpose of the Special Meeting
At the special meeting, you will be asked to consider and vote upon the following matters:
•
The Merger proposal (Proposal 1 on your proxy card);

•
The compensation proposal (Proposal 2 on your proxy card); and

•
The adjournment proposal (Proposal 3 on your proxy card).

The Company stockholders must adopt the Merger Agreement by approving the Merger proposal in order to consummate the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully in its entirety.
Recommendation of the Company Special Committee and Board of Directors; Fairness
The Company Board of Directors formed a special committee of the Board comprised solely of independent and disinterested directors (which we refer to as the “special committee”) to consider potential value creation opportunities and to take other actions that the special committee deemed appropriate. The members of the special committee are Gregory S. Hinds and William D. Rogers. The special committee evaluated the Merger. At the conclusion of its review, the special committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the unaffiliated stockholders (as defined below), (2) recommended that the Company Board of Directors approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the unaffiliated stockholders adopt the Merger Agreement. In addition, the special committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act. The special committee did not retain independent legal or financial representatives to act solely on behalf of unaffiliated security holders for purposes of negotiating the term of the Merger Agreement.
The Board, after considering the recommendation of the special committee, has unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the stockholders of the Company, including the unaffiliated stockholders, and are in the best interests of the Company and the stockholders of the Company, (b) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement and (c) recommended that the stockholders of the Company vote for the adoption of the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “Special Factors — Recommendation of the Company Board of Directors; Reasons for the Merger” for a more detailed discussion of the Board’s recommendation.
Record Date and Quorum
The Board has fixed the close of business on October 4, 2024 as the record date for the determination of the Company stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 16,456,563 shares of Company common stock outstanding and entitled to vote, held by approximately 50 holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.
The presence at the virtual special meeting or by proxy of the holders of record of a majority of the capital stock issued and outstanding and entitled to vote at the special meeting shall constitute a quorum at the special meeting. All shares of Company common stock present at the virtual special meeting or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. If a beneficial owner of Company common stock held by a broker in “street name” does not give voting instructions to the broker, then those shares will not be counted as present at the virtual special meeting or by proxy at the special meeting.
Vote Required
The affirmative vote of the Company stockholders holding a majority of the outstanding shares of Company common stock as of the close of business on the record date is required to adopt the Merger Agreement (which we refer to as the “Company requisite vote”). Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes the Company stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the proposal to adopt the Merger Agreement. As of October 4, 2024, the record date for the special meeting, [8,228,282] shares of Company common stock constitute a majority of the issued and outstanding shares of Company common stock. The required vote does not require the affirmative vote of a majority of the unaffiliated security holders (as defined in Rule 13e-3 under the Exchange Act).
Approval of the compensation proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of a majority of the shares of Company common stock properly cast at the special meeting on the proposal. The approval of the compensation proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger.
Approval of the adjournment proposal to adjourn the special meeting (a) when a quorum is present, requires the affirmative vote of Company stockholders holding a majority of the shares of Company common stock properly cast at the special meeting on the proposal and (b) when a quorum is not present, requires the affirmative vote of Company stockholders holding a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting.
Abstentions will not considered votes cast on such matters. If a Company stockholder abstains from voting, that abstention will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as if the Company stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. Assuming a quorum is present, abstentions will have no effect on the outcome of the compensation proposal or the adjournment proposal other than reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares of Company common stock from which the majority is calculated. If a quorum is not present, abstentions will have no effect on the compensation proposal and will count as a vote “AGAINST” the adjournment proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. A “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares of Company common stock. We do not expect any broker non-votes at the special meeting because each of the proposals to be presented at the special meeting is expected to be considered “non-routine.” As a result, no broker would be permitted to vote your shares of Company common stock at the special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will have no effect on the compensation proposal or the adjournment proposal other than reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares of Company common stock from which the majority is calculated.
Voting, Proxies and Revocation
Attending the Special Meeting
All Company stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominee holders are invited to attend the virtual special meeting. Company stockholders of record can vote virtually at the special meeting.
Voting by Stockholders of Record
If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:
•
by proxy — stockholders of record have a choice of submitting a proxy:

•
by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by signing, dating and returning the enclosed proxy card in the enclosed postage-paid return envelope; or

•
virtually — you may attend the special meeting virtually and cast your vote during the special meeting.

Voting of Shares Held in “Street Name”; Broker Non-Votes
If you are a beneficial owner of shares of Company common stock held in “street name,” you should receive instructions from your bank, broker or other nominee holder that you must follow in order to have your shares of Company common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other nominee holder. If your bank, broker or other holder of record holds your shares of Company common stock in “street name,” such record holder will vote your shares of Company common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such record holder with this proxy statement. Please note that, if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote virtually at the special meeting, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
Under stock exchange rules, brokers who hold shares of Company common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such record holders are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine.” “Broker non-votes” are shares held in “street name” by brokers that are present virtually or represented by proxy at the special meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal and such record holder does not have discretionary voting power with respect to such proposal. Under applicable rules, brokers holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. If a beneficial owner of Company common stock held in “street name” does not give voting instructions to the applicable broker, then those shares will not be counted as present virtually or by proxy at the special meeting.
Voting of Proxies; Incomplete Proxies
If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against, or abstain from voting, on all, some or none of the specific items of business to come before the special meeting.
All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your proxy will be voted in accordance with the recommendations of the Board, which, as of the date of this proxy statement, are “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Deadline to Vote by Proxy
Please refer to the instructions on your proxy card or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the enclosed postage-paid return envelope and must be received by our Corporate Secretary by 5:00 p.m., Central Time, on [•], 2024.
Revocation of Proxy
If you are a stockholder of record of shares of Company common stock, you may revoke a proxy by:
(i)
signing and returning a proxy card with a later date;

(ii)
voting by telephone or the Internet at a later time;

(iii)
attending the special meeting virtually and voting during the special meeting. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy; or

(iv)
delivering written notice of revocation to the Company’s Corporate Secretary at Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024, which must be filed with the Corporate Secretary by 5:00 p.m., Central Time, on [•], 2024.

If you are a “street name” holder of shares of Company common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record or obtaining a legal proxy and voting in person at the special meeting. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.
Adjournments
Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger proposal. In the event that there is present, virtually or by proxy, sufficient favorable voting power to secure the vote of the Company stockholders necessary to approve the Merger proposal, the Company does not anticipate that it will adjourn or postpone the special meeting, unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
The Company is soliciting your proxy in conjunction with the Merger. The Company will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, the Company will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Company common stock and secure their voting instructions.
Voting Agreement
On December 14, 2023, in connection with the Merger Agreement, Parent entered into a Voting Agreement (which we refer to as the “Voting Agreement”) with Luminus and Oaktree pursuant to which they have agreed, among other things, to vote certain shares of Company common stock they own or will own in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the Company stockholders is requested. Pursuant to the Voting Agreement, Luminus and Oaktree have agreed: (a) when a meeting of the Company stockholders is held, they will appear at such meeting or otherwise cause their subject shares to be counted as present for the purpose of establishing a quorum and (b) they will vote or cause to be voted at any such meeting certain of their shares (i) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the Company stockholders is requested, (ii) in favor of adopting of any proposal in respect of which the Board has (A) determined is reasonably necessary to facilitate any of the transactions contemplated by the Merger Agreement, (B) disclosed the determination described in the foregoing clause (A) in the proxy statement or other written materials disseminated to the holders of shares of Company common stock and (C) recommended to be adopted or approved by the holders of shares of Company common stock, and (iii) against (A) any Company takeover proposal (as defined in “The Merger Agreement — Non-Solicitation of Acquisition Proposals”), whether or not constituting a Company superior proposal (as defined in “The Merger Agreement — Non-Solicitation of Acquisition Proposals”), and (B) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The shares of Company common stock subject to the voting agreement are approximately 38% of the Company common stock.
In addition, Luminus and Oaktree have agreed to not to, directly or indirectly (a) (i) transfer, or enter into any contract, option or other arrangement or understanding with respect to the transfer of, any shares to any person or entity, or (ii) enter into any voting arrangement, whether by proxy, Voting Agreement or otherwise, or grant a proxy or power of attorney with respect to any shares, or deposit any shares into a voting trust, or (b) (i) initiate, solicit or knowingly take any action to facilitate, solicit or encourage any acquisition proposal or the making of any proposal that would reasonably be expected to lead to a Company takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any person or entity in connection with, any Company takeover proposal; provided, that in the event a person or entity submits a Company takeover proposal to the Company, such holder and its representatives may hold discussions with such person or entity solely with respect to the terms of a proposed Voting Agreement with respect to the transaction contemplated by such Company takeover proposal following such time as the Company determines that the Board may take any of the actions permitted under the relevant provisions of the Merger Agreement.
As of the record date, Luminus and Oaktree owned approximately 10.1 million shares of Company common stock.
For further detail regarding the Voting Agreement, please refer to the section entitled “The Voting Agreement” and Annex D to this proxy statement.

Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact: Battalion Oil Corporation, Attn: Corporate Secretary, Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024, or by telephone at (832) 538-0300.
If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

SPECIAL FACTORS
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Terms of the Merger
The Company Board of Directors formed a special committee of the Board comprised solely of independent and disinterested directors (which we refer to as the “special committee”) to consider potential value creation opportunities and to take other actions that the special committee deemed appropriate. The special committee evaluated the Merger. At the conclusion of its review, the special committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the unaffiliated stockholders (as defined below), (2) recommended that the Company Board of Directors approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the unaffiliated stockholders adopt the Merger Agreement. In addition, the special committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.
After careful consideration of various factors described in “Special Factors — Recommendation of the Special Committee and Company Board of Directors; Reasons for the Merger,” the Board, after considering the recommendation of the special committee, has unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the stockholders of the Company and are in the best interests of the Company and the stockholders of the Company, (b) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement and (c) recommended that the stockholders of the Company vote for the adoption of the Merger Agreement.
Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease.
At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (except for excluded shares) will be converted into the right to receive the Merger Consideration. For a discussion of the treatment of awards outstanding under the Company stock plan as of the Effective Time, see “The Merger Agreement — Treatment of Company Equity Awards.”
Excluded shares include (i) shares that are owned by the Company (including treasury shares), Parent or Merger Sub. Holders of the Company preferred stock are not entitle to vote on the adoption of the Merger Agreement or the other matters to be voted on at the special meeting and will not be entitled to appraisal rights under the DGCL.
The Company stockholders are being asked to adopt the Merger Agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Merger, including information about conditions to the consummation of the Merger and provisions for terminating or amending the Merger Agreement.
Background of the Merger
Set forth below is a description of what we believe are the material aspects of the background and history of the Merger. This description may not contain all the information that is important to you. The Company encourages you to read carefully the entire proxy statement, including the Merger Agreement attached as Annex A to this proxy statement, for a more complete understanding of the Merger.
Company management and the Board periodically review and discuss the Company’s business strategy and prospects with the goal of maximizing stockholder value. In the course of these discussions, Company management and the Board have periodically considered various strategic alternatives, including a possible sale of the Company. As the Board evaluated these strategic alternatives, it considered various factors, including, but not limited to, the Company’s public valuation, liquidity for the Company’s shares in the public market, opportunities to take advantage of public capital markets and the Company’s underlying business performance. On various occasions in the past, the Company has received overtures from, and/or engaged in discussions with, various third parties related to a possible strategic transaction involving the Company. While some of these discussions were well-advanced, none of these discussions resulted in the Company entering into a definitive agreement with respect to, or otherwise consummating, a strategic transaction.
In the first half of 2022, Company management and the Board discussed and considered various strategic alternatives designed to improve the competitiveness and performance of the Company which were being explored by Company management, including possible acquisitions of other oil and gas exploration and production companies and a possible sale of the Company. As part of such discussions, the Board determined that it was appropriate to explore strategic alternatives, including potential acquisitions by the Company and a possible sale of the Company, and to engage an investment banker to assist the Company in exploring such strategic alternatives. In May 2022, the Board determined to (a) commence a process designed to explore such strategic alternatives and (b) investigate engaging Houlihan Lokey in connection therewith. The Board also directed Company management to begin the process of negotiating Houlihan Lokey’s potential engagement in connection with the exploration of such strategic alternatives.
The Company entered into an engagement letter with Houlihan Lokey effective July 22, 2022.
In the third and fourth quarters of 2022, Houlihan Lokey and Company management explored potential acquisitions by the Company and started initial preparations for launching a sale process in December 2022.
In October 2022, certain potential acquirers, including Party A, indicated an interest in a potential transaction involving the Company, including a possible acquisition of the Company. However, after preliminary discussions with Company management and Houlihan Lokey, only Party A determined to explore a potential transaction with the Company in greater detail.
On October 19, 2022, Party A executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Party A, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision).
On October 20, 2022, Party A was provided access to certain limited due diligence materials with respect to the Company in an online virtual data room.
On November 21, 2022, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. At such meeting, the representatives of Houlihan Lokey provided the Board a presentation regarding existing market dynamics and the Company’s positioning relative to comparable public companies. The representatives of Houlihan Lokey also discussed with the Board possible strategic alternatives available to the Company and, if the Company determined to purse a process to explore a potential sale of the Company, the proposed strategy on outreach to such possible bidders. After discussion and deliberation, the Board determined to launch the sale process and instructed Houlihan Lokey to develop a timetable for the sale process.
On December 6, 2022, Company management delivered an in-person management presentation to Party A with respect to the Company and its business.
On December 9, 2022, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. During the meeting, representatives of Houlihan Lokey discussed a proposed timeline and plan with respect to the execution of the sale process, and provided updates on potential bidders that would be included in the sale process. The Board instructed Houlihan Lokey to provide, at the next board meeting, a list of all potential acquirers contacted by them, their interest in participating in the sale process and their potential interest in a transaction. The Board also instructed Company management to work with the Company’s outside counsel, Mayer Brown LLP (which we refer to as “Mayer Brown”), to prepare a form of Agreement and Plan of Merger with respect to the potential transaction that could be shared with the bidders at the appropriate time.
On December 12, 2022, Houlihan Lokey, at the Board’s direction, launched the sale process. Between December 12, 2022 and June 27, 2023, Houlihan Lokey contacted 49 parties about their interest in participating in the sale process (which number includes Party A), 41 of which were strategic acquirers and eight of which were financial sponsors. Of those parties, 33 (including Party A) had indicated a willingness to participate in the sale process and executed a confidentiality agreement with the Company. Each of the confidentiality agreements signed by such parties was substantively and substantially similar to the confidentiality agreement signed by Party A and contained customary provisions, including standstill provisions that, for a period of one year, prohibited the counterparty, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision).
On December 15, 2022, the Board held a telephonic meeting at which, among other matters, the sale process was discussed. Richard Little, the then-current Chief Executive Officer of the Company, provided an update to the Board on the status of Houlihan Lokey’s outreach to potential bidders and indicated that potential bidders had begun to be contacted and confidentiality agreements with each of them were in the process of being negotiated and executed.
On December 16, 2022, Houlihan Lokey, on behalf of the Company, provided each of the participants in the sale process that had executed confidentiality agreements with the Company access to limited due diligence materials regarding the Company and its businesses via an online virtual data room.
On December 22, 2022, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided the Board an update on the status of outreach to potential bidders and the preparation of management presentation materials for in-person meetings with bidders. The Board requested Houlihan Lokey describe the feedback it had received from potential bidders that had declined to participate in the sale process, and Houlihan Lokey indicated the parties that declined because, among other things, their interests lay outside of the Permian Basin and they did not believe that the then-current macroeconomic and credit environment was conducive to them exploring a transaction with the Company.
On December 30, 2022, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided updates on the ongoing sale process and outreach efforts, including the status of negotiations of customary confidentiality agreements with potential bidders and the extent to which bidders were engaging with the due diligence materials in the online virtual data room.
Between January 6, 2023 and January 27, 2023, the Board held four meetings at which Houlihan Lokey provided the Board updates on engagement with and onboarding of potential bidders in the sale process, updates as to the status of the bidders’ exploration of an acquisition of the Company and the bidders’ due diligence review of the Company and its business and, in the course of such meetings, the Board instructed Company management and Houlihan Lokey to set February 7, 2023 as the date by which bidders’ preliminary proposals would be due and to inform the bidders of such date. At the January 27, 2023 meeting, Houlihan Lokey indicated to the Board that certain bidders, including Party B and Party C, were considering making non-conforming proposals to acquire a certain portion of the Company’s assets rather than making proposals to acquire the Company as a whole, whether through a merger or otherwise. After discussion and deliberation, the Board determined that it would permit bidders to propose transactions in which a buyer would acquire less than all of the Company’s assets or capital stock and instructed Company management to work with Mayer Brown to prepare a form of asset purchase agreement that could be shared with the bidders at the appropriate time.
Between January 9, 2023 and February 7, 2023, Company management delivered in-person management presentations with respect to the Company and its business to a total of 13 prospective bidders. Additionally, Houlihan Lokey facilitated due diligence with 10 other prospective bidders that did not specifically request management presentations. In all, a total of 23 prospective bidders were actively evaluating a transaction involving the Company between the start of the sale process and February 7, 2023, which bidders included Party A and 22 other prospective bidders designated for purposes of this proxy statement as Parties B through W.
Between January 9, 2023 and January 24, 2023, each of Parties N, O and P notified Houlihan Lokey that it was no longer interested in participating in the sale process.
On February 3, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided the Board with an update on the status of the sale process. The Board instructed Houlihan Lokey to deliver a bid instruction letter confirming that February 7, 2023 would be the date by which bidders’ preliminary proposals would be due and to make available to the bidders drafts of the Merger Agreement and the asset purchase agreement. Houlihan Lokey indicated that at least three bidders had indicated they would need additional time beyond February 7, 2023 in order to complete their preliminary due diligence review of the Company and deliver a preliminary proposal with respect to a transaction involving the Company.
Later on February 3, 2023, Houlihan Lokey, on behalf of the Company, delivered a bid instruction letter requesting that the 20 active remaining participants in the sale process, Parties A through M and Parties Q through W, submit their preliminary proposals by February 7, 2023.
On February 4, 2023, Houlihan Lokey made available to the bidders the Company’s proposed drafts of the Merger Agreement and the asset purchase agreement through the online virtual data room.
On February 7, 2023, Houlihan Lokey, on behalf of the Company, received proposals from each of Party B and Party C, neither of which contemplated the acquisition the Company as a whole, whether through a merger or otherwise. In its bid, Party B proposed to acquire all or substantially all of the assets of the Company for an aggregate purchase price equal to $375 million in cash to be financed through equity financing and an increase to Party B’s existing credit facility, but no commitments or confidence letters were submitted by Party B with respect to such financing. In its bid, Party C proposed to acquire certain oil and gas properties and related assets of the Company for an aggregate purchase price equal to $50 million. No other proposals were delivered to the Company or Houlihan Lokey on February 7, 2023.
By the end of the day on February 7, 2023, aside from Party B and Party C which submitted proposals, (a) each of Party A, Party I, Party K, Party M and Parties Q through W had indicated that they would not be submitting bids, (b) each of Party D and Party E indicated that they would likely be submitting bids, but required more time to complete their due diligence, (c) each of Party F, Party G, Party H and Party J indicated that they required more time to complete their due diligence in order to determine whether they would be submitting a bid to the Company, and (d) Party L did not respond to requests from Houlihan Lokey about its continued interest in the sale process and so was presumed to have decided not to submit a bid.
Also on February 7, 2023, Party X contacted Houlihan Lokey and indicated it was interested in participating in the sale process.
On February 8, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided an overview of the proposals received from each of Party B and Party C, including a review of the bidders’ available financing to fund a transaction. After deliberation and discussion, the Board determined that the Company should engage with Party B and explore the possibility of a sale of all or substantially all of the assets of the Company and requested that Houlihan Lokey obtain additional information about Party B’s proposed financing of the transaction. The Board determined not to pursue Party C’s proposal. Houlihan Lokey then provided the Board an update on the bidders that continued to explore a potential transaction with the Company and had indicated they needed additional time to deliver a proposal. The Board instructed Houlihan Lokey and Company management to continue to engage with such bidders until they submitted a proposal or they indicated they were no longer interested in participating in the sale process and to onboard any potential bidders that indicated they were interested in exploring a transaction but had not participated in the initial stages of the sale process.
Later on February 8, 2023, Party E submitted a non-conforming proposal to Houlihan Lokey for a transaction not involving a sale of the entire Company in which price terms were not clearly detailed. Party E’s proposal also proposed an alternative take private transaction of the Company without clear price terms that contemplated an undefined rollover by certain of the stockholders of the Company and a refinancing of the Company’s debt within 12 months following the consummation of such transaction.
On February 11, 2023, Party D submitted a non-conforming proposal to Houlihan Lokey for a transaction not involving a sale of the entire Company. Party D’s proposal contemplated a contribution of cash and certain of its portfolio companies to the Company in exchange for preferred stock of the Company and, in connection with such recapitalization, the Company’s debt would be refinanced into a new facility. Party D’s proposal did not include definite economic terms for its contribution or any governance or other terms applicable to the Company shares it would receive in connection with such a transaction.
On February 14, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided an update on the sale process and the proposals received from bidders since the Board meeting on February 8, 2023. After discussion and deliberation, the Board determined that the proposals the Company had received in the process to that point were not sufficiently attractive or did not otherwise reflect sufficiently definitive terms to warrant advancing any bidders to the next stage of the process. The Board instructed Houlihan Lokey and Company management to continue to engage with the bidders remaining in the process and press them to provide more attractive or definitive terms and to press those that had not submitted bids to do so as soon as possible.
Also on February 14, 2023, Party X executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Party X, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision). That day, Party X was provided access to certain limited due diligence materials with respect to the Company in an online virtual data room.
Beginning in mid-February 2023, the Board, in consultation with Company management, determined that the Company would need to raise approximately $20 million in cash by the end of Q1 2023 to maintain compliance with the debt and liquidity covenants in the Company’s credit facility. In an effort to raise funds to maintain compliance with such covenants, the Board and Company management explored a number of strategic alternatives, including (a) a possible sale of certain oil and gas producing assets of the Company, (b) recommencing active drilling and production operations which would be financed through equity financing and (c) equity financing through a private placement of the Company’s preferred stock. The Board determined after consulting with Houlihan Lokey that, in light of the Company’s debt burden, it was unlikely that a third party investor would be willing to provide the Company equity financing on reasonably acceptable terms and the Company’s only viable equity financing sources were its three largest stockholders, the Rollover Sellers and Gen IV Investment Opportunities, LLC (which, together with its affiliates, we refer to as “Gen IV” and collectively with the Rollover Sellers, the “Significant Stockholders”), which collectively appointed three directors to the Company’s six member Board. As a result, the Board established a special committee of the independent and disinterested members of the Board (which we refer to as the “Equity Financing Special Committee”), consisting of William Rogers and Gregory Hinds, on February 24, 2023 to evaluate and provide a recommendation to the Board on a transaction to resolve the Company’s imminent covenant breaches and liquidity challenges. In establishing the Equity Financing Special Committee, the Board resolved it would not approve and authorize any transaction that the Equity Financing Special Committee did not first recommend to the Board. Over the course of February and March 2023, the Equity Financing Special Committee and the Board considered and deliberated a proposed sale of certain Company assets, recommencing active drilling and production operations and equity financing through a sale of preferred stock to the Significant Stockholders. The Board and the members of the Equity Financing Special Committee determined not to pursue recommencing active drilling and production operations since it would require equity financing greater than the $20 million necessary to maintain covenant compliance as of the end of Q1 2023 and there was a substantial risk that recommencing such operations would not remedy the Company’s future liquidity needs in a reasonably near-term timeframe. Furthermore, in the course of exploring such an asset sale and providing potential acquirers an opportunity to perform due diligence on such assets, only one potential acquirer made an offer to purchase the assets at a purchase price of approximately $17.4 million and subsequently indicated, after further due diligence review and as a result of falling oil prices, that it would likely need to reduce its proposed purchase price by at least 15%. After deliberation and review, the Equity Financing Special Committee determined that the valuation proposed by the potential acquirer significantly undervalued such assets and, in consideration of the Company’s need of at least $20 million in additional cash, the sale of such assets would not raise sufficient funds at such valuation to resolve the Company’s imminent liquidity needs. On March 23, 2023, the Equity Financing Special Committee unanimously approved the equity financing transaction with the Significant Stockholders and recommended to the Board that it also approve such equity financing transaction. Later on March 23, 2023, the Board unanimously approved such equity financing transaction. On March 28, 2023, the Company sold, in a private placement, an aggregate amount of 25,000 shares of Series A Preferred Stock to certain affiliates of the Significant Stockholders and received $24.4 million in proceeds from such sale. As a result, the Company maintained compliance with the debt and liquidity covenants under its credit facility as of the end of Q1 2023. Under the terms of the Series A Preferred Stock, the Series A Preferred Stock have no voting rights and will receive annual dividends, paid either in cash at a fixed rate of 14.5% annually or accrued at a fixed rate of 16.0% annually at the option of the Company, and accrued dividends that are not paid will be cumulative, compound and accrue quarterly in arrears and will be added to the liquidation preference of such shares.
On February 16, 2023, Party B submitted further information underlying its valuation of the Company’s assets as proposed in its bid letter.
Also on February 16, 2023, Party G contacted Houlihan Lokey to request additional technical information regarding the Company’s assets to assist it in refining its proposal. On February 19 and February 27, 2023, Houlihan Lokey and representatives of the Company met with representatives of Party G to provide due diligence information to Party G regarding the Company’s assets.
On February 17, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Houlihan Lokey provided an update on the sale process and the proposals received from bidders since the Board meetings on February 8 and February 14, 2023. After discussion and deliberation, the Board determined that the proposals the Company had received in the process to that point remained insufficiently attractive or still did not otherwise reflect sufficiently definitive terms to warrant advancing any bidders to the next stage of the process. The Board instructed Houlihan Lokey and Company management to continue to engage with the bidders remaining in the process and press them to provide more attractive or definitive terms and to press those that had not submitted bids to do so as soon as possible.
On February 22, 2023, Company management delivered a second management presentation to Party I.
On February 24, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Representatives of Houlihan Lokey provided an update that 10 bidders remained actively engaged in the sale process and described the status of each and their respective levels of engagement. The Board deliberated over the bids received to date and determined that an insufficient number of offers had been received for a decision to be made on definitively moving to the next stage of the sale process. The Board instructed Company management and Houlihan Lokey to continue to engage with the bidders remaining in the process and to press those that had not submitted bids to do so as soon as possible.
On February 25, 2023, a representative of Party Y contacted a member of the Board to indicate its interest in considering a potential acquisition of the Company, and the member of the Board referred Party Y to Houlihan Lokey.
On February 28, 2023, representatives of Houlihan Lokey had a call with representatives of Party Y in which Party Y reiterated its interest in acquiring the Company.
On March 5, 2023, Party Y delivered a written indication of interest to Houlihan Lokey, based on due diligence of publicly available information, proposing to acquire the Company for an aggregate purchase price of $372 million.
On March 7, 2023, Houlihan Lokey, on behalf of the Company, discussed Party Y’s proposal with representatives of Party Y, including, among other things, requesting additional information regarding Party Y’s potential financing sources, and, in the course of such discussion, Party Y described its proposed financing and likely financing sources for a potential acquisition of the Company.
By March 9, 2023, all bidders involved in the sale process other than Parties I and Y (a) had indicated to Houlihan Lokey that they were not interested in continuing to participate in the sale process, (b) had not, after requests by Houlihan Lokey, refined the terms in their proposals to provide additional definitive terms, including economic terms, and so were presumed to have decided not to submit an updated proposal, or (c) did not respond to requests from Houlihan Lokey about their continued interest in the sale process and so were presumed to have decided not to submit a bid or an updated proposal.
On March 9, 2023, the Board held a telephonic meeting at which representatives of Mayer Brown were present. Representatives of Houlihan Lokey provided an update that the Company had received an unsolicited offer from Party Y for an acquisition of the Company for an aggregate purchase price of $372 million and indicated that, as of such time, only Parties I and Y remained interested in actively participating in the sale process. The Board instructed Company management and Houlihan Lokey to engage with Party Y, explore its proposed transaction and provide it access to due diligence materials regarding the Company after Party Y executed a confidentiality agreement. The Board also instructed Company management and Houlihan Lokey to explore including other potential acquirers in the sale process and, if any emerged, to explore their interest in a potential transaction and provide them access to due diligence materials regarding the Company after they execute a confidentiality agreement.
On March 14, 2023, Houlihan Lokey discussed Party Y’s likely financing sources for a transaction with representatives of Party Y.
On March 21, 2023, Party Y executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Party Y, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision). Later on March 21, 2023, Party Y was provided access to certain limited due diligence materials with respect to the Company in an online virtual data room.
On March 23, 2023, a representative of Ruckus contacted a representative of Houlihan Lokey to express Ruckus’s interest in a potential acquisition of the Company.
On March 28, 2023, Ruckus executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Ruckus, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision).
On March 29, 2023, Company management delivered a management presentation regarding the Company and its business to representatives of Party Y.
On March 31, 2023, Ruckus was provided access to certain limited due diligence materials with respect to the Company in an online virtual data room.
On April 2, 2023, Richard Little resigned as Chief Executive Officer of the Company and Matthew Steele was appointed to the role of Chief Executive Officer of the Company by the Board.
On April 10, 2023, Mr. Little and Abraham Mirman, Chief Executive Officer of Ruckus, had an introductory conversation during which they discussed Mr. Little’s experience as Chief Executive Officer of the Company.
On April 12, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Company management and representatives of Houlihan Lokey provided the Board an update on the status of discussions with each of the parties that remained in the process. Company management also indicated that the Company was considering certain other strategic alternatives, including the possibility that the Company operate on a standalone basis. After discussion and deliberation, the Board instructed Company management and Houlihan Lokey to engage with the remaining participants in the process and explore a potential transaction with them.
On April 14, 2023, representatives of Houlihan Lokey and representatives of Ruckus had a meeting to discuss certain due diligence matters relating to the Company and its business.

On April 18, 2023, Party Y submitted a preliminary non-binding indication of interest to purchase all of the Company’s issued and outstanding shares of Company common stock for $12.09 per share.
On April 25, 2023, representatives of Ruckus and Houlihan Lokey had a conference call to discuss Ruckus’s interest in a transaction and Ruckus’s preliminary valuation of the Company.
On April 26, 2023, Ruckus submitted a preliminary non-binding indication of interest to purchase all of the Company’s issued and outstanding shares of Company common stock for $12.00 per share.
Later on April 26, 2023, Houlihan Lokey, on behalf of the Company, delivered a bid instruction letter requesting that Ruckus, Party I and Party Y, the only bidders remaining in the sale process, submit their final proposals by May 5, 2023, including a proposed markup of the Merger Agreement.
On April 27, Mr. Little met with Mr. Mirman and other representatives of Ruckus to discuss his experience as Chief Executive Officer of the Company and a possible acquisition of the Company by Ruckus.
On May 4, 2023, Company management delivered a management presentation regarding the Company and its business to representatives of Ruckus.
On May 5, 2023, each of Party Y and Ruckus submitted revised indications of interest reflecting a proposal to acquire the Company and markups of the Merger Agreement. Party Y proposed a purchase price equal to $11.43 per share, and Ruckus proposed a price of $10.50 per share. Ruckus’s indication of interest indicated that Ruckus would seek firm debt and equity financing commitments with respect to a transaction and identified certain debt financing sources familiar to the Company that Ruckus had engaged with in connection with its evaluation of a potential transaction. Party Y did not indicate it would seek committed financing in connection with the transaction and did not identify any potential debt financing sources. The markup of the Merger Agreement that Ruckus submitted reflected comprehensive comments to the draft, including certain requirements that the Company operate its business consistent with a specified budget, and also reflected the delivery of customary firm debt and equity financing commitments by Ruckus at signing. Party Y’s markup was preliminary in nature and did not reflect any substantive changes to the language in the Merger Agreement. Both Ruckus and Party Y requested exclusivity in their indications of interest.
Later on May 5, 2023, Party I indicated it would not be submitting a proposal and notified Houlihan Lokey that it was no longer interested in participating in the sale process.
On May 7, 2023, Mayer Brown prepared and circulated to Company management an issues list with respect to Ruckus’s markup of the draft Merger Agreement, which issues list reflected, among other things, (a) the inclusion of financing covenants applicable to Ruckus that are more favorable to the Company, and (b) the deletion of Ruckus’s proposed covenant applicable to the Company that would require the Company to operate the business in a manner so as to comply with a specified budget.
On May 9, 2023, the Board held a telephonic meeting. Mr. Steele summarized the terms of each of the indications of interest received and provided a general description of the financing proposed by each of the parties and the likelihood of execution on such financing based on discussions with each party to date. After discussion and deliberation, the Board determined it was premature to provide either Ruckus or Party Y with exclusivity. The Board instructed Company management to work with Houlihan Lokey to invite both Ruckus and Party Y into the next stage of the sale process, ask each party to increase their proposed purchase price, revert to Ruckus with the Company’s positions on the Merger Agreement consistent with Mayer Brown’s issues list and request that Party Y provide a comprehensive markup of the Merger Agreement as soon as possible. The closing price of Company common stock on the NYSE American on May 9, 2023 was $6.47.
On May 10, 2023, each of the Significant Stockholders delivered a letter to the Company (which we refer to as the “Commitment Letters”) pursuant to which such Significant Stockholder committed to, upon written request by the Company, provide additional equity financing to the Company in an aggregate amount equal to $38 million, collectively with the other Significant Stockholders, on substantially similar terms as the Series A Preferred Stock transactions.

On May 10 and 11, 2023, representatives of Houlihan Lokey contacted Ruckus and requested that Ruckus increase its proposed purchase price, provide its proposed debt commitment letters and sources of equity financing, and agree to changes to the Merger Agreement consistent with Mayer Brown’s issues list. In the course of such discussion, representatives of Ruckus confirmed orally that Ruckus would provide proposed debt commitment letters within 48 hours of their discussion and work to identify its equity financing sources to the Company. The representatives of Houlihan Lokey and Ruckus also discussed the material terms of the Merger Agreement noted in Mayer Brown’s issues list.
On May 12, 2023, Ruckus formed Parent as a wholly owned subsidiary for the purpose of obtaining equity and debt financing for, and consummating, the proposed transaction. Mr. Little was appointed as Chief Executive Officer of Parent and Mr. Mirman was appointed as Chairman of the Board of Directors of Parent.
On May 16, 2023, representatives of Houlihan Lokey and Party Y had a discussion in which Party Y indicated it would deliver a comprehensive markup of the Merger Agreement for Mayer Brown’s review as soon as possible and identified potential equity and debt financing sources, but indicated its discussions with them were preliminary in nature.
On May 18, 2023, a representative of Party Z contacted Mr. Steele to express interest in a potential acquisition of the Company.
On May 22, 2023, Parent delivered to Houlihan Lokey a “highly confident” letter from one of Parent’s proposed debt financing sources indicating debt financing with respect to the transaction as follows: (a) senior secured debt financing in an amount up to $250 million, and (b) unsecured convertible debt or equity in an amount up to $250 million.
On May 25, 2023, Party Z executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Party Z, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision). Later that day, Party Z was provided access to certain limited due diligence materials with respect to the Company in an online virtual data room.
Later on May 25, 2023, Party Y submitted a proposed markup of the Merger Agreement. Party Y’s markup, among other things, reflected an Openlane sign-and-consent structure and did not contemplate the delivery of any financing commitment letters at the time the Merger Agreement would be signed.
On May 26, 2023, Mayer Brown sent a markup of the Merger Agreement to K&L Gates, LLP, counsel to Parent (which we refer to as “KLG”).
On May 30, 2023, representatives of the Company, Parent, Houlihan Lokey, Mayer Brown and KLG had a conference call to discuss, among other things, due diligence matters, next steps in the sale process, and the proposed terms of the Merger Agreement.
On June 6, 2023, KLG sent a markup of the Merger Agreement to Mayer Brown.
On June 8, 2023, Party Z submitted an indication of interest in a transaction in which Party Z would contribute $57 million worth of assets and $35 million in cash to the Company in exchange for a number of shares equal to 41% of the issued and outstanding shares of Company common stock and warrants to purchase an additional three million shares of Company common stock at a purchase price of $10.00 per share.
On June 12, 2023, representatives of the Company, Parent and Houlihan Lokey had a conference call to negotiate certain material terms of the Merger Agreement. During the call, the representatives of the Company, Parent and Houlihan Lokey discussed, among other things, Parent’s proposals to add the following terms to the Merger Agreement: (a) a condition to closing that the Company’s acid gas treatment and carbon sequestration facility be operational and performing in a manner reasonably satisfactory to Parent, (b) a condition to closing that certain oil and gas related representations and warranties be true and correct in all respects at the closing and (c) Parent’s reverse termination fee not being payable in the event the Merger Agreement is terminated by the Company as a result of a material breach of the Merger Agreement by Parent.

In addition, during the call, the representatives of the Company and Houlihan Lokey requested that Parent provide an update on the status of its discussions with its debt and equity financing sources and obtaining firm commitment letters from each, and the representatives of Parent indicated that discussions were in process with its financing sources and that commitment letters would be provided as soon as possible.
On June 14, 2023, Mayer Brown sent a markup of the Merger Agreement to KLG.
On June 15, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present. Company management and representatives of Houlihan Lokey provided the Board an update on the status of discussions with each of the parties that remained in the process and described the terms of the Merger Agreement under negotiation by the parties. They also described for the Board Party Z’s proposal contemplating a contribution of $57 million worth of assets and $35 million in cash to the Company in exchange for 41% of the issued and outstanding shares of Company common stock and certain warrants. After discussion and deliberation, the Board instructed Company management and Houlihan Lokey to continue negotiating the terms of the transaction with Parent and to continue to engage with Party Z and explore its proposal.
On June 16, 2023, Mayer Brown sent a proposed draft of limited guarantee to KLG.
On June 21, 2023, representatives of the Company, Parent, Houlihan Lokey, Mayer Brown and KLG had a conference call to negotiate certain material terms of the Merger Agreement. During the call, the representatives of the Company, Parent, Mayer Brown and KLG discussed, among other things, the Company’s deletion of Parent’s proposed facility operation condition, a covenant to reimburse Parent for its expenses under certain circumstances and covenants restricting the Company’s ability to operate certain of its assets without Parent’s prior written consent.
Effective as of June 22, 2023, the Company entered into an addendum to the engagement letter with Houlihan Lokey, which addendum requested that, in connection with the sale process, Houlihan Lokey render to the Board a written opinion as to whether the Merger Consideration to be received by the holders of shares of the Company common stock in the proposed Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
On June 26, 2023, KLG sent a proposed draft of the Voting Agreement to Mayer Brown.
On June 27, 2023, representatives of the Company, Parent and Houlihan Lokey had a call to discuss the draft of Voting Agreement and revisions to the Merger Agreement.
Later on June 27, 2023, Mayer Brown sent a markup of the Voting Agreement to KLG.
On June 28, 2023, Party Y submitted a revised indication of interest and proposed to structure the transaction as a sale of all of the Company’s assets for an aggregate purchase price equal to $435 million. Party Y’s indication specified a proposed debt financing source, but not any equity financing sources, and did not include any financing commitment letters from any financing sources.
Later on June 28, 2023, KLG sent a markup of the Merger Agreement to Mayer Brown.
On June 29, 2023, representatives of the Company, Parent, Houlihan Lokey, Mayer Brown and KLG had a conference call to negotiate certain material terms of the Merger Agreement. During the call, the representatives of the Company, Parent, Mayer Brown and KLG discussed, among other things, Parent’s proposals to add the following terms to the Merger Agreement: (a) a condition to closing that certain oil and gas related representations and warranties be true and correct in all respects at the closing, (b) a condition that the Company shall have extended its leased drilling obligations at a certain property in a manner reasonably satisfactory to Parent, and (c) a covenant that the Company novate certain of its hedges to Parent at or prior to the closing.
On June 30, 2023, Mayer Brown sent a markup of the Merger Agreement to KLG.
In early July 2023, Mr. Steele and representatives of Party Z had a discussion in which Party Z confirmed that it was not interested in acquiring the Company as a whole and would not be increasing its proposed purchase price and valuation from its June 8, 2023 proposal. After such discussion, Party Z did not continue to engage in or actively participate in the sale process.
On July 1, 2023, Mr. Mirman and Mr. Steele had a call to discuss the Company’s operations that were the subject of the restrictive covenants proposed by Parent.
On July 5, 2023, the Company, on behalf of the Significant Stockholders, sent a markup of the Voting Agreement to KLG.
On July 6, 2023, the Board held a telephonic meeting. Company management provided the Board an update on the status of discussions with each of the parties that remained in the process and described the terms of the Merger Agreement under negotiation by the parties. After discussion and deliberation, the Board instructed Company management and Houlihan Lokey to continue negotiating the terms of the transaction with Parent and to continue to engage with the other parties remaining in the sale process.
On July 7, 2023, KLG sent a markup of the Merger Agreement to Mayer Brown.
On July 11, 2023, representatives of the Company, Parent, Houlihan Lokey, Mayer Brown and KLG had a conference call to negotiate certain material terms of the Merger Agreement. During the call, the representatives of the Company, Parent, Mayer Brown and KLG discussed, among other things, covenants and restrictions around the Company’s operation of certain leased drilling obligations at a certain property and the inclusion of a condition to closing that the Company novate certain of its hedges to Parent at or prior to the closing. Representatives of the Company and Mayer Brown also requested that Parent confirm that it will have committed financing at the anticipated signing and provide proposed drafts of its financing commitment letters, and Parent indicated that it was working towards having committed financing at signing and would provide drafts of commitment letters as soon as possible.
Later on July 11, 2023, KLG sent a markup of the limited guarantee and Voting Agreement to Mayer Brown.
Also on July 11, 2023, Mayer Brown sent a markup of the Merger Agreement and the limited guarantee to KLG.
On July 12 and 13, 2023, Parent conducted site visits at the Company’s offices and certain of its drilling operations. During the visit at the Company’s offices, Mr. Steele indicated to Mr. Mirman that the critical path items for reaching a signing were obtaining firm indications as to Parent’s financing for the transaction, a determination by Parent as to the treatment of the Company preferred stock in connection with the transaction, including engagement by Parent with the Significant Stockholders on such matter, and final resolution on the open items under negotiation in the Merger Agreement.
On July 14, 2023, Mr. Mirman contacted Mr. Steele to indicate that Parent’s plan was to pay off the Company preferred stock at closing.
On July 17, 2023, representatives of the Company and Parent had a conference call to discuss the critical path items discussed during their July 12, 2023 meeting.
Also on July 17, 2023, representatives of KLG and the Significant Stockholders had a conference call to discuss the Voting Agreement.
On July 19, 2023, KLG sent a markup of the Merger Agreement to Mayer Brown.
On July 24, 2023, the Company, on behalf of the Significant Stockholders, sent a markup of the Voting Agreement to KLG.
On July 28, 2023, Mr. Mirman contacted Mr. Steele to indicate that, due to challenging macroeconomic conditions and financing environment, Parent was unable to obtain debt financing for the transaction on terms that Parent was willing to accept. In their discussion, Mr. Mirman proposed two potential alternative transaction structures to the one reflected in Parent’s most recent indication of interest and draft Merger Agreement. The first was a merger transaction structured in a manner similar to the transaction then-currently proposed, except that there would be no firm debt financing commitments at the signing, no Parent entity would guarantee the reverse termination fee and the amount of such fee would instead be funded at signing into an escrow fund managed by a third party escrow agent. The second was a proposed $200 million equity financing of the Company by Parent on terms to be specified at a later time.
From July 29 through August 4, 2023, Messrs. Mirman and Steele had several calls to discuss Parent’s proposed change in transaction structure and Parent’s anticipated timetable for delivery of a formal proposal on the matter.
On August 4, 2023, the Board held a telephonic meeting. Company management provided the Board an update on the status of discussions with each of the parties that remained in the process, including Parent’s proposed change to the structure and terms of the potential transaction in light of its difficulties obtaining debt financing on terms acceptable to it. After discussion and deliberation, the Board instructed Company management to continue to engage with Parent on a potential transaction and to report back to the Board once it delivers a formal proposal regarding its new proposed transaction structure. Furthermore, in connection with the developments in Parent’s proposal, the Board discussed and considered a possible stand-alone plan for the Company and determined to explore obtaining $100 million in equity financing to finance obtaining a drilling rig and recommencing the Company’s drilling and oil production operations (which we refer to as the “Potential Stand-Alone Plan”).
Between August 4, 2023 and August 7, 2023, representatives of Houlihan Lokey, the Company, Parent and KLG had several calls to prepare a draft term sheet for the proposed equity financing of the Company by Parent.
On August 7, 2023, Parent delivered to the Company a proposed term sheet with respect to a $200 million equity financing of the Company, which contemplated the acquisition by Parent of (a) 19.9% of the Company common stock at an issuance price equal to the lesser of (i) 20% of the volume weighted average of the trading price of Company common stock in the five days preceding the closing and (ii) $6.00 per share and (b) a new class of the Company’s preferred stock entitled to a 6% cumulative dividend per annum. Parent’s proposal also contemplated that the Board would be reduced to five directors and that Parent would be entitled to appoint three of such directors.
Also on August 7, 2023, Parent delivered a proposed term sheet from Fortress contemplating debt financing of $150 million in respect of a possible merger transaction.
On August 8, 2023, Mr. Mirman and Mr. Steele had a telephone conversation to discuss the terms proposed by Parent in the equity financing proposal and the terms proposed by Fortress in connection with the debt financing for a possible merger transaction.
Later on August 8, 2023, Mr. Steele updated the Board on discussions with Parent and relayed the terms of Parent’s proposed equity financing of the Company.
On August 10, 2023, Mr. Mirman and Jonathan Barrett, the Chairman of the Board and the President of Luminus Management which is an affiliate of Luminus, one of the Significant Stockholders, acting in his capacity as an affiliate of Luminus and not as a member of the Board, had a telephone conversation during which they discussed Parent’s inability to obtain sufficient committed debt financing for the previously proposed merger transaction on terms that were acceptable to Parent. Messrs. Mirman and Barrett discussed financing alternatives to make up for the deficiency in the amount of Parent’s proposed debt financing, which alternatives included a possible “rollover” structure in which the Significant Stockholders would contribute some or all of their preferred stock of the Company to Parent on the consummation of the proposed merger in exchange for newly issued shares of preferred stock of Parent, thereby reducing the amount of cash that Parent would need at the closing of the Merger to buy out all of the Company’s preferred stock. This proposal also contemplated a cash investment by the Significant Stockholders in the same class and series of Parent preferred stock. Mr. Mirman indicated to Mr. Barrett that Parent would require a rollover of Company preferred stock by the Significant Stockholders with an aggregate redemption value of at least $85 million (measured in accordance with the terms of the Company’s preferred stock at the per share valuation proposed by Parent) for Parent to be in a position to be able to consummate the Merger. Mr. Barrett indicated that Luminus and the other Significant Stockholders would consider Parent’s proposal, but also indicated that Parent would need to drive further value to the holders of Company common stock and increase its proposed price to $10.50 per share for the Significant Stockholders to consider engaging in such a rollover transaction. Messrs. Mirman and Barrett also discussed the terms of the Voting Agreement, including, among other things, the number of shares of Company common stock held by the Significant Stockholders that would be subject to the obligation to vote in favor of the possible merger.
On August 11, 2023, Mayer Brown prepared and representatives of the Company delivered a revised draft of the Merger Agreement to representatives of Parent that would not require Parent to have committed debt financing at signing and modified certain of the representations, warranties and covenants relating to the Company’s oil and gas operations to be more favorable to the Company.
On August 14, 2023, Mr. Mirman delivered a preliminary draft term sheet for the proposed preferred stock to be issued in the rollover and investment transaction to Mr. Barrett. The term sheet contemplated a purchase price of $1,000 per share of preferred stock and an undefined cumulative dividend rate for such preferred stock, which dividends would accrue and be payable on the earlier of an undefined mandatory redemption date or a liquidation event. Such preferred stock would be convertible into common stock at an undefined conversion price, and Parent would have the option to redeem the preferred stock three years after issuance. On a change of control, the holder of preferred stock would have the right to either convert their preferred stock into common stock, or require Parent to redeem the preferred stock for the purchase price plus accrued dividends. The holders of preferred stock would not have any voting rights other than customary protective provisions, and would have the right to appoint one director to the board of Parent. The preferred stock would have customary anti-dilution protections.
On August 15, 2023, Mr. Barrett, on behalf of the Significant Stockholders, provided initial feedback on the term sheet for the proposed preferred stock rollover and investment transaction to Mr. Mirman. Mr. Barrett proposed that if the preferred stock was not redeemed on the mandatory redemption date, the dividend rate would increase by 6% and dividends would be required to be paid in cash, with an additional increase three years after the mandatory redemption date, and that the conversion price would also decrease by an undefined amount if the preferred stock was not redeemed on the mandatory redemption date. Mr. Barrett also objected to Parent’s optional redemption right three years after issuance.
On August 16, 2023, the Board held a telephonic meeting. Company management provided the Board an update on the status of discussions with each of the parties that remained in the process and indicated that, based on recent discussions between Company management and Parent, Parent’s financing with respect to a possible transaction remained in question. After discussion and deliberation, the Board instructed Company management to continue to engage with Parent on a potential transaction and to report back to the Board once there were material developments with respect to Parent’s proposal.
On August 22, 2023, representatives of Parent delivered preliminary draft transaction documents for the preferred stock rollover to Mr. Barrett, including a draft purchase agreement for the cash investment portion of the transaction and a draft certificate of designations for the Parent preferred stock, as well as an updated draft of the proposed Voting Agreement.
Between August 25 and August 31, 2023, representatives of Parent and KLG, and representatives of the Significant Stockholders and Dechert LLP (which we refer to as “Dechert”), counsel for the Significant Stockholders, discussed the structure of the proposed preferred stock rollover and initial comments from the Significant Stockholders on the draft transaction documents. During this time, Parent and the Significant Stockholders agreed that the compounding dividends would accrue on the preferred stock at a rate of 9% per annum if paid in cash, and 12% per annum if not paid in cash, and that such dividend rates would increase by 6% if the preferred stock was not redeemed (if requested by the holders) on or about the fifth year after issuance. Parent and the Significant Stockholders also agreed that Parent would not have any optional redemption rights with respect to the preferred stock. Parent and the Significant Stockholders also agreed that the obligation of the Significant Stockholders to consummate the preferred stock rollover and investment transactions would be conditioned upon Parent raising at least $200 million of common equity financing.
On August 29, 2023, Parent delivered a proposed term sheet from Fortress and Meritz contemplating debt financing of $175 million in respect of a possible merger transaction.
Later on August 29, 2023, Mr. Mirman and Mr. Steele had a conversation in which Mr. Mirman conveyed that Parent’s next revised indication of interest would likely include a proposal contemplating a preferred stock rollover and investment by the Significant Stockholders.

After such discussion, on August 29, 2023, Mr. Steele notified the Board via email that Parent would likely propose a rollover and cash investment by the Significant Stockholders in its next offer letter.
On August 30, 2023, representatives of Mayer Brown and Dechert had a call to discuss the anticipated structure of the preferred stock rollover and cash investment transaction by the Significant Stockholders.
On August 31, 2023, Dechert sent markups of the Parent preferred stock purchase agreement, certificate of designations and Voting Agreement to KLG that reflected the terms agreed between Parent and the Significant Stockholders in their discussions between August 25 and August 31, 2023.
Also on August 31, 2023, Messrs. Mirman and Barrett exchanged emails regarding certain key transaction items, including the status of the limited guarantee and commitment letters for Parent’s debt financing.
Later on August 31, 2023, the Company executed a confidentiality agreement with Lion Point in connection its potential participation in the preferred stock rollover and investment transactions as part of a merger with Parent.
In August 2023, Company management determined that the Company would need to raise approximately $38 million in cash by the end of Q3 2023 to maintain compliance with the liquidity covenants in the Company’s credit facility. On August 18, 2023, Company management delivered to the Equity Financing Special Committee a proposed draft of a written notice requesting $38 million additional financing from the Significant Stockholders as contemplated by the Commitment Letters which financing would be used in connection with effectuating the Potential Stand-Alone Plan and, after considering Company management’s request, the Equity Financing Special Committee unanimously approved the $38 million equity financing and recommended that the Board approve such financing. On September 5, 2023, the Board unanimously approved such equity financing transaction. On September 6, 2023, the Company sold, in a private placement and in the aggregate, 38,000 shares of the Series A-1 Preferred Stock to certain affiliates of the Significant Stockholders and received $37.05 million in proceeds from such sale. The Series A-1 Preferred Stock had substantially similar terms of the Series A Preferred Stock.
On September 5, 2023, KLG delivered markups of the Parent preferred stock purchase agreement, certificate of designations and Voting Agreement to Dechert, as well as an initial draft of the proposed post-closing stockholders’ agreement of Parent.
On September 6, 2023, Parent delivered to the Company a revised proposal which contemplated an acquisition of the Company at a price of $10.50 per share and which also contemplated a rollover by the Significant Stockholders of all of the preferred stock and some of the Company common stock held by them and an investment in Parent by the Significant Stockholders and Lion Point. As part of its proposal, Parent also delivered a markup of the Merger Agreement prepared by KLG, which contemplated that, among other things, Parent would only deliver firm debt commitment letters, and not firm equity commitment letters, at signing.
Also on September 6, 2023, representatives of Parent, KLG, Dechert and the Significant Stockholders had a telephone call to discuss the transaction documents for the Parent preferred stock rollover and investment.
On September 7, 2023, the Board held a telephonic meeting at which representatives of Mayer Brown were present. Company management summarized the material terms of Parent’s revised offer, including the proposed terms of the rollover transaction. After discussion and deliberation, the Board determined that, in light of the rollover transaction proposed by Parent, the Board would form a special committee consisting of the independent and disinterested members of the Board to evaluate the terms of a potential transaction with Parent involving the Significant Stockholders and Lion Point and provide the Board a recommendation with respect to such a transaction.
Also on September 7, 2023, KLG delivered a draft of the contribution agreement for the rollover component of the Parent preferred stock transactions to Dechert.
On September 8, 2023, Dechert sent markups of the Parent preferred stock certificate of designations and preferred stock purchase agreement, as well as the Voting Agreement, to KLG.

Also on September 8, 2023, Party Y reemerged and emailed representatives of Houlihan Lokey and Mr. Barrett indicating that Party Y would be partnering with a co-investor to help finance a possible transaction involving the Company, but did not specify the identity of such co-investor and did not provide any information of its other potential debt or equity financing sources. Party Y also indicated that its valuation of the Company may change depending on its co-investor’s analysis of the Company. After September 8, 2023, Party Y did not provide a further updated or refined proposal for a transaction involving the Company and did not provide any substantive updates on developments regarding its proposal or its financing sources in respect of such a transaction.
On September 9, 2023, the Board established the special committee, consisting of William Rogers and Gregory Hinds, to evaluate the terms of a potential transaction with Parent involving the Significant Stockholders and Lion Point and provide the Board a recommendation with respect to such a transaction.
Later on September 9, 2023, the members of the special committee requested from Company management certain financial information regarding the Company, which Company management delivered to the special committee on September 9 and September 11, 2023.
On September 10, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present. Representatives of Houlihan Lokey provided a verbal overview of their preliminary financial analyses with respect to the Company and the proposed merger at a price of $10.50 per share. The representatives of Houlihan Lokey and Mayer Brown then described certain material terms of Parent’s updated proposal, including, among other things, the terms relating to Parent’s financing for the potential transaction.
Later on September 10, 2023, the special committee held a telephonic meeting to consider the proposed merger with Parent. After discussion and deliberation and consideration of the information presented at the Board meetings and materials provided to the special committee, the special committee considered the $10.50 per share price proposed by Parent as being sufficiently attractive so as to be fair to the unaffiliated stockholders and to warrant the special committee recommending the transaction to the Board, subject to the Company and Parent finalizing the terms of the transaction agreements and Parent finalizing its financing arrangements.
Also on September 10, 2023, Mayer Brown sent a markup of the Merger Agreement to KLG.
On September 12, 2023, Dechert sent a markup of the proposed Parent stockholders’ agreement to KLG.
On September 14, 2023, KLG sent markups of the Parent preferred stock investment and rollover documents to Dechert.
On September 19, 2023, Meritz undertook a site visit to observe the Company’s operations at certain of its drilling platforms.
Also on September 19, 2023, representatives of KLG and Dechert had a telephone call to discuss the Parent preferred stock rollover and investment documents.
On September 20, 2023, Parent sent drafts of form debt commitment letters from Fortress and Meritz to the Company.
On September 21, 2023 Dechert sent markups of the transaction documents for the preferred stock rollover and investment transactions to KLG.
On September 22, 2023, representatives of the Company, Parent and Houlihan Lokey had a conference call to discuss Parent’s financing in connection with the possible transaction and issues to be resolved ahead of a potential signing.
On October 6, 2023, Parent delivered to the Company a further revised proposal which reduced the purchase price to $8.00 per share. A further revised draft of the Merger Agreement accompanied Parent’s proposal and reflected, among other things, a condition making Parent’s obligation to close contingent on it obtaining financing sufficient to consummate the transaction.

Later on October 6, 2023, Mr. Steele provided the special committee and the Board a summary of the revised terms proposed by Parent earlier that day. The members of the special committee and the Board instructed Mr. Steele to convey to Parent that the Company was not willing to engage with Parent on the revised terms it had proposed.
On October 9, 2023, Mr. Steele had a call with Mr. Mirman and explained that the Company would not engage with Parent on the recently revised terms proposed by it.
On October 11, 2023, representatives of the Company, Parent and Houlihan Lokey had a conference call and Mr. Mirman conveyed to Company management that Parent would not require a financing condition to closing and would be amenable to deleting that language from the draft of the Merger Agreement it provided with its revised proposal. Mr. Mirman also proposed that Parent would accept a reverse termination fee in an amount equal to $16 million and that such amount would be funded into an escrow account at signing.
On October 12, 2023, the Board held a telephonic board meeting at which representatives of Houlihan Lokey were present. Mr. Steele described compromises proposed by Mr. Mirman on the October 11, 2023 call between Company management, Parent and Houlihan Lokey. After discussion and deliberation, the Board members unanimously determined that $8.00 was insufficient to warrant continued engagement with Parent and instructed Company management and Houlihan Lokey to indicate to Parent that the Company would terminate discussions with Parent unless it raised its proposed purchase price.
On October 13, 2023, representatives of the Company, Parent and Houlihan Lokey had a conference call and Mr. Steele conveyed to Mr. Mirman the message that the Board instructed him to deliver at the October 12, 2023 meeting. In addition, representatives of the Company and Parent negotiated certain material terms of the Merger Agreement and Parent confirmed that it was amenable to deleting the financing contingency, a reverse termination fee amount equal to $16 million and allowing the Company to terminate the Merger Agreement and receive the reverse termination fee if Parent did not deliver proof of equity financing sufficient to close the deal within 60 days of signing.
On October 16, 2023, the special committee held a telephonic meeting to consider the proposed merger with Parent. After discussion and deliberation and consideration of the information presented at the Board meetings and materials provided to the special committee, the special committee determined that the Company should press Parent to increase its proposed purchase price to a number higher than $8.00 per share.
Later on October 16, 2023, Parent delivered a markup of the Merger Agreement to the Company.
On October 17, 2023, the Board held a telephonic board meeting at which representatives of Houlihan Lokey were present. Mr. Steele described Company management’s discussions with Parent on October 13, 2023 and the terms proposed by Parent in its latest draft of the Merger Agreement. Mr. Steele also confirmed that Parent had accepted a $16 million reverse termination fee, but had not committed to increasing the purchase price higher than $8.00. After discussion and deliberation, the Board instructed Company management and Houlihan Lokey to continue to negotiate the terms of a potential transaction with Parent, to press Parent to increase its purchase price and to ask that Parent provide proof of its ability to fund the $16 million in escrow.
Later on October 17, 2023, Mr. Steele conveyed to representatives of Parent the questions posed by the Board at its meeting earlier that day.
On October 19, 2023, representatives of Parent answered the questions posed by Mr. Steele and confirmed that Parent’s offer of $8.00 per share had not changed.
Later on October 19, 2023, the Board held a telephonic board meeting at which representatives of Houlihan Lokey were present. Mr. Steele described the responses received from Parent earlier that day to the Board’s questions. The Board instructed Company management and Houlihan Lokey to indicate to Parent that the Company would definitively terminate discussions with Parent unless it raised its proposed purchase price.

Also on October 19, 2023, Mr. Steele had a call with Mr. Mirman and conveyed the message that the Company would terminate discussions with Parent on a potential transaction unless Parent raised its proposed purchase price.
On October 20, 2023, Mr. Barrett had a call with Mr. Mirman and informed Parent of the Board’s position and conveyed that Parent would likely need to increase its proposed purchase price to at least $10.00 per share of Company common stock in order for the Company to continue discussions with Parent about a possible transaction.
Later on October 20, 2023, Mr. Mirman, Ariella Fuchs, President and General Counsel of Parent, and Mr. Steele had calls and exchanged emails to negotiate an increase to the purchase price. By the end of such discussion, Ms. Fuchs confirmed to Mr. Steele that Parent was willing to increase its purchase price to $9.80 per share.
Also on October 20, 2023, Mr. Steele notified the Board via email that Parent was willing to increase its purchase price to $9.80 per share. The closing price of Company common stock on the NYSE American on October 20, 2023 was $6.12.
On October 25, 2023, KLG sent drafts of the escrow agreement, the Voting Agreement and the Parent preferred stock rollover and investment documents to Mayer Brown.
Also on October 25, 2023, the Board held a telephonic board meeting at which representatives of Houlihan Lokey were present. Mr. Steele indicated that Parent had increased its purchase price to $9.80 per share and that the Company and Parent were close to finalizing the specific terms of the Merger Agreement. In light of Parent increasing its proposed purchase price, the Board determined that the Company should continue to pursue a potential transaction with Parent and instructed Company management and Houlihan Lokey to continue to engage with Parent. The closing price of Company common stock on the NYSE American on October 25, 2023 was $6.12.
On October 26, 2023, Mayer Brown sent a markup of the Merger Agreement and escrow agreement to KLG.
Also on October 26, 2023, representatives of KLG, Dechert, Parent and the Significant Stockholders had calls and exchanged emails regarding the terms of the Parent preferred stock rollover and investment transactions, and the terms of the investment documents. In the course of such discussions, the parties agreed the valuation methodology to be applied to the preferred stock of the Company that would be contributed to Parent in exchange for Parent preferred stock.
On October 30, 2023, Parent delivered executed debt commitment letters from each of Fortress and Meritz.
Also on October 30, 2023, representatives of KLG, Dechert and Mayer Brown exchanged emails regarding the terms of the Parent preferred stock investment and rollover transaction documents.
On October 31, 2023, representatives of the Company, Parent, Houlihan Lokey, Mayer Brown and KLG had a conference call to discuss and finalize the terms of the Merger Agreement and the Voting Agreement. KLG subsequently provided the most recent draft of the Merger Agreement and Voting Agreement to Dechert.
Later on October 31, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present to, among other things, review the results of ongoing negotiations with Parent. A representative of Mayer Brown reviewed with the members of the Board their fiduciary duties under Delaware law and the procedures around the Board’s ability to make decisions regarding the potential transaction with Parent as a result of the Board establishing the special committee, including that the Board would not be able to approve a potential transaction with Parent unless the special committee first made a recommendation that it do so. Mayer Brown provided the Board with both a written and an oral summary of certain key terms of the Merger Agreement, the Voting Agreement and the Parent preferred stock rollover and investment transaction agreements. Mayer Brown also provided an overview of the steps needed to finalize the remaining transaction documents to which the Company would be a party. Mr. Steele noted that finalization of the transaction materials would be contingent on Parent providing satisfactory evidence to the Company that it has funded into escrow with a third-party escrow agent the amount of the reverse termination fee payable by Parent. The Board requested that Company management obtain an update from Parent regarding the timeline to produce such evidence and authorized Company management to continue to engage with Parent regarding a potential transaction.
Between November 1, 2023 and November 8, 2023, representatives of Parent, KLG, Dechert and the Significant Stockholders had calls and exchanged emails to finalize the mechanics and economics of the Parent preferred stock investment and rollover transactions. During these discussions, the Significant Stockholders informed Parent that the value of the Company preferred stock that they would contribute to Parent, when combined with the amount of preferred stock that they would purchase from Parent for cash, would be subject to a maximum value applicable to each Significant Stockholder. As a result, Parent agreed that Parent would purchase any excess shares of Company preferred stock for cash immediately prior to the closing of the Merger, and deduct the rollover value of the contributed shares of Company preferred stock from each Significant Stockholder’s cash investment commitment amount.
On November 4, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present. At the request of the Board, representatives of Houlihan Lokey reviewed with the Board their preliminary financial analyses with respect to the Company and the possible transaction with Parent.
On November 6, 2023, David Chang, in his capacity as Senior Vice President of LSP Investment Advisors and a representative of Gen IV and not in his capacity as a member of the Board, notified Mr. Barrett, in his capacity as a representative of Luminus and not in his capacity as a member of the Board, that Gen IV was disappointed by the repeated changes in terms by Parent and would not invest in Parent concurrently with the closing of the Merger and become an equityholder in Parent and would instead elect to have its position cashed out in the Merger.
Later on November 6, 2023, Mr. Mirman, Ms. Fuchs, Mr. Barrett and representatives of Dechert had a telephone conversation in which Mr. Barrett informed the group that Gen IV had determined it would not be an equityholder in Parent following the closing and would seek to be cashed out in the Merger. In the course of such discussion, Mr. Barrett proposed that Mr. Mirman increase the purchase price to $10.50 per share but cash out Gen IV at a reduced assumed purchase price of $9.80 per share, to which Mr. Mirman agreed, subject to the Rollover Sellers and Lion Point increasing their investment in the Parent preferred stock. The closing price of Company common stock on the NYSE American on November 6, 2023 was $6.15.
Subsequently on November 6, 2023, Mr. Barrett informed Mr. Chang that, following discussions with Mr. Mirman, Parent would increase the purchase price from $9.80 to $10.50 and that Parent was willing to agree to a cash-out of Gen IV at the reduced purchase price of $9.80 per share. Mr. Chang confirmed that the price terms would be acceptable to Gen IV.
Also on November 6, 2023, Mr. Mirman, Ms. Fuchs and Mr. Steele had a call in which Mr. Mirman discussed changes to the proposed terms that he, Ms. Fuchs and Mr. Barrett had discussed earlier that day, including (a) the increase to the purchase price to $10.50 and (b) that Gen IV would not be an equityholder in Parent following the closing and would be cashed out in the Merger at a reduced assumed purchase price of $9.80. Mr. Mirman then also confirmed that funding of the $16 million reverse termination fee in escrow was imminent, and Mr. Steele confirmed that the special committee and the Board would not approve a transaction with Parent unless the Company received satisfactory evidence that such amount had been deposited into the escrow account.
Later on November 6, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present to, among other things, review the results of ongoing negotiations with Parent. Mr. Steele described for the Board the changes to the transaction terms discussed in his conversation with Mr. Mirman and Ms. Fuchs earlier that day. A representative of Mayer Brown provided an update on the required actions and open issues remaining in the Merger Agreement and other transaction documents, which remained the same open points as those discussed at the October 31, 2023 meeting of the Board. At the Board’s request, Mr. Steele indicated that it was Company management’s view that the special committee and the Board should not approve a transaction with Parent until Parent proved it was able to finance the reverse termination fee in escrow. After discussion and deliberation, the Board instructed Company management to continue to engage with Parent in respect of a potential transaction.

Also on November 6, 2023, the special committee held a telephonic meeting to consider the proposed Merger with Parent. After discussion and deliberation and consideration of the information presented at the Board meetings and materials provided to the special committee, the special committee considered the $10.50 per share price proposed by Parent as being sufficiently attractive so as to be fair to the unaffiliated stockholders and to warrant the special committee recommending the transaction to the Board, subject to the Company and Parent finalizing the terms of the transaction agreements and Parent finalizing its financing arrangements.
On November 8, 2023, each of the Significant Stockholders delivered a letter to the Company (which we refer to as the “Subsequent Commitment Letters”) pursuant to which such Significant Stockholder committed to, upon written request by the Company, provide additional equity financing to the Company in an aggregate amount up to $55 million, collectively with the other Significant Stockholders, on substantially similar terms as the Series A Preferred Stock and Series A-1 Preferred Stock transactions.
On November 13, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey were present to, among other things, review ongoing status of the potential transaction with Parent. Mr. Steele indicated that, as of the time of the Board meeting, Parent had not yet funded into escrow the amount of the $16 million reverse termination fee, which was a condition to the Company proceeding with the transaction.
In the second half of November 2023, Mr. Mirman and Ms. Fuchs periodically contacted Messrs. Barrett and Steele to provide updates on Parent’s ongoing efforts to obtain financing for the $16 million reverse termination fee.
On or around November 20, 2023, Mr. Chang informed Mr. Barrett and other representatives of the Significant Stockholders that, given the lack of escrow funding to date, Gen IV was becoming increasingly skeptical of Parent’s ability to finance the escrow and consummate the proposed Merger and, as a result, would no longer be participating in the Parent preferred stock investment and rollover transactions in any respect, would not agree to enter into the Voting Agreement and instead would support the Potential Stand-Alone Plan.
On November 28, 2023 and November 29, 2023, Mr. Mirman and Mr. Barrett, on behalf of the Rollover Sellers and Lion Point and not in his capacity as a member of the Board, discussed the implications of Gen IV’s decision not to participate in the preferred stock rollover and investment transaction on Parent’s ability to finance the proposed Merger. In the course of such discussions, Parent proposed to reduce the purchase price to $9.80 per share to decrease the amount of cash Parent would need to close the Merger. Mr. Barrett, on behalf of the Rollover Sellers and Lion Point and not on behalf of the Board, indicated that the Rollover Sellers and Lion Point would find a price of $9.80 per share acceptable for purposes of the Parent preferred stock rollover and investment transactions. Furthermore, to assist Parent in obtaining financing for the amount of the reverse termination fee at signing, Messrs. Mirman and Barrett discussed increasing the reverse termination fee from $16 million to an aggregate amount equal to $20 million, but allowing Parent to fund only an initial $10 million at signing with the remaining $10 million to come following signing. Messrs. Mirman and Barrett also discussed (a) providing the Company a termination right in the event Parent fails to fund the full $20 million reverse termination fee within a certain number of days after signing and, if such right is exercised, the Company would be entitled to receive a $10 million reverse termination fee from Parent, and (b) providing the Company a termination right in the event Parent fails to fund an aggregate of $200 million into escrow as equity financing for the transaction within 75 days after signing and, if such right is exercised, the Company would be entitled to receive a $20 million reverse termination fee from Parent. Parent also agreed to a 2% increase in the dividend rates for the Parent preferred stock. Subsequently, Mr. Barrett informed Mr. Steele and Walter Mayer, Senior Vice President, General Counsel of the Company, of the proposed changes to the terms of the transaction Mr. Barrett had previously discussed with Mr. Mirman.
On November 30, 2023, Mr. Barrett, Mr. Mayer and Ms. Fuchs had a conference call to confirm changes to the Merger Agreement to reflect the proposed changes to the terms of the transaction discussed by Messrs. Barrett and Mirman on November 28 and November 29, 2023.
Subsequently, on November 30, 2023, Mr. Mayer notified the special committee via email of the proposed changes he and Mr. Barrett had discussed with Ms. Fuchs earlier that day, including Parent’s proposal to reduce the purchase price to $9.80 per share. The closing price of Company common stock on the NYSE American on November 30, 2023 was $5.03.
Later on November 30, 2023, Mayer Brown delivered to KLG a markup of the Merger Agreement reflecting the changes discussed by Mr. Mayer, Ms. Fuchs and Mr. Barrett earlier that day.
In early December 2023, Company management determined that the Company would need to raise at least $35 million in cash by the end of Q4 2023 to maintain compliance with the liquidity covenants in the Company’s credit facility. On December 7, 2023, Company management delivered to the Equity Financing Special Committee a proposed draft of a written notice requesting $35 million in additional financing from the Significant Stockholders as contemplated by the Subsequent Commitment Letters. On December 11, 2023, the Equity Financing Special Committee held a meeting and, after considering management’s request, unanimously approved a request for $35 million of equity financing and recommended that the Board approve such financing, provided that the terms of the preferred stock for this latest round of financing (which we refer to as the “Series A-2 Preferred Stock”) would be substantially similar to the terms of the Series A Preferred Stock and the Series A-1 Preferred Stock except that the Series A-2 Preferred Stock would be subject to a 120 day waiting period on conversion from the date of issuance.
On or about December 5, 2023, the Rollover Sellers determined to amend the terms of the Certificate of Designations for the Series A-1 Preferred Stock to extend the waiting period on conversion of such preferred stock to 240 days following the issuance thereof (which we refer to as the “Series A-1 Certificate of Designations Amendment”) to ensure that no such conversions would take place prior to the completion of the Merger and allow for Parent to maintain its offer of consideration for all of the issued and outstanding Company common stock without needing to potentially lower such consideration in order to account for any such conversions.
Later on or about December 5, 2023, Mr. Mirman and Mr. Barrett discussed the status of the escrow funding and the terms of the proposed Series A-1 Certificate of Designations Amendment.
On December 6, 2023, Mr. Mayer, Ms. Fuchs, Mr. Barrett and representatives of Mayer Brown, KLG and Dechert has a conference call to discuss the terms of the Merger Agreement. During such call, the participants discussed, among other things, the mechanics to be included in the Merger Agreement to permit the Company to issue the Series A-2 Preferred Stock and require the Company to effectuate the Series A-1 Certificate of Designations Amendment.
Later on December 6, 2023, Mayer Brown sent a markup of the Merger Agreement to KLG and Dechert reflecting the changes discussed earlier that day.
On December 7, 2023, Mayer Brown sent a further updated markup of the Merger Agreement to KLG and Dechert reflecting further refinements to the mechanics around the Series A-1 Certificate of Designations Amendment and the issuance of Company preferred stock to the Significant Stockholders following the execution of the Merger Agreement.
On December 8, 2023, KLG sent a markup of the Merger Agreement to Mayer Brown and Dechert.
On December 13, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present. A representative of Houlihan Lokey provided a verbal summary of the updated financial analysis based on the proposed consideration from Parent of $9.80, which remained in line with those presented to the Board on November 4, 2023. A representative of Mayer Brown then provided the Board an update on changes to the Merger Agreement since Mayer Brown summarized its terms in detail at the Board meeting held on October 31, 2023. Mr. Barrett then summarized the terms of the transaction documents for the Parent preferred stock rollover and investment by the Rollover Stockholders and Lion Point. Mr. Steele noted that Parent had indicated that they would be providing evidence of $10 million being funded into an escrow account for purposes of the reverse termination fee. The Board discussed and authorized Mr. Steele to continue to pursue the possible transaction on the basis of a purchase price of $9.80 per share and that, if such evidence of funding was provided, the Board would hold a meeting the following day on December 14, 2023 to consider formally authorizing the Company’s entry into the transaction.
Later on December 13, 2023, the representatives of Mayer Brown, Dechert and KLG finalized the terms of the Merger Agreement and the proposed amendment to the terms of the Series A-1 Preferred Stock.

Also on December 13, 2023, Company management provided the special committee a draft of a proposed amendment to the terms of the Series A-1 Certificate of Designations Amendment.
On December 14, 2023, Mr. Steele received evidence from representatives of Parent that Parent had funded $10 million into an escrow account for purposes of the reverse termination fee. Mr. Steele subsequently provided the members of the special committee and the Board an update notifying them that such evidence had been received by Company management.
Later on December 14, 2023, the special committee held a telephonic meeting to consider the proposed Merger with Parent and amendment of the terms of the Series A-1 Preferred Stock. After discussion and deliberation, the special committee unanimously (a) (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, (ii) recommended that the Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement and determine that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders, and (iii) recommended that, subject to the Board’s approval, the Board submit the Merger Agreement to the Company’s stockholders for their approval and (b) unanimously approved the terms of the Series A-1 Certificate of Designations Amendment and recommended that the Board approve the Series A-1 Certificate of Designations Amendment.
Subsequently on December 14, 2023, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present to, among other things, consider the proposed Merger with Parent. At the request of the Board, representatives of Houlihan Lokey reviewed with the Board their financial analyses with respect to the Company and the proposed Merger. Thereafter, at the request of the Board, Houlihan Lokey rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery to the Board of Houlihan Lokey’s written opinion dated December 14, 2023) to the effect that, as of December 14, 2023, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the merger consideration to be received by the holders of shares of the Company common stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The special committee then confirmed its recommendation that the Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, determine that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders, and submit the Merger Agreement to the Company’s stockholders for their approval. The Board then, after considering the recommendation of the special committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, the Company and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, (d) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and (e) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval.
Also on December 14, 2023, the Board executed a unanimous written consent approving the Series A-2 Preferred Stock transactions. In addition, each of the Significant Stockholders delivered a signed written consent approving the Series A-1 Certificate of Designations Amendment.
Throughout December 14, 2023, representatives of Mayer Brown, Dechert and KLG exchanged telephone calls and emails to finalize the various other transaction documents. Later in the evening on December 14, 2023, the Company, Parent and Merger Sub executed the Merger Agreement, and Parent, the Rollover Sellers and Lion Point executed the Voting Agreement and the transaction documents for the Parent preferred stock rollover and investment by the Rollover Sellers and Lion Point.
Prior to the opening of trading on the NYSE American on December 15, 2023, the Company issued a press release announcing entry into the Merger Agreement.
Later on December 15, 2023, the Board held a telephonic meeting. At such meeting, the Board unanimously approved the Series A-1 Certificate of Designations Amendment. Also on December 15, 2023, the Company filed the Series A-1 Certificate of Designations Amendment and the Certificate of

Designations with respect to the Series A-2 Preferred Stock with the Delaware Secretary of State, executed the Series A-2 Purchase Agreement with the Significant Stockholders and issued 35,000 shares of Series A-2 Preferred Stock to the Significant Stockholders pursuant to the terms of the Series A-2 Purchase Agreement. That day, the Significant Stockholders wired to the Company an aggregate amount equal to $34,125,000 in respect of such shares.
Under the terms of the Merger Agreement, Parent was under an obligation to deposit sufficient cash in the Escrow Account such that, on or prior to 5:00 p.m. Central Time on January 23, 2024 (which we refer to as the “funding deadline”), the aggregate funds contained in the Escrow Account as of such time, together with the Initial Escrow Deposit, would be equal to $20 million (which we refer to as the “full escrow funding”). Under such terms, the subsequent deposit into the Escrow Account by Parent would need to equal $10 million (which we refer to as the “Subsequent Deposit”) in order to satisfy the full escrow funding. If Parent failed to complete the full escrow funding by the funding deadline, the Company had the right to terminate the Merger Agreement and Parent would be under an obligation to pay the Initial Escrow Deposit to the Company as a reverse termination fee.
Following the execution of the Merger Agreement, Company management requested, and representatives of Parent provided the Company, updates on the status of completion of the full escrow funding and Parent’s efforts to obtain the equity financing for the Merger contemplated by the transaction documents. Between December 14, 2023 and January 22, 2024, no amounts were deposited into the Escrow Account beyond the amount of the Initial Escrow Deposit.
On the evening of January 22, 2024, Ms. Fuchs, Mr. Steele and Mr. Mayer had a conference call in which Ms. Fuchs indicated that it was unlikely that Parent would be able to complete the full escrow funding by the funding deadline.
Later on the evening of January 22, 2024, Mr. Steele notified the special committee and the Board via email that it was unlikely that Parent would be able to complete the full escrow funding by the funding deadline. The members of the special committee and the Board instructed Company management to engage with Parent and determine how much additional time Parent needed to complete the full escrow funding, negotiate terms of a possible amendment to the Merger Agreement and reserve the Company’s rights under the Merger Agreement in light of such developments.
On the morning and in the afternoon of January 23, 2024, Ms. Fuchs had discussions with Mr. Steele and Mr. Mayer in which she confirmed that Parent would not be able to complete the full escrow funding by the funding deadline. In the course of such conversations, Ms. Fuchs, Mr. Steele and Mr. Mayer discussed the terms of a potential amendment to the Merger Agreement in which the parties would agree to extend the funding deadline in exchange for certain concessions by Parent. After negotiation, Ms. Fuchs, Mr. Steele and Mr. Mayer developed a proposal on the terms of an amendment to the Merger Agreement which reflected, among other things, the following modifications (which we refer to as the “proposed amendment terms”): (a) an extension of the funding deadline from 5:00 p.m. Central Time on January 23, 2024 to 5:00 p.m. Central Time on February 5, 2024, (b) an increase of the Subsequent Deposit from $10 million to $15 million, (c) the release of an amount equal to $9,999,999.99 from the Escrow Account to the Company on the date such amendment is signed, and (d) an extension of the outside date under the Merger Agreement from April 12, 2024 to June 12, 2024. Mr. Steele and Mr. Mayer indicated to Ms. Fuchs that the proposed amendment terms remained subject in all respects to review and approval by the special committee and the Board and that the Company continued to reserve all of its rights under the Merger Agreement, including termination thereof.
In the afternoon of January 23, 2024, Mr. Steele summarized the proposed amendment terms to the special committee and the Board via email. The members of the special committee and the Board instructed Company management to direct Mayer Brown to prepare documentation for both a potential termination of the Merger Agreement and a potential amendment to the Merger Agreement reflecting the proposed amendment terms.
In the evening of January 23, 2024, Mayer Brown prepared (a) draft documents for a potential termination of the Merger Agreement, and (b) a draft amendment to the Merger Agreement (which we refer to as the “First Amendment”) reflecting the proposed amendment terms. Mayer Brown then delivered a draft of the First Amendment to KLG.

Also in the evening of January 23, 2024, the special committee held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to complete the full escrow funding by the funding deadline and the Company’s entry into the First Amendment. After discussion and deliberation, the special committee unanimously determined that (a) the First Amendment and the proposed amendment terms were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, and (b) recommended that the Board approve the First Amendment and the proposed amendment terms and determine that the First Amendment and the proposed amendment terms were advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders.
In the early morning hours of January 24, 2024, Mayer Brown and KLG finalized the draft of the First Amendment.
Later in the early morning of January 24, 2024, the Board held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to complete the full escrow funding by the funding deadline and the Company’s entry into the First Amendment. The members of the special committee confirmed the special committee’s recommendation that the Board approve the First Amendment and the proposed amendment terms and determine that the First Amendment and the proposed amendment terms are advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders. After discussion and deliberation, the Board, after considering the recommendation of the special committee, determined that (a) the First Amendment and the proposed amendment terms were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, (b) declared it advisable to enter into the First Amendment, and (c) approved the execution, delivery and performance by the Company of the First Amendment and the consummation of the transactions contemplated by the First Amendment.
After such Board meeting, in the early morning of January 24, 2024, the Company, Parent and Merger Sub executed the First Amendment.
Prior to the opening of trading on the NYSE American on January 24, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the First Amendment by the Company, Parent and Merger Sub and summarizing the material terms of the First Amendment.
Also on January 24, 2024, the Company and Parent delivered joint written instructions to the escrow agent directing it to release $9,999,999.99 from the Escrow Account to the Company (which we refer to as the “Released Funds”). The Company received such amount in the afternoon on January 24, 2024.
Under the terms of the Merger Agreement as amended by the First Amendment, the funding deadline was extended to 5:00 p.m. Central Time on February 5, 2024. Following the execution of the First Amendment, Company management requested, and representatives of Parent provided the Company, updates on the status of completion of the full escrow funding and Parent’s efforts to obtain the equity financing for the Merger contemplated by the transaction documents. Between January 24, 2024 and February 4, 2024, no additional amounts were deposited into the Escrow Account by Parent.
In the afternoon of February 5, 2024, Mr. Mirman, Ms. Fuchs, Mr. Barrett, Mr. Steele and Mr. Mayer had a conference call in which Mr. Mirman and Ms. Fuchs indicated that it was unlikely that Parent would be able to complete the full escrow funding by the extended funding deadline. In the course of such discussions, the participants on the call discussed potential solutions to assist Parent in completing the full escrow funding and the possibility of entering into an amendment to the Merger Agreement. Mr. Barrett, Mr. Steele and Mr. Mayer indicated to Mr. Mirman and Ms. Fuchs that any potential amendment was subject in all respects to approval by the special committee and the Board and that the Company continued to reserve all of its rights under the Merger Agreement, including termination thereof.
In the late afternoon of February 5, 2024 after the funding deadline had expired, Mr. Steele notified the special committee and the Board via email that Parent had failed to complete the full escrow funding by the funding deadline.
In the early evening of February 5, 2024, Mr. Barrett, Mr. Mayer and representatives of Mayer Brown had a call to discuss potential modifications to the Merger Agreement that the Company could propose in exchange for further extension of the funding deadline. After discussion, Mr. Barrett and Mr. Mayer developed a list of proposed modifications to present to the Board for its consideration, including, among other things, a reduction in the termination fee potentially payable by the Company under the circumstances set forth in the Merger Agreement, applying a material adverse effect standard to all representations and warranties of the Company set forth in the Merger Agreement to reduce closing uncertainty and the deletion of certain interim operating covenants (which we refer to as the “potential second amendment terms”).
Also, in the early evening of February 5, 2024, Mr. Mayer provided to Ms. Fuchs a written description of the potential second amendment terms, which Mr. Mayer clarified was provided for discussion purposes only and was subject in all respects to review and approval by the special committee and the Board.
Later, in the early evening of February 5, 2024, the Board held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to complete the full escrow funding by the funding deadline and a potential amendment of the Merger Agreement that would further extend the escrow funding deadline in exchange for certain modifications to the terms of the Merger Agreement favorable to the Company. Mr. Barrett and Mr. Mayer presented the potential second amendment terms for the consideration of the Board. After discussion and deliberation, the Board, including the independent and disinterested members of the Board constituting the special committee, determined that further information was required before the Board could make a decision with respect to a termination of the Merger Agreement or a further modification of its terms. As such, the Board instructed Company management, Mr. Barrett and Mayer Brown to negotiate the potential terms of a second amendment to the Merger Agreement with the representatives of Parent and to be prepared to present such terms to the Board at a special meeting to be convened the following day prior to the open of market, at which point the Board would determine whether to enter into an amendment with Parent, terminate the Merger Agreement or take more time to determine the next course of action.
In the evening of February 5, 2024, Mayer Brown prepared (a) draft documents for a potential termination of the Merger Agreement, and (b) a draft second amendment to the Merger Agreement (which we refer to as the “Second Amendment”) reflecting the potential second amendment terms.
In the late evening of February 5, 2024 and the early morning of February 6, 2024, Mr. Mirman, Ms. Fuchs, Mr. Barrett, Mr. Mayer and representatives of KLG and Mayer Brown negotiated the terms of the Second Amendment. In the course of such negotiations, the participants developed a proposal on the terms of the Second Amendment which reflected, among other things, the following modifications to the terms of the Merger Agreement (which we refer to as the “proposed second amendment terms”): (a) extending the funding deadline from 5:00 p.m. Central Time on February 5, 2024 to 5:00 p.m. Central Time on February 15, 2024, (b) decreasing of the termination fee payable by the Company under certain circumstances set forth in the Merger Agreement from $8,000,000 to $3,500,000, (c) limiting the Company’s liability for damages to Parent and its affiliates under the Merger Agreement to $3,500,000, other than for certain willful breaches of the Merger Agreement by the Company, (d) permitting the Company to solicit alternative transaction proposals until Parent delivers to the Company evidence that it has obtained and has deposited in escrow from its equity financing sources an aggregate of $200,000,000 (less the amount of the Initial Deposit and Subsequent Deposit) (which we refer to as the “aggregate equity financing”), (e) permitting the Company to waive, in its sole discretion, any standstill provisions applicable to any participant in the sale process, (f) modifying the Company’s termination rights such that, instead of being able to terminate the Merger Agreement if Parent fails to deliver executed subscription agreements with respect to the aggregate equity financing on or before 5:00 p.m. Central Time on February 12, 2024, the Company shall be able to terminate the Merger Agreement if Parent fails to deliver executed subscription agreements with respect to an aggregate amount of equity financing equal to $100,000,000 by the funding deadline, (g) applying a material adverse effect standard to all representations and warranties of the Company set forth in the Merger Agreement, (h) deleting certain interim operating covenants, and (i) providing that, if Parent has completed the full escrow funding by the funding deadline and the Company terminates the Merger Agreement to accept a superior proposal or Parent terminates the Merger Agreement if the Board changes its recommendation with respect to the Merger, then in addition to paying Parent a termination fee the Company shall return to Parent the amounts released to the Company on January 24, 2024. In addition, in the course of such negotiations, (1) Mr. Mirman committed to personally guaranteeing certain payment obligations of Parent under the Merger Agreement, up to a cap of $1,000,000 (which we refer to as the “guaranteed obligations”), and (2) the representatives of Parent agreed amend its subscription agreement

(which we refer to as the “subscription agreement”) with one of its equity financing sources (which we refer to as the “equity financing source”) to make the Company a direct third-party beneficiary of the subscription agreement with the ability to enforce the equity financing source’s obligation to deposit a portion of their equity financing commitment equal to $15,000,000 into the Escrow Account to complete the full escrow funding (which we refer to as the “third party beneficiary modifications”).
Also, in the late evening of February 5, 2024 and the early morning of February 6, 2024, Mayer Brown drafted a limited guarantee with respect to the guaranteed obligations (which we refer to as the “Limited Guarantee”), KLG drafted an amendment to the subscription agreement contemplating the third party beneficiary modifications (which we refer to as the “Subscription Agreement Amendment”). and Mayer Brown and KLG finalized the drafts of the Second Amendment, the Limited Guarantee and the Subscription Agreement Amendment.
Also, in the early morning of February 6, 2024, the Board held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to complete the full escrow funding by the funding deadline and the Company’s entry into the Second Amendment. Mr. Barrett and Mr. Mayer described the proposed terms of the Second Amendment, the Limited Guarantee and the Subscription Agreement Amendment to the Board. After discussion and deliberation, the members of the special committee confirmed that the special committee recommended that the Board approve the Second Amendment, the Limited Guarantee, the Subscription Agreement Amendment and the terms thereof and determine that the Second Amendment, the Limited Guarantee, the Subscription Agreement Amendment and the terms thereof are advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders. After discussion and deliberation, the Board, after considering the recommendation of the special committee, determined that (a) the Second Amendment, the Limited Guarantee, the Subscription Agreement Amendment and the terms thereof were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, (b) declared it advisable to enter into the Second Amendment and the Limited Guarantee, and (c) approved the execution, delivery and performance by the Company of the Second Amendment and the Limited Guarantee and the consummation of the transactions contemplated by the Second Amendment and the Limited Guarantee. The Board also authorized and instructed Company management to cause Houlihan Lokey to contact potential acquirers to determine whether any were interested in pursuing a transaction with the Company.
Following the meeting of the Board, in the early morning of February 6, 2024, (a) the Company, Parent and Merger Sub executed the Second Amendment, (b) the Company and Mr. Mirman executed the Limited Guarantee, and (c) Parent, Merger Sub and the equity financing source executed the Subscription Agreement Amendment.
Prior to the opening of trading on the NYSE American on February 6, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Second Amendment by the Company, Parent and Merger Sub and the entry into the Limited Guarantee by the Company and Mr. Mirman and summarizing the material terms of the Second Amendment, the Limited Guarantee and the Subscription Agreement Amendment.
As of February 8, 2024, all but four confidentiality agreements and the standstill provisions contained therein that were entered into by participants in the sale process had expired and were no longer in effect. On February 8, 2024, the Company waived the four standstill provisions that then-remained in effect to the extent necessary to allow the potential acquirer make an offer directly to the Board with respect to a proposed transaction to acquire, directly or indirectly, alone or in concert with any other person, any ownership of any assets, businesses or securities of the Company.
After the execution of the Second Amendment, representatives of Houlihan Lokey and members of Company management initiated outreach to potential acquirers, including parties that participated in the sale process.
Under the terms of the Merger Agreement as amended by the Second Amendment, the funding deadline was extended to 5:00 p.m. Central Time on February 15, 2024. Following the execution of the Second Amendment, Company management requested, and representatives of Parent provided the Company, updates on the status of completion of the full escrow funding and Parent’s efforts to obtain the equity financing for the Merger contemplated by the transaction documents. Between February 6, 2024 and the funding deadline, no additional amounts were deposited into the Escrow Account by Parent.
On February 13, 2024, Mr. Mirman and Ms. Fuchs had a call with Mr. Barrett and Mr. Steele in which Mr. Mirman and Ms. Fuchs stated that representatives of Parent were having productive conversations with potential equity financing sources for the transaction, but explained that none of such potential sources were willing to sign subscription agreements to provide financing for the transaction since they were unwilling to risk their funds being drawn and used to fund any termination fee payable by Parent to the Company. Mr. Mirman and Ms. Fuchs then also stated that Parent would not be able to deposit the requisite funds into the Escrow Account by the funding deadline. Mr. Mirman and Ms. Fuchs then proposed that Parent and the Company further amend the Merger Agreement to eliminate Parent’s obligation to complete the full escrow funding and modify Parent’s proposed form of subscription agreement (which we refer to as the “Form Subscription Agreement”) with its equity financing sources to (a) eliminate the equity financing sources’ obligation to fund their pro rata portion of the Subsequent Deposit, and (b) condition the equity financing sources’ obligation to fund their portion of the equity financing on (i) Parent having obtained at least $200,000,000 in equity financing subscriptions in the aggregate (which we refer to as the “Minimum Aggregate Equity Financing”) from equity financing sources, and (ii) all such equity financing sources funding their portion of the equity financing into escrow substantially concurrently with all other equity financing sources (which we refer to as, collectively, the “revised Form Subscription Agreement terms”).
Later on February 13, 2024, KLG delivered a draft of the Form Subscription Agreement reflecting the revised Form Subscription Agreement terms to Mr. Steele, Mr. Mayer and Mayer Brown.
On February 14, 2024, Ms. Fuchs delivered a proposal for further amendments to the terms of the Merger Agreement to Mr. Barrett, Mr. Steele, Mr. Mayer and representatives of Houlihan Lokey, which proposal was intended to facilitate Parent securing equity financing for the transaction and address the impending full escrow funding deadline, which Parent did not believe would be met. The material terms of such proposal were as follows: (a) Parent would be obligated to obtain the Minimum Aggregate Equity Financing by the date of the special meeting rather than by February 27, 2024, (b) the remaining termination fee payable by Parent would be reduced to $1,000,000 from $15,000,000, (c) the $1,000,000 termination fee would effectively be backstopped only by the Limited Guarantee and Parent would not be obligated to make any further deposits into the Escrow Account to fund any portion of any termination fee payable by Parent, and (d) the Company would be able to terminate the Merger Agreement for any reason and receive payment of a $1,000,000 termination fee from Parent, except in the case of a termination by the Company to accept a superior proposal in which case the Company would not be entitled to receive such termination fee and would be required to return the Released Funds (we refer to such terms, collectively, as “Parent’s initial proposal for the Third Amendment”).
Later on February 14, 2024, Mr. Barrett, Mr. Steele and Mr. Mayer had a call to discuss Parent’s initial proposal for the Third Amendment and the Company’s potential counterproposal to Parent. In the course of such discussions, the participants developed a potential counterproposal to Parent, the material terms of which were as follows: (a) the Company would have the right to terminate the Merger Agreement for any reason or no reason at any time without the payment of any termination fee to Parent or any of its affiliates, (b) Parent must complete the full escrow funding within 14 days of the signing of the contemplated amendment to the Merger Agreement, (c) if Parent completes the full escrow funding by the end of such 14 day period, then the Company’s right to terminate the Merger Agreement for any reason or no reason would be suspended for a period of 35 days following completion of the full escrow funding, (d) the Released Funds would be retained by the Company and not be returned to Parent under any circumstances, including a termination by the Company to accept a superior proposal, (e) all interim operating covenants applicable to the Company set forth in the Merger Agreement will be deleted in their entirety, and (f) Parent would be required to deliver evidence of sufficient equity financing subscriptions necessary to fund the Minimum Aggregate Equity Financing (which we refer to as “Evidence of Funding”) by March 20, 2024 instead of by the funding deadline (which we refer to, collectively, as the “Company’s counterproposal for the Third Amendment”).
On the evening of February 14, 2024, KLG delivered a draft third amendment to the Merger Agreement (which we refer to as the “Third Amendment”) reflecting Parent’s initial proposal for the Third Amendment to Mr. Barrett, Mr. Steele, Mr. Mayer and Mayer Brown.

Later on the evening of February 14, 2024, Mr. Steele delivered the Company’s counterproposal for the Third Amendment to Mr. Mirman and Ms. Fuchs. Mr. Steele indicated to Mr. Mirman and Ms. Fuchs that any potential amendment was subject in all respects to approval by the special committee and the Board.
As of February 15, 2024, no alternative transaction proposals for a transaction involving the Company had been made to the Company, Houlihan Lokey, the Board or any members of Company management.
On the morning of February 15, 2024, Mr. Mirman and Ms. Fuchs had discussions with Mr. Barrett, Mr. Steele and Mr. Mayer in which Mr. Mirman and Ms. Fuchs confirmed that Parent would not be able to complete the full escrow funding by the funding deadline. In the course of such conversations, Mr. Mirman, Ms. Fuchs, Mr. Barrett, Mr. Steele and Mr. Mayer discussed the terms of a potential Third Amendment, including Parent’s initial proposal for the Third Amendment and the Company’s counterproposal for the Third Amendment. After negotiation, the participants developed a proposal on the terms of the Third Amendment for the consideration of the special committee and the Board, the material terms of which were as follows: (a) Parent would no longer be obligated to complete the full escrow funding, and completion of the full escrow funding could be made by Parent at its discretion, (b) the termination fee payable by the Company under the Merger Agreement would be reduced to $0, except that if Parent completed the full escrow funding, then such termination fee would increase to $3,500,000, (c) all of the interim operating covenants applicable to the Company set forth in the Merger Agreement would be deleted in their entirety, (d) the Company would no longer have the right to terminate the Merger Agreement if Parent fails to complete the full escrow funding by the funding deadline, (e) the Company would have the right to terminate the Merger Agreement if Parent fails to deliver Evidence of Funding on or before 5:00 pm Central Time on April 10, 2024 instead of the funding deadline, and (f) the Company would have the right to terminate the Merger Agreement for any reason or no reason at any time before Parent delivers Evidence of Funding to the Company, except that if the Company exercises this termination right, the Company would agree not to enforce its rights under the Limited Guarantee (which we refer to as, collectively, as the “proposed third amendment terms”).
In the afternoon of February 15, 2024, KLG delivered a draft of the Third Amendment reflecting the proposed third amendment terms to Mr. Barrett, Mr. Steele, Mr. Mayer and Mayer Brown.
Later in the afternoon of February 15, 2024, Mayer Brown prepared draft documents for a potential termination of the Merger.
In the evening of February 15, 2024, the Board held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to complete the full escrow funding by the funding deadline and a potential amendment of the Merger Agreement reflecting the proposed third amendment terms. Mr. Barrett, Mr. Steele and Mr. Mayer presented the proposed third amendment terms for the consideration of the Board. After discussion and deliberation, a motion was made with respect to the approval of the proposed third amendment terms and entry by the Company into the Third Amendment. For voting in respect of such motion, (a) acting in their capacity as the independent and disinterested members of the special committee, Mr. William Rogers voted to reject such motion and Mr. Gregory Hinds voted to approve, and (b) acting in their capacity as members of the Board, Mr. Barrett, Mr. Steele, Mr. Hinds and Mr. David Chang voted to approve and Mr. Rogers and Mr. Ajay Jegadeesan voted to reject. Since the motion to amend the terms of the Merger Agreement and enter into the Third Amendment was not approved by the special committee, the motion did not pass. In explaining the basis for rejecting such motion, both Mr. Rogers and Mr. Jegadeesan indicated that they did not believe that Parent had the ability to raise the Minimum Aggregate Equity Financing to consummate the transaction and Mr. Rogers further explained that he felt that Parent had provided insufficient information on the status of Parent’s efforts to obtain the equity financing necessary for the special committee and the Board to appropriately assess the merits of continuing to pursue a transaction with Parent. The members of the special committee and the Board discussed and deliberated the potential amendment of Merger Agreement further during which the members that voted to approve the motion indicated that they believed an amendment was in the best interest of the Company and its stockholders because it allowed the Company to continue to pursue a potential transaction with Parent while still allowing the Company to solicit third party acquirers (since the restrictions on the Company’s ability to solicit alternative acquisition proposals was terminated pursuant to the Second Amendment) and operate its business without material restrictions (since the interim operating covenants would be terminated as contemplated by the proposed third amendment terms). Mr. Barrett inquired whether it was possible for the Board to change the scope of the special committee’s authority to allow the Board to approve the Third Amendment without the special committee’s prior approval, and after discussion with representatives of Mayer Brown, the Board determined not to pursue such a course of action. The Board then determined to adjourn the meeting and convene a meeting of the Board the following morning to make a final determination with respect to the choice between terminating the Merger Agreement and a potential amendment of the Merger Agreement.
Also in the evening on February 15, 2024, Mr. Barrett and Mr. Rogers had a call to discuss the matters considered by the members of the special committee and the Board at the Board meeting held earlier that evening. In their discussion, Mr. Rogers indicated that the lack of sufficiently detailed information provided by Parent with respect to its fundraising efforts raised concerns and made it difficult for him to approve a course in which the Company would continue to pursue a potential transaction with Parent. Mr. Barrett reaffirmed the belief that he and other members of the Board shared that approving the Third Amendment was the best course of action. In the course of their discussion, Mr. Rogers indicated that he would consider approving the Third Amendment so long as the special committee and the Board committed to adhering to a process in which Parent provided more detailed information regarding its fundraising efforts, which the special committee would review and consider, and then determine its recommendation with respect to whether to continue to pursue a transaction with Parent.
Later in the evening of February 15, 2024, the special committee held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement and the Company’s entry into the Third Amendment after the motion to approve the Third Amendment was rejected earlier that evening. After discussion and deliberation, the special committee unanimously determined that (a) the Third Amendment and the proposed third amendment terms were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, (b) recommended that the Board approve the Third Amendment and the proposed third amendment terms and determine that the Third Amendment and the proposed third amendment terms were advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders (we refer to the foregoing resolutions in clauses (a) and (b) as the “approval and recommendation of the Third Amendment”) and (c) the foregoing resolutions and recommendation would be approved on the basis that Company management would be directed to provide the special committee updates on Parent’s financing efforts, that the special committee would have a meeting on March 6, 2024 to consider all information received by it with respect to Parent’s financing efforts to date and that the Board would convene a meeting on March 7, 2024 to receive the special committee’s recommendation with respect to the transaction (we refer to the foregoing resolutions in clause (c) as the “financing information requirements”).
In the late evening of February 15, 2024 and the early morning hours of February 16, 2024, Mayer Brown and KLG finalized the draft of the Third Amendment.
Later in the early morning of February 16, 2024, the Board held a telephonic meeting to reconsider a choice between a potential termination of the Merger Agreement and the Company’s entry into the Third Amendment, which had been considered at length at the Board meeting held the previous day on February 15, 2024. Mr. Rogers, on behalf of the special committee, confirmed that the special committee had made the approval and recommendation of the Third Amendment to the Board, subject to the financing information requirements being approved by the Board. After discussion and deliberation, the Board, after considering the recommendation of the special committee, passed the following motions: (a) by a vote of five in favor and one against (with Mr. Jegadeesan casting such “no” vote), the Board determined that (i) the Third Amendment and the proposed third amendment terms were advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Third Amendment, and (iii) approved the execution, delivery and performance by the Company of the Third Amendment and the consummation of the transactions contemplated by the Third Amendment, and (b) by a unanimous vote in favor, resolved to approve the special committee’s financing information requirements and directed Company management to provide all information requested by the special committee in connection therewith. In voting against the approval of the Third Amendment, Mr. Jegadeesan reaffirmed his belief that Parent did not have the ability to raise the Minimum Aggregate Equity Financing to consummate the transaction and that the Company was better served by having Company management focus exclusively on other strategic alternatives for the Company, including its standalone strategy.

Following the meeting of the Board, in the early morning of February 16, 2024, the Company, Parent and Merger Sub executed the Third Amendment.
Prior to the opening of trading on the NYSE American on February 16, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Third Amendment by the Company, Parent and Merger Sub and summarizing the material terms of the Third Amendment.
Later on February 16, 2024, Mr. Steele had a telephone call with a representative of Party D at which such representative expressed an interest in exploring a possible transaction involving the combination of certain of the Company’s assets and investments with those of Party D. Following such discussion Mr. Steele and such representative agreed to exchange information in relation to evaluating such possible transaction.
Between February 16, 2024 and March 5, 2024, representatives of Parent provided updates to Mr. Barrett, Company management and representatives of Houlihan Lokey on the status of Parent’s equity financing for the transaction. By March 5, 2024, Parent confirmed that (a) its representatives had contacted hundreds of potential equity financing sources, including domestic and international private equity funds, family offices, placement agents, brokerage firms and retail investors, (b) it was in active discussions with approximately 10 equity financing sources representing approximately $150 million towards the Minimum Aggregate Equity Financing, and (c) it had not yet signed any subscription agreements, commitment letters or any other form of binding contract obligating such potential equity financing sources to provide the equity financing to Parent in order to provide maximum flexibility for allocations in the transaction.
On March 5, 2024, Company management delivered to the special committee all of the information representatives of Parent had provided to the Company regarding the status of Parent’s equity financing for the transaction.
On March 6, 2024, the special committee held a telephonic meeting to consider the status of Parent’s equity financing for the transaction and whether the special committee should recommend that the Board approve a termination of the Merger Agreement or continue to pursue the transaction. After discussion and deliberation, the special committee unanimously determined to recommend to the Board that the Company not terminate the Merger Agreement and continue to pursue a transaction with Parent. The special committee’s determination to make such recommendation was based on its view that, after review of the information provided by Parent and reports from Company management, Parent had made some forward progress towards obtaining the equity financing, continuing to pursue the transaction did not materially distract Company management from the Company’s day-to-day operations and its standalone plan, the Company was able to and had been investigating and pursuing other strategic alternatives, and termination of the Merger Agreement provided the Company little material benefit while eliminating the option of pursuing a transaction with Parent.
Also on March 6, 2024 Company management had a telephone call with representatives of Party D at which such representatives presented a summary of their assets and internal implied evaluation as well as their internal assessment of the Company’s assets. Company management and the representatives of Party D further discussed potential business combinations between the Company and Party D, including the contribution of certain assets by Party D to the Company and Party D making an investment in the Company.
On March 7, 2024, the Board held a telephonic meeting to, among other things, receive the special committee’s recommendation with respect to the transaction. The members of the special committee confirmed that the special committee recommended to the Board that the Company not terminate the Merger Agreement and continue to pursue a transaction with Parent and the special committee’s rationale for making such recommendation. In light of the special committee’s recommendation, the Board did not authorize a termination of the Merger Agreement and determined that the Company should continue to pursue a transaction with Parent.
Following the execution of the Third Amendment, representatives of Houlihan Lokey and members of Company management continued their outreach to potential acquirers, including parties that participated in the sale process. Between March 7, 2024 and April 10, 2024, no actionable alternative transaction proposals had been made to the Company, Houlihan Lokey, the Board or any members of Company management.

On March 28, 2024, Mr. Mirman and Mr. Barrett met in-person with representatives of Metamorphic to discuss the participation of Metamorphic in the equity financing of the transaction.
On April 3, 2024, members of Company management met with representatives of Party D at the Company’s offices to exchange due diligence information and further discuss a potential business combination between Party D and the Company.
On April 6, 2024, the special committee met to discuss potential options to pursue in the event Parent failed to deliver Evidence of Funding on or before 5:00 pm Central Time later on April 10, 2024, including whether to recommend to the Board that the Company terminate the Merger Agreement or to move the funding deadline from April 15, 2024.
On April 8, 2024, Company management requested that representatives of Parent provide an update with respect to its progress towards obtaining the equity financing for the transaction by the close of business of that day so as to allow the Board and the special committee to consider and deliberate on any such progress prior to the special meeting of the Board scheduled for April 10, 2024 in the event that the Evidence of Funding was not delivered to Parent by 5:00 pm Central Time on April 10, 2024 in accordance with the Third Amendment.
On April 9, 2024, Messrs. Mirman and Steele engaged in discussions with respect to Parent’s progress towards obtaining the equity financing for the transaction, and Mr. Mirman provided Mr. Steele with a letter from Metamorphic noting that their investment committee’s meeting with respect to considering participating in the equity financing occurred on April 8, 2024 and indicating an interest to participate in the equity financing in an amount between $65 million and $85 million. Mr. Mirman also indicated that other equity financing sources were interested in providing equity financing in respect of the transaction. However, none of such financing sources, including Metamorphic, had yet delivered binding commitments to provide such financing. Mr. Mirman also indicated a willingness to guarantee another $1 million with respect to the payment obligations of Parent and Merger Sub under the Merger Agreement.
During the morning of April 10, 2024, the special committee met to discuss potential options to pursue in the event Parent failed to deliver Evidence of Funding on or before 5:00 pm Central Time later that day on April 10, 2024, including whether to recommend to the Board that the Company terminate the Merger Agreement or to move the funding deadline from April 15, 2024.
During the afternoon of April 10, 2024, representatives of Parent informed the Company management that Parent would not be able to deliver the Evidence of Funding by 5:00 pm Central Time later that day. Representatives of Parent proposed amending the Merger Agreement to extend the funding deadline further by five more days until April 15, 2024 and increasing the maximum amount enforceable under the Limited Guarantee from $1 million to $2 million (we refer to such terms, collectively, as “Parent’s initial proposal for the Fourth Amendment”).
During the early evening of April 10, 2024, the Board held a telephonic meeting to consider its options in light of Parent’s failure to deliver the Evidence of Funding. Mr. Steele provided an overview of the discussions with Parent, including the information that was received by Company management from Parent on April 9, 2024 and Parent’s initial proposal for the Fourth Amendment. The Board deliberated and considered Parent’s initial proposal for the Fourth Amendment in light of the information that it had received from Parent to date. During the discussion, each of Mr. Jegadeesan and Mr. Rogers indicated that the lack of sufficiently detailed information provided by Parent with respect to its fundraising efforts continued to raise concerns and made it difficult for each of them to approve a course in which the Company would continue to pursue a potential transaction with Parent. Following the discussion and deliberation, Mr. Steele provided a recommendation on behalf of Company management that the Board authorize Company management to engage with Parent regarding the negotiation of Parent’s initial proposal for the Fourth Amendment.
Following the recommendation, the members of the special committee left the telephonic meeting to meet and confer independently. The special committee deliberated and considered the recommendation of Mr. Steele and the information that had been provided by Parent, including Parent’s initial proposal for the Fourth Amendment. The special committee, following such deliberation, rejoined the telephonic meeting held by the Board. Mr. Rogers, on behalf of the special committee, confirmed that the special committee recommended that the Merger Agreement be terminated by the Company pursuant to its termination right for Parent’s failure to deliver the Evidence of Funding by the funding deadline. The Board deliberated and considered the recommendation of the special committee. Following such deliberation, the Board passed the following motion by a vote of five in favor and one abstention (with the one abstention being Mr. Barrett): that the Company terminate the Merger Agreement pursuant to its termination right for Parent’s failure to deliver the Evidence of Funding by delivery of a notice to Parent of such termination to be delivered in the early morning of April 11, 2024. The Board then instructed Company management to verbally notify representatives of Parent that a notice of termination of the Merger Agreement would be delivered to Parent in the early morning of April 11, 2024. The members of the special committee and the Board instructed Company management to direct Mayer Brown to finalize the documentation for a potential termination of the Merger Agreement.
Following the meeting of the Board, later in the evening of April 10, 2024, Mr. Barrett and Mr. Steele called Mr. Mirman to inform him that the Board had determined to terminate the Merger Agreement and that a notice of such termination would be delivered to Parent in the early morning of April 11, 2024, which Mr. Mirman acknowledged.
Following the discussion between Messrs. Barrett, Steele and Mirman, Mr. Mirman contacted Mr. Barrett to discuss what terms Mr. Mirman could propose for the Board to consider rescinding its decision to terminate the Merger Agreement in the early morning of April 11, 2024. Mr. Barrett conveyed to Mr. Mirman that Mr. Mirman should contact Mr. Chang to discuss any such proposal, and that Mr. Chang would then relay that discussion to the Board for its consideration.
In the late evening of April 10, 2024, Mr. Mirman contacted Mr. Chang by telephone to present a potential revised proposal to Parent’s initial proposal for the Fourth Amendment. On that phone call, Messrs. Mirman and Chang discussed a proposal in which Mr. Mirman and other potential equity financing sources deposit an additional $2 million into the Escrow Account by the end of the business day on April 11, 2024 and, in exchange for such deposit, the Company would extend the funding deadline by five days (which we refer to such terms, collectively, as “Parent’s second proposal for the Fourth Amendment”). Mr. Chang notified Mr. Mirman that he would bring Parent’s second proposal for the Fourth Amendment to the Board and the special committee.
Following his phone call with Mr. Mirman, Mr. Chang summarized Parent’s second proposal for the Fourth Amendment to the special committee and the Board via email. A special meeting of the Board was scheduled for the early morning of April 11, 2024 to discuss Parent’s second proposal for the Fourth Amendment.
Early in the morning on April 11, 2024, the Board held a telephonic meeting to consider Parent’s second proposal for the Fourth Amendment. Mr. Steele and Mr. Barrett each described the conversation they had with Mr. Mirman following the special meeting of the Board held on April 10, 2024 and Mr. Chang described the conversation he had with Mr. Mirman regarding Parent’s second proposal for the Fourth Amendment. The Board then discussed and deliberated regarding the benefits of pursuing Parent’s second proposal for the Fourth Amendment, including the likelihood that extending the funding deadline further would result in Parent securing the equity financing required to consummate the Merger. After such discussion and deliberation, the special committee unanimously determined to recommend to the Board that the Company not terminate the Merger Agreement at this time but instead convene a special meeting following the close of business on April 11, 2024 to determine whether to enter into a fourth amendment to the Merger Agreement, otherwise continue to pursue a transaction with Parent or terminate the Merger Agreement. The Board deliberated and considered the recommendation of the special committee. Following such deliberation, the Board unanimously reversed its resolution to terminate the Merger Agreement passed the previous day and determined to pursue a potential amendment to the Merger Agreement with Parent while reserving all rights under the Merger Agreement, including the termination thereof, and applicable law.
Prior to the opening of trading on the NYSE American on April 11, 2024, the Company filed a Current Report on Form 8-K announcing that Parent had failed to deliver the Evidence of Funding by the funding deadline of 5:00 pm Central Time on April 10, 2024 and that the Board and the special committee were evaluating the Company’s options in light of such failure, including considering a range of options such as possible changes to the terms of the Merger Agreement and a termination of the Merger Agreement in accordance with its terms.
Following the meeting of the Board, on April 11, 2024, Mr. Steele relayed the Board’s decision to Mr. Mirman. Mr. Mirman indicated that he would not be able to deposit the $2 million into the Escrow Account by the end of the business day on April 11, 2024 as contemplated by Parent’s second proposal for the Fourth Amendment. Mr. Steele conveyed that the Board may consider a revised proposal from Parent that included an additional limited guarantee made by Mr. Mirman in favor of the Company in an amount equal to $1 million in substantially the same form as the Limited Guarantee, an additional limited guarantee made by Mr. Mirman in favor of the Company in an amount up to a maximum amount of $5 million in a modified form from the Limited Guarantee, which modifications would be a backstop by Mr. Mirman of the funding of equity financing pursuant to subscription agreements in order to consummate the transaction, and modifications to the subscription agreement to include that the commitments drawn thereunder would occur seven days prior to the anticipated meeting of the stockholders to consider the approval and adoption of the transaction.
In the early evening of April 12, 2024, representatives of Parent delivered a revised proposal to Company management and Mr. Barrett via e-mail. The material terms of such proposal were as follows: (a) the Company would not have the right to terminate the Merger Agreement in the event that Parent fails to deliver the Evidence of funding by the funding deadline of 5:00 pm Central Time on April 10, 2024 and (b) the funding of equity financing pursuant to subscription agreements in order to consummate the transaction would be effectively backstopped by an additional limited guarantee made by Mr. Mirman in favor of the Company up to a maximum amount of $5 million. (we refer to such terms, collectively, as “Parent’s third proposal for the Fourth Amendment”). Such representatives also delivered an update on Parent’s efforts to obtain Qualifying Additional Financing Documents.
Following the delivery by representatives of Parent of Parent’s third proposal for the Fourth Amendment, in the evening of April 12, 2024, the Board held a telephonic meeting to consider Parent’s third proposal for the Fourth Amendment. Mr. Steele discussed and summarized Parent’s third proposal for the Fourth Amendment and relayed to the Board that in his conversation earlier that day with Mr. Mirman, Mr. Mirman confirmed that he would not be able to fund the $2 million originally contemplated in Parent’s second proposal for the Fourth Amendment. The Board deliberated and discussed the significance of the limited guarantee contained in Parent’s third proposal for the Fourth Amendment applying to a shortfall in the funding of the equity financing, but noted that it remained unclear from Parent’s third proposal for the Fourth Amendment at that time as to how the proposed limited guarantee would be structured. Following such deliberation and discussion, the Board discussed how to proceed, including whether to proceed with terminating the Merger Agreement or instruct Company management to, and to direct Mayer Brown to, seek further information from Parent with respect to Parent’s third proposal for the Fourth Amendment. Upon a motion duly made, the Board authorized Company management to, and to direct Mayer Brown to, seek such further information from Parent.
On April 13, 2024, representatives of Mayer Brown and KLG had a telephonic meeting to discuss Parent’s third proposal for the Fourth Amendment, including the proposed structure of Mr. Mirman’s limited guarantee.
Later on April 13, 2024, KLG sent Mayer Brown and Company management proposed drafts of (a) a Fourth Amendment to the Merger Agreement (which we refer to as the “Fourth Amendment”), the material terms of which included (i) that the Company would no longer have the right to terminate the Merger Agreement in the event that Parent failed to deliver the Evidence of Funding by 5:00 pm Central Time on April 10, 2024, and (ii) the Company would have the right to terminate the Merger Agreement if Parent fails to deliver binding contracts (which we refer to as “Qualifying Additional Financing Documents”) entered into by Parent that evidence the Aggregate Minimum Financing by the earlier of a to-be-determined date in April 2024 or the date that the Company causes the definitive proxy statement in connection with the Mergers to be mailed to the Company’s stockholders, (b) a Limited Guarantee (which we refer to as the “Funding Limited Guarantee”) proposed to be entered into between the Company and Mr. Mirman, pursuant to which Mr. Mirman would irrevocably and unconditionally guarantee to the Company, solely in the event that Parent delivers Qualifying Additional Financing Documents by a to-be-determined date, the payment of the Merger Consideration up to a maximum amount of $4 million.
On April 14, 2024, Mayer Brown and Company management discussed a potential counterproposal to the draft documentation of Parent’s third proposal for the Fourth Amendment shared by KLG (which we refer to as the “Company’s initial counterproposal for the Fourth Amendment”), including (a) expanding the Funding Limited Guarantee to guarantee all of Parent’s and Merger Sub’s obligations to make any payment under the Merger Agreement, rather than solely with respect to the Merger Consideration, (b) changes to the Fourth Amendment such that (i) the Company would not file the definitive proxy statement in connection with the Merger or mail such proxy statement to the Company’s stockholders unless and until Parent has delivered Qualifying Additional Financing Documents and (ii) the Company’s proposed termination right would be with respect to the delivery of such Qualifying Additional Financing Documents solely on or before a to-be-determined date in April 2024, and (c) changes to the Limited Guarantee such that the maximum amount of payment obligations of Parent and Merger Sub that the Company could enforce under the Limited Guarantee would be increased from $1 million to $2 million.
Later on April 14, 2024, Mayer Brown prepared draft documents for the Company’s initial counterproposal for the Fourth Amendment and sent such documents to KLG and representatives of Parent.
On the morning of April 15, 2024, representatives of Parent sent Mayer Brown and Company management a revised draft of the Fourth Amendment and the Funding Limited Guarantee reflecting that the Company’s proposed termination right would be with respect to the delivery of Qualifying Additional Financing Documents by the later of 5:00 pm Central Time on April 26, 2024 or the date on which the Company causes the definitive proxy statement in connection with the Mergers to be mailed to the Company’s stockholders.
Later on April 15, 2024, Company management and representatives of Parent had a telephonic meeting to discuss the Company’s initial counterproposal for the Fourth Amendment, including the revised drafts sent by Parent earlier that day. They agreed to modify the terms of the Company’s initial counterproposal for the Fourth Amendment to reflect that (a) the Company’s proposed termination right would be with respect to the delivery of Qualifying Additional Financing Documents by the earlier of 5:00 pm Central Time on April 26, 2024 and the date that the Company causes the definitive proxy statement in connection with the Merger to be mailed to the Company stockholders, (b) in the event Parent does not deliver Qualifying Additional Financing Documents on or before 5:00 pm Central Time on April 22, 2024, Parent would be required to pay the expenses of the Company in connection with the printing and mailing of the definitive proxy statement, (c) the Closing Failure Fee would be modified to be the Initial Deposit Escrow Amount plus $20 million, an increase from $15 million and (d) the draft amendment to the Limited Guarantee would be an Amended and Restated Limited Guarantee (which we refer to as the “Amended and Restated Limited Guarantee”) by Mr. Mirman in favor of the Company that would modify the Limited Guarantee to (i) increase the maximum enforceable amount from $1 million to $4 million and (ii) require any amounts the Company receives from enforcing any other rights with respect to obligations guaranteed under the Amended and Restated Limited Guarantee to be offset against any enforceable amounts under the Amended and Restated Limited Guarantee if the aggregate recoveries exceed $15 million (which material terms we refer to, together with the remaining terms of the Company’s initial counterproposal to the Fourth Amendment, as the “material terms to the Fourth Amendment”).
Following such meeting, on April 15, 2024, Mayer Brown prepared draft documents reflecting the material terms to the Fourth Amendment and sent such documents to KLG and representatives of Parent.
Also on April 15, 2024, representatives of each of Company management and Parent discussed the material terms to the Fourth Amendment and discussed changes to the terms of the Amended and Restated Limited Guarantee such that it would be enforceable up to $1 million or an additional $1 million if (a) Parent fails to deliver Qualifying Additional Financing Documents on or before 5:00 pm Central Time on April 22, 2024 and fails to pay the costs of printing and mailing the definitive proxy statement to the Company’s stockholders, (b) Parent fails to deliver such Qualifying Additional Financing Documents on or before 5:00 pm Central Time on April 26, 2024 or (c) the Merger Agreement is terminated by the Company due to Parent’s failure to consummate the transactions contemplated by the Merger Agreement when required to do so under the terms of the Merger Agreement or by the Company or Parent in accordance with the Merger Agreement under any permissible termination right thereunder where the Company would have been entitled to exercise such foregoing termination right.
On April 16, 2024, Mayer Brown prepared draft documents reflecting the material terms to the Fourth Amendment incorporating the modifications discussed on April 15, 2024 (which we refer to as the “proposed fourth amendment terms”) and sent such documents to KLG and representatives of Parent.
Later on April 16, 2024, the special committee held a telephonic meeting at which all of the members of the special committee were present to discuss the proposed fourth amendment terms as reflected in the Fourth Amendment, the Amended and Restated Limited Guarantee and the Funding Failure Limited Guarantee, which had been previously provided by Company management. After discussion and deliberation, the special committee unanimously determined (a) that the Fourth Amendment, the fourth proposed Fourth Amendment terms, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, and (b) to recommend that the Board approve the Fourth Amendment, the fourth proposed Fourth Amendment terms, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee and determine that the Fourth Amendment, the fourth proposed Fourth Amendment terms, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee were advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders (we refer to the foregoing resolutions in clauses (a) and (b) as the “approval and recommendation of the Fourth Amendment”).
In the early evening of April 16, 2024, the Board held a telephonic meeting at which all of the members of the Board other than Mr. Jegadeesan were present. Mr. Steele summarized the proposed fourth amendment terms as reflected in the Fourth Amendment, the Amended and Restated Limited Guarantee and the Funding Failure Limited Guarantee. Mr. Rogers, on behalf of the special committee, confirmed that the special committee had made the approval and recommendation of the Fourth Amendment. After discussion and deliberation, the Board, after considering the recommendation of the special committee, passed the following motion (with the five members voting in favor and Mr. Jegadeesan not being present): the Board determined that (a) the Fourth Amendment, the proposed fourth amendment terms, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee were advisable and fair to, and in the best interests of, the Company and its stockholders and (b) approved the execution, delivery and performance by the Company of the Fourth Amendment, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee and the consummation of the transactions contemplated by the Fourth Amendment, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee.
Following the meeting of the Board, in the early evening of April 16, 2024, the Company, Parent and Merger Sub executed the Fourth Amendment and the Company and Mr. Mirman executed each of the Amended and Restated Limited Guarantee and the Funding Limited Guarantee.
Prior to the opening of trading on the NYSE American on April 17, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Fourth Amendment by the Company, Parent and Merger Sub, the entry into the Amended and Restated Limited Guarantee and the Funding Limited Guarantee by the Company and Mr. Mirman and summarizing the material terms of the Fourth Amendment, the Amended and Restated Limited Guarantee and the Funding Limited Guarantee.
On April 19, 2024, representatives of Metamorphic visited the offices of the Company, and Company management Company provided Metamorphic with certain due diligence information regarding the Company’s operations.
On April 22, 2204, Parent failed to deliver Qualifying Additional Financing Documents on or before 5:00 pm Central Time on that day. Mr. Steele called Mr. Mirman to inform Mr. Mirman of Company management’s expectation that Parent would pay the costs of printing and mailing the definitive proxy statement to the Company’s stockholders by wiring $125,000 to the Company’s bank account by the morning of April 26, 2024 in accordance with the Fourth Amendment.
In the afternoon of April 22, 2024, Mr. Little sent Mr. Steele an update with respect to Parent’s efforts to obtain Qualifying Additional Financing Documents, which update provided that Fortress and Meritz were each evaluating a $50 million expansion of their current commitments to provide debt financing in order to provide for a path to Parent obtaining Qualifying Additional Financing Documents and included (a) such expansion of commitments to provide debt financing, (b) a $100 million target commitment of equity financing from Metamorphic, (c) equity financing from other sources, the total amount of which would be equal to $200 million, in the aggregate. The update also provided for an alternative path to Parent obtaining Qualifying Additional Financing Documents, which included a $100 million target commitment of equity financing from certain financing sources, including a $10 million target commitment of equity financing from Mr. Mirman, the total amount of which would be equal to $200 million.
Later on April 22, 2024, Mr. Steele relayed to the Board the updates provided by Mr. Little and that Mr. Steele had informed Mr. Mirman of Company management’s expectation that Parent would pay the costs of printing and mailing the definitive proxy statement to the Company’s stockholders by wiring $125,000 to the Company’s bank account by the morning of April 26, 2024 in accordance with the Fourth Amendment.
On April 23, 2024, Parent wired $125,000 to the Company’s bank account for purposes of paying the costs of printing and mailing the definitive proxy statement to the Company’s stockholders.
On April 26, 2024, Mr. Steele met with a representative of Party D to discuss a possible business combination between the Company and Party D.
Also on April 26, 2024, Parent failed to deliver such Qualifying Additional Financing Documents on or before 5:00 pm Central Time on that day.
In the late evening of April 26, 2024, Mr. Steele requested that Parent confirm whether it had Qualifying Additional Financing Documents, and a representative of Parent informed Mr. Steele that Parent remained in communications with the necessary potential equity financing sources, including Metamorphic, and expected that such equity financing sources would enter into subscription agreements sufficient for the delivery of Qualifying Additional Financing Documents prior to a telephonic meeting of the Board scheduled to be held on the morning of April 27, 2024.
On April 27, 2024, representatives of Parent delivered to Company management a subscription agreement executed by Metamorphic evidencing a commitment by Metamorphic to provide $50 million of equity financing in respect of the transaction. As of the time such subscription agreement was delivered, Parent did not have sufficient committed financing in place to consummate the Merger.
Later on April 27, 2024, the Board held a telephonic meeting to consider a choice between a potential termination of the Merger Agreement in light of Parent’s failure to deliver Qualifying Additional Financing Documents on or before 5:00 pm Central Time on April 26, 2024 and potentially extending the deadline for such delivery in light of the updated provided by Parent in connection with Parent’s efforts to obtain Qualifying Additional Financing Documents. Mr. Steele relayed the updates previously provided by Parent, including the avenues by which Parent anticipated obtaining executed subscription agreements from potential equity financing sources, including commitment made by Metamorphic. The members of the Board deliberated on these updates and the failure of the delivery to occur by the deadline. Mr. Rogers, on behalf of the special committee, confirmed that the special committee recommended that the Board not yet terminate the Merger Agreement and to continue evaluating the efforts being made by Parent to obtain sufficient financing to consummate the transaction. After discussion and deliberation, the Board determined not to terminate the Merger Agreement and to continue evaluating the efforts being made by Parent to obtain sufficient financing to consummate the transaction.
Prior to the opening of trading on the NYSE American on April 29, 2024, the Company filed a Current Report on Form 8-K and Form 10-K/A announcing that Parent had failed to deliver Qualifying Additional Financing Documents by the funding deadline of 5:00 pm Central Time on April 26, 2024 and that the Board and the special committee were evaluating the Company’s options in light of such failure, including considering a range of options such as possible changes to the terms of the Merger Agreement and a termination of the Merger Agreement in accordance with its terms.
On May 1, 2024, Mr. Mirman provided Mr. Steele and Mr. Barrett with an update on Parent’s efforts to obtain Qualifying Additional Financing Documents, which update included that (a) Metamorphic had agreed to increase its commitment from $50 million to a cumulative amount equal to $130 million, (b) Bralina had committed to provide an amount of equity financing equal to $10 million and (c) Runnels Trust had committed to provide an amount of equity financing equal to $10 million. Mr. Mirman also indicated that Parent remained in discussions with other financing sources to provide additional debt and/or equity financing in respect of the transaction.
Later on May 1, 2024, Mr. Steele provided an update to the Board and the special committee via email and described the update Mr. Mirman had provided to him earlier that day.
Also on May 1, 2024, Parent delivered signed subscription agreements executed by (a) Metamorphic, pursuant to which Metamorphic had agreed to provide an additional amount of equity financing of $80 million (totaling $130 million when taken together with the previously executed subscription agreement by Metamorphic), (b) Bralina, pursuant to which Bralina had agreed to provide an amount of equity financing of $10 million and (c) Runnels Trust, pursuant to which Runnels Trust had agreed to provide an amount of equity financing of $10 million. Such subscription agreements, when taken together with the subscription agreement from Metamorphic delivered on April 27, 2024 and with the Released Funds, represented commitments to provide $160 million of equity financing, in the aggregate, in respect of the Merger.
Prior to the opening of trading on the NYSE American on May 3, 2024, the Company filed a Current Report on Form 8-K announcing that Parent had not yet delivered Qualifying Additional Financing Documents sufficient to constitute Evidence of Funding, that Parent had delivered Qualifying Additional Financing Documents evidencing equity financing subscriptions necessary to fund $160 million of the Minimum Aggregate Equity Financing, and that the Board and the special committee were evaluating the Company’s options in light of such failure, including considering a range of options such as possible changes to the terms of the Merger Agreement and a termination of the Merger Agreement in accordance with its terms.
In early May 2024, Company management determined that the Company would need to raise at least $20 million in cash by the end of Q2 2024 to maintain compliance with the liquidity covenants in the Company’s credit facility and meet certain payment obligations. On May 9, 2024, Company management delivered to the Equity Financing Special Committee a proposed draft of a written notice requesting $20 million in additional financing from the Significant Stockholders as contemplated by the Subsequent Commitment Letters. Also on May 9, 2024, the Equity Financing Special Committee held a meeting and, after considering management’s request, unanimously approved a request for $20 million of equity financing and recommended that the Board approve such financing, provided that the terms of the preferred stock for this latest round of financing (which we refer to as the “Series A-4 Preferred Stock”) would be substantially similar to the terms of the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock, except that the Series A-4 Preferred Stock would be subject to a 120 day waiting period on conversion from the date of issuance in the same manner as the Series A-2 Preferred Stock.
On May 13, 2024, the Board held a telephonic meeting. At such meeting, the Board unanimously approved (a) the purchase agreements in respect of the Series A-4 Preferred Stock to be entered into by the Company with Luminus, Oaktree and Gen IV (which we refer to as the “Series A-4 Redeemable Convertible Preferred Stock Purchase Agreements”), pursuant to which Luminus, Oaktree and Gen IV would purchase an aggregate 20,000 shares of Series A-4 Redeemable Convertible Preferred Stock of the Company (b) the Fifth Amendment to Registration Rights Agreement to be entered into by the Company with Luminus, Oaktree and Gen IV with respect to the transactions contemplated by the Series A-4 Redeemable Convertible Preferred Stock Purchase Agreements (which we refer to as the “Fifth Amendment to RRA”), and (c) the filing of a Certificate of Designations of Series A-4 Redeemable Convertible Preferred Stock with the Office of the Secretary of State of the State of Delaware (which we refer to as the “Certificate of Designations of Series A-4 Redeemable Convertible Preferred Stock”).
Later on May 13, 2024, the Company (a) entered into Series A-4 Redeemable Convertible Preferred Stock Purchase Agreements (b) entered into the Fifth Amendment to RRA, (c) had filed the Certificate of Designations of Series A-4 Redeemable Convertible Preferred Stock and (d) the Company filed a Current Report on Form 8-K announcing that the Company had entered into the Series A-4 Redeemable Convertible Preferred Stock Purchase Agreements and the Fifth Amendment to RRA and had filed a

Certificate of Designations of Series A-4 Redeemable Convertible Preferred Stock with the Office of the Secretary of State of the State of Delaware.
Also on May 13, 2024, Mr. Steele requested an update from Parent on the status of Parent’s discussions with each of Fortress and Meritz in respect of their debt commitments, including a possible reduction in their respective requirements regarding the amount of cash on the Company’s balance sheet following the consummation of the Merger in light of the Company’s ongoing financing needs. Mr. Mirman relayed an update he had received from Fortress that they were amenable to waiving such requirements and provided Mr. Mirman an update on Parent’s efforts to obtain the equity financing for the Merger.
On May 14, 2024, the Board held a telephonic meeting at which all of the members of the Board were present. Mr. Steele provided an update on ongoing discussions with Party D. Mr. Steele further provided an update on Parent’s discussions with each of Fortress and Meritz to reduce their respective requirements regarding the amount of cash on the Company’s balance sheet following the consummation of the Merger and relayed the updates he had received from Mr. Mirman regarding Parent’s efforts to obtain the equity financing for the Merger contemplated by the transaction documents. The Board then discussed a potential termination of the Merger Agreement in light of Parent’s efforts and the ongoing resources being expended by Company management and other employees of the Company in furtherance of the transaction. Following such discussions, the Board determined that the Company should continue to pursue a potential transaction with Parent and instructed Company management to continue to engage with Parent, including requesting that Parent to provide a copy of any subscription agreements with Meritz for it to provide equity financing with respect to the transaction, executed copies of any amendments to the debt commitment letters of each of Fortress and Meritz evidencing a reduction of their respective requirements regarding the amount of cash on the Company’s balance sheet following the consummation of the Merger, and any additional executed subscription agreements providing for equity financing in respect of the transaction.
Later on May 14, 2024, Mr. Steele relayed the Board’s requests to Parent.
On May 15, 2024, the Company filed a Current Report on Form 8-K announcing that the Company was continuing its review of strategic alternatives and working towards consummating the Merger.
On May 21, 2024, Messrs. Steele and Barrett met with a representative of Party D to further discuss a possible business combination involving the Company and Party D.
On May 23, 2024, Company management instructed Mayer Brown to confirm with KLG whether Parent was amenable to entering into an amendment to the Merger Agreement to extend the outside date given that the outside date of June 12, 2024 under the Merger Agreement.
Later on May 23, 2024, Mayer Brown requested that KLG confirm whether Parent was amenable to an extension of the outside date, and KLG confirmed that Parent was amenable to such an extension, which Mayer Brown relayed to Company management.
In early June 2024, a representative of Party AB contacted Mr. Steele to notify Mr. Steele that Party AB was considering strategic alternatives.
On June 3, 2024, Party AA executed a confidentiality agreement with the Company, which contained customary provisions, but did not include standstill provisions that would prohibit Party AA, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision).
On June 4, 2024, Company management met with representatives of Party AA to provide an overview of the Company. At such meeting, Party AA expressed an interest in exploring an acquisition of (and only of) a certain portion of the Company’s assets rather than making proposals to acquire the Company. Following such meeting, Company management provided Party AA with certain due diligence information regarding the Company’s operations.
Later on June 4, 2024, Mr. Mayer called Ms. Fuchs to discuss the outside date under the Merger Agreement being June 12, 2024, and a potential extension thereof.

On June 5, 2024, Mr. Steele advised representatives of Parent that the outside date under the Merger Agreement was June 12, 2024, and Mr. Steele and such representatives of Parent discussed a potential extension of the outside date to September 12, 2024 (which we refer to as the “terms of the Fifth Amendment”). Mr. Steele further reiterated the prior request to Parent to provide a copy of any subscription agreements with Meritz for it to provide equity financing with respect to the transaction, an executed copy of amendments to the debt commitment letters of each of Fortress and Meritz evidencing a reduction of their respective requirements regarding the amount of cash on the Company’s balance sheet following the consummation of the Merger, and any additional executed subscription agreements providing for equity financing in respect of the transaction.
On June 7, 2024, Company management instructed Mayer Brown to prepare a draft amendment to the Merger Agreement (which we refer to as the “Fifth Amendment”) reflecting the terms of the Fifth Amendment.
On June 8, 2024, the members of the special committee held a telephonic meeting at which all of the members of the special committee were present to discuss the terms of the Fifth Amendment and the Fifth Amendment. After discussion and deliberation, the special committee unanimously determined (a) that the Fifth Amendment and the terms of the Fifth Amendment were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, and (b) to recommend that the Board approve the Fifth Amendment and the terms of the Fifth Amendment and determine that the Fifth Amendment and the terms of the Fifth Amendment were advisable, fair to, and in the best interests of the Company and the unaffiliated stockholders (we refer to the foregoing resolutions in clauses (a) and (b) as the “approval and recommendation of the Fifth Amendment”).
On June 10, 2024, the Board held a telephonic meeting at which all of the members of the Board were present. Mr. Steele provided an update on Parent’s efforts to obtain the equity financing for the Merger contemplated by the transaction documents and summarized the discussions that Company management had with Party AA since June 3, 2024. The Board then discussed the current status of discussions with Party D and Party AA and their potential access to sufficient funding to consummate a potential transaction involving an acquisition of the Company and the bidders’ due diligence review of the Company. Mr. Steele then summarized the terms of the Fifth Amendment. Mr. Rogers, on behalf of the special committee, confirmed that the special committee had made the approval and recommendation of the Fifth Amendment. After discussion and deliberation, the Board, after considering the recommendation of the special committee, determined that (a) the Fifth Amendment and the terms thereof were advisable and fair to, and in the best interests of, the Company and its stockholders and (b) approved the execution, delivery and performance by the Company of the Fifth Amendment and the consummation of the transactions contemplated by the Fifth Amendment.
Following the meeting of the Board, in the early morning hours of June 11, 2024, Mayer Brown and KLG finalized the draft of the Fifth Amendment, and the Company, Parent and Merger Sub executed the Fifth Amendment.
Prior to the opening of trading on the NYSE American on June 11, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Fifth Amendment by the Company, Parent and Merger Sub and summarizing the material terms of the Fifth Amendment.
On June 20, 2024, Party AB executed a confidentiality agreement with the Company, which contained customary provisions, including standstill provisions that, for a period of one year, prohibit Party AB, without the prior written consent of the Board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision). As a result of the Company’s entry into the Seventh Amendment, such standstill provisions terminated in accordance with the terms of such confidentiality agreement.
Also on June 20, 2024, representatives of Party AB visited the Company’s offices. Mr. Steele and such representatives discussed a potential business combination between the Company and Party AB.
On June 26, 2024, representatives of Party AB and Company management had a telephonic meeting at which representatives of each of Party AB and the Company provided the other a presentation and certain due diligence information regarding such party.

On June 27, 2024, Mr. Steele met with a representative of Party D. During such meeting, the representative informed Mr. Steele that Party D was no longer interested in exploring a potential business combination with the Company.
On July 7, 2024, Mr. Mirman contacted Mr. Barrett to discuss the possibility of modifying the terms of the Parent preferred stock transactions such that all of Significant Stockholders (including Gen IV, which was not participating in the rollover at that time) would rollover all of their Company preferred stock (rather than the partial rollover contemplated in the initial transaction terms) in the proposed transaction. Mr. Barrett noted during this discussion that each Significant Stockholder would need to consent individually to the rollover of all of their Company preferred stock.
On July 12, 2024, Mr. Mirman and Mr. Barrett discussed modifications to certain terms of the proposed transaction as they related to the Significant Stockholders, including the modifications to the rollover terms they discussed in their prior conversations, governance rights associated with the Parent preferred stock and the sources and uses of Parent’s anticipated financing for the proposed transaction. This discussion included a proposal from Mr. Mirman to reduce the Merger Consideration from $9.80 per share to $7.00 per share, which reduction, when taken together with the modifications to the rollover terms to include all of the Significant Stockholders rolling over all of their shares of Company preferred stock in the transaction, would facilitate Parent’s ability to consummate the Merger due to Parent’s inability to otherwise obtain sufficient financing to consummate the Merger on the terms of the Merger Agreement as of December 14, 2023. As part of this discussion, Mr. Barrett directed all conversations regarding the terms relating to the Company common stock to be held between Parent and Company. In the following days, Mr. Mirman, Ms. Fuchs and Mr. Barrett continued to discuss potential modifications to the terms of the proposed transactions and of the Parent preferred stock, including the need for Parent to formally submit a revised proposal and transaction documentation for consideration for the Board. Mr. Barrett suggested Mr. Mirman engage with each of the holders of Company preferred stock regarding such terms. Mr. Barrett communicated these conversations to Mr. Steele and the other holders of Company preferred stock.
On July 17, 2024, representatives of Party AB and Company management had a telephonic meeting to discuss a potential business combination and due diligence information regarding the valuation of each party.
On July 18, 2024, the Board held a telephonic meeting at which all of the members of the Board were present to, among other things, review the ongoing status of the potential transaction with Parent and discussions between Company management and each of Party D, Party AA and Party AB. As part of such review, Mr. Steele relayed the discussions he had with Parent regarding the challenges Parent was facing in obtaining fully committed financing on the terms contemplated by the Merger Agreement and, in light of such challenges, potentially amending the Merger Agreement to reduce the purchase price of $9.80 per share to $7.00 per share and amending the mechanics and economics of the Parent preferred stock investment and rollover transactions, in each case, with the purpose of resulting in Parent having sufficient financing sources to consummate the Merger. Mr. Steele confirmed that Company management had not received a formal written proposal from Parent in connection with these discussions.
Later on July 18, 2024, Ms. Fuchs sent Mr. Barrett and Mr. Steele a summary of potential revised terms for the transactions, which included a reduction in the Merger Consideration to $7.00 per share, revised drafts of certain of the documents governing the rollover and the Parent preferred stock, as well as a detailed plan for the sources and uses of Parent’s financing for the transaction that contemplated (a) a reduction in the Minimum Aggregate Equity Financing from $200,000,000 to $160,000,000 and (b) all of the Significant Stockholders rolling over all of their shares of Company preferred stock in the transaction.
On July 23, 2024, Ms. Fuchs and Mr. Steele discussed elements of Parent’s informal revised proposal delivered by Parent on July 18, 2024, including the amount of committed financing that Parent has obtained and the effect of the rollover.
On July 25, 2024, Mr. Steele called a representative of Party AA to discuss Party AA’s interest in making a written proposal in respect of a possible business combination with the Company. Such representative informed Mr. Steele that Party AA was still in process of its due diligence review of the Company and was not yet prepared to make an offer.

On August 7, 2024, Mr. Steele requested that Parent provide an update on the status of its financing with respect to the transaction, including any updates with respect to subscription agreements with Meritz and executed copies of the amendments to the debt commitment letters of each of Fortress and Meritz evidencing a reduction of their respective requirements regarding the amount of cash on the Company’s balance sheet following the consummation of the Merger. Ms. Fuchs relayed that Parent was still waiting to hear from Meritz regarding the timing of its internal approvals with respect to such amendments and that KLG was in the process of finalizing the subscription agreements.
Also on August 7, 2024, Ms. Fuchs sent Company management updated subscription agreements for each of Metamorphic, which included two subscription agreements for each of $80 million and $50 million, Bralina, which was for $10 million, and Runnels Trust, which was for $10 million. Such subscription agreements represented, together with Released Funds, commitments to provide $160 million of equity financing, in the aggregate, in respect of the Merger.
Later on August 7, 2024, a representative of Party AA sent an e-mail to Company management indicating an interest in a potential acquisition of certain assets but that Party AA was still unable to make a formal written offer in respect of such interest since it did not have internal authorization to do so.
On August 8, 2024, Mr. Steele called a representative of Party AA and requested that Party AA make a formal written offer in respect of a potential business combination with the company and noted that such offer should represent Party AA’s best offer and include information relating to the sources of funds to consummate the potential acquisition and expected conditions precedent and due diligence required to execute the potential transaction.
Also on August 8, 2024, Mr. Mirman, Ms. Fuchs and Mr. Barrett met in New York City to further discuss the terms of the Parent preferred stock rollover and investment transaction.
On August 9, 2024, Mr. Steele and other members of Company management had a telephone call with a representative of Party Z to discuss if Party Z had any potential ongoing interest in a business combination with the Company, and such representative confirmed that it was not currently interested in exploring such a transaction.
On August 12, 2024, the Board held a telephonic meeting at which all of the members of the Board were present to review, among other things, the ongoing status of the potential transaction with Parent, discussions between Company management and Party AA and Party AB, and the status of Parent’s financing with respect to the Merger.
On August 13, 2024, Company management received a written revised offer from Parent, which included amending the Merger Agreement to (a) reduce the Merger Consideration from $9.80 per share to $7.00 per share, (b) amend the mechanics and economics of the Parent preferred stock investment and rollover transactions to require all of the Significant Stockholders to roll over all of their Company preferred stock (rather than the partial rollover contemplated in the initial transaction terms), and (c) reduce the amount of equity financing required to demonstrate Evidence of Financing from $200 million to $160 million (which we refer to as “Parent’s revised proposal”). As a result of the reduction in the Merger Consideration and the changes to the rollover transactions contemplated by Parent’s revised proposal, Parent would only require $160 million of equity financing, in the aggregate, as opposed to $200 million, to consummate the Merger.
Prior to the opening of trading on the NYSE American on August 14, 2024, the Company filed a Quarterly Report on Form 10-Q also announcing the receipt by the Company of Parent’s revised proposal and summarizing the material terms of Parent’s revised proposal.
On August 14, 2024, Mr. Steele had a telephone call with a representative of Party AB to discuss if Party AB had any ongoing interest in a business combination with the Company, and such representative confirmed that it was not interested in exploring such a transaction.
On August 15, 2024, Mr. Steele sent a request to a representative of Party Z to request whether Party Z had any potential ongoing interest in a business combination with the Company.
On August 21, 2024, Mr. Steele sent another request to a representative of Party Z to request a formal indication from Party Z by the close of business on August 22, 2024 of Party Z’s potential interest in a business combination with the Company. Mr. Steele did not receive a response from Party Z.

On August 27, 2024, Mr. Steele called a representative of Party AA to discuss if Party AA would be making a formal written offer in respect of a potential acquisition of the Company, and such representative confirmed that Party AA would not be making such an offer at that time.
On September 4, 2024, Mr. Steele called a representative of Party D to discuss if Party D would be making a formal written offer in respect of a potential acquisition of the Company, and such representative confirmed that Party D would not be making such an offer.
Between September 5, 2024 and September 9, 2024, Ms. Fuchs, Mr. Barrett, Mr. Mirman, and representatives of Dechert and KLG exchanged emails regarding high-level comments from the Significant Stockholders on the documents governing the rollover and the Parent preferred stock that accompanied Parent’s revised proposal on August 13, 2024.
On September 7, 2024, Mr. Mayer advised Parent that the outside date under the Merger Agreement was September 12, 2024, and Mr. Mayer and a representative of Parent discussed a potential extension of the outside date to December 31, 2024 (which we refer to as the “terms of the Sixth Amendment”).
Also on September 7, 2024, Company management instructed Mayer Brown to prepare an amendment to the Merger Agreement to reflect the terms of the Sixth Amendment.
Later on September 7, 2024, Mayer Brown prepared draft documents for the Sixth Amendment (which we refer to as the “Sixth Amendment”) reflecting the terms of the Sixth Amendment.
On September 9, 2024, the members of the special committee held a telephonic meeting at which all of the members of the special committee were present to discuss the terms of the Sixth Amendment and the Sixth Amendment. After discussion and deliberation, the special committee unanimously determined (a) that the Sixth Amendment and the terms of the Sixth Amendment were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, and (b) to recommend that the Board approve the Sixth Amendment and the terms of the Sixth Amendment and determine that the Sixth Amendment and the terms of the Sixth Amendment were advisable, fair to, and in the best interests of the Company and the unaffiliated stockholders (we refer to the foregoing resolutions in clauses (a) and (b) as the “approval and recommendation of the Sixth Amendment”).
On September 10, 2024, Mr. Barret, Mr. Mirman and Ms. Fuchs had a call to discuss additional changes to the terms of the rollover and the Parent preferred stock, including details regarding when Parent would be required to redeem the Parent preferred stock, the amount of Parent preferred stock to be redeemed from each Significant Stockholder and the redemption mechanics.
On September 10, 2024, Mr. Mayer had a call with Ms. Fuchs during which they confirmed that the terms of the Sixth Amendment were acceptable to Parent and Company management and the Sixth Amendment was acceptable, subject to approval by the special committee and the Board.
On September 10, 2024, the Board held a telephonic meeting at which all of the members of the Board were present. Mr. Steele then summarized the terms of the Sixth Amendment. Mr. Rogers, on behalf of the special committee, confirmed that the special committee had made the approval and recommendation of the Sixth Amendment. After discussion and deliberation, the Board, after considering the recommendation of the special committee, determined that (a) the Sixth Amendment and the terms thereof were advisable and fair to, and in the best interests of, the Company and its stockholders and (b) approved the execution, delivery and performance by the Company of the Sixth Amendment and the consummation of the transactions contemplated by the Sixth Amendment.
Later on September 10, 2024, Mr. Mayer called Ms. Fuchs to confirm the Board’s approval of the Sixth Amendment and to discuss the status of discussions with Fortress, Meritz and Parent to potentially extend the commitment periods under the Mertiz debt commitment letter past October 31, 2024.
In the early morning hours of September 11, 2024, the Company, Parent and Merger Sub executed the Sixth Amendment.
Prior to the opening of trading on the NYSE American on September 11, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Sixth Amendment by the Company, Parent and Merger Sub and summarizing the material terms of the Sixth Amendment.

Later on September 11, 2024, Mr. Steele met with representatives of Meritz, and such representatives conveyed that they had confidence regarding the potential of extending the commitment period under its debt commitment letter past October 31, 2024 but that they would not be able to formally confirm this until approved at an investment committee meeting that was expected to take place later that month.
In the afternoon of September 11, 2024, Mr. Mirman modified Parent’s revised proposal to include (a) a reinsertion of the Company’s non-solicitation covenant in substantially the same form as was present in the Merger Agreement prior to the execution of the Second Amendment, including reinstating a provision prohibiting the Company’s ability to waive standstills and (b) the elimination of the Company’s right to terminate the Merger Agreement (i) for Parent’s failure to delivery Qualifying Additional Financing Documents by 5:00 pm Central time on April 26, 2024 and (ii) at any time prior to Parent’s delivery of Evidence of Funding.
Also on September 11, 2024, Company management instructed Mayer Brown to prepare draft documents for the Seventh Amendment (which we refer to as the “Seventh Amendment”) reflecting the terms of Parent’s revised proposal, as modified by Mr. Mirman earlier that day.
In the evening of September 11, 2024, Mayer Brown prepared draft documents for the Seventh Amendment and delivered them to Company management. As part of the preparation of such documents, Mayer Brown reflected the terms of the non-solicitation covenant in substantially the same form as the Merger Agreement was prior to the entry into the Second Amendment, except that the provision prohibiting the Company’s ability to waive standstills was not included.
Between the dates of September 12, 2024 through September 17, 2024, the Significant Stockholders had a number of discussions regarding the rollover and investment transaction, including the capitalization of Parent upon the consummation of the rollover and investment transaction, and following such consummation, securing protections and terms proportional to the size of the rollover and investment transaction under the definitive transaction documents relating thereto. The relationship amongst the Significant Stockholders was also discussed. During such time, representatives of Parent also met with the Significant Stockholders to discuss the same.
On September 12, 2024, Mr. Mayer sent the draft documents for the Seventh Amendment to Ms. Fuchs.
Also on September 12, 2024, representatives of Dechert sent Mr. Mirman, Ms. Fuchs, Mr. Barrett and representatives of KLG revised drafts of the documents governing the rollover and the Parent preferred stock, which included finalized amounts of Company preferred stock that the Significant Stockholders would roll over in the transaction and certain modifications to the matters that would require the consent of the holders of Parent preferred stock.
On September 13, 2024, KLG sent Mr. Mayer a revised draft of the Seventh Amendment and, following such delivery, Mayer Brown and KLG worked to finalize the Seventh Amendment.
On September 13, 2024 and September 14, 2024, Mr. Mirman, Ms. Fuchs, Mr. Barrett, and representatives of Dechert and KLG exchanged emails regarding the remaining open terms with respect to the rollover and the Parent preferred stock, including the matters requiring consent of the holders of Parent preferred stock and certain terms of the redemption of the Parent preferred stock.
On September 15, 2024, Mr. Mirman, Ms. Fuchs, Mr. Barrett, and representatives of Dechert and KLG exchanged calls and emails regarding the remaining open terms with respect to the rollover and the Parent preferred stock, and representatives of KLG circulated revised drafts of the documents governing those transactions to representatives of Dechert.
Also on September 15, 2024, the members of the special committee held a telephonic meeting to discuss potential options to pursue, including whether to recommend to the Board that the Board approve the Seventh Amendment.
On September 16, 2024, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present. At the request of the Board, representatives of Houlihan Lokey reviewed with the Board their preliminary financial analyses with respect to the Company and the possible transaction with Parent based on the proposed consideration from Parent of $7.00. Mr. Barrett then summarized the terms and status of the transaction documents for the Parent preferred stock rollover and investment by the Significant Stockholders. The Board discussed and authorized Mr. Steele to continue to pursue the Seventh Amendment on the basis of a purchase price of $7.00 per share and that, if the transaction documents for the Parent preferred stock rollover and investment by the Significant Stockholders become finalized subject to the execution of the Seventh Amendment, the Board would hold a meeting to consider the Seventh Amendment.
On September 17, 2024, representatives of KLG and Dechert exchanged emails to finalize the remaining open points in the rollover and Parent preferred stock transaction documents.
On September 18, 2024, the Significant Stockholders and Parent agreed to final forms of the transaction documents for the Parent preferred stock rollover and investment by the Significant Stockholders.
Also on September 18, 2024, the members of the special committee held a telephonic meeting at which all of the members of the special committee were present to discuss the terms of the Seventh Amendment and the Seventh Amendment. After discussion and deliberation, the special committee unanimously determined (a) that the Seventh Amendment and the terms of the Seventh Amendment were advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, and (b) to recommend that the Board approve the Seventh Amendment and the terms of the Seventh Amendment and determine that the Seventh Amendment and the terms of the Seventh Amendment were advisable, fair to, and in the best interest of the Company and its stockholders, including the unaffiliated stockholders.
Later on September 18, 2024, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Mayer Brown were present to, among other things, consider the proposed entry into the Seventh Amendment with Parent. Representatives of Houlihan Lokey reviewed with the Board their financial analyses with respect to the Company and the proposed Merger as amended by the terms of the Seventh Amendment. Thereafter, at the request of the Board, Houlihan Lokey rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery to the Board of Houlihan Lokey’s written opinion dated September 18, 2024) to the effect that, as of September 18, 2024, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the merger consideration to be received by the holders of shares of the Company common stock in the Merger pursuant to the Merger Agreement as amended by the Seventh Amendment was fair, from a financial point of view, to such holders. The special committee then confirmed its recommendation that the Board approve the Merger Agreement as amended by the Seventh Amendment and the transactions contemplated thereby, determine that the Merger Agreement as amended by the Seventh Amendment and the transactions contemplated thereby are advisable, fair to, and in the best interests of the Company and its stockholders, including the unaffiliated stockholders, and submit the Merger Agreement as amended by the Seventh Amendment to the Company’s stockholders for their approval. The Board then, after considering the recommendation of the special committee, unanimously (a) determined that the Merger Agreement as amended by the Seventh Amendment and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Company and its stockholders, including the unaffiliated stockholders, (b) declared it advisable to enter into the Seventh Amendment, (c) approved the execution, delivery and performance by the Company of the Seventh Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by the Seventh Amendment, (d) resolved to recommend that the stockholders of the Company adopt the Merger Agreement as amended by the Seventh Amendment and (e) directed that the Merger Agreement as amended by the Seventh Amendment be submitted to the Company’s stockholders for their approval.
Throughout September 18, 2024 and September 19, 2024, representatives of Mayer Brown, Dechert and KLG exchanged telephone calls and emails to finalize the various other transaction documents.
Later in the evening on September 19, 2024, the Company, Parent and Merger Sub executed the Seventh Amendment, Parent and the Significant Stockholders executed the transaction documents for the Parent preferred stock rollover and investment, and the Rollover Sellers waived certain termination rights under the Voting Agreement in accordance with its terms.
Following the closing of trading on the NYSE American on September 19, 2024, the Company filed a Current Report on Form 8-K announcing the entry into the Seventh Amendment by the Company, Parent and Merger Sub and summarizing the material terms of the Seventh Amendment.

On September 24, 2024, Meritz sent Parent an executed commitment letter extension extending the commitment period under its debt commitment letter from October 31, 2024 to December 31, 2024, which Parent then sent to Company management.
Recommendation of the Company Board of Directors; Reasons for the Merger
The Board established the special committee to, among other things, (a) review and consider the Merger, (b) review, consider and evaluate capital resources available to the Company and provide recommendations to the Board with respect those capital resources relative to the Merger, including the Company’s ability to remain a going concern, sources of debt and equity capital reasonably available to the Company, and the Company’s ability to comply with covenants and principal amortization requirements under the Company’s existing term loan and (c) make one or more recommendations, as appropriate, to the Board as to what action should be taken by the Board, if any, with respect to the Merger.
After careful consideration, the special committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and the unaffiliated stockholders, (b) recommended that the Board approve the Merger Agreement and the transactions contemplated thereby and determine that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interest of the Company and the unaffiliated stockholders, and (c) recommended that, subject to the Board’s approval, the Board submit the Merger Agreement to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of the Merger Agreement, and the Board, after considering the recommendation of the special committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, including the unaffiliated stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and (v) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval. Accordingly, based on its evaluation and having received the recommendation of the special committee, the Board recommends that the Company’s stockholders vote “FOR” the Merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. In addition, the special committee and the Board believe that the merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.
In evaluating the Merger, the special committee and the Board considered a range of factors that supported their decision to approve the Merger Agreement and the Merger, including those set forth below (which are not necessarily in order of relative importance):
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their assessment of the Company’s business, assets, current and projected financial performance and condition, earnings, prospects and outlook, including taking into account the Company’s potential for, and risks and uncertainties to, future growth and value creation;

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the fact that the Merger Consideration is all cash, which provides Company stockholders immediate certainty of value and liquidity for their shares of Company common stock and enables the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk (which we refer to as “certainty of value”), including (a) the Board’s belief that the Company’s stand-alone strategic plan involved significant risks in light of the industry, credit and macroeconomic pressures the Company was facing and (b) the possibility that, based on the special committee’s and the Board’s knowledge of the Company’s business, it would likely take a considerable period of time before the trading price of the Common Stock would reach and sustain a trading price at least equal to the Merger Consideration of $7.00 (adjusted for present value) given such risks;

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the current and historical market prices of the shares of Company common stock, including the market performance of the shares of Company common stock relative to those of other participants in the Company’s industry and general market indices and the fact that the Merger Consideration of $7.00 per share represented a premium of (a) approximately 32.6% to the closing price on December 14, 2023 and (b) approximately 129.5% over the closing price of the Company’s common stock of $3.05 on September 18, 2024 and reflected an implied transaction multiple of Adjusted EBITDA above the select precedent Delaware Basin transaction multiples and the select company multiples used in the Company’s financial advisor’s analysis;
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the Company’s financial condition and ongoing liquidity concerns, which required the Company to raise capital through sales of preferred stock to its three largest stockholders in order to maintain compliance with its financial covenants in its credit facility;

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their belief that the Company would not adequately be able to execute its strategic plan while it was subject to the debt under its credit facility;

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if the Merger were not consummated, the Company’s financial condition would likely require further fundraises to maintain compliance with the financial covenants in its credit facility, fund its ongoing operations and maintain its ability to operate as a going concern, and their belief that the Company’s only viable and readily accessible source of capital for such purpose were further equity issuances to its three largest stockholders, which capital would become increasingly expensive due to industry, macroeconomic and credit market conditions and the Company’s relatively small size and existing leverage and which would run the risk of further diluting the Company’s other stockholders;

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their belief that, in the absence of the funding provided by the Company’s three largest stockholders, the Company’s ability to operate as a going concern would be impaired to such a degree that it could reasonably be expected to result in the reorganization or liquidation of the Company in a voluntary or involuntary bankruptcy proceeding;

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the Company’s stockholders could receive significantly less or no recovery if the Company were to undergo a voluntary or involuntary bankruptcy proceeding;

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the oral opinion of Houlihan Lokey rendered to the Board on September 18, 2024, which was subsequently confirmed by delivery of a written opinion to the Board dated September 18, 2024, that, as of such date and based upon and subject to the various factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the holders of Company common stock in the proposed Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement entitled “— Opinion of Houlihan Lokey Capital, Inc.”;

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the belief that the Merger Consideration represents the highest price Parent was willing and able to pay considering its negotiations with the parties to the Merger and Parent’s challenges in obtaining financing with respect to the Merger;

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their respective belief, based on the advice of the Company’s financial advisor to the Board and its knowledge of the industry and the operations of the Company, that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire the Company at a price in excess of $7.00 per share in cash and agree to and ultimately consummate the Merger terms similar to those set forth in the Merger Agreement;

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that, prior to the signing of the Merger Agreement on December 14, 2023, the Company conducted a lengthy and thorough sale process in which the Company, together with Houlihan Lokey, communicated with 49 potential strategic and financial sponsor parties believed by the Company and Houlihan Lokey to be most likely to be interested in, and capable of entering into, a transaction to acquire the Company, and that of such potential acquirers, 33 entered into confidentiality agreements and were granted due diligence access to the Company, five submitted indications of interest for the acquisition of the Company and their belief that none of such potential acquirers’ indications of interest (other than Parent’s) was as actionable or had a sufficient level of financing certainty;

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that, following the signing of the Second Amendment, the Board and special committee considered various alternatives available to the Company, including soliciting proposals from third parties regarding potential business combinations involving the Company, and none of such alternatives resulted in or presented (a) any actionable proposal the Company could consider or act upon or (b) any reasonable strategic path that, in the Board and the special committee’s opinion, provided more certainty of value than the Merger Consideration and the Merger;

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that, after Parent failed to obtain debt and equity financing sufficient to consummate the Merger at a price per share of Company common stock of $9.80, the Rollover Sellers determined to engage in a rollover of all, rather than some (or in the case of Gen IV Investments, none), of their preferred equity in order to facilitate the consummation of the Merger at a revised purchase price of $7.00;

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their belief that the terms of the Parent preferred stock that the Rollover Sellers would be receiving in connection with the Parent Preferred Stock Transaction are less financially attractive and favorable to them than the terms of the Company’s preferred stock that they hold;

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that they made their evaluations of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the Rollover Sellers in the Merger;

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the terms and conditions of the Merger Agreement and the other transaction documents, including:

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the conditions to closing contained in the Merger Agreement, which the Board believed are reasonable and customary in number and scope;

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the provisions of the Merger Agreement allowing the special committee and the Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited Company Takeover Proposal;

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the provisions of the Merger Agreement allowing the special committee and the Board to withdraw or change its recommendation of the Merger Agreement and to terminate the Merger Agreement, in certain circumstances relating to the presence of a superior proposal (or to effect a change of recommendation in response to an intervening event) subject, in certain cases, to paying the Company termination fee equal to $3.5 million if Parent has consummated the full escrow funding;

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the $3.5 million Company termination fee payable if Parent has consummated the full escrow funding by Parent, which constitutes approximately 1.03% of the Company’s total enterprise value in the Merger, was unlikely, in the view of the special committee and the Board, to preclude a Company superior proposal from being made;

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the provision obligating Parent and Merger Sub to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the debt and equity financing;

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Parent having obtained committed equity financing of $160.0 million and committed debt financing from reputable financial institutions, the limited number and nature of the conditions to the debt and equity financing, and that such financing provides funding of an amount sufficient (when taken with the Company’s cash on hand and the rollover transactions) to cover all payments required to be made under the terms of the Merger Agreement and all fees and expenses payable by Parent, Merger Sub and the surviving corporation in connection with the transactions contemplated by the Merger Agreement and Parent’s financing;

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the Parent termination fee was placed into escrow with a third party escrow agent pursuant to the terms of an escrow agreement; the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company the Parent termination fee as more fully described under the section of this proxy statement entitled “The Merger Agreement — Termination Fee”, including the following rights: (a) the right of the Company to terminate the Merger Agreement in the event that Parent fails to provide reasonable evidence (as more fully described in the Merger Agreement) demonstrating that, on or before 5:00 p.m. Central Time on the seventh day prior to the anticipated closing date, Parent has at least $160.0 million of cash (minus the Initial Escrow Deposit minus the amount of escrow funds as of such date) available for withdrawal as of such time, and, if such termination right is exercised, retain the $10.0 million previously released to it under the First Amendment plus $15.0 million as a Parent termination Fee, and (b) the right of the Company to terminate the Merger Agreement at any time prior to Parent’s delivery to the Company of binding contracts from debt and/or equity financing sources (as more fully described in the Merger Agreement) demonstrating Parent has sufficient funding available to it to consummate the Merger and pay all related fees and expenses, and in the event such termination right is exercised, retain the $10.0 million previously released to it under the First Amendment plus $15.0 million as a Parent termination Fee;
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the belief that the termination date allows for sufficient time to complete the Merger;

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the customary nature of the representations, warranties and covenants of the Company in the Merger Agreement;

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the availability of statutory appraisal rights under Delaware law in connection with the Merger;

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their belief that the terms of the Merger Agreement include the most favorable terms for the Company, in the aggregate, to which Parent was willing to agree;

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the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the structure of the Merger and their view that the transactions contemplated by the Merger Agreement, including the Merger, could be completed in a reasonable timeframe and in an orderly manner; and

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the commitment of Luminus and Oaktree in the Voting Agreement to, among other things, vote or cause to be voted at the special meeting the covered shares under the Merger Agreement in favor of the Merger and the adoption of the Merger Agreement and the other actions contemplated by the Merger Agreement (as more fully in the section of this proxy statement entitled “The Voting Agreement”).

In addition, the special committee and the Board also weighed the advantages and benefits against a variety of risks and other potentially negative factors (which are not necessarily in order of relative importance), including the following:
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the fact that the unaffiliated stockholders will have no ongoing equity participation in the Company following the Merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of shares of Company common stock, and will not participate in any potential future sale of the Company to a third party;

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the risk that the debt financing contemplated by the debt commitment letters and the equity financing contemplated by the equity commitment letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to consummate the Merger;

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the fact that the Parent and Merger Sub’s obligation to consummate the Merger is contingent on the Parent Preferred Stock Transaction having been consummated by the Rollover Sellers;

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the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;

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the risk that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved by the Company’s stockholders;

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the fact that Parent and Merger Sub are newly formed entities with essentially no assets and the fact that the Company’s remedies in the event that the Merger Agreement is terminated may be limited to the amount of the Parent termination fee, payable by Parent under certain circumstances and certain associated enforcement costs and reimbursement obligations, which may be inadequate to compensate the Company for any damage caused;

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the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential effects on the ability to retain employees and the potential effect on business and customer and supplier relationships;

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the fact that the ownership interest in the Company by our largest stockholders would likely be taken into account by third parties considering whether to make an unsolicited acquisition proposal prior to the receipt of the adoption of the Merger Agreement by the Company’s stockholders, and the fact that, if the Merger Agreement is terminated in connection with the Company’s entry into a definitive agreement with respect to a superior proposal, such third parties would likely seek to have those stockholders agree to vote their shares of Company common stock in favor of such superior proposal;

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the fact that the receipt of cash in exchange for shares of Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;

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the fact that certain of the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders, as further described in the section of this proxy statement entitled “— Interests of the Company’s Executive Officers and Directors in the Merger”;

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the covenants in the Merger Agreement prohibiting the Company from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied;

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the fact that Parent is required to pay the Parent termination fee only if certain conditions are met, as further described in the section of this proxy statement entitled “The Merger Agreement — Termination Fee”;

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the requirement that the Company pay the Company termination fee, under certain circumstances following termination of the Merger Agreement, including if the Company terminates the Merger Agreement to accept a superior proposal, as further described in the section of this proxy statement entitled “The Merger Agreement — Termination Fee”; and

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the fact that the announcement of the Merger Agreement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), suppliers and customers and may divert employees’ After considering the foregoing factors, the special committee and the Board concluded that, overall, the potentially beneficial factors relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, outweighed the risks and potentially negative factors.

The foregoing discussion of the information and factors considered by the special committee and the Board is not exhaustive but is intended to reflect the material factors considered by them in their consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger. In view of the complexity and the large number of factors considered, the special committee and the Board, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Board based its recommendation to the holders of Company common stock on the totality of the information presented to and considered by it. In addition, individual members of the special committee and the Board may have given different weights to different factors.
The foregoing discussion of the information and factors considered by the Board is forward-looking in nature. This information should be read in light of the factors described under the caption “Cautionary Statement Concerning Forward-Looking Statements.”
The special committee and the Board believe that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the special committee and the Board to represent effectively the interests of the unaffiliated stockholders. These procedural safeguards include the following:
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the Board formed the special committee, consisting of the Company’s two independent directors who are independent of, and not affiliated with, the Rollover Sellers or their respective affiliates, to evaluate and consider the Merger and any other alternative proposals or other strategic alternatives that may be available to the Company;

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the members of the special committee will not personally benefit from the consummation of the transactions contemplated by the Merger Agreement in a manner different from the Company’s common stockholders, except for indemnification and continuing directors and officers liability insurance coverage and the vesting of certain Company equity awards upon the closing;

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independent financial and legal advisors retained by the Company (but not the special committee) evaluated the Merger;

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the special committee was empowered to and did review and provide input on the terms of the Merger Agreement, the transactions contemplated thereby, including the Merger and the Merger

Consideration, and any alternatives thereto, and to make a recommendation to the Board as to what actions, if any, should be taken by the Company with respect thereto;
•
with the input of the members of the special committee, the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, were extensively negotiated by the Company’s independent financial and legal advisors, and were closely reviewed and scrutinized by the members of the special committee;

•
the approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the majority of the outstanding shares of Company common stock entitled to vote on such matter, and while Luminus and Oaktree collectively hold approximately 61.6% of the voting power of the Company common stock, the shares subject to the Voting Agreement which Luminus and Oaktree are required to vote in favor of adopting the Merger Agreement represent approximately 38.0% of the voting power of the Company common stock;

•
the various terms of the Merger Agreement, including the ability of the Company to receive, negotiate and, under specified circumstances, to terminate the Merger Agreement in order to accept a superior proposal;

•
that the special committee and the Board made their evaluations of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the Rollover Sellers in the Merger; and

•
the members of the special committee and the Board met frequently through the execution of the Merger Agreement (including the amendments thereto) to receive updates; to review, among other things, the Company’s business, operations, financial condition, earnings and prospects, its strategic and competitive positioning and historical and projected financial performance, its valuation, its long-range plans and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends; to review the Company’s strategic and commercial alternatives and options, including the results of the sale process conducted and the likelihood or unlikelihood of other parties being willing and able to engage in a stockholder-value-maximizing strategic transaction with the Company; and to consider and evaluate discussions with Parent and, ultimately, the terms of the transactions contemplated by the Merger Agreement.

In the course of reaching their decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, the special committee and the Board did not consider the liquidation value of the Company, and did not believe it to be a relevant methodology, because (a) they considered the Company to be a viable, going concern, (b) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and (c) the Company will continue to operate its business following the Merger. Further, the special committee and the Board did not consider net book value, an accounting concept, of the Company as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, commodity prices, trends in the industries in which the Company operates or the business risks inherent in those industries. The special committee and the Board were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than Parent and the five bidders that submitted indications of interest in the Company’s sale process with respect to the current transaction in the two years preceding the signing of the Merger Agreement.
The special committee and the Board did not seek to establish a pre-merger going concern value for the Company to determine the fairness of the Merger, as they believed that such value was adequately reflected in the various analyses summarized in the section of this proxy statement entitled “Special Factors — Opinion of Houlihan Lokey Capital, Inc.,” that they considered in making their respective determinations. In making its determination as to the fairness of the Merger, the special committee and the Board considered a number of factors as summarized in this section, including the opinion and analyses provided to the Board by Houlihan Lokey as more fully summarized in the section of this proxy statement entitled “Special Factors — Opinion of Houlihan Lokey Capital, Inc.”, which opinion and analyses the Board adopted.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Rollover Sellers Reasons for the Merger; Fairness
Reasons of the Rollover Sellers for the Merger
Under the SEC rules governing “going-private” transactions, the Rollover Sellers are affiliates of the Company for purposes of the Merger, and, therefore, required to express their purposes and reasons for the Merger to the unaffiliated stockholders of the Company. The Rollover Sellers are making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Rollover Sellers do not make any recommendations as to how stockholders of the Company should vote their Company common stock relating to the Merger.
When considering their respective determinations to proceed with the Merger and related rollover transactions, the Rollover Sellers considered a range of factors that supported this determination, including those set forth below (which are not necessarily in order of relative importance):
•
their assessment of the Company’s business, assets, current and projected financial performance and condition, earnings, prospects and outlook, including taking into account the Company’s potential for, and risks and uncertainties to, future growth and value creation;

•
the fact that the Merger Consideration is all cash, which provides the Company’s stockholders immediate certainty of value and liquidity for their shares of Company common stock and enables the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk;

•
the current and historical market prices of the shares of Company common stock, including the market performance of the shares of Company common stock relative to those of other participants in the Company’s industry and general market indices and the fact that the Merger Consideration of $7.00 per share represented a premium of (a) approximately 32.6% to the closing price on December 14, 2023 and (b) approximately 129.5% over the closing price of the Company’s common stock of $3.05 on September 18, 2024 and reflected an implied transaction multiple of Adjusted EBITDA above the select precedent Delaware Basin transaction multiples and the select company multiples used in the Company’s financial advisor’s analysis;

•
the Company’s financial condition and ongoing liquidity concerns;

•
if the Merger were not consummated, the Company’s financial condition would likely require further fundraises to maintain compliance with the financial covenants in its credit facility, fund its ongoing operations and maintain its ability to operate as a going concern, and their belief that the Company’s only viable and readily accessible source of capital for such purpose were further equity issuances to its three largest stockholders, which capital would become increasingly expensive due to industry, macroeconomic and credit market conditions and the Company’s relatively small size and existing leverage and which would run the risk of further diluting the Company’s other stockholders;

•
their belief that, in the absence of the funding provided by the Rollover Sellers, the Company’s ability to operate as a going concern would be impaired to such a degree that it could reasonably be expected to result in the reorganization or liquidation of the Company in a voluntary or involuntary bankruptcy proceeding;

•
the Company’s stockholders could receive significantly less or no recovery if the Company were to undergo a voluntary or involuntary bankruptcy proceeding; and

•
their belief that the Merger Consideration represents the highest price Parent was willing and able to pay considering its negotiations with the parties to the Merger and Parent’s challenges in obtaining financing with respect to the Merger.

For the Rollover Sellers, the purpose of the Merger is to (i) effectuate the Merger, pursuant to which they will realize value in respect of their Company common stock ($7.00 per share in cash) and (ii) effectuate the transactions contemplated by the Contribution Agreement, pursuant to which they will rollover all of their shares of Company preferred stock in exchange for Parent preferred stock. We refer to the transactions contemplated by the Contribution Agreement as the “Parent Preferred Stock Transaction.” A copy of the Contribution Agreement is attached as Annex E to this proxy statement. The Rollover Sellers believe that structuring the transaction in this manner is preferable to other alternative transaction structures because, among other things, (a) it will enable Parent to acquire all of the outstanding shares of the Company at the same time and with a lower amount of third-party debt and/or equity financing that would be required in the absence of the rollover by the Rollover Sellers and (b) as a critical feature to the Parent’s financing package, the rollover will support the completion of a transaction in which the Rollover Sellers are able to derisk a significant portion of their investment in the Company and continue to hold senior preferred equity position in a surviving company that will be more favorably capitalized for the execution of its business strategy.
Position of the Rollover Sellers as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, the Rollover Sellers are affiliates of the Company for purposes of the Merger and, therefore, required to express their beliefs as to the fairness of the proposed going private transaction and the Merger to the unaffiliated stockholders of the Company. The Merger is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Rollover Sellers believe that the going private transaction and the Merger is fair to the Company’s unaffiliated stockholders on the basis of the factors described under “Special Factors —  Recommendation of the Company Board of Directors; Reasons for the Merger.” Directors of the Company employed by the Rollover Sellers did not participate in the deliberations of the special committee regarding the going private transaction and the Merger and did not receive advice from the legal or other advisors of the special committee as to the fairness of the going private transaction and the Merger.
Each of the Rollover Sellers have designated a representative on the Board. The Rollover Sellers are in agreement with the analyses and conclusions of the Board and special committee and therefore adopt those analyses and conclusions as their own.
The unaffiliated stockholders of the Company were represented by the special committee. The Merger is recommended by the special committee and approved by the Board. None of the Company’s directors that are affiliates of the Rollover Sellers (or any of their representatives) served on the special committee nor did they participate in the special committee’s evaluation of the Merger Agreement and the transactions contemplated thereby, including the going private transaction and the Merger. For these reasons, the Rollover Sellers do not believe that their interests in the going private transaction and the Merger influenced the decisions or recommendations of the special committee with respect to the Merger.
In its consideration of the fairness of the proposed going private transaction and the Merger, the Rollover Sellers did not find it practicable to, and did not consider the liquidation value of the Company given the significant execution risk involved in any breakup of the Company. The Rollover Sellers did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Company’s unaffiliated stockholders because, in their view, it does not reflect, or have any meaningful impact on, either the market trading prices of the Company common stock or the Company’s value as a going concern. The Rollover Sellers were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than Parent and the bidders that submitted indications of interest in the Company’s sale process with respect to the current transaction in the two years preceding the signing of the Merger Agreement.
The foregoing discussion of the information and factors considered and given weight by the Rollover Sellers in connection with the fairness of the Merger and transactions contemplated thereby, including that the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Rollover Sellers. The Rollover Sellers did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger and transactions contemplated thereby, including the going private transaction and the Merger. Rather, the Rollover Sellers made the fairness determinations after considering all of the foregoing as a whole. The Rollover Sellers believe these factors provide a reasonable basis upon which to form the belief that the going private transaction and the Merger are fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholders to adopt the Merger Agreement. The Rollover Sellers do not make any recommendation as to how stockholders of the Company should vote their Company common stock relating to the going private transaction and the Merger.
Parent Group Reasons for the Merger; Fairness
Reasons of the Parent Group for the Merger
Under the SEC rules governing “going-private” transactions, Parent, Ruckus, Bralina and Richard H. Little, the former Chief Executive Officer of the Company and the current Chief Executive Officer, and a member of the Board of Directors, of Parent (which we refer to collectively as the “Parent Group”), are affiliates of the Company for purposes of the Merger, and, therefore, required to express their purposes and reasons for the Merger to the unaffiliated stockholders of the Company. The members of the Parent Group are making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Parent Group do not make any recommendations as to how stockholders of the Company should vote their Company common stock relating to the Merger.
When considering their respective determinations to proceed with the Merger and related transactions, the members of the Parent Group considered a range of factors that supported this determination, including those set forth below (which are not necessarily in order of relative importance):
•
their assessment of the Company’s business, assets, current and projected financial performance and condition, earnings, prospects and outlook, including taking into account the Company’s potential for, and risks and uncertainties to, future growth and value creation;

•
the fact that the Merger Consideration is all cash, which provides the Company’s stockholders immediate certainty of value and liquidity for their shares of Company common stock and enables the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk;

•
the current and historical market prices of the shares of Company common stock, including the market performance of the shares of Company common stock relative to those of other participants in the Company’s industry and general market indices and the fact that the Merger Consideration of $7.00 per share represented a premium of (a) approximately 32.6% to the closing price on December 14, 2023 and (b) approximately 129.5% over the closing price of the Company’s common stock of $3.05 on September 18, 2024 and reflected an implied transaction multiple of Adjusted EBITDA above the select precedent Delaware Basin transaction multiples and the select company multiples used in the Company’s financial advisor’s analysis; and

•
the Company’s financial condition and ongoing liquidity concerns.

For the members of the Parent Group, the purpose of the Merger is (i) for Parent to acquire the Company and (ii) to effectuate the rollover transactions contemplated by the Contribution Agreement. The members of the Parent Group believe that structuring the transaction in this manner is preferable to other alternative transaction structures because, among other things, (a) it will enable Parent to acquire all of the outstanding shares of the Company at the same time and with a lower amount of third-party debt and/or equity financing and (b) due to the fact that the Company is publicly traded, and the economic factors described above, the Merger and rollover transactions are the only transaction structure reasonably available for Parent to acquire the Company and deliver value to the Company’s common stockholders. The Parent Group determined to pursue the transaction at this time, and not at any other time, because the Company had initiated an active sale process in which Ruckus was invited to participate. The sale process facilitated a negotiated transaction between the parties employing the structuring considerations described in this paragraph. The Parent Group also believes that the expected transaction timing will enable Parent to obtain financing for, and consummate, the transaction on acceptable terms.
Position of the Members of the Parent Group as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, the members of the Parent Group are affiliates of the Company for purposes of the Merger and, therefore, required to express their beliefs as to the fairness of the proposed going private transaction and the Merger to the unaffiliated stockholders of the Company. The Merger is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The members of the Parent Group believe that the going private transaction and the Merger is fair to the Company’s unaffiliated stockholders. Members of the Parent Group do not employ any directors of the Company, and the unaffiliated stockholders of the Company were represented by the special committee. The Merger is recommended by the special committee and approved by the Board. For these reasons, the members of the Parent Group do not believe that their interests in the going private transaction and the Merger influenced the decisions or recommendations of the special committee with respect to the Merger.
The determination of the members of the Parent Group with respect to the fairness of the proposed going private transaction and the Merger is based on the current and historical market prices of the shares of Company common stock, including the market performance of the shares of Company common stock relative to those of other participants in the Company’s industry and general market indices. The primary factors in the determination of the members of the Parent Group were the fact that the Merger Consideration of $7.00 per share represented a premium of approximately 32.6% to the closing price on December 14, 2023 and reflected an implied transaction multiple of Adjusted EBITDA above the select precedent Delaware Basin transaction multiples and the select company multiples used in the Company’s financial advisor’s analysis. In its consideration of the fairness of the proposed going private transaction and the Merger, the members of the Parent Group did not find it practicable to, and did not consider the liquidation value of the Company given the significant execution risk involved in any breakup of the Company. The members of the Parent Group did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Company’s unaffiliated stockholders because, in their view, it does not reflect, or have any meaningful impact on, either the market trading prices of the Company common stock or the Company’s value as a going concern. The members of the Parent Group were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than Parent, and solely with respect to Mr. Little, certain of the bidders that submitted indications of interest in the Company’s sale process with respect to the current transaction in the two years preceding the signing of the Merger Agreement.
The foregoing discussion of the information and factors considered and given weight by the members of the Parent Group in connection with the fairness of the Merger and transactions contemplated thereby, including that the Merger is not intended to be exhaustive but is believed to include all material factors considered by the members of the Parent Group. The members of the Parent Group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger and transactions contemplated thereby, including the going private transaction and the Merger. Rather, the members of the Parent Group made the fairness determinations after considering all of the foregoing as a whole. The members of the Parent Group believe these factors provide a reasonable basis upon which to form the belief that the going private transaction and the Merger are fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholders to adopt the Merger Agreement. The members of the Parent Group do not make any recommendation as to how stockholders of the Company should vote their Company common stock relating to the going private transaction and the Merger.
Fairness as to Unaffiliated Stockholders of the Company
Each of the special committee, the Board, the Rollover Sellers and the Parent Group believe that the Merger is fair to the unaffiliated stockholders of the Company, notwithstanding that Houlihan Lokey’s opinion addresses fairness, from a financial point of view, to all holders of Company common stock of the Merger Consideration to be received by them and is not limited to the unaffiliated stockholders of the Company. Houlihan Lokey’s opinion is only one of the factors upon which the special committee, the Board, the Rollover Sellers and the Parent Group determined the Merger was fair to the unaffiliated stockholders of the Company and their determination took into account all of the factors, taken as a whole, described under “Special Factors — Recommendations of the Board of Directors; Reasons for the Merger”, including that (a) the Merger Consideration of $7.00 per share represented a premium of (a) approximately 32.6% to the closing price on December 14, 2023 and (b) approximately 129.5% over the closing price of the Company’s common stock of $3.05 on September 18, 2024 and reflected an implied transaction multiple of Adjusted EBITDA above the select precedent Delaware Basin transaction multiples and the select company multiples used in the Company’s financial advisor’s analysis, (b) if the Merger were not consummated, the Company’s financial condition would likely require further fundraises to maintain compliance with the financial covenants in its credit facility, fund its ongoing operations and maintain its ability to operate as a going concern, and their belief that the Company’s only viable and readily accessible source of capital for such purpose were further equity issuances to its three largest stockholders, which capital would become increasingly expensive due to industry, macroeconomic and credit market conditions and the Company’s relatively small size and existing leverage and which would run the risk of further diluting the Company’s other stockholders, and (c) their belief that, in the absence of the funding provided by the Company’s three largest stockholders, the Company’s ability to operate as a going concern would be impaired to such a degree that it could reasonably be expected to result in the reorganization or liquidation of the Company in a voluntary or involuntary bankruptcy proceeding.
Unaudited Prospective Financial Information
The Company does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty and unpredictability of the underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial information that was provided to the Board for use in connection with its evaluation of the proposed Merger and to the Company financial advisors, who were authorized to rely upon such projections, including for Houlihan Lokey’s use in providing financial advice to the Board. The inclusion of this information should not be regarded as an indication that any of the Company, Parent, Merger Sub, Houlihan Lokey, their respective representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results (which may be significantly more or less favorable), or that it should be construed as financial guidance, and it should not be relied on as such. None of the Company, Parent, Merger Sub, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed in this proxy statement. In addition, analyses relating to the value of the Company’s business do not purport to be appraisals or reflect the prices at which the Company’s business may actually be sold. Company management directed Houlihan Lokey to use the unaudited prospective financial information with respect to the Company that was provided by Company management in connection with the preparation of the financial analyses Houlihan Lokey reviewed and discussed with the Board at its meeting on September 18, 2024 and the preparation of Houlihan Lokey’s opinion to the Board rendered at that meeting.
While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited prospective financial information should not be construed as commentary by Company management as to how Company management expects the Company’s actual results to compare to Wall Street research analysts’ estimates, as to which the Company expresses no view.
Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31,

2023, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and the other reports filed by the Company with the SEC.
(dollars in millions)
	Fiscal Year Ending December 31,(3)
	2024E	2025E	2026E	2027E
Net Oil Production (Mbbls)	2,347	2,722	2,829	3,252
Net Gas Production (MMcf)	8,074	8,599	8,322	8,901
Net NGL Production (Mbbls)	987	1,082	1,056	1,108
Total Net Production (Mboe)	4,679	5,237	5,271	5,843
Average Daily Net Production (Mboe/d)	12.8	14.3	14.4	16.0
% Gas	28.8%	27.4%	26.3%	25.4%
% NGL	21.1%	20.7%	20.0%	19.0%
% Oil	50.2%	52.0%	53.7%	55.7%
% Liquids	71.2%	72.6%	73.7%	74.6%
Total Unhedged Revenue	$197.6	$222.8	$222.3	$249.1
Realized Hedge Gain / (Loss)	(13.4)	(10.4)	(2.3)	(3.7)
Other Income	0.5	0.2	0.2	0.2
Total Hedged Revenue	$184.7	$212.5	$220.2	$245.6
Lease operating expenses	(44.9)	(48.1)	(51.1)	(58.6)
Workover Expense	(4.4)	(5.4)	(5.4)	(5.4)
Production Taxes	(13.2)	(16.0)	(16.1)	(17.6)
Recurring Cash G&A	(11.4)	(11.9)	(12.2)	(12.6)
Gathering Transportation & Other	(54.7)	(51.7)	(51.0)	(54.3)
Adjustments(1)	15.3	0.0	0.0	0.0
Adjusted EBITDA	$71.4	$79.4	$84.3	$97.1

(1)
Total Adjustments:

One-Time Costs Related to Sales Tax Audit	$0.0	$0.0	$0.0	$0.0
AGI Cost Benefit Add-back(2)	$15.3	$0.0	$0.0	$0.0
Total Adjustments	$15.3	$0.0	$0.0	$0.0

(2)
2024 estimate assumes AGI (Acid Gas Injection) facility cost benefits from Q2-2024 onward.

(3)
Projections based on forward New York Mercantile Exchange (“NYMEX”) Oil, Gas, and Basis strip pricing as of market September 17th, 2024.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The Company can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement, similar estimates and assumptions would be used. The Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions underlying the unaudited prospective financial information are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on the Company of the Merger and does not attempt to predict or suggest future results of the surviving corporation. The unaudited prospective financial information does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on the Company of any possible failure of the Merger to occur. None of the Company,

Houlihan Lokey or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Company stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information is being provided solely because it was made available to the Board, Parent and Houlihan Lokey and not to influence your decision as to whether to vote for the Merger proposal.
The Board, Parent and Houlihan Lokey were provided with unaudited prospective financial information with respect to the Company prepared by Company management for the fiscal years 2024 through 2027. The table summarizes selected unaudited prospective financial data for the fiscal years 2024 through 2027.
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with accounting principles generally accepted in the United States of America, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this prospective financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The independent registered public accountant reports incorporated by reference into this proxy statement relate to the Company’s historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so.
In light of the foregoing, and considering that the special meeting will be held after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Company stockholders are cautioned not to place unwarranted reliance on such information, and the Company urges all Company stockholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results. See “Where You Can Find More Information.”
Opinion of Houlihan Lokey Capital, Inc.
•
Pursuant to an engagement letter (as amended), the Company retained Houlihan Lokey Capital, Inc. (which we refer to as “Houlihan Lokey”) as its financial advisor in connection with the proposed Merger.

•
On September 18, 2024, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated September 18, 2024), as to the fairness, from a financial point of view, to the holders of Company common stock of the consideration of $7.00 per share in cash (which we refer to as the “Merger Consideration”) to be received by the holders of Company common stock in the Merger pursuant to the Merger Agreement.

Houlihan Lokey was retained by and advised only the Company. Houlihan Lokey was not retained by and did not advise the special committee. Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company common stock of the Merger Consideration to be received by the holders of Company common stock in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger. Houlihan Lokey has consented to inclusion of its opinion and materials in this proxy statement.
In arriving at its opinion, Houlihan Lokey, among other things:
1.
reviewed the following agreements:

a.
the Agreement and Plan of Merger, dated as of December 14, 2023, by and among Parent, Merger Sub and the Company (the “Initial Agreement”);

b.
the First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, by and among Parent, Merger Sub and the Company (the “First Amendment”);

c.
the Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, by and among Parent, Merger Sub and the Company (the “Second Amendment”);

d.
the Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, by and among Parent, Merger Sub and the Company (the “Third Amendment”);

e.
the Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, by and among Parent, Merger Sub and the Company (the “Fourth Amendment”);

f.
the Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024, by and among Parent, Merger Sub and the Company (the “Fifth Amendment”);

g.
the Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024, by and among Parent, Merger Sub and the Company (the “Sixth Amendment”);

h.
the execution version of the Seventh Amendment to the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (collectively, with the Initial Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, the “Amended Agreement”);

i.
the Voting Agreement, dated as of December 14, 2023, by and among certain stockholders of the Company;

j.
the Contribution, Rollover and Sale Agreement, dated as of December 14, 2023, by and among the Insider Stockholders (as defined in the Amended Agreement) and Parent; and

k.
the execution version of the Amended and Restated Contribution, Rollover and Sale Agreement by and among the Insider Stockholders (as defined in the Amended Agreement) and Parent (the“Contribution Agreement”);

2.
reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including (i) current financial projections (and adjustments thereto) prepared by Company management relating to the Company for the fiscal years ending 2024 through 2027, and (ii) certain information regarding the Company’s proven reserves prepared by the Company (the “Reserve Information”);

4.
spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.
compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

6.
considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, Company management has advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial projections (and adjustments thereto) and Reserve Information reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the expected future financial results of operations and financial condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or Reserve Information or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The projections furnished to Houlihan Lokey were prepared by Company management. The Company does not publicly disclose internal management projections of the type provided to Houlihan Lokey in connection with Houlihan Lokey’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Company management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any additional amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or additional amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Amended Agreement will not be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation (other than with respect to the Reserve Information). Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (c) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (d) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (e) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents or any aspects relating to the Contribution Agreement), (f) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (g) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial forecasts prepared by Company management and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, the Company, Parent, any security holder or creditor of the Company or Parent or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the special committee and the Board.
Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on September 18, 2024. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in a tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•
Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items for a specified time period.

•
NAV — net asset value.

•
WACC — weighted average cost of capital.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Company’s common stock and the common stock of the selected companies listed below as of September 16, 2024, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction consideration and other public information available at the time of the announcement. The estimates of the future financial and operating performance of the Company relied upon for the financial analyses described below were based on (i) the financial projections (and adjustments thereto) prepared by Company management relating to the Company for the fiscal years ending 2024 through 2027, and (ii) certain information regarding the Company’s proven reserves prepared by the Company (the “Reserve Information”). The estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.
Selected Companies Analysis.   Houlihan Lokey reviewed certain data for selected exploration and production companies focused on or with significant exposure to the Delaware Basin, with publicly traded equity securities, that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•
Enterprise value as a multiple of estimated 2024 Adjusted EBITDA; and

•
Enterprise value as a multiple of estimated 2025 Adjusted EBITDA.

The selected companies and resulting low, high, median and mean financial data included the following:
•
HighPeak Energy, Inc.

•
Matador Resources Company

•
Permian Resources Corporation

•
Vital Energy, Inc.

Enterprise Value /
All Selected Companies	FY 2024 Adj. EBITDA	FY 2025 Adj. EBITDA
Low	2.4x	2.8x
High	4.6x	4.3x
Median	3.2x	3.4x
Mean	3.4x	3.5x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.50x to 4.0x estimated 2024 Adjusted EBITDA, 3.25x to 3.75x estimated 2025 Adjusted EBITDA to corresponding financial data for the Company. The selected companies analysis indicated implied per share value reference ranges of $0.48 to $2.67 per share of Company common stock based on the selected range of multiples of estimated 2024 Adjusted EBITDA and $0.98 to $3.41 per share of Company common stock based on the selected range of multiples of estimated 2025 Adjusted EBITDA, as compared to the proposed Merger Consideration of $7.00 per share of Company common stock.
Selected Transactions Analysis.   Houlihan Lokey considered certain financial terms of certain exploration and production precedent transactions across the following groups (i) Corporate and asset-level transactions located in the Delaware Basin (ii) Corporate and asset-level transactions located in the Permian Basin other than the Delaware Basin (“Other Permian”), and (iii) Corporate Permian Transactions involving target companies or assets that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of estimated Adjusted EBITDA.
The selected transactions, Adjusted EBIDA multiples and resulting low, high, median and mean financial data were:
Date Announced	Seller	Buyer	Implied $ / EBITDA
Delaware Basin
7/29/24	Occidential Petroleum	Permian Resoucens Corp	3.4x(4)
7/28/24	Point Energy Partners LLC	Vital Energy Inc., Northern Oil & Gas Inc.	2.4x(4)
6/12/24	Ameredev II LLC	Matador Resources Co.	4.2x(5)
6/20/23	Tap Rock Resources LLC	Civitas Resources	—
5/12/23	Forge Energy II LLC	Vital Energy Inc, Northern Oil & Gas Inc	1.9x(6)
5/3/23	Percussion Petroleum II LLC	Callon Petroleum Company	—
1/24/23	Advance Energy Partners LLC	Matador Resources	3.2x(7)
6/30/22	Titus Oil & Gas LLC	APA Corp	—
5/19/22	Colgate Operating LLC	Centennial Resource Development	4.6x(8)
1/31/22	Colgate Operating LLC	Diamondback Energy	—
11/3/21	Pioneer Natural Resources	Continental Resources	3.6x(6)
11/3/21	Centennial Resource Development	Henry Resources LLC, Pickering Energy Partners	—
9/20/21	Shell	ConocoPhillips	3.7x(6)
6/10/21	Occidental Petroleum	Colgate Operating LLC	—
5/20/21	Oasis Petroleum	Percussion Petroleum Operating LLC	3.6x(8)

Date Announced	Seller	Buyer	Implied $ / EBITDA
Other Permian
2/12/24	Endeavor Energy Resources LP	Diamondback Energy Inc.	5.6x(4)
2/5/24	Henry Energy LP, Moriah Henry Partners LL, Henry Resources LLC	Vital Energy Inc.	—
1/4/24	Callon Petroleum Co.	APA Corp.	3.2x(4)
12/21/23	Henry Energy LP, Moriah Henry Partners LL, Henry Resources LLC	Vital Energy Inc.	—
12/11/23	CrownQuest Operating LLC; Lime Rock Partners	Occidental Petroleum Corp	—
10/4/23	Vitol Inc	Civitas Resources Inc	2.8x(5)
9/13/23	Tall City Property Holdings III LLC; Henry Resources LLC; Maple Energy Holdings LLC	Vital Energy Inc	2.9x(6)
8/21/23	Earthstone Energy Inc	Permian Resources Corp	3.9x(7)
6/20/23	Hibernia Energy III LLC	Civitas Resources Inc	—
4/3/23	Black Swan Oil & Gas LLC, PetroLegacy Energy II LLC, Piedra Energy III LLC	Ovintiv Inc	2.8x(6)
2/14/23	Driftwood Energy Operating LLC	Vital Energy Inc	—
1/17/23	Read & Stevens Inc	Permian Resources Corp	—
12/31/22	Permian Resources Corp	Undisclosed Buyer	5.0x(8)
11/16/22	Lario Oil & Gas Co	Diamondback Energy	3.3x(9)
10/11/22	Firebird Energy LLC	Diamondback Energy	3.0x(5)
6/28/22	Titus Oil & Gas	Earthstone Energy	1.9x(6)
Corporate Permian
2/12/24	Endeavor Energy Resources LP	Diamondback Energy Inc.	5.6x(4)
1/4/24	Callon Petroleum Co.	APA Corp.	3.2x(4)
12/11/23	CrownQuest Operating LLC; Lime Rock Partners	Occidental Petroleum Corp	—
10/11/23	Pioneer Natural Resources	ExxonMobil	6.3x(5)
8/21/23	Earthstone Energy Inc	Permian Resources Corp	3.9x(6)
6/15/23	Novo Oil & Gas Holdings LLC	Earthstone Energy Inc; Northern Oil and Gas Inc	2.7x(7)
5/3/23	Percussion Petroleum II LLC	Callon Petroleum Company	—
1/24/23	Advance Energy Partners LLC	Matador Resources	3.2x(7)
5/19/22	Colgate Operating LLC	Centennial Resource Development	4.6x(8)
8/4/21	Primexx Energy Partners Ltd, BPP Acquisition LLC	Callon Petroleum	2.9x(5)
4/1/21	DoublePoint Energy LLC	Pioneer Natural Resources	—
12/21/20	Guidon Energy Mgmt Services LLC	Diamondback Energy	—
12/18/20	Independence Resources Mgmt LLC	Earthstone Energy	2.3x(9)
10/20/20	Parsley Energy	Pioneer Natural Resources	5.4x(9)
10/19/20	Concho Resources	ConocoPhillips	4.4x(9)
5/4/20	HighPeak Energy Holdings LLC	Pure Acquisition Corp	5.1x(7)
12/16/19	Felix Energy Holdings II LLC	WPX Energy	3.5x(5)
10/14/19	Jagged Peak Energy	Parsley Energy	5.4x(9)

Other Permian:
(1)
Based on Enverus' allocation of transaction value.

(2)
Shown on a 100% basis.

(3)
Represents total transaction value divided by production.

(4)
Based on NFY EBITDA.

(5)
Based on NFY+1 EBITDA.

(6)
Based on NTM EBITDA.

(7)
Based on consensus NFY EBITDA as of the announcement date.

(8)
Multiple basis undisclosed.

(9)
Based on NFY+1 cash flow.

Corporate Permian:
(1)
Based on Enverus’ allocation of transaction value.

(2)
Shown on a 100% basis.

(3)
Represents total transaction value divided by production.

(4)
Based on NFY EBITDA.

(5)
Based on NFY+1 EBITDA.

(6)
Based on consensus NFY EBITDA as of the announcement date.

(7)
Based on NTM EBITDA.

(8)
Based on last quarter annualized EBITDA.

(9)
Based on LTM EBITDA

Transaction Value / Adjusted EBITDA
	Delaware Basin	Other Permian	Corporate Permian
Low	1.9x	1.9x	2.3x
High	4.6x	5.6x	6.3x
Median	3.6x	3.1x	4.2x
Mean	3.4x	3.4x	4.2x
Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 3.75x to 4.25x estimated 2024 Adjusted EBITDA to corresponding financial data for the Company. The selected transactions analysis indicated implied per share value reference ranges of $0.00 to $0.64 per share of Company common stock based on the selected range of multiples of estimated 2024 Adjusted EBITDA, as compared to the proposed Merger Consideration of $7.00 per share of Company common stock.
Discounted Cash Flow Analysis.   Houlihan Lokey performed discounted cash flow analyses of the Company based on (i) the present value of the future pre-tax cash flows associated with the developed and undeveloped reserves expected to be generated from the Company’s assets to be developed on a stand-alone, status quo basis, as adjusted for certain corporate items (the “NAV DCF Analysis”) and (ii) the present value of the future unlevered post-tax cash flows associated with the Company on a stand-alone, status quo basis (the “Corporate DCF Analysis”).
In conducting the NAV DCF Analysis, Houlihan Lokey applied risk adjusted discounted rates (“RADRs”) by reserve classification to (i) the New York Mercantile Exchange (“NYMEX”) Strip Pricing (“Strip Pricing”), (ii) a premium of 10% applied to NYMEX Strip Pricing after 18 months (“Strip +10% Pricing”) and (iii) a discount of 10% applied to NYMEX Strip Pricing after 18 months (“Strip -10% Pricing”), in each of the foregoing, of the Company. The NAV DCF Analysis indicated: an implied per share value reference range of (i) $0.00 to $0.00 per share of Company common stock based on Strip Pricing, (ii) $0.00 to $2.77 per share of Company common stock based on Strip +10% Pricing and (iii) $0.00 to $0.00 per share of Company common stock based on Strip -10% Pricing, in each case as compared to the proposed Merger Consideration of $7.00 per share of Company common stock.
In conducting the Corporate DCF Analysis, Houlihan Lokey calculated terminal values for the Company by applying a range of terminal multiples of 3.00x to 3.50x to the Company’s fiscal year 2027 estimated Adjusted EBITDA. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 12.5% to 14.5%. The Corporate DCF Analysis indicated an implied per share value reference range of $0.00 to $0.00 per share of Company common stock, as compared to the proposed Merger Consideration of $7.00 per share of Company common stock.
Other Information
Houlihan Lokey observed certain additional information that was not considered part of its financial analysis for its opinion but was noted for informational purposes, including, among other things, the following:
Premiums Paid Analysis.   Houlihan Lokey compared the premiums paid in precedent corporate exploration and production transactions. In conducting this analysis, Houlihan Lokey calculated implied premiums in select precedent transactions using each of the 1-day, 15-day and 30-day volume weighted average price (“VWAP”), compared to those implied in the Merger based on the Merger Consideration and the closing price of the Company common stock as of September 17, 2024. In order to have a sufficient number of data points, the Premiums Paid Analysis was based on selected precedent corporate transactions in the exploration and production industry irrespective of the basin(s) or geographic location of particular target company’s assets. Unlike the transactions considered for the Selected Transactions Analysis, the transactions considered for the Premiums Paid Analysis included a number of transactions with target company assets not located in the Permian Basin.
The Merger implied premiums of 129.5%, 127.6%, and 112.2% based on the Company’s 1-Day, 15-Day VWAP, and 30-Day VWAP, respectively, compare to the following summary statistics observed in the analysis:
	Implied Transaction Premiums
	1-Day VWAP	15-Day VWAP	30-Day VWAP
Low	-5.0%	-9.3%	-5.8%
High	35.4%	26.5%	28.0%
Median	9.2%	11.0%	11.5%
Mean	10.6%	10.1%	11.7%
Miscellaneous
Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to the Board as to the fairness, from a financial point of view, to the holders of Company common stock of the Merger Consideration to be received by the holders of Company common stock in the Merger pursuant to the Merger Agreement. Houlihan Lokey was not engaged by and did not provide any services to the special committee. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the terms of its engagement by the Company, Houlihan Lokey became entitled to an opinion fee of (i) $500,000 upon the rendering of its first opinion, and (ii) $375,000 upon the rendering of its second opinion (in each case regardless of the conclusion reached therein). Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, certain potential transactions and the Merger and will receive a fee for such services in connection with the Merger which is currently estimated to be approximately $5,500,000, a substantial portion of which is contingent upon the closing of the Merger, and against which 50% of the first opinion fee and certain advisory fees which are not contingent upon the successful completion of the Merger will be creditable pursuant to the terms of its engagement by the Company. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Oaktree Capital Management, L.P. (“Oaktree”), an affiliate of Brookfield Corporation (“Brookfield”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Oaktree and/or Brookfield (collectively, with Oaktree and Brookfield, the “Oaktree/Brookfield Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to the special committee of the board of directors of Oaktree Specialty Lending Corporation, currently managed by a member of the Oaktree/Brookfield Group, in connection with its merger transaction with Oaktree Strategic Income II, Inc., which closed in January 2023, (ii) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to Samarco Mineração S.A. in connection with its restructuring transaction, which was completed in December 2023, (iii) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to SiO2 Medical Products, Inc. in connection with its chapter 11 bankruptcy proceedings, which concluded in September 2023, (iv) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to CURO Group Holdings Corp. in connection with its chapter 11 bankruptcy proceedings, which concluded in May 2024, (v) having acted as investment banker to Salem Harbor Power Development LP, then a member of the Oaktree/Brookfield Group, in connection with its chapter 11 bankruptcy proceedings, which concluded in August 2023, (vi) having acted as exclusive placement agent to Oaktree in connection with its financing of Electro Rent Corporation, which closed in December 2023, (vii) having acted as financial advisor to members of the Oaktree/Brookfield Group in connection with the acquisition of Aqseptence Group, which closed in November 2023, (viii) having acted as financial advisor to Aludyne, Inc., a member of the Oaktree/Brookfield Group, in connection with its refinancing transaction, which closed in March 2023 and another transaction which closed in April 2024, (ix) having acted as financial advisor to David’s Bridal, then a member of the Oaktree/Brookfield Group, in connection with its chapter 11 bankruptcy proceedings, which concluded in July 2023, (x) having acted as financial advisor to Ascot Lloyd, then a member of the Oaktree/Brookfield Group, in connection with its sale transaction, which closed in October 2022, (xi) having acted as financial advisor to Cardone Industries, then a member of the Oaktree/Brookfield Group, in connection with its sale transaction, which closed in June 2023, (xii) having acted as financial advisor to Unavets Group, a member of the Oaktree/Brookfield Group, in connection with a financing transaction, which closed in November 2022, and (xiii) having acted as financial advisor to LifeFit Group, a member of the Oaktree/Brookfield Group, in connection with its pending sale transaction. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, members of the Oaktree/Brookfield Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Oaktree, Brookfield, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Oaktree/Brookfield Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, members of the Oaktree/Brookfield Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Financing of the Merger
Equity Financing
Completion of the Merger is conditioned upon consummation of the Parent Preferred Stock Transaction. In the event that the aggregate rollover value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s maximum rollover amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Company preferred stock that have an aggregate rollover value equal to such excess, for a cash purchase price equal to the aggregate rollover value of such shares of Company preferred stock (i.e., a cash purchase price equal to such excess). For purposes of the Contribution Agreement: (a) the “rollover value” of each share of the Company’s (i) Series A Preferred Stock is $1,369.21, (ii) Series A-1 Preferred Stock is $1,277.28, (iii) Series A-2 Preferred Stock is $1,276.99, (iv) Series A-3 Preferred Stock is $1,137.91, (v) Series A-4 Preferred Stock is $1,129.53 and (iv) new Company preferred stock is the redemption price determined pursuant to Section 8(a) of the certificate of designation of such new Company preferred stock, as applicable, in each case as of the closing of the transactions contemplated by the Contribution Agreement; provided, that in the case of the foregoing clauses (i) through (iv), if such closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “maximum rollover amount” of (1) Luminus is $88.4 million, (2) Oaktree is $50.3 million and (3) Gen IV Investments is $34.1 million.
The closing of the transactions contemplated by the Contribution Agreement is condition upon, among other conditions, the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least $160.0 million (which we refer to as the “Parent Common Equity Investments”). As of the date of this proxy statement, Parent has entered into binding subscription agreements (which we refer to as the “Subscription Agreements”) with Equity Financing Sources Metamorphic Fury LLC (which we refer to as “Metamorphic”), The Bralina Group, LLC, an entity controlled by Mr. Mirman (which we refer to as “Bralina”) and The Runnels Family Trust TDT January 11, 2000 (which we refer to as “The Runnels Trust” and, collectively with Metamorphic and Bralina, the “Equity Financing Sources”) providing commitments for the entire amount of the Parent Common Equity Investments. Pursuant to the Subscription Agreements, the Equity Financing Sources have each agreed to fund their respective portions of the Parent Common Equity Investments into the Escrow Account prior to the Closing. The closing of the Parent Common Equity Investments and the release of funds from the Escrow Account are contingent upon (a) all conditions precedent to the Closing set forth in the Merger Agreement being satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Closing), (b) Parent and the Equity Financing Sources entering into the Stockholders’ Agreement and (c) the filing of the amended and restated certificate of incorporation of Parent governing the terms of the Parent preferred stock. The Company is also a third-party beneficiary under the Subscription Agreements, such that in the event the Company is entitled to seek specific performance under the Merger Agreement to cause Parent to consummate the Closing, the Company is also entitled to seek specific performance under the Subscription Agreements to cause Parent to enforce its rights to cause Equity Financing Sources to close the Parent Common Equity Investments.
In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.
Debt Financing
Parent has obtained financing commitments pursuant to the debt commitment letters, for purposes of the debt financing. Meritz and Fortress have each committed to provide Parent with debt financing in the principal amount of $100 million for an aggregate commitment of $200 million on the terms and conditions set forth in the debt commitment letters, consisting a senior secured first lien term loan facility. The obligations of each of Meritz and Fortress to provide the debt financing under the debt commitment letters are subject to a number of conditions, including the consummation of the Merger, receipt of executed loan documentation, the accuracy of certain specified representations and warranties, the consummation of the Parent Preferred Stock Transactions and other customary closing conditions for financings of this type. As of the last practicable date before the printing of this proxy statement, the debt commitment letters remain in effect, and Parent has not notified the Company of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the debt commitment letters has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.
The Merger Agreement does not require the Company or any of its subsidiaries to provide any cooperation to the extent it would (i) interfere unreasonably with the business or operations of the Company or any of its subsidiaries, (ii) include paying any commitment or similar fee in connection with the debt financing, (iii) include entering into any agreement, document or instrument in connection with the debt financing that is effective or binding prior to the Effective Time (other than customary representation letters and authorization letters in connection with bank information memoranda and notices of prepayment), (iv) include providing any cooperation, or take any action, that, in the reasonable judgment of the Company, could cause the Company, any of its subsidiaries to incur any actual or potential liability in connection with the Financing or any of the foregoing (except in the case of the Company and its Subsidiaries at or after the Effective Time), (v) include providing any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege, (vi) requiring the making of any representation or warranty prior to the Effective Time in connection with the debt financing or the marketing or arrangement thereof (other than as contained in customary representation letters and authorization letters in connection with bank information memoranda (including customary 10b-5 and material non-public information representations)), (vii) include providing any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied, (viii) include causing any member of the Company board, or the board or equivalent governing body of any of its subsidiaries to adopt or approve any written consent, resolution or similar approval in respect of the debt financing or any agreements or instruments entered into in connection therewith that are effective prior to the Effective Time or (ix) include providing any cooperation, or take any action, following the closing.
If the equity financing has not been obtained prior to the termination date, the Company may terminate the Merger Agreement and Parent will be obligated to pay a closing failure fee.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board with respect to the Merger, you should be aware that the Company’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of the other Company stockholders. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in determining to recommend to Company stockholders that they vote for the Merger proposal and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. These interests are described below.
The amounts described below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by the executive officers and non-employee directors may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.
In addition, certain of our directors are associated with the Rollover Sellers. In particular, Jonathan D. Barrett is the President of Luminus Management, Ajay Jegadeesan is a Senior Advisor within the Global Opportunities fund at Oaktree Capital and David Chang is a Senior Vice President at Gen IV Investments Development, LLC. The Rollover Sellers will own equity interests in Parent following the Merger, as described in this proxy statement.
Treatment of Company Equity Awards
The Company restricted stock unit awards granted under the Company stock plan (as defined below) (we refer to such restricted stock unit awards as “Company RSU awards”) and Company options (as defined below) (which with the Company RSU awards we collectively refer to as the “Company equity awards”) held by the Company’s employees, including the Company’s executive officers, and by directors of the

Company immediately prior to the Effective Time, other than for performance-based Company RSU awards, will be cancelled in exchange for a cash payment and each performance-based Company RSU award will be cancelled for no consideration. As described further in the section titled “The Merger Agreement — Treatment of Company Equity Awards,” such awards will be subject to the following treatment:
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At the Effective Time, each Company RSU award, other than any performance-based Company RSU award, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Company common stock subject to such Company RSU award, respectively, immediately prior to the Effective Time, less any applicable withholding taxes.

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At the Effective Time, each performance-based Company RSU award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.

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At the Effective Time, each option to purchase Company common stock issued under the Company’s 2020 Long-Term Incentive Plan (which we refer to as the “Company stock plan”) (we refer to each such option as a “Company option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Company common stock subject to such Company option, if any, by (B) the total number of shares of Company common stock subject to such Company option, less any applicable withholding taxes. Any Company option with an exercise price per share of Company common stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company option shall have no further rights with respect thereto.

The table below sets forth certain information (without subtraction of applicable withholding taxes) of the Company equity awards for which vesting will be accelerated in connection with the Merger, assuming a Merger closing date of November 1, 2024.
	Aggregate Number of Company RSU Award Shares(#)(1)	Aggregate Number of Company PSU Award Shares(#)(2)	Aggregate Number of Shares Subject to Company Options (#)(3)	Cash Value ($)(4)
Named Executive Officers
Richard H. Little(5)	—	—	—	—
Matthew B. Steele	—	—	—	—
Daniel P. Rohling	33,205	53,128	19,923	232,435
Walter Mayer	11,069	17,709	6,642	77,483
Non-employee Directors
Jonathan D. Barrett	—	—	—	—
David Chang	—	—	—	—
Gregory S. Hinds	—	—	—	—
Ajay Jegadeesan	—	—	—	—
William D. Rogers	—	—	—	—

(1)
Represents unvested restricted stock units (RSU’s) as of outside closing date.

(2)
Represents unvested performance units at the maximum number of shares that may be earned.

(3)
Represents number of unvested unexercised options. Option exercise prices range from $18.91 to $37.83.

(4)
Calculated based upon the share price of $7.00 multiplied by the number of unvested RSU awards at closing. No value associated with PSU’s, as performance metrics were not met. No value associated with company options with exercise prices ranging from $18.91/share to $37.83/share.

(5)
Mr. Little resigned from the company effective April 2, 2023 and no awards remain outstanding.

Golden Parachute Compensation
This section sets forth information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to our named executive officers. The Merger-related compensation payable to these individuals is the subject of a non-binding, advisory vote of the Company stockholders, as described below in the section “Proposal 2 — Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”
The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the Merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the consummation of the Merger occurs on November 1, 2024 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (ii) the Merger Consideration; (iii) salary levels as of the date of this proxy statement; (iv) the number of unvested Company equity awards held by the named executive officers as of the date of this proxy statement, assuming a Merger closing date of November 1, 2024; and (v) termination of each named executive officer’s employment by the Company without “cause” or by the named executive officer for “good reason” immediately after the consummation of the Merger.
Depending on when the Merger occurs, certain Company equity awards that would be unvested as of November 1, 2024 and included in the table below may vest independently of the Merger pursuant to their terms based on continued service with the Company. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect any compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.
The table below quantifies the estimated value of the accelerated vesting of the Company equity awards held by each named executive officer based on an assumed Merger closing date of November 1, 2024 and the value of the cash severance that would be payable assuming each individual to each named executive officer assuming each individual’s employment is terminated by the Company without cause or by the individual for good reason immediately following the consummation of the Merger and on the assumed Merger closing date of November 1, 2024.
Golden Parachute Compensation
Name	Severance ($)	Change of Control Bonus($)(5)	Equity ($)(6)	Merger Equity Grant Units ($)(7)	Perquisites/ Benefits ($)	Total ($)
Richard H. Little(1)	—	—	—	—	—	—
Matthew B. Steele(2)	28,269	1,300,000	—	352,694	5,035	1,685,998
Daniel P. Rohling(3)	500,000	850,000	232,435	128,252	—	1,710,687
Walter Mayer(4)	401,644	400,000	77,483	128,252	21,164	1,028,543

(1)
Mr. Little resigned from the company effective April 2, 2023.

(2)
Mr. Steele’s severance payment has 3 components, based on the company’s severance policy. The first component is an amount equal to 2 weeks of base salary for each year of service, with a minimum of 4 weeks of base salary. The cost of the first component (using current base salary) is reflected in the “Severance” column. The second component is an amount equal to a half month of COBRA premiums for each year of service (maximum of 4 months, minimum of 1 month) The third component is $2,000, representing the cost of outplacement services. The costs of the second and third components are reflected in the “Perquisites/Benefits ($)” column.
(3)
Mr. Rohling will receive a fixed amount of $500,000 as severance.

(4)
Mr. Mayer’s severance payment has 3 components. The first component is one year of base salary (using current year salary). The second component is equal to his pro-rated target bonus (pro-rating through April 2024 and using a target of 75% of base salary). The cost of the first and second component are reflected in the “Severance” column. The third component is an amount equal to 12 months of COBRA premiums. The cost of the third component is reflected in the “Perquisites/Benefits ($)” column.

(5)
Discretionary bonus pool allocated by the board of directors based on a successful change of control.

(6)
The value of unvested restricted stock units, performance units and stock options that would vest under a change of control. Value calculated using $7.00 per share.

(7)
The value of Merger Equity Grant Units awarded on September 19, 2024 that would vest under a change of control. Value calculated using $7.00 per share.

Director and Officer Indemnification and Insurance
The Merger Agreement provides that, for not less than six years after the Effective Time, Parent shall cause the surviving corporation, to the extent permitted by applicable laws and the certificate of incorporation and bylaws of the Company in effect as of immediately prior to the Effective Time, to:
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indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (which we refer to as a “D&O claim”) by reason of the fact that he or she is or was a director or officer of the Company (which we refer to as “covered persons”), or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any subsidiary of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; and

•
pay, on behalf of such covered person, expenses (including attorneys’ fees) incurred by such covered person in defending any D&O claim for which such covered person may be entitled to indemnification under the Merger Agreement, in advance of the final disposition of such D&O claim, upon receipt of an undertaking by or on behalf of such covered person to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the surviving corporation as authorized in the Merger Agreement. All rights to indemnification and advancement will continue as to a person who has ceased to be a director, officer or employee of the Company or any of its subsidiaries after the date of the Merger Agreement and shall inure to the benefit of such person’s heirs, successors, executors and personal and legal representatives.

In addition, the Merger Agreement provides that, for not less than six years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of covered persons, indemnification of and advancement of expenses to covered persons than are set forth as of the date of the Merger Agreement in the Company’s existing certificate of incorporation and bylaws. Following the Effective Time, the indemnification agreements with covered persons will be assumed by the surviving corporation.
The Merger Agreement also provides that the Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time a six-year prepaid “tail” insurance policy of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Effective Time for D&O claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the surviving corporation are required to obtain such a tail policy.
For additional information, see the section of this proxy statement entitled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and Non-U.S. holders (each as defined below) whose shares of Company common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to the Company stockholders. This discussion does not address the consequences of the Merger to Company stockholders who receive cash pursuant to the exercise of appraisal rights. This discussion applies to a Company stockholder only if the stockholder holds shares of Company common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment) for U.S. federal income tax purposes, and does not apply to Company stockholders that are members of a special class of persons subject to special rules, including but not limited to:
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Dealers in securities;

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Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

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Tax-exempt organizations;

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Life insurance companies;

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Financial institutions;

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Regulated investment companies;

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Real estate investment trusts;

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Partnerships (or entities or arrangements taxable as partnerships for U.S. federal income tax purposes);

•
Company stockholders that use shares of Company common stock as part of a straddle or a hedging or conversion transaction;

•
Company stockholders that have a functional currency other than the U.S. dollar;

•
Company stockholders that acquired shares of Company common stock upon the exercise of stock options or otherwise as compensation;

•
Company stockholders that hold an equity interest, actually or constructively, in Parent; or

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Company stockholders that own, or have owned in the last five years, actually or constructively, five percent or more of the Company common stock.

This discussion is based on the Code, its legislative history, final, temporary and proposed U.S. Treasury Regulations, published rulings and administrative guidance from the Internal Revenue Service (which we refer to as the “IRS”) and court decisions, all as in effect as of the date of this proxy statement. These laws and other authorities are subject to change, possibly on a retroactive basis. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.
This discussion addresses only U.S. federal income taxation and does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a Company stockholder. This discussion does not address all U.S. federal income tax consequences relevant to a Company stockholder’s particular circumstances, including the impact of taxes under the Foreign Account Tax Compliance Act.
This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of Company common stock. The Company does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding shares of Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to the partner.
Each Company stockholder is urged to consult with the Company stockholder’s own tax advisor as to the tax consequences of the Merger in the Company stockholder’s particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local and foreign tax laws and of changes in those laws.
Certain U.S. Federal Income Tax Consequences to U.S. Holders
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:
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An individual who is a citizen or resident of the United States;

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A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
A trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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An estate that is subject to U.S. federal income tax on the estate’s income regardless of its source.

The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of cash received with respect to such shares, determined before the deduction of any applicable withholding taxes, as described below under “— Backup Withholding and Information Reporting” and (ii) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally equals the price the U.S. holder paid for its shares of Company common stock less any distributions received that were in excess of the Company’s current and accumulated earnings and profits (but not reduced below zero). Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for each such block of shares of Company common stock exceeds one year at the Effective Time, and otherwise will be short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of U.S. federal income taxation. There are limitations on the deductibility of capital losses.
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of shares of Company common stock that is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.
Subject to the discussion below in “— Backup Withholding and Information Reporting,” any gain realized by a Non-U.S. holder resulting from the Merger generally will not be subject to U.S. federal income or withholding tax unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States); or

•
the Non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the Merger, and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. holders are urged to consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Medicare Tax
U.S. holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax are generally subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes capital gain recognized on the exchange of shares of Company common stock for cash in the Merger, unless such capital gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). There are limitations on deducting capital losses in calculating a U.S. holder’s net investment income. U.S. holders are urged to consult their own tax advisors regarding the applicability of the Medicare tax to gain recognized on the exchange of shares of Company common stock for cash in the Merger.
Backup Withholding and Information Reporting
Under certain circumstances, a U.S. holder or Non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the Merger Consideration. Backup withholding generally will not apply to: (i) a U.S. holder who properly establishes an exemption or provides the U.S. holder’s correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules, or (ii) a Non-U.S. holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8 or otherwise establishes a basis for exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s or Non-U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each Company stockholder should consult the Company stockholder’s own tax advisor regarding the applicability of the rules discussed above to the Company stockholder and the particular tax effects to the Company stockholder of the Merger in light of the Company stockholder’s particular circumstances and the application of state, local and foreign tax laws.
Regulatory Approvals Required for the Merger
Subject to the terms and conditions of the Merger Agreement, the parties have agreed to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the Merger Agreement (which we refer to as the “transactions”) and to cause the conditions to the transactions set forth in the Merger Agreement to be satisfied as promptly as practicable, including using all efforts to accomplish the following as promptly as reasonably practicable:

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the preparation and filing of all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the transactions,

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satisfaction of the conditions to consummating the transactions,

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taking of all actions necessary, proper or advisable to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental authority required to be obtained or made by the Company, Parent or Merger Sub or any of their respective subsidiaries in connection with the transactions or the taking of any action contemplated by the Merger Agreement, and

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defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions.

Company Costs of the Merger
The Company currently expects that its costs for the Merger, which will be borne by the Company, will be approximately $10,209,040, which consists of approximately (i) $6.5 million of investment banking fees, (ii) $3.25 million of legal fees, (iii) $150,000 for preparation, printing and mailing of this proxy statement and preparation and filing of the Schedule 13e-3, (iv) $285,000 of accounting fees for its independent accountant and (v) $24,040 for SEC filing fees. The Company has not and does not intend to engage a proxy soliciting firm, and it is unable to estimate any costs it may occur in connection with any appraisal actions by stockholders exercising appraisal rights under the DGCL.

THE MERGER AGREEMENT
The following discussion contains certain information about the Merger. The discussion is subject to, and qualified in its entirety by reference to, the Merger Agreement attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Parent and Merger Sub, on the one hand, and the Company, on the other hand. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations that were negotiated and agreed to by the Company, on the one hand, and Parent and Merger Sub, on the other hand. In particular, in your review of the representations and warranties contained in the Merger Agreement, and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally relevant to investors or applicable to reports and documents filed with the SEC, and some were qualified by certain confidential disclosures made by the Company, Parent and Merger Sub in connection with the Merger Agreement and certain public filings made by the Company with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties, or any descriptions of those provisions, should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this proxy statement. See “Where You Can Find More Information.” The Company will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Effects of the Merger; Directors and Officers
The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement and in accordance with the DGCL. At the Effective Time, the separate corporate existence of Merger Sub will cease. As the surviving corporation, the Company will continue to exist following the Merger. As a result of the Merger, the surviving corporation will be a wholly owned subsidiary of Parent.
The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the surviving corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the surviving corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.
Closing and Effective Time of the Merger
The Merger Agreement provides that the closing for the Merger (which we refer to as the “closing”) will take place as soon as practicable (but in any event within two business days) following the first day on which all of the conditions to the closing (described in “— Conditions to the Merger” beginning on page 116 of this proxy statement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), or at such other time as the Company and Parent may agree in writing.
The Effective Time will occur when the certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specify in the certificate of Merger).
Merger Consideration
In the Merger, each share of Company common stock issued and outstanding immediately prior to the Effective Time (except for excluded shares) will be converted into the right to receive the Merger Consideration of $7.00 in cash without interest. Excluded shares include (i) shares that are owned by the Company (including treasury shares), Parent or Merger Sub, and (ii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (which we refer to as the “excluded shares”).
Holders of Company preferred stock are not entitled to vote on the adoption of the Merger Agreement or the other matters to be voted on at the special meeting and will not be entitled to appraisal rights under the DGCL. At the Effective Time, cancelled shares will automatically cease to be outstanding, will be cancelled and will cease to exist. For information on the treatment of dissenting shares in the Merger, see the section below entitled “— Appraisal Rights” beginning on page 102 of this proxy statement and the section entitled “Appraisal Rights” beginning on page 143 of this proxy statement.
Treatment of Company Equity Awards
At the Effective Time, each Company RSU award, other than any performance-based Company RSU award, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Company common stock subject to such Company RSU award, respectively, immediately prior to the Effective Time, less any applicable withholding taxes.
At the Effective Time, each performance-based Company RSU award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.
At the Effective Time, each Company option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Company common stock subject to such Company option, if any, by (B) the total number of shares of Company common stock subject to such Company option, less any applicable withholding taxes. Any Company option with an exercise price per share of Company common stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company option shall have no further rights with respect thereto.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will select and enter into an agreement with a paying agent. Under the agreement with the paying agent, the paying agent will act as agent for the Company stockholders in connection with the Merger and receive payment of the aggregate Merger Consideration to which the Company stockholders are entitled pursuant to the Merger Agreement. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the paying agent cash in immediately available funds in an amount sufficient to fund the aggregate Merger Consideration payable to the Company stockholders pursuant to the Merger Agreement.

Promptly after the Effective Time, and in any event within two business days thereafter, Parent will cause the paying agent to mail or otherwise provide to each holder of record of shares of Company common stock (other than holders of excluded shares) the following:
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transmittal materials, including a letter of transmittal, specifying that delivery of shares of Company common stock will be effected only upon delivery of the certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares to the paying agent; and

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instructions for use in effecting the surrendering of the certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares to the paying agent.

Upon surrender of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares to the paying agent together with the properly completed and validly executed transmittal materials and any other documents reasonably required by the transmittal material instructions or by the paying agent (collectively, the “required transmittal materials”), the holder of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive, and Parent will cause the paying agent to pay and deliver promptly after the Effective Time, a cash amount equal to the product of the number of shares of Company common stock represented by the holder’s certificates and book-entry shares multiplied by the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares.
Until surrendered in the manner contemplated above, each share of Company common stock will be deemed to represent at any time after the Effective Time only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the transmittal material instructions or by the paying agent) the Merger Consideration pursuant to the Merger Agreement.
Any Merger Consideration deposited with the paying agent (including the proceeds of any investment thereof) that remains undistributed six months after the Effective Time will be delivered to Parent or the surviving corporation upon demand by Parent. Thereafter, any former holders of shares of Company common stock (other than excluded shares) will be entitled to look only to Parent and the surviving corporation for payment of the applicable Merger Consideration upon surrender of their certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares in accordance with the procedures for surrender set forth above, and Parent and the surviving corporation will remain liable (subject to applicable abandoned property, escheat or other similar law) for payment of claims for the Merger Consideration payable upon due surrender of such certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares.
From and after the Effective Time, the stock transfer books of the Company will be closed and there will be no transfers on the stock transfer books of the Company of the shares of Company common stock that were outstanding immediately prior to the Effective Time.
If any certificate representing shares of Company common stock has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate representing shares of Company common stock to be lost, stolen or destroyed and, if required by the paying agent, the surviving corporation or Parent, the posting by such person of a bond in a reasonable amount as the paying agent or Parent may direct as indemnity against any claim that may be made against it with respect to such certificate representing shares of Company common stock, the paying agent will pay and deliver promptly after the Effective Time in exchange for such certificate representing shares of Company common stock a cash amount equal to the product of the number of shares of Company common stock, as applicable, represented by the lost, stolen or destroyed certificate representing shares of Company common stock, multiplied by the applicable Merger Consideration, without interest.
The paying agent, Parent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Company common stock, Company RSU awards or Company Options, and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be promptly remitted to the applicable governmental entity and be treated for all purposes under the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made.
Appraisal Rights
Company stockholders are entitled to appraisal rights under Section 262 of the DGCL. Under the DGCL, Company stockholders of record who continuously hold shares of Company common stock through the Effective Time and do not vote in favor of adopting the Merger Agreement, and beneficial owners of shares of Company common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, will have the right to seek appraisal of the “fair value” of their shares of Company common stock as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to Company stockholders and beneficial owners of shares of Company common stock, as the case may be, who properly deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the Merger Agreement at the special meeting and do not withdraw their demands, and who otherwise comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a Company stockholder will be entitled to receive under the terms of the Merger Agreement. Holders and beneficial owners of Company common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Failure to comply with the provisions of Section 262 in a timely and proper manner may result in the loss of appraisal rights.
Notwithstanding the immediately preceding sentence, if any such holder fails to perfect or otherwise waives, withdraws or loses the rights granted under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the such holder’s rights under Section 262 of the DGCL shall be forfeited and cease, and each of such holder’s shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration, without interest thereon.
Adjustments to Prevent Dilution
If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Company common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in the Merger Agreement will be construed to permit the Company or any of its subsidiaries or any other person to take any action that is otherwise prohibited by the terms of the Merger Agreement.
Representations and Warranties
Representations and Warranties of the Company
The Merger Agreement contains customary representations and warranties made by the Company to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in the Company disclosure letter or in certain SEC reports filed by the Company. In particular, all of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the Company, as further described in the section entitled “— Material Adverse Effect” beginning on page 104 of this proxy statement). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the Company did not have actual knowledge.
In the Merger Agreement, the Company made representations and warranties to Parent and Merger Sub regarding, among other things:

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the Company’s due organization, valid existence, good standing and authority to carry on its businesses;

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the Company’s capitalization, including the number of shares of Company common stock and equity-based awards outstanding;

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ownership of the Company’s subsidiaries;

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the Company’s corporate power and authority to execute and deliver, and perform its obligations under, the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

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the Board’s unanimous determination, after considering the recommendation of the Company special committee, that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and the Company stockholders, approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, direction that the adoption of the Merger Agreement be submitted to a vote at a meeting of the Company stockholders, and recommendation that the Company stockholders adopt the Merger Agreement, which we refer to collectively as the “Board recommendation”;

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the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement;

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the governmental consents, approvals, notices and filings required in connection with the transactions contemplated by the Merger Agreement;

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the proper filing of documents by the Company with the SEC and the accuracy of the information contained in those documents;

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the conformity with generally accepted accounting principles of the Company’s financial statements filed with the SEC and the absence of certain undisclosed liabilities;

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internal controls over financial reporting and disclosure controls and procedures;

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the validity and enforceability of the Company’s intellectual property;

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compliance with certain material contracts;

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matters relating to the Company’s insurance policies;

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certain employee benefits matters, including matters related to Company benefit plans;

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certain tax matters;

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the absence of certain legal proceedings, investigations and governmental orders against the Company or its subsidiaries;

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compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits;

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certain environmental matters;

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the Company’s and its subsidiaries’ conduct of business in the ordinary course of business (except for certain actions take with respect to COVID-19) since June 30, 2023, and the absence of a material adverse effect or certain other changes since such date;

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certain real property matters, including rights of way;

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certain oil and gas matters;

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certain derivative transaction matters;

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the absence of any undisclosed broker’s or finder’s fees; and

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the receipt of fairness opinion from Houlihan Lokey.

The representations and warranties in the Merger Agreement of the Company will not survive the Effective Time.

Material Adverse Effect
All of the Company’s representations and warranties in the Merger Agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, effect, development, circumstance, event or occurrence (each of which we refer to as a “change”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or operations of the Company and its subsidiaries taken as a whole, except that no change arising out of or resulting from any of the following will constitute a material adverse effect:
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any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

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changes, proposed changes, pending changes, changes in the interpretation or enforcement of GAAP, accounting standards promulgated by the Council of Petroleum Accountants Society or any law or rules or regulations promulgated by any governmental authorities;

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COVID-19 measures;

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changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any governmental authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of the Merger Agreement;

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changes or developments in the industries in which the Company or any of its subsidiaries operate (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration, development or production industries in the United States or any area or areas where the assets of the Company or any of its subsidiaries are located);

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the negotiation, announcement or the existence of the Merger Agreement or the pendency, anticipated consummation or consummation of the transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of the Company or any of its subsidiaries or any other disruption to the business of the Company or any of its subsidiaries (provided that this clause shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the Merger Agreement, the pendency or consummation of the Merger Agreement and the transactions);

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any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event (including COVID-19), quarantine restriction or other natural or man-made disaster or other force majeure event or act of God or occurrence or the escalation or worsening of any of the foregoing;

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any matter set forth in the Company disclosure letter delivered in connection with the Merger Agreement;

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any change in the trading price or trading volume of the shares of Company common stock or any change in the credit ratings or ratings outlook for the Company or any of its subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes thereof may be considered in determining whether a Company material adverse effect has occurred if not otherwise excluded under this clause);

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the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company material adverse effect has occurred if not otherwise excluded under this clause;

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any action required to be taken or omitted by the Company or any of its subsidiaries at the written request of Parent or any action expressly required to be taken or refrained from being taken by the

Company or any of its subsidiaries pursuant to the Merger Agreement, including any action consented to in writing by Parent;
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the expiration of any material contract in accordance with its terms;

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any actions or claims made or brought by any of the current or former stockholders of the Company (on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the Merger Agreement or the Merger;

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the failure to obtain any approvals or consents from any governmental authority in connection with the transactions;

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the identity of, or facts specific to, Parent or any of its affiliates as the acquiror of the Company or any changes arising therefrom;

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natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; and

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any breach by Parent or any of its affiliates of the Merger Agreement;

except, with respect to the foregoing bullets one, two, four, five and seven, to the extent (and for the avoidance of doubt, only to the extent) that such impact is materially and disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to other similarly situated and comparable companies in the industries and in the geographic markets in which the Company and its subsidiaries operate (it being understood and agreed that, for the purposes of determining whether the Company has been materially and disproportionately adversely affected compared to other similarly situated similarly situated and comparable companies, the Company shall be compared to independent exploration and production companies primarily focused in the Delaware Basin), in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur.
Representations and Warranties of Parent and Merger Sub
The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the Parent disclosure letter. In particular, certain of these representations and warranties are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Parent did not have actual knowledge. The representations and warranties of Parent and Merger Sub relate to, among other things:
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their due organization, valid existence, good standing (where recognized under applicable law) and authority to carry on their businesses;

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their power and authority to execute and deliver, and perform their obligations under, the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

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the absence of violations of, or conflicts with, Parent’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement;

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the absence of certain legal proceedings, investigations and governmental orders against Parent and Merger Sub;

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matters regarding compliance with laws;

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the accuracy of information supplied by Parent and Merger Sub for this proxy statement;

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the validity and enforceability of the purchase agreement and Contribution Agreement Parent entered into in connection with the execution of the Merger Agreement and the debt commitment letter between Fortress Credit Corp. and Meritz Securities Co. Ltd., through its affiliated asset management company, AI Partners Asset Management Co., Ltd. (which we refer to as the “debt financing commitment”), and the sufficiency of such financing and available cash held by the Company and its subsidiaries to pay the Merger Consideration and the fees and other expenses for the other transactions contemplated by the Merger Agreement;
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the capitalization, ownership and operations of Merger Sub;

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the absence of any undisclosed broker’s or finder’s fees; and

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their independent investigation of the Company and its business and the absence of reliance by them on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries other than the representations and warranties expressly set forth in the Merger Agreement.

The representations and warranties in the Merger Agreement of each of Parent and Merger Sub will not survive the Effective Time.
Conduct of the Company’s Business Pending the Merger
Under the Merger Agreement, the Company has not agreed to any restrictions on the operation of its business until the earlier of the Effective Time and the termination of the Merger Agreement.
The Merger Agreement is not intended to give any of the parties to the Merger Agreement, directly or indirectly, the right to control or direct another party’s operations prior to the Effective Time. Prior to the Effective Time, each party will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its operations.
Non-Solicitation of Acquisition Proposals
Non-Solicitation of Acquisition Proposals
The Company is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the time the Company stockholder approval is obtained as described further below).
Specifically, except as expressly permitted by the Merger Agreement, from the date of the Evidence of Funding until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company shall not, and shall cause each of its subsidiaries and its and their respective officers and directors, and shall instruct its and its subsidiaries’ other representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company takeover proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company takeover proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of the Merger Agreement, solely to ascertain facts from the person making such Company takeover proposal consistent with its fiduciary duties about such Company takeover proposal and the person that made it, and to refer the inquiring person to the non-solicitation provisions of the Merger Agreement).
The Merger Agreement requires that the Company and its subsidiaries their respective officers, and directors and representatives to cease existing solicitation, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company takeover proposal.
Notice
At any time after the date of the Merger Agreement and until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company is required to promptly (and in no event later than 24 hours after receipt) notify Parent (in writing) in the event that the Company or any of its subsidiaries or its or their representatives receives any indication from any person that it is considering making a Company takeover proposal, any inquiry or request for information that could reasonably be expected to lead to or contemplates a Company takeover proposal or any amendment or modification to the material terms of any Company takeover proposal, including the identity of the person making the Company takeover proposal, inquiry or request, a summary of the material terms and conditions thereof, and a copy of any written proposal, offer or other documentation provided by such person. The Company is required to keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company takeover proposal, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.
Fiduciary Exception
Notwithstanding the foregoing restrictions, prior to the time the Company stockholder approval is obtained, if the Company receives a written Company takeover proposal that is not withdrawn from any person, and if the Board (after considering the recommendation of the Company special committee) has determined in good faith, after consultation with its independent financial advisor and outside legal counsel:
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that such Company takeover proposal is bona fide and constitutes or could reasonably be expected to lead to a Company superior proposal, and

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failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable law,

then the Company and its representatives may, in response to such Company takeover proposal, (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries to the person that has made such written Company takeover proposal and its representatives (provided that the Company shall, prior to or concurrently with the delivery to such person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company takeover proposal and its representatives regarding such Company takeover proposal; provided that the Company and its representatives may contact any person in writing with respect to a Company takeover proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company takeover proposal constitutes a Company superior proposal (without the Board (or any committee thereof, including the Company special committee) being required to make the determination in the foregoing bullets one and two). The Company shall promptly (and in any event within twenty-four (24) hours) notify parent in writing if the Board makes the determinations set forth in this provision of the Merger Agreement, and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.
The Merger Agreement defines an acceptable confidentiality agreement as a confidentiality agreement on terms that, with respect to confidentiality and use, are no less restrictive to the Company’s counterparty thereto than those contained in the confidentiality agreement (including the standstill provision contained therein, but only to the extent such provisions apply after giving effect to the terms of the Merger Agreement), and except for such changes to permit the Company to comply with its obligations under the Merger Agreement.
The Merger Agreement defines a Company superior proposal as an unsolicited bona fide, written Company takeover proposal (with references to 20% and 80% being deemed to be replaced with references to 50%, respectively) by a third party, that is fully financed or has fully committed financing, which the Board determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by the Merger Agreement (including any adjustment to the terms of the transactions proposed by Parent pursuant to the change in Board recommendation in connection with a Company superior proposal provisions of the Merger Agreement described below and taking in consideration the timing and likelihood of consummation of such Company superior proposal).
Change in Board Recommendation; Entry into Alternative Transactions
Change in Board Recommendation; Entry into Alternative Transactions
Prior to obtaining Company stockholder approval of the Merger, the Board, after considering the recommendation of the special committee, or the special committee may, in response to a Company superior proposal received by the Company after the date of the Merger Agreement may (x) make a change of recommendation of the Merger, or (y) cause the Company to validly terminate the Merger Agreement in accordance with the terms of the Merger Agreement in order to enter into a binding Company acquisition agreement with respect to such Company superior proposal; provided that prior to making such change of recommendation or terminating this Agreement, (A) the Company shall have given Parent at least five business days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such, Company superior proposal and provide Parent a copy of the Company superior proposal and a copy of any proposed Company acquisition agreement and any other relevant transaction documents, (B) during such five-business day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Board (after considering the recommendation of the special committee) shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company superior proposal would nevertheless continue to constitute a Company superior proposal and the failure to make a change of recommendation or terminate the Merger Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company superior proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of the proviso shall commence (provided that the notice period thereunder shall only be three business days) during which time the Company shall be required to comply with the requirements of the Merger Agreement provisions regarding a change in recommendation anew with respect to such additional notice.
Fiduciary Exception
Notwithstanding the foregoing restrictions, prior to obtaining the Company stockholder approval, the Board, after considering the recommendation of the Company special committee, or the Company special committee may, in response to a Company superior proposal received by the Company after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, make a change of recommendation or cause the Company to validly terminate the Merger Agreement (as described in the section below entitled “— Termination” beginning on page 117 of this proxy statement) to enter into a binding Company acquisition agreement with respect to such Company superior proposal; provided that prior to making such change of recommendation or terminating the Merger Agreement:
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the Company shall have given Parent at least five business days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company superior proposal and contemporaneously provide to Parent a copy of the Company superior proposal and a copy of any proposed Company acquisition agreement and any other relevant transaction documents,

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during such five-business day period following the date on which such notice is received, the Company shall and shall cause its representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose,

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upon the end of such notice period (or such subsequent notice period as contemplated by the next bullet), the Board, after considering the recommendation of the Company special committee, shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company superior proposal would nevertheless continue to constitute a Company superior proposal and the failure to make a change of recommendation or terminate the Merger Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and

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in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company superior proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in the first bullet above and a new notice period shall commence (provided that the notice period thereunder shall only be three business days) during which time the Company shall be required to comply with the requirements of this provision anew with respect to such additional notice, including bullets one through four above. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its subsidiaries shall enter into any Company acquisition agreement unless the Merger Agreement has been terminated in accordance with its terms.

The Board, after considering the recommendation of the Company special committee, may also effect a Company adverse recommendation change, prior to the time the Company stockholder approval is obtained, in response to an intervening event (as defined below) if the Board, after considering the recommendation of the Company special committee, determines in good faith, in consultation with the Company’s financial advisor and outside legal counsel, that the failure to effect a Company adverse recommendation change would be inconsistent with the Board’s fiduciary duties, after considering the recommendation of the Company special committee, or the Company special committee’s fiduciary duties, in each case, under applicable law. However, neither the Board nor the Company special committee may take any such actions until:
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the Company shall have given Parent at least five business days’ prior written notice of its intention to effect such a change of recommendation and specifying the reasons therefor, which notice shall include a description the applicable intervening event in reasonable detail,

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during the five business day period following the date on which such notice is received, the Company shall and shall cause its representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of the Merger Agreement, and

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following the end of such five business day period, the Board, after considering the recommendation of the Company special committee and after consultation with the Company’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of the Merger Agreement proposed by Parent, shall have determined in good faith that the failure of the Board to make such a change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Under the Merger Agreement, an intervening event means an event, fact, circumstance, development or occurrence that is material to the Company and its subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable to the Board as of the date of the Merger Agreement (or if actually known or reasonably foreseeable as of the date of the Merger Agreement, the material consequences of which were not known by the Board at such time) and does not relate to: (a) a Company takeover proposal, (b) any actions required to be taken pursuant to the Merger Agreement, (c) any change in price or trading volume of the Company common stock or (d) changes in the Company’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts.
Certain Permitted Disclosure
Nothing contained in the Merger Agreement will prohibit the Company, the Board or a committee thereof, including the Company special committee, from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to Company stockholders that is required by law or stock exchange rule or listing agreement,

(iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iv) informing any person of the existence of the provisions contained in the non-solicitation portion of the Merger Agreement or (v) making any “stop, look and listen” communication to Company stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication). In addition, the parties have agreed that a factually accurate required public statement by the Company or the Board (or a committee thereof, including the Company special committee) that solely describes the Company’s receipt of a Company takeover proposal, the identity of the person making such Company takeover proposal, the material terms of such Company takeover proposal and the operation of the Merger Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Board (or a committee thereof, including the Company special committee) to change, qualify, withhold, withdraw or modify, the recommendation, (B) an adoption, approval or recommendation with respect to such Company takeover proposal or (C) a change of recommendation.
Company Stockholders Meeting
The Company has agreed to hold a special meeting (which we refer to as the “Company stockholders meeting”) as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the Merger Agreement. Subject to the provisions of the Merger Agreement discussed above under “— Change in Board Recommendation; Entry into Alternative Transactions” beginning on page 108 of this proxy statement, the Board has agreed to recommend that the Company stockholders adopt the Merger Agreement in this proxy statement and use commercially reasonable efforts to solicit such adoption of the Merger Agreement.
Filings; Other Actions; Notification
General Obligations
Subject to the terms and conditions of the Merger Agreement, the parties have agreed to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the Merger Agreement (which we refer to as the “transactions”) and to cause the conditions to the transactions set forth in the Merger Agreement to be satisfied as promptly as practicable, including using all efforts to accomplish the following as promptly as reasonably practicable:
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the preparation and filing of all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the transactions,

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satisfaction of the conditions to consummating the transactions,

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taking of all actions necessary, proper or advisable to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental authority required to be obtained or made by the Company, Parent or Merger Sub or any of their respective subsidiaries in connection with the transactions or the taking of any action contemplated by the Merger Agreement, and

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defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions.

Efforts to Complete the Merger
The Company and Parent have agreed to keep the other apprised of the status of matters relating to the completion of the transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental authority undertaken pursuant to the provisions of the Merger Agreement. In that regard, prior to the closing, each party shall promptly consult with the other parties to the Merger Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its affiliates with any governmental authority or any other information supplied by or on behalf of such party or any of its affiliates to, or correspondence with, any person in connection with the Merger Agreement and the transactions. Each party has agreed to promptly inform the other parties to the Merger Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any governmental authority regarding the transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such governmental authority. No party or any of its affiliates may participate in any meeting or teleconference with any governmental authority in connection with the Merger Agreement and the transactions unless it consults with the other parties in advance and, to the extent not prohibited by such governmental authority, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this provision of the Merger Agreement as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.
Financing of the Merger
Equity Financing
Completion of the Merger is conditioned upon consummation of the Parent Preferred Stock Transaction. In the event that the aggregate rollover value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s maximum rollover amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Company preferred stock that have an aggregate rollover value equal to such excess, for a cash purchase price equal to the aggregate rollover value of such shares of Company preferred stock (i.e., a cash purchase price equal to such excess). For purposes of the Contribution Agreement: (a) the “rollover value” of each share of the Company’s (i) Series A Preferred Stock is $1,369.21, (ii) Series A-1 Preferred Stock is $1,277.28, and (iii) Series A-2 Preferred Stock is $1,276.99, (iv) Series A-3 Preferred Stock is $1,137.91, (v) Series A-4 Preferred Stock is $1,129.53 and (vi) new preferred stock is the redemption price determined pursuant to Section 8(a) of the certificate of designation for such new Company preferred stock, as applicable, in each case as of the closing of the transactions contemplated by the Contribution Agreement; provided, that in the case of the foregoing clauses (i) through (v), if such closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “maximum rollover amount” of (1) Luminus is $88.4 million and (2) Oaktree is $50.3 million and (3) Gen IV Investments is $34.1 million.
The closing of the transactions contemplated by the Contribution Agreement is condition upon, among other conditions, the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least $160.0 million (which we refer to as the “Parent Common Equity Investments”). As of the date of this proxy statement, Parent has entered into Subscription Agreements with the Equity Financing Sources providing binding commitments for the entire amount of the Parent Common Equity Investments.
In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.
Financing Covenants
Parent and Merger Sub agreed use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the committed debt financing on the terms and conditions described in the debt financing commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (A) maintain in effect the debt financing commitments, (B) negotiate applicable definitive documentation for and consummate the committed debt financing contemplated by the debt financing commitments (including any flex provisions applicable thereto) at or prior to the closing, and execute and deliver to the Company a copy of any material definitive agreements promptly following such execution, (C) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the debt financing commitments as they become due and payable, (D) satisfy on a timely basis (or obtain a waiver of) all conditions to funding applicable to Parent and Merger Sub under the debt financing commitments, and (E) enforce their rights under the debt financing commitments, including seeking specific performance of the parties thereunder.
Parent and Merger Sub agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to, prior to the closing date, (A) consummate the Parent Preferred Stock Transaction on the terms set forth in the Contribution Agreement and (B) arrange, consummate and obtain additional debt and/or equity financing on terms reasonably acceptable to Parent, the proceeds of which will, when taken together with the aggregate proceeds contemplated by the committed debt financing, the Preferred stock transactions and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s subsidiaries on the closing date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by the Merger Agreement and pay all related fees and expenses (we refer to such additional debt and/or equity financing as the “additional financing”), including reasonable best efforts to (1) negotiate applicable additional financing documents, (2) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the additional financing as they become due and payable, (3) satisfy on a timely basis all conditions to funding applicable to Parent and Merger Sub under the Contribution Agreement and the additional financing documents, and (4) enforce their rights under the Contribution Agreement and the additional financing documents, including seeking specific performance of the parties thereunder.
Parent and Merger Sub agreed that they shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, the debt financing commitments in each case, that would (A) reduce the aggregate amount of the committed debt financing (including by increasing the amount of fees to be paid or original issue discount, other than as a result of the exercise of any related “flex” provisions, other than with a corresponding increase in any equity commitment), (B) impose new or additional conditions (which will include, for the avoidance of doubt, the imposition of new or additional conditions in the form of representations, warranties or covenants) or otherwise expand, amend or modify any of the conditions to funding the committed debt financing that would reasonably be expected to (1) materially delay or prevent or make less likely the funding of the committed debt financing (or satisfaction of the conditions to the committed debt financing) on the closing date or (2) materially and adversely impact the ability of Parent and Merger Sub to enforce their rights against the financing sources that are parties to the debt financing commitments or any other parties to the debt financing commitments or the definitive agreements with respect thereto, or (C) make it materially less likely that the committed debt financing would be funded (including by making the conditions to obtaining the committed debt financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or adversely affect the ability of Parent and Merger Sub to enforce their rights against the other parties to the debt financing commitments relative to the ability of Parent and Merger Sub to enforce their rights against such other parties to the debt financing commitments as in effect on the date hereof. Parent and Merger Sub agreed to use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the debt financing commitments or in any definitive agreement related to the committed debt financing.
In the event that any portion of any of the committed debt financing becomes unavailable or Parent or Merger Sub becomes aware of any event or circumstance that makes any portion of the committed debt financing unavailable on the terms and conditions (including the flex provisions) contemplated in the debt financing commitments, Parent and Merger Sub agreed to use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial, in the aggregate, to Parent (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by the Merger Agreement and any related fees and expenses, as promptly as practicable following the occurrence of such event (which we refer to as an “alternative financing”).

On or before 5:00 p.m. Central Time on the date that is seven days prior to the anticipated Closing Date, Parent is required to deliver to the Company evidence reasonably satisfactory to the Company that the bank account specified in the Merger Agreement (which we refer to as the “additional financing bank account”) contains an amount of cash available for withdrawal equal to or greater than $160.0 million minus the Initial Escrow Deposit minus the amount of escrow funds as of such date. Following Parent’s delivery of such evidence in accordance with the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, at all times prior to the earlier of the effective time and the date on which the Merger Agreement is terminated in accordance with its terms, maintain an amount of cash in the additional financing bank account available for withdrawal equal to or greater than $160.0 million minus the Initial Escrow Deposit minus the amount of escrow funds as of any such date.
Prior to the Closing, the Company has agreed, and cause its subsidiaries, and its and their respective representatives, to provide to Parent and Merger Sub all cooperation reasonably requested by Parent, Merger Sub and/or the financing sources that is customary in connection with financings of a type substantially similar to the financing, and any derivative transactions to be entered into by Parent, the Company or any of their respective affiliates in connection therewith.
Parent and Merger Sub acknowledged and agree that, except as set forth in the financing covenants of the Merger Agreement, the obtaining of any financing by Parent or any of its Affiliates is not a condition to the Closing.
Employee Matters
For the one-year period immediately following the closing date of the Merger (or, if shorter, the period of employment of the relevant employee of the Company or any of its subsidiaries who continues in employment with Parent or any of its subsidiaries (including the surviving corporation) as of and following the closing (which employees we refer to as “continuing employees”) and subject to the terms and conditions of the Merger Agreement, Parent has agreed to provide, or cause its subsidiaries (including the surviving corporation) to provide, each continuing employee with: (i) at least the same annual base salary or base wage rate as in effect immediately prior to the closing date, and (ii) other employee benefits (excluding defined benefit pension, post-termination retiree or medical, nonqualified deferred compensation, retention, change in control and similar arrangements and benefits) that are comparable in the aggregate to such employee benefits provided under the Company benefit plans in which the continuing employee participated immediately prior to the closing date based on the compensation and benefit information disclosed in the Company disclosure letter. Parent also agreed to provide, or cause its subsidiaries to provide, for the one-year period immediately following the closing date, each continuing employee with severance benefits equal to the greater of (i) the severance benefits for which such continuing employee was eligible as of immediately prior to the closing date (as disclosed in the Company disclosure letter), and (ii) the severance benefits provided for under the severance arrangements of Parent and its subsidiaries for similarly situated employees of Parent and its subsidiaries.
Parent has agreed to use commercially reasonable efforts to recognize periods of employment of continuing employees with the Company or its affiliates to the same extent and for the same purposes as recognized under any comparable benefit plan of the Company and its affiliates, including their predecessor entities, for purposes of (i) eligibility for participation, (ii) vesting, and (iii) determining level of benefits of the corresponding employee benefit plan (excluding any plan providing for defined benefit pension, nonqualified deferred compensation, retention, equity or equity-based compensation, or post-termination or retiree health or welfare benefits) offered by Parent or any of its subsidiaries to the continuing employees during the calendar year in which the closing date occurs. Additionally, during the applicable plan year in which the closing date occurs, Parent has agree to, or cause one of its subsidiaries to, use commercially reasonable efforts to (A) waive any pre-existing condition limitations under all applicable group health care plans of Parent or any of its subsidiaries to the extent such condition was satisfied or waived under the comparable Company benefit plan prior to the closing date and (B) credit all continuing employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such person, in each case under the Company benefit plan providing health coverage during the portion of the plan year prior to the closing date for the purpose of determining the extent to which any such person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or any of its subsidiaries for such plan year.

Parent has also agreed to, or to cause its subsidiaries to, assume and honor all Company benefit plans (other than the Company equity plan) that were disclosed in the disclosure letter. The Parent may, by written request prior to the closing date, request that the Company terminate its 401(k) plan effective as of immediately prior to the closing date. If Parent requests that the Company terminate its 401(k) plan, Parent shall make available a 401(k) plan to the continuing employees within 90 days following the closing.
Stockholder Litigation
The Merger Agreement requires the Company to provide Parent prompt notice of any charge, complaint, claim, action, suit, arbitration, prosecution or proceeding (whether civil, criminal or regulatory) in law or in equity (which we refer to as “litigation”) brought by any Company stockholder or purported Company stockholder against the Company, any of its subsidiaries or any of their respective directors or officers relating to the transactions, and shall keep Parent informed on a reasonably prompt basis with respect to the status thereof. The Company is required to give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement or any disclosure in connection therewith shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).
On January 19, 2024, the Company received a books and records demand pursuant to Section 220 of the DGCL from the law firm of Ademi LLP on behalf of purported stockholder James Alford. On January 29, 2024, the Company received a second books and records demand pursuant to Section 220 of the DGCL from Rigrodsky Law P.A. on behalf of purported stockholder Denise Redfield. Also, on February 1, 2024, the Company received a books a records demand pursuant to Section 220 from the law firm of Bleichmar Fonti & Auld LLP on behalf of purported stockholder the Ohio Carpenters’ Pension Plan. The Section 220 books and records demands include allegations of breach of fiduciary duty by the Board and disclosure deficiencies in this proxy statement, which the Company denies. The Company has responded to these requests within the time period required under Section 220 of the DGCL.
Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement provides that, for not less than six years after the Effective Time, Parent shall cause the surviving corporation, to the extent permitted by applicable laws and the certificate of incorporation and bylaws of the Company in effect as of immediately prior to the Effective Time, to:
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indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (which we refer to as a “D&O claim”) by reason of the fact that he or she is or was a director or officer of the Company (which we refer to as “covered persons”), or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any subsidiary of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; and

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pay, on behalf of such covered person, expenses (including attorneys’ fees) incurred by such covered person in defending any D&O claim for which such covered person may be entitled to indemnification under the Merger Agreement, in advance of the final disposition of such D&O claim, upon receipt of an undertaking by or on behalf of such covered person to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the surviving corporation as authorized in the Merger Agreement. All rights to indemnification and advancement will continue as to a person who has ceased to be a director, officer or employee of the Company or any of its subsidiaries after the date of the Merger Agreement and shall inure to the benefit of such person’s heirs, successors, executors and personal and legal representatives.

In addition, the Merger Agreement provides that, for not less than six years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of covered persons, indemnification of and advancement of expenses to covered persons than are set forth as of the date of the Merger Agreement in the Company’s existing certificate of incorporation and bylaws. Following the Effective Time, the indemnification agreements with covered persons will be assumed by the surviving corporation.
The Merger Agreement also provides that the Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time a six-year prepaid “tail” insurance policy of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Effective Time for D&O claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the surviving corporation are required to obtain such a tail policy. Notwithstanding the foregoing, in no event will Parent or the surviving corporation be required to expend for such D&O insurance coverage an annual premium amount greater than 300% of the annual premiums paid by the Company for D&O insurance in fiscal 2022 (we refer to such amount as the “maximum annual premium”). If such D&O insurance is not reasonably available or the annual premium of such D&O insurance exceeds the maximum annual premium, Parent has agreed to cause the surviving corporation to obtain as much D&O insurance coverage as may be obtained for such maximum annual premium.
Expenses
Subject to certain exceptions, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.
Other Agreements
The Merger Agreement contains certain other covenants and agreements between the Company, Parent and Merger Sub, including covenants and agreements relating to:
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cooperation by the Company with Parent to use its reasonable best efforts to delist the Company common stock from the NYSE American exchange and to deregister the Company common stock under the Exchange Act;

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cooperation between the Company and Parent in connection with public announcements relating to the Merger or the other transactions contemplated by the Merger Agreement;

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the Company’s agreement to take all such reasonably steps necessary to cause any dispositions of the Company’s equity securities pursuant to the transactions contemplated by the Merger Agreement by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Parent’s agreement to provide to the other parties a written consent adopting the Merger Agreement;

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Parent’s agreement to cause Merger Sub and the surviving corporation to comply with their obligations under the Merger Agreement and Merger Sub’s agreement not to engage in any activities except as provided in or contemplated by the Merger Agreement;

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the agreement that the Company, Parent, Merger Sub and their respective boards of directors will, if any takeover statute is or may be applicable to the Merger or the other transactions contemplated by the Merger Agreement, grant approvals and take actions as are necessary to consummate, as promptly as practicable, the transactions contemplated by the Merger Agreement and will otherwise act to eliminate or minimize the effects of any takeover statute or regulations on the transactions contemplated by the Merger Agreement;

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the resignation of certain of the Company’s directors and officers as requested by Parent that will be effective on or before the Effective Time;

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the novation of the Company’s existing derivative transactions; and

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the filing of the amendment to the Series A-1 Certificate of Designation.

Series A-1 Amendment
Pursuant to the Merger Agreement, on December 15, 2023, the Company filed a certificate of amendment to the Certificate of Designations of Series A- 1 Preferred Stock (which we refer to as the “Series A-1 CoD”) with the Delaware Secretary of State (such amendment, the “Series A-1 CoD Amendment”). The Series A-1 CoD Amendment, which has been approved by the requisite holder(s) of Series A-1 Preferred Stock, amends, among other things, certain provisions of the Series A-1 CoD, as follows: (a) the period during which holders of Series A-1 Preferred Stock may convert their shares of Series A-1 Preferred Stock into Common Stock shall not commence until the date that is two hundred forty (240) days following the Issuance Date (as defined in the Series A-1 CoD); (b) the period during which the Issuer may redeem shares of Series A-1 Preferred Stock at a price per share equal to one hundred and two percent (102%) of the then-current Liquidation Preference (as defined in the Series A-1 CoD) has been changed such that the period shall begin on the date that is one hundred twenty (120) days after the Issuance Date and end on the date that is two hundred thirty-nine (239) days after such Issuance Date; (c) the period during which the Issuer may redeem shares of Series A-1 Preferred Stock at a price per share equal to one hundred and five percent (105%) of the then-current Liquidation Preference (as defined in the Series A-1 CoD) has been changed such that the period shall begin on the date that is two hundred and forty (240) days after the Issuance Date and end on the first (1st) anniversary of the Issuance Date; (d) (i) with respect to the option of the holders of Series A-1 Preferred Stock to convert their Series A-1 Preferred Stock into a right to receive a cash payment per share of Series A-1 Preferred Stock in connection with a Change of Control (as defined in the Series A-1 CoD), the cash price has been changed from an amount equal to the then-applicable Liquidation Preference to an amount equal to the then-applicable Redemption Price (as defined in the Series A-1 CoD) per share of such Series A-1 Preferred Stock, and (ii) the period during which holders of Series A-1 Preferred Stock may exercise such conversion option in connection with a Change of Control has been changed from any time on or prior to the one hundred fiftieth (150th) day to the two hundred fortieth (240th) day following the Issuance Date; (e) the period during which the Issuer must offer each holder of Series A-1 Preferred Stock a cash payment per share of Series A-1 Preferred Stock equal to the then-applicable Redemption Price in connection with a Change of Control has been changed from the period following the occurrence of both the one hundred fiftieth (150th) day following the Issuance Date and the end of the Term Loan Restricted Period (as described in the Series A-1 CoD) to the period following the occurrence of both the two hundred fortieth (240th) day following the Issuance Date and the end of the Term Loan Restricted Period, and (f) the period during which the Issuer shall have the option to offer each holder of Series A-1 Preferred Stock a cash payment per share of Series A-1 Preferred Stock equal to the then-applicable Redemption Price in connection with a Change of Control has been changed from the period beginning on the one hundred fiftieth (150th) day following the Issuance Date and ending at the end of the Term Loan Restricted Period to the period beginning on the two hundred fortieth (240th) day following the Issuance Date and ending at the end of the Company’s term loan restricted period.
Conditions to the Merger
Each of the Company’s, Parent’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction or waiver on or before the Effective Time of the following conditions (which we refer to as the “mutual conditions”):
•
no governmental authority of competent jurisdiction shall have, after the date of the Merger Agreement, (i) enacted, issued or promulgated any law, statute, code, ordinance, rule, regulation or judgment that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Merger; and

•
the Merger Agreement having been duly adopted by the affirmative vote of holders of a majority of the votes cast by all holders of the shares of Company common stock entitled to vote thereon at the special meeting (which we refer to as the “Company requisite vote”).

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions (which we refer to as the “Parent conditions”):

•
each of the representations and warranties of the shall be true and correct as of the date of the Merger Agreement and as of the closing date (without giving effect to any materiality or Company material adverse effect qualifiers) as though made on and as of such date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect.

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the Company shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in the Merger Agreement to be performed and complied with by it at or prior to the closing;

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Parent and Merger Sub having received a certificate of the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in the first through fifth bullets above have been satisfied;

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the Parent Preferred Stock Transaction shall have been consummated by the Rollover Sellers; and

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the Series A-1 amendment shall have been filed.

The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions (which we refer to as the “Company conditions”):
•
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date (without giving effect to any materiality or Parent material adverse effect qualifiers) as though made on and as of such date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

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Parent and Merger Sub shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in the Merger Agreement to be performed and complied with by Parent and Merger Sub at or prior to the closing; and

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the Company having received a certificate of the chief executive officer or the chief financial officer of Parent, certifying that the conditions set forth in the preceding two bullets have been satisfied.

Termination
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing date under the following circumstances:
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by mutual written consent of Parent and the Company at any time prior to the Effective Time;

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by either the Company or Parent if:

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the Merger is not consummated by 11:59 p.m. Central Time on December 31, 2024 (which we refer to as the “termination date”) unless the failure of the Merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement (which we refer to as an “outside date termination”);

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any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions will be in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the transactions and is in effect that prohibits, makes illegal or enjoins the consummation of the transactions, except that that neither the Company nor Parent may terminate the Merger Agreement pursuant to this provision unless such party has used its best efforts to remove such injunction and the right to terminate the Merger Agreement pursuant to this provision will not be available to any party that has breached in any material respect any provision of the Merger Agreement in any manner that was the primary cause of the issuance of such order; or
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the Company stockholder approval shall not have been obtained at the special meeting (including any adjournments or postponements thereof permitted by the Merger Agreement), in each case, at which a vote on the approval of this Agreement was taken (which we refer to as a “stockholder vote termination”);

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by the Company if:

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prior to the closing, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a mutual condition or a Company condition to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent or Merger Sub prior to the earlier of the (x) termination date and (y) 30th business day after its receipt of written notice thereof from the Company; provided that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the mutual conditions or the Parent conditions not to be satisfied (which we refer to as a “Parent general breach termination”);

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prior to obtaining the Company stockholder approval, in accordance with, and subject to compliance in all respects with the terms and conditions of the non-solicitation provisions of the Merger Agreement, in order to enter into a Company acquisition agreement to effect a Company superior proposal (with such Company acquisition agreement being entered into substantially concurrently with the termination of the Merger Agreement); provided that concurrently with such termination, the Company pays the Company termination fee described below (which we refer to as a “superior proposal termination”);

•
if the Merger shall not have been consummated on or before the date required by the Merger Agreement, all of the mutual conditions and Company conditions would be satisfied (other than those conditions that by their nature are to be satisfied at the closing) or waived and continued to be so satisfied or waived at the time of such termination if the closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the Merger on the date required by the Merger Agreement at the time of termination (which we refer to as a “Parent failure to close termination”);

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if Parent fails to deliver, at least seven days prior to the anticipated Closing Date, Evidence of Funding and other evidence reasonably acceptable to the Company demonstrating that Parent and Merger Sub have financial resources available to them that are sufficient for Parent and Merger Sub to consummate the Merger; or

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if the Closing has not occurred on or before 11:59 p.m. Central Time on November 29, 2024;

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by Parent if:

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prior to the closing, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to a breach of or failure to perform any covenant or agreement set forth in the non-solicitation provisions or a willful breach of any covenant or agreement set forth in the proxy statement/stockholders meeting and amendment to the Series A-1 Certificate of Designations provisions of the Merger Agreement, as to which the second bullet below shall apply), which breach or failure to perform (A) would give rise to the failure of a mutual condition or a Parent condition to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company prior to the earlier of the (x) termination date and (y) 30th business day after its receipt of written notice thereof from Parent; provided that Parent or Merger Sub shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the mutual conditions or the Company conditions not to be satisfied (which we refer to as a Company general breach termination);
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prior to obtaining the Company stockholder approval, if a change of recommendation shall have occurred; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if such right is not exercised within five business days after such change of recommendation shall have occurred (which we refer to as a “change of recommendation termination”); or

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prior to obtaining the Company stockholder approval, if the Company shall have breached or failed to perform any of its covenants and agreements set forth in the non-solicitation provisions of the Merger Agreement in any material respect or committed a willful breach of any of its covenants or agreements set forth in the proxy statement/stockholder meeting and amendment to the Series A-1 Certificate of Designations provisions of the Merger Agreement (which we refer to as a “Company specific breach termination”).

Termination Fee
In the event the Company terminates the Merger Agreement pursuant to a superior proposal termination, or if the Parent terminates the Merger Agreement pursuant to a change of recommendation termination or a Company specific breach termination and Parent has consummated the full escrow funding, then the Company must pay Parent a termination fee in the amount of $3.5 million (which we refer to as the “Company termination fee”) within two business days of such termination.
If the Merger Agreement is terminated by (x) either Parent or the Company pursuant to an outside date termination or stockholder vote termination, or (y) by Parent pursuant to Company specific breach termination; (B) a Company takeover proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of the Merger Agreement and not withdrawn prior to the special meeting (or, if earlier, prior to the time of termination of the Merger Agreement); and (C) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its subsidiaries completes or enters into a definitive agreement with respect to, and thereafter completes, any Company takeover proposal, then, in any such event, the Company shall pay to Parent the Company termination fee (less the amount of any previously reimbursed Parent expenses), such payment to be made promptly upon completion of the applicable Company takeover proposal; provided that, for purposes of this provision, all references in the definition of Company takeover proposal on page 107 to 20% or 80% shall be deemed references to 50%.
If the Merger Agreement is terminated by the Company or Parent pursuant to a stockholder vote termination or by Parent pursuant to a Company general breach termination under circumstances in which the Company termination fee is not then payable pursuant to the foregoing provisions, then the Company is required to reimburse Parent and its affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable and documented out-of-pocket fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated hereby (the “Parent expenses”), up to a maximum amount of $1.375 million.
Pursuant to the First Amendment to the Agreement and Plan of Merger, dated as of January 24, 2024, by and among the Company, Parent and Merger Sub, $10.0 million that Parent had deposited in the segregated escrow account (described below) was distributed to the Company. If the Merger Agreement is terminated for any reason, other than of a termination of the Merger Agreement in circumstances in which the Company is required to pay the Company termination fee, the Company is entitled to retain such amount. If the Merger Agreement is terminated by (A) the Company pursuant to a Parent general breach termination, a Parent failure to close termination, a Parent failure to deliver the evidence of funding by deadline termination or a Parent failure to deliver evidence of funding termination or (B) either Parent or the Company pursuant to an outside date termination under circumstances where the Company would have been entitled to terminate the Merger Agreement pursuant to a Parent general breach termination or a Parent failure to close termination, then Parent shall pay to the Company a fee of $15.0 million as promptly as reasonably practicable (and, in any event, within two business days following any such termination). In addition, Parent and the Company have entered into the escrow agreement for the purposes of Parent depositing an amount of cash equal to $10.0 million into a segregated escrow account on the date of the Merger Agreement (which amount was deposited into the segregated escrow account on the date of the Merger Agreement and has been distributed to the Company, as described above), and making subsequent deposits such that, if the aggregate funds contained in such escrow account as of such time is an amount of cash equal to $15.0 million for the purpose of funding the obligations of Parent to pay the Company the fee described in the preceding sentence, then the Company may be obligated to pay a termination fee in the amount of $3.5 million under certain circumstances.
Remedies
The parties have agreed that irreparable damage for which monetary relief (including any fees payable pursuant to the Merger Agreement in the event of a termination), even if available, would not be an adequate remedy, would occur in the event that any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of the thereunder to consummate the Merger and effect the closing.
Subject to certain exceptions, the parties agreed that:
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the parties (on behalf of themselves or any third-party beneficiary to the Merger Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement or at law or in equity,

•
the provisions for the payments upon termination shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and

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the right of specific enforcement is an integral part of the transactions and without that right neither the Company nor Parent would have entered into the Merger Agreement. The right to specific enforcement under the Merger Agreement shall include the right of the Company, on behalf of itself and any third-party beneficiaries to the Merger Agreement, to cause Parent and Merger Sub to consummate the Merger and the other transactions on the terms and subject to the conditions set forth in the Merger Agreement. The parties also acknowledged and agreed that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of the Merger Agreement in accordance with the remedies provision shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing and subject to the rights of the parties to the financing commitments under the terms thereof, none of the Company or its related parties shall have any rights or claims (whether in contract or in tort or otherwise) against any financing source party, solely in their respective capacities as investors, lenders or arrangers in connection with the financing.

The Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the equity financing or to consummate the Merger only if:
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the mutual conditions and the Parent conditions (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived;

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Parent and Merger Sub have failed to complete the closing by the date the closing is required to occur pursuant to the Merger Agreement;

•
the debt financing has been funded or will be funded at the closing if the additional financing is funded at the closing; and

•
the Company has irrevocably confirmed that if specific performance is granted and the additional financing and debt financing are funded, then the closing will occur.

The Company is also entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the debt financing commitments (or, if alternative financing is being used, pursuant to the commitments with respect thereto) only if:
•
the mutual conditions and the Parent conditions (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived;

•
Parent and Merger Sub have failed to complete the closing by the date the closing is required to occur pursuant to the Merger Agreement; and

•
all of the conditions to the consummation of the financing provided by the debt financing commitments (or, if alternative financing is being used, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the closing).

While a party to the Merger Agreement may concurrently seek (x) specific performance or other equitable relief to consummate the transactions contemplated by the Merger Agreement, and (y) payment of any of a termination fee if, as and when required pursuant to the Merger Agreement, under no circumstances will such party receive both the relief contemplated by the foregoing clause (x) and the foregoing clause (y).
Amendment and Waiver
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub. If such amendment or waiver is proposed after the Company stockholder approval is obtained, no such amendment or waiver may be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained. After the Effective Time, this Agreement may not be amended. No failure or delay by any party in exercising any right under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement. The Company and the Board may not take or authorize any actions contemplated by the foregoing without the prior approval of the Company special committee.
Notwithstanding the foregoing, certain provisions of the Merger Agreement may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the financing source parties without the prior written consent of the related financing sources.
Governing Law
The Merger Agreement is governed by Delaware law.

THE VOTING AGREEMENT
On December 14, 2023, in connection with the execution of the Merger Agreement, Parent entered into the Voting Agreement with certain stockholders. The following is a summary of selected material provisions of the Voting Agreement. The discussion is subject to, and qualified in its entirety by reference to, the Voting Agreement attached as Annex D to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the Voting Agreement attached as Annex D, for a more complete understanding of the Merger.
Generally
In order to induce Parent to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement on December 14, 2023, Luminus and Oaktree (which we refer to as the “Voting Agreement Stockholders”) entered into the Voting Agreement with Parent. As of December 13, 2023, the Voting Agreement Stockholders owned approximately 6.3 million shares of Company common stock that are subject to the voting agreement, representing approximately 38%% of the total outstanding shares of Company common stock as of that date.
Agreement to Vote
Pursuant to the Voting Agreement, and prior to termination of the Voting Agreement described below, each of the Voting Agreement Stockholders, among other things, irrevocably and unconditionally agreed that it will at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, except as otherwise approved in writing by Parent (a) when a meeting is held, appear at such meeting or otherwise cause the their shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), certain of their shares (i) in favor of the Merger, the adoption of the Merger Agreement and such other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (whether or not recommended by the Board) and (ii) against (A) any Company takeover proposal, (B) any action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or the Voting Agreement (including any change to the capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws), and (C) any transaction that is intended to or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement. The shares of Company common stock subject to the voting agreement are approximately 38% of the Company common stock.
Transfer and Non-Solicitation Restrictions
Each Voting Agreement Stockholder has agreed as follows, in each case except as otherwise approved in writing by Parent:
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Prior to termination of the Voting Agreement, not, and shall not authorize or permit any of its subsidiaries or representatives, directly or indirectly, to:

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solicit, initiate, endorse, encourage or facilitate the making by any person (other than the other parties to the Merger Agreement) of any Company takeover proposal;

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data of or regarding the Company with respect to, or otherwise cooperate in any way with, any Company takeover proposal;

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execute or enter into any agreement constituting or relating to any Company takeover proposal, or approve or recommend or propose to approve or recommend any Company takeover proposal or any agreement constituting or relating to any Company takeover proposal (or authorize or resolve to agree to do any of the foregoing actions); or

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make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of Company common stock intending to facilitate any Company takeover proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

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To cease all existing discussions with any person regarding any of the matters listed in the bullets immediately above.

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Prior to the termination Voting Agreement, and except as contemplated thereby, such stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (which we refer to as a “transfer”) other than certain specified transfers to affiliates of the Voting Agreement Stockholders, or enter into any agreement, option or other arrangement or understanding with respect to the transfer of any of their shares or ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a Voting Agreement with respect to any shares or (iv) convert any shares of Company Series A Preferred Stock, Series A-1 Preferred Stock or Series A-2 Preferred Stock acquired by the Voting Agreement Stockholders following the date of the Voting Agreement into Company common stock. Any transfer in violation of this provision shall be void.

In addition, Parent has acknowledged and agreed that the Voting Agreement is being entered into by each Voting Agreement Stockholder in its, his or her capacity as a record and/or owner of Company common stock and that (i) a representative of each Voting Agreement Stockholder is a member of the Board, (ii) the Voting Agreement is not intended to, and shall not, restrict or limit such representatives from acting in their capacities as members of the Board, including in the exercise of their fiduciary duties to the Company or the Company stockholders, and (iii) notwithstanding anything in the Voting Agreement to the contrary, in no event shall Parent (directly or indirectly) bring or cause or action or make any claim against a Voting Agreement Stockholder arising out of or relating to any action or any such by such representatives in their capacity as members of the Board.
Termination
The Voting Agreement shall terminate upon the earliest of (a) the Effective Time, (b) any termination of the Merger Agreement in accordance with its terms, (c) any amendment to the Merger Agreement that (i) reduces the Merger Consideration payable pursuant thereto, (ii) is adverse to the Voting Agreement Stockholders relative to the other Company stockholders, or (iii) would reasonably expected to materially delay or jeopardize the closing of the Merger, in each case without the express written approval of the Voting Agreement Stockholders, which shall not be unreasonably withheld, delayed or conditioned (we refer to the termination right in this clause (c) as the “material change termination right”) and (d) written notice of termination of the Voting Agreement by Parent to the Voting Agreement Stockholders.
In connection with the entry by the Company, Parent and Merger Sub into the Seventh Amendment which, among other things, contemplated a reduction of the Merger Consideration from $9.80 to $7.00, the Voting Agreement Stockholders waived, in writing, the material change termination right and the Voting Agreement remains in full force and effect.
Governing Law
The Voting Agreement is governed by Delaware law.

THE CONTRIBUTION AGREEMENT
On September 19, 2024, Parent entered into the Amended and Restated Contribution Agreement with the Rollover Sellers. The following is a summary of selected material provisions of the Contribution Agreement. The discussion is subject to, and qualified in its entirety by reference to, the Contribution Agreement which is attached as Annex E to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the Contribution Agreement attached as Annex E for a more complete understanding of the Merger.
Contribution Agreement
In connection with the transactions contemplated by the Merger Agreement, on September 19, 2024, Parent entered into an Amended and Restated Contribution, Rollover and Sale Agreement (which we refer to as the “Contribution Agreement”) with Luminus Energy Partners Master Fund, Ltd (which we refer to as “Luminus”), OCM HLCN Holdings, L.P. (which we refer to as “Oaktree”) and Gen IV Investment Opportunities, LLC (which we refer to as “Gen IV Investments” and, together with Luminus and Oaktree, the “Rollover Sellers” and the Company stockholders other than the Rollover Sellers as the “unaffiliated stockholders”) pursuant to which the Rollover Sellers have agreed, prior to the Effective Time, to contribute to Parent all of their shares of preferred stock of the Company (we refer to such shares collectively as the “Rollover Shares”), in exchange for shares of the Series A Preferred Stock, par value $0.0001 per share, of Parent (which we refer to as the “Parent preferred stock”). In the event that the aggregate Rollover Value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s maximum rollover amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Company preferred stock that have an aggregate Rollover Value equal to such excess, for a cash purchase price equal to the aggregate Rollover Value of such shares of preferred stock (i.e., a cash purchase price equal to such excess). For purposes of the Contribution Agreement: (a) the “Rollover Value” of each share of the Company’s (i) Series A Preferred Stock is $1,369.21, (ii) Series A-1 Preferred Stock is $1,277.28, (iii) Series A-2 Preferred Stock is $1,276.99, (iv) Series A-3 Preferred Stock is $1,137.91, (v) Series A-4 Preferred Stock is $1,129.53 and (vi) any new class of preferred stock of the Company is the redemption price determined pursuant to Section 8(a) of the Certificate of Designations for such class of preferred stock as of the closing of the transactions contemplated by the Contribution Agreement; provided, that in the case of the foregoing clauses (i) through (v), because the closing did not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “maximum rollover amount” of (1) Luminus is $88.4 million, (2) Oaktree is $50.3 million and (3) Gen IV Investments is $34.1 million.
The Contribution Agreement contains representations, warranties, and covenants of Parent and each of the Rollover Sellers, as well as other obligations of the parties. The closing of the transactions contemplated by the Contribution Agreement is conditioned on the satisfaction or waiver of certain customary closing conditions, including the accuracy of the representations and warranties in the Contribution Agreement, the compliance by the parties with the covenants in the Contribution Agreement, the satisfaction or waiver of all conditions to the closing of the Merger, and the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least $160.0 million (which we refer to as the “Parent Common Equity Investments”). In connection with the revised Contribution Agreement, the Series A Preferred Stock Purchase Agreement between Luminus, Oaktree, Lion Point Master, LP and Parent was terminated.
We refer to the transactions contemplated by the Contribution Agreement as the “Parent Preferred Stock Transaction”.
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS
No provision has been made (1) to grant the Company’s unaffiliated security holders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING THE COMPANY
Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters
On February 20, 2020, the Company common stock commenced trading on the NYSE American exchange under the symbol “BATL.” Approximately 50 registered stockholders of record as of the record date held Company common stock. In most instances, a registered stockholder holds shares in street name for one or more customers who beneficially own the shares.
The Company has not paid dividends on the Company common stock in the last two years. We intend to retain earnings for use in the operation and expansion of our business and therefore do not anticipate declaring cash dividends on the Company common stock in the foreseeable future. Any future determination to pay dividends on Company common stock will be at the discretion of the Board and will be dependent upon then existing conditions, including our prospects, and such other factors, as the Board deems relevant. We are also restricted from paying cash dividends on Company common stock under our term loan agreement.
Information regarding the beneficial ownership of Company common stock by holders of more than 5%, our directors and all directors and executive officers as a group is set forth under “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement and is incorporated herein by reference. If the Merger is consummated, all of the Company common stock owned by more than 5% holders, our directors and executive officers will be cancelled and converted into the right to receive the Merger Consideration.
The following table sets forth, for the periods indicated, the high and low sales prices per share of Company common stock:
	Market Price ($)
	High	Low
2022
First Quarter	23.33	9.74
Second Quarter	20.28	8.42
Third Quarter	14.81	7.42
Fourth Quarter	14.72	9.25
2023
First Quarter	12.37	6.11
Second Quarter	8.79	5.41
Third Quarter	8.96	5.15
Fourth Quarter	9.69	4.51
2024
First Quarter	9.65	5.45
Second Quarter	7.08	3.17
Third Quarter	6.74	2.55
Fourth Quarter (through October 10)	6.70	6.63
Prior Public Offerings
During the past three years, none of the Company or the Rollover Sellers or any of their respective affiliates have made any underwritten public offering of shares of Company common stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.
Prior Stock Purchases
Except other than the Merger Agreement and agreements entered into in connection therewith, including the Contribution Agreement, and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, (1) each of the Company, its directors and executive officers, the Rollover Sellers and their respective affiliates have not conducted any transactions with respect to shares of Company common stock during the past 60 days, and (2) none of the Company or the Rollover Sellers or their respective affiliates have purchased shares of Company common stock during the past two years.
Purchases
No shares of Company common stock are to be purchased from any director, officer or affiliate of the Company except for shares acquired in connection with the Merger on the same terms as other stockholders of the Company. Shares of Company preferred stock held by the Rollover Sellers will be acquired by Parent for shares of Parent preferred stock as described under “The Contribution Agreement,” which disclosure is incorporated herein by reference.
Past Contacts, Transactions, Negotiations and Agreements
The information set forth in “Special Factors — Background of the Merger,” “The Merger Agreement,” “The Voting Agreement” and “Contribution Agreement and Parent Preferred Stock Agreement’ is incorporated herein by reference.
Purchases of Company Preferred Stock
On December 15, 2023, the Company entered into a purchase agreement pursuant to which the Company agreed to sell Series A-2 preferred stock to funds managed by Luminus, Oaktree, and LSP Investment Advisors, LLC. The Series A-2 preferred stock transaction was approved by the Board upon recommendation by a special committee of disinterested directors that was established to evaluate the proposed terms of the Series A-2 preferred stock transaction. The aggregate purchase price paid by the Series A-2 purchasers for the shares of Series A-2 Preferred Stock was approximately $34.1 million, of which Luminus’ paid approximately $16.8 million, Oak tree paid approximately $10.9 million and LSP Investment Advisors, LLC paid approximately $6.5 million.
The Series A-2 purchase agreement entered into by the Company and the purchasers contains representations, warranties, and covenants of the Company and each of the purchasers, as well as indemnification rights and other obligations of the parties. The closing of the transaction, including the issuance of the shares of Series A-2 preferred stock, occurred on December 15, 2023, and was conditioned on customary closing conditions, including the accuracy of the representations and warranties in the Series A-2 purchase agreement, the compliance by the parties with the covenants in the Series A-2 purchase agreement, and no material adverse effect occurred with respect to the Company.
On March 27, 2024, the Company entered into a purchase agreement pursuant to which the Company agreed to sell Series A-3 preferred stock to funds managed by Luminus, Oaktree, and LSP Investment Advisors, LLC. The Series A-3 preferred stock transaction was approved by the Board upon recommendation by a special committee of disinterested directors that was established to evaluate the proposed terms of the Series A-3 preferred stock transaction. The aggregate purchase price paid by the Series A-3 purchasers for the shares of Series A-2 Preferred Stock was approximately $19.5 million, of which Luminus’ paid approximately $9.6 million, Oak tree paid approximately $6.2 million and LSP Investment Advisors, LLC paid approximately $3.7 million.
The Series A-3 purchase agreement entered into by the Company and the purchasers contains representations, warranties, and covenants of the Company and each of the purchasers, as well as indemnification rights and other obligations of the parties. The closing of the transaction, including the issuance of the shares of Series A-3 preferred stock, occurred on March 27, 2024, and was conditioned on customary closing conditions, including the accuracy of the representations and warranties in the Series A-3 purchase agreement, the compliance by the parties with the covenants in the Series A-3 purchase agreement, and no material adverse effect occurred with respect to the Company.
On May 13, 2024, the Company entered into a purchase agreement with funds managed by the Rollover Sellers pursuant to which the Company agreed to sell to the Rollover Sellers, in a private placement,

an aggregate of 20,000 shares of Series A-4 redeemable convertible preferred stock. The Series A-4 preferred stock transaction was approved by the Board upon recommendation by a special committee of disinterested directors that was established to evaluate the proposed terms of the Series A-4 preferred stock transaction. The aggregate purchase price paid by the Series A-4 purchasers for the shares of Series A-4 Preferred Stock was approximately $19.5 million, of which Luminus’ paid approximately $9.6 million, Oak tree paid approximately $6.2 million and LSP Investment Advisors, LLC paid approximately $3.7 million.
The Series A-4 purchase agreement entered into by the Company and the purchasers contains representations, warranties, and covenants of the Company and each of the purchasers, as well as indemnification rights and other obligations of the parties. The closing of the transaction, including the issuance of the shares of Series A-4 preferred stock, occurred on May 13, 2024, and was conditioned on customary closing conditions, including the accuracy of the representations and warranties in the Series A-4 purchase agreement, the compliance by the parties with the covenants in the Series A-4 purchase agreement, and no material adverse effect occurred with respect to the Company.
Registration Rights Agreement
The Rollover Sellers are parties to a registration rights agreement with the Company dated October 8, 2019 and amended on March 28, 2023, December 15, 2023 and March 27, 2024 (as amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has granted demand and piggyback registration rights requiring the Company to register their shares of Company common stock (including shares of Company common stock issuable upon conversion or redemption of shares of Company preferred stock) under the Securities Act. The Registration Rights Agreement contains representations, warranties, and covenants of the Company, as well as indemnification and other obligations of the Company.
Stockholders’ Agreement
In connection with the transactions contemplated by the Merger Agreement, upon the consummation of the transactions contemplated by the Merger Agreement. Parent will enter into a Stockholders’ Agreement (which we refer to as the “Stockholders’ Agreement”) with the Rollover Sellers and Meritz (which we refer to collectively as the “Investors”) and Metamorphic, Abraham Mirman, Ariella Fuchs and Richard Little (which we refer to collectively as the “Key Holders” and together with the Investors, the “Parent Stockholders”), and the holders of common stock, $0.0001 par value per share, of Parent (which we refer to as the “Parent Common Stockholders”). The Stockholders’ Agreement governs the voting rights, registration rights, information rights, consent rights and participation rights of the Parent Stockholders with respect to their shares of Parent’s capital stock.
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The Stockholders’ Agreement contains provisions regarding the composition of the board of directors of Parent (which we refer to as the “Parent Board”), the remedies for enforcing the Stockholders’ Agreement, and the restrictions on transferring the shares of Parent’s capital stock. Under the Stockholders’ Agreement, the Parent Board will consist of five directors, two (or under certain circumstances, three) of whom will be designated by the Investors (which we refer to as the “Preferred Directors”), and three (or under certain circumstances, two) of whom will be designated by the Parent common stockholders (collectively, the “Common Directors”). As of the date of this proxy statement, the initial Preferred Directors were not yet designated by the Investors. The initial Parent Common Directors will be Abraham Mirman, Richard H. Little and one additional person designated by the majority of Parent Common Stock held by the Key Holders. The Stockholders’ Agreement also specifies the procedures and approvals required for removing and replacing any member of the Parent Board.

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Pursuant to the Stockholders’ Agreement, holders of certain shares of Parent common stock or Parent preferred stock convertible into Parent common stock, which include the Parent common stock issued under the subscription agreements that Parent has and is expected to enter into in connection with equity financing for the transaction, will have certain registration rights to have their shares registered for resale under the Securities Act with respect to their shares of Parent’s capital stock. The Parent stockholders will also be entitled to certain information rights with respect to Parent’s financial statements, properties, and records. Parent would agree to provide annual and quarterly financial statements to the Parent stockholders, and to allow the Parent stockholders to inspect Parent’s properties and records upon reasonable notice.
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The Stockholders’ Agreement would grant (i) the Parent Stockholders a right of first offer (the “Right of First Offer”) for any new equity securities issued by Parent, subject to certain exceptions. Parent would agree to notify the Parent Stockholders of any proposed issuance of such new equity securities, and to offer them the opportunity to purchase their pro rata share of such new equity securities at the same price and terms as offered to other purchasers. The Parent Stockholders will have the right to accept, reject, or undersubscribe the offer within a specified time period, and Parent will have the right to sell the remaining such new equity securities to other purchasers; and (ii) the Investors a right of first refusal (the “Right of First Refusal”) and a right of co-sale (the “Right of Co-Sale”) for certain proposed transfers of capital stock of Parent by another Investor, subject to certain exceptions set forth in the Stockholders’ Agreement. The shares of capital stock to which the Right of First Refusal and the Right of Co-Sale apply includes any shares of Parent’s capital stock held by the Investors. The Stockholders’ Agreement exempts certain transfers and offerings from the Right of First Refusal and the Right of Co-Sale provisions, such as transfers to affiliates or for estate planning purposes, transfers by the Investors prior to the two-month anniversary of the date of the Stockholders’ Agreement and public offerings under a registration statement.

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The Stockholders’ Agreement is governed by Delaware law.

Book Value Per Share
The net book value per share of Company common stock as of June 30, 2024, was approximately $1.38 (calculated based on 16,456,563 shares of Company common stock issued and outstanding as of June 30, 2024).
The Rollover Sellers own approximately 76.0% of the equity of the Company as of the record date, which is approximately $41,781,079 of the stockholders’ equity of the Company as of June 30, 2024. Assuming consummation of the Merger and Parent’s consummation of equity financing of $160 million, the Rollover Sellers would own 32.07% of the post-closing equity of Parent through their ownership of approximately $172,810,283 of Parent preferred stock.
Information Regarding Our Directors and Executive Officers
Mr. Barrett is the President of Luminus Management (“Luminus”), an investment management firm focused on investments across the capital structure of companies within the broader energy ecosystem. Mr. Barrett joined Luminus shortly after its founding in 2003 and has led the firm since 2011. From 2005 to 2007, he served as Managing Director and a member of the Investment Committee of Gen IV Investments Equity Advisors, the private equity arm of Gen IV Investments, a former affiliate of Luminus focused on the North American power and energy infrastructure industries. Prior to joining Luminus, Mr. Barrett was a Director in Salomon Smith Barney’s Merger and Acquisition Group. Mr. Barrett graduated with honors in Accounting from the University of Witwatersrand in Johannesburg, South Africa. He currently serves on the board of directors of FlowTrans and Taylor Express.
Each of our directors and executive officers is a U.S. citizen and may be contacted c/o Battalion Oil Corporation, Attention: Corporate Secretary, Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024.
During the past five years, none of our directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of our directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Additional information regarding our directors and executive officers is provided in our proxy statement filed with the SEC on December 28, 2023 and is specifically incorporated herein by reference. See “Where You Can Find More Information.”

Additional Financial Information Regarding the Company
Set forth below is certain selected historical consolidated financial data relating to the Company. The historical audited selected financial data as of and for the fiscal years ended December 31, 2023 and December 31, 2022 and unaudited selected financial data as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, have been taken from the Company’s consolidated financial information and statements.
This information is only a summary. The selected historical consolidated financial data as of and for the fiscal years ended December 31, 2023 and December 31, 2022 should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the selected historical consolidated financial data as of June 30, 2024 and for the six months ended June 30, 2024 and June 30, 2023 should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which are incorporated by reference into this proxy statement in their entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find More Information.”
Summary Consolidated Balance Sheets (in thousands)
	December 31,		June 30, 2024
	2023	2022
Cash and cash equivalents	$57,529	$32,726	$54,430
Total current assets	$90,539	$88,165	$86,105
Total assets	$485,338	$485,358	$487,291
Total current liabilities	$134,416	$165,025	$155,250
Total liabilities	$310,782	$400,730	$305,086
Stockholders’ equity	$68,021	$84,628	$22,670
Summary Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data)
	Year Ended December 31,		Six Months Ended June 30,
	2023	2022	2024	2023
Revenue	$220,762	$359,064	$98,974	$119,414
Income from operations	$17,582	$152,136	$5,143	$11,433
Net income (loss) available to common stockholders	$(15,095)	$18,539	$(45,525)	$15,574
Net income (loss) per share
Basic	$(0.92)	$1.14	$(2.77)	$0.87
Diluted	$(0.92)	$1.12	$(2.77)	$0.86

IMPORTANT INFORMATION REGARDING THE ROLLOVER SELLERS
This section sets forth certain information about the Rollover Sellers. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Luminus
Luminus Management, LLC is a Delaware limited liability company, and Luminus Energy Partners Master Fund, Ltd. is a Bermuda limited company and is controlled by Luminus Management, LLC. The principal business of Luminus Management, LLC and Luminus Energy Partners Master Fund, Ltd. is investment firm.
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Luminus Management, LLC. Unless otherwise indicated, the current business address of each person is c/o of Luminus Management, LLC, 1811 Bering Drive, Suite 400, Houston, Texas 77057 and its telephone number is (713) 826-6262.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jonathan D. Barrett	U.S.	President of Luminus Management, LLC (“Luminus”), an investment management firm focused on investments across the capital structure of companies within the broader energy ecosystem. Mr. Barrett joined Luminus shortly after its founding in 2003 and has led the firm since 2011. From 2005 to 2007, he served as Managing Director and a member of the Investment Committee of LS Power Equity Advisors, the private equity arm of Gen IV Investments, a former affiliate of Luminus focused on the North American power and energy infrastructure industries. Prior to joining Luminus, Mr. Barrett was a Director in Salomon Smith Barney’s Merger and Acquisition Group. Mr. Barrett graduated with honors in Accounting from the University of Witwatersrand in Johannesburg, South Africa. He currently serves on the board of directors of Luminus affiliated companies.
Oaktree
Each of Oaktree Capital Group, LLC, Oaktree Fund GP, LLC, OCM Holdings I, LLC and Oaktree Holdings, LLC is a Delaware limited liability company, and each of OCM HLCN Holdings, L.P., Oaktree Fund GP I, L.P. and Oaktree Capital I, L.P. is a Delaware limited partnership. The principal business of these entities is investment firm.
OCM HLCN Holdings, L.P. (“OCM HLCN”) principal business is to hold investment securities. Oaktree Fund GP, LLC principal business is to serve as, and perform the functions of, the manager, managing member or general partner of certain special purpose investment entities, including OCM HLCN.

Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), principal business is to (i) serve as, and perform the functions of, the general partner of certain investment funds or to serve as, and perform the functions of, the managing member of the general partner of certain investment funds and (ii) act as the sole shareholder of certain controlling entities of certain investment funds. Oaktree Capital I, L.P. (“Capital I”) principal business is to serve as, and perform the functions of, the general partner of GP I. OCM Holdings I, LLC principal business is to serve as, and perform the functions of, the general partner of Capital I and to hold limited partnership interests in Capital I. Oaktree Holdings, LLC (“Holdings”) principal business is to serve as, and perform the functions of, the managing member of Holdings I. Oaktree Capital Group, LLC (“OCG”) principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts (which we refer to collectively as the “Oak tree Entities”). Unless otherwise indicated, the current business address of each person is c/o of Oak tree Capital Group, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071 and its telephone number is (213) 830-6300.
The following sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of the Oak tree Entities. Except as set forth below, each of the such persons listed below is a natural person and is a United States citizen.
Oaktree Capital Group, LLC
OCG is managed by its board of directors. The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each of the members of the board of directors of Oaktree Capital Group, LLC and its named executive officers are listed below.
Name	Principal Occupation
Howard S. Marks	Co-Chairman and Director of Oaktree Capital Group, LLC and Co-Chairman of Oaktree Capital Management, L.P. Mr. Marks is responsible for ensuring Oaktree’s adherence to its core investment philosophy since its formation in 1995. Mr. Marks holds a B.S.Ec. degree cum laude from the Wharton School of the University of Pennsylvania with a major in finance and an M.B.A. in accounting and marketing from the Booth School of Business of the University of Chicago. He is a CFA charterholder. Mr. Marks is an Emeritus Trustee and Advisory Member of the Investment Committee at the Metropolitan Museum of Art. He is a member of the Investment Committee of the Royal Drawing School in London. He also serves on the Shanghai International Financial Advisory Council and the Advisory Board of Duke Kunshan University and is an Emeritus Trustee of the University of Pennsylvania.
Bruce A. Karsh	Co-Chairman, Chief Investment Officer and Director of Oaktree Capital Group, LLC and Co-Chairman and Chief Investment Officer of Oaktree Capital Management, L.P. Mr. Karsh has been a Co-Founder and Co-Chairman of Oaktree Capital Management since 1995. He is also the Chief Investment Officer and serves as portfolio manager for Oaktree’s Global Opportunities, Value Opportunities and Global Credit strategies. Mr. Karsh holds an B.A. degree in economics summa cum laude from Duke University, where he was elected to Phi Beta Kappa. He went on to earn a J.D. from the University of Virginia School of Law, where he served as Notes Editor of the Virginia Law Review and was a member of the Order of the Coif. Mr. Karsh serves on the boards of a number of privately held companies. He is a member of the investment committee of the Broad Foundations. Mr. Karsh is Trustee Emeritus of Duke University, having served as Trustee from 2003 to 2015, and as Chairman of the Board of DUMAC, LLC, the entity that managed Duke’s endowment, from 2005 to 2014.

Name	Principal Occupation
John B. Frank	Vice Chairman and Director of Oaktree Capital Group, LLC and Vice Chairman of Oaktree Capital Management, L.P. Mr. Frank joined Oaktree Capital Management in 2001 as General Counsel and was named Oaktree’s Managing Principal in early 2006, a position which he held for about nine years. Mr. Frank holds a B.A. degree with honors in history from Wesleyan University and a J.D. magna cum laude from the University of Michigan Law School, where he was Managing Editor of the Michigan Law Review and a member of the Order of the Coif. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s Best Lawyers in America. Mr. Frank is a member of the Board of Directors of Chevron Corporation and Daily Journal Corporation and a Trustee of Wesleyan University, The James Irvine Foundation, and the XPRIZE Foundation.
Sheldon M. Stone	Principal and Director of Oaktree Capital Group, LLC and Principal of Oaktree Capital Management, L.P. Mr. Stone is a founding Principal of Oaktree Capital Management and the creator of the firm’s High Yield Bond area. Mr. Stone has been employed by Oaktree since 1995. In this capacity, he serves as a co-portfolio manager of Oaktree’s U.S. High Yield Bond and Global High Yield Bond strategies. Mr. Stone holds a B.A. degree from Bowdoin College and an M.B.A. in accounting and finance from Columbia University. Mr. Stone serves as a Trustee of Colonial Williamsburg Foundation, an Adjunct Professor at the University of Southern California and serves on the investment committee of Bowdoin College.
Steven J. Gilbert	Director of Oaktree Capital Group, LLC. Mr. Gilbert has been a director since October 2016. He is the founder and Chairman of the Board of Gilbert Global Equity Partners, L.P., an institutional investment firm established in 1997 located at 277 Park Ave #5000, New York, NY. In addition, Mr. Gilbert also founded Soros Capital, Commonwealth Capital Partners, and Chemical Venture Partners. He currently serves as Vice Chairman of the Executive Board of MidOcean Equity Partners, LP, Chairman of TRI Pointe Homes, Inc. and independent director on the Board of Directors of Empire State Realty Trust Inc., MBIA Inc. and Fairholme Funds, Inc. Mr. Gilbert received a J.D. degree from Harvard Law School, an M.B.A. from Harvard Business School, and a B.S. in economics from the Wharton School of the University of Pennsylvania.
Bruce Flatt	Director of Oaktree Capital Group, LLC and Chief Executive Officer of Brookfield Asset Management, a leading global alternative asset manager located at 250 Vesey St, New York, NY , and has been a director since October 2019. Mr. Flatt joined Brookfield in 1990 and became CEO in 2002.
Justin Beber	Director of Oaktree Capital Group, LLC and Chief Operating Officer of Brookfield Asset Management. Mr. Beber has served as an Oaktree director since 2019. Mr. Beber earned his combined MBA/LLB from the Schulich School of Business and Osgoode Hall Law School at York University in Canada and holds a Bachelor of Economics from McGill University. Mr. Beber has been an Oaktree director since 2019.
Marna C. Whittington	Director of Oaktree Capital Group, LLC. Ms. Whittington has been a director of Oaktree Capital Management since June 2012. Ms. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, and earlier, Secretary

Name	Principal Occupation
of Finance for the State of Delaware. Ms. Whittington currently serves on the board of directors for Ocugen (NASDAQ: OCGN) and as a director of Phillips 66. She holds an M.S. degree and a Ph.D. from the University of Pittsburgh, both in quantitative methods, and a B.A. degree in mathematics from the University of Delaware.
Todd E. Molz	General Counsel, Chief Operating Officer and Secretary of Oaktree Capital Group, LLC and General Counsel and Chief Operating Officer of Oaktree Capital Management, L.P. Prior to assuming this role in 2024, Mr. Molz served as General Counsel and Chief Administrative Officer beginning in 2015 and was responsible for the Compliance, Internal Audit and Administration functions as well as all legal activities, including fund formation, acquisitions and other special projects. Mr. Molz graduated cum laude from Middlebury College with a B.A. degree in political science. He received his J.D. degree with honors from the University of Chicago, where he served on the Law Review, received the John M. Olin Student Fellowship and was a member of the Order of the Coif.
Daniel D. Levin	Chief Financial Officer of Oaktree Capital Group, LLC and Chief Financial Officer of Oaktree Capital Management, L.P. Mr. was previously Head of Corporate Finance and Chief Product Officer and a senior member of the corporate development group. Mr. Levin has been employed by Oaktree since 2011. Mr. Levin received an M.B.A. with honors in finance from the Wharton School of the University of Pennsylvania and a B.A. degree with honors in economics and mathematics from Columbia University.
Oaktree Holdings, LLC
The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC.
OCM Holdings I, LLC
The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.
Oaktree Capital I, L.P.
The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC.
Oaktree Fund GP I, L.P.
The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P.
Oaktree Fund GP, LLC
The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.
OCM HLCN Holdings, L.P.
The general partner of OCM HLCN Holdings, L.P. is Oaktree Fund GP, LLC.
Gen IV Investments
Gen IV Investment Opportunities, LLC (“Gen IV”), LSP Generation IV, LLC (“LSP Gen IV”) and LSP Investment Advisors, LLC (“LSPIA” and together with Gen IV and LSP Gen IV, “Gen IV Investments”) are Delaware limited liability companies. Gen IV’s principal business is investments. LSP Gen IV’s principal business is to serve as and perform the functions of the managing member of Gen IV. LSPIA’s principal business is to serve as, and perform the functions of, the manager of certain investment entities, including Gen IV.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of the officers involved in the day-to-day operations of Gen IV Investments. Each of the persons listed below is a natural person and is a United States citizen. The current business address of each person is c/o LS Power Development, LLC,1700 Broadway, Fl. 35, New York, NY 10019 and the telephone number is (212) 615-3456. All current LS Power positions described below have been for the past five years, unless otherwise noted.
Name	Principal Occupation
Paul Segal	Mr. Segal is the Chief Executive Officer of LS Power Development, LLC (“LS Power”) , overseeing one of the largest independent power and transmission developers in the United States. In addition, he is the President of Gen IV and LSPIA and a member of LS Power’s Management and Investment Committees. Prior to being named CEO of LS Power in 2011, Mr. Segal oversaw LS Power’s asset management and renewables development activities. In 2002, Mr. Segal founded Luminus Management, LLC (“Luminus”), a hedge fund which invested across the capital structure of publicly-traded power, energy, utility and related companies. He was President and Portfolio Manager until 2011 and sold the business in 2017. Mr. Segal began his career at Smith Barney as a generalist in the mergers and acquisitions Investment Banking group. Mr. Segal graduated with highest honors from the Rutgers College of Engineering with a B.S. in Bio-Chemical Engineering. Mr. Segal is a member of the Mount Sinai Department of Medicine Advisory Board, the Weill Cornell Medicine Dean’s Council, the board of the Digestive Disease Research Foundation, and the Advisory Board of the NYU Law School’s Institute for Policy Integrity.
David Nanus	Mr. Nanus is the President of Private Equity for LS Power since 2023. He previously served as the Co-Head of Private Equity for LS Power from 2017 through 2022. Mr. Nanus is also a member of LS Power’s Management and Investment Committees and Executive Vice President of Gen IV. Prior to joining LS Power in 2005, Mr. Nanus was a Vice President in Lazard Freres’ Power and Energy practice, where he advised power and utility companies on mergers and acquisitions and restructuring transactions. Prior to that, Mr. Nanus was an Associate at Dresdner Kleinwort Wasserstein, where he was a member of both the Financial Sponsors and Global Energy practices. Mr. Nanus began his career with Arthur Andersen in the Transaction Advisory Services and Audit Groups where he performed due diligence and provided accounting advice related to private equity transactions. Mr. Nanus received a B.S. in Applied Economics from Cornell University and an M.B.A. with honors from Columbia Business School.
Joseph Esteves	Mr. Esteves is the Chief Financial Officer of LS Power, responsible for the Firm’s financing activities. He is also the Executive Vice President of Gen IV and a member of LS Power’s Management and Investment Committees. Prior to joining LS Power in 2004, Mr. Esteves served as Executive Vice President at Comverge, Inc., a power technology firm serving electric utilities. Previously, he spent fifteen years with major investment banking firms focused on the energy and power industries. Those roles included Managing Director and Region Head of Project Finance at UBS; Vice President, Structured Finance at Goldman Sachs & Co.; and Vice President, Corporate Finance at Salomon Brothers Inc. Mr. Esteves received an M.B.A. from the Wharton School and a B.EE from The Cooper Union.

Name	Principal Occupation
Darpan Kapadia	Mr. Kapadia is the Chief Operating Officer of LS Power and the Executive Vice President of Gen IV, LSP Gen IV and LSPIA. He is also a member of LS Power’s Management and Investment Committees. Prior to his appointment as Chief Operating Officer of LS Power in 2017, Mr. Kapadia was Head of Strategy for the firm. He is also a member of the investment committees of Edge Principal Advisors, Verance Capital and Marmora Capital, three LS Power affiliated companies that invest across real estate, sports, media and alternative investments. Before joining LS Power in 2004, Mr. Kapadia was a Vice President at Goldman, Sachs & Co. in its Investment Management Division. Previously, Mr. Kapadia was a Senior Consultant with PricewaterhouseCoopers LLP where he provided strategic and financial advisory services to corporations. Mr. Kapadia received a B.A. in Economics with Phi Beta Kappa honors from the College of William and Mary and an M.B.A. with highest distinction from the Kellogg Graduate School of Management at Northwestern University. Mr. Kapadia currently serves on the Board of Directors for electric vehicle charging company EVgo Inc. (ticker; EVGO), renewables and battery storage platform REV Renewables LLC, independent power producer Lightning Power LLC, and global risk management advisory firm K2 Integrity Inc. He is also Vice Chairman of the William and Mary Foundation Board of Trustees and the Kellogg Private Equity Advisory Council. Additionally, Mr. Kapadia serves as a member of the Board of Leaders at the University of Southern California’s Marshall School of Business.
Shimon Edelstein	Mr. Edelstein is the Executive Vice President of Tax for LS Power, Gen IV, LSP Gen IV and LSPIA and oversees the tax planning and reporting functions across the firm. Prior to joining LS Power in 2011, Mr. Edelstein worked as a Managing Director and tax attorney at Fortress Investment Group. Previously, he was a tax associate at the law firm of Sullivan & Cromwell LLP in New York and began his legal career as a federal law clerk to Judge Edward R. Korman of the U.S. District Court for the Eastern District of New York. Mr. Edelstein received a B.S. in Mathematics, summa cum laude, from Touro College and a J.D., summa cum laude, from Brooklyn Law School, where he served on the editorial staff of the Brooklyn Law Review.
John Burke	Mr. Burke is Managing Director of LS Power, Gen IV and LSP Gen IV primarily focused on LS Power’s financing activities. Prior to joining LS Power in 2006, Mr. Burke was an Executive Director in CIBC World Markets’ Leveraged Finance/Sponsor Coverage Group, where he focused on leveraged buyouts and general acquisitions for private equity groups that specialized in power, energy and general infrastructure. Previously, he was a Director of Structured Finance with BZW, the Investment Banking Division of Barclays Bank PLC, where he specialized in domestic investor-owned electric utilities, independent power companies and infrastructure projects. Mr. Burke received a B.S. in Finance from Villanova University and an M.B.A. from Columbia Business School.
Richard Roloff	Mr. Roloff is a Managing Director at LS Power, Gen IV and LSP Gen IV with responsibility for project and acquisition financing, and divesture activities for the firm and has been with LS Power since 2003. Mr. Roloff began his career as an Analyst with Luminus investing in distressed power generation facilities and helped spur the formation of LS Power Equity Advisors, LLC, LS Power’s private equity investment adviser. Mr. Roloff received a B.B.A., magna cum laude, from The George Washington University.

Name	Principal Occupation
Nathan Hanson	Mr. Hanson is the President of LS Power’s generation business, overseeing the asset management, energy management, and regulatory affairs of the Firm’s generation fleet. He is also the Managing Director of Gen IV and LSP Gen IV and a member of LS Power’s Investment Committee. Prior to becoming President of Generation in 2022, he served as the Managing Director of LS Power. Prior to joining LS Power in 2011, Mr. Hanson was a Vice President in NextEra Energy Resource’s power marketing division, responsible for wholesale load-serving transactions and commodity hedge strategies. In addition, he had asset management and development responsibilities, including mergers and acquisitions, for their Northeast portfolio. Previously, Mr. Hanson worked for Intercontinental Energy Corporation, focusing on power plants and large industrial development and asset management. He began his career with General Electric, where he focused on training and operations of power plants utilized in the Naval Nuclear program. Mr. Hanson received a B.S. in Mechanical Engineering from Worcester Polytechnic Institute and an M.B.A. with honors from Rennselaer Polytechnic Institute.
Jennifer Neill	Ms. Neill is the Chief Financial Officer for LS Power’s private equity business. She is also the Chief Financial Officer of Gen IV and LSPIA and a member of LS Power’s Investment Committee. Prior to becoming Chief Financial Officer for Private Equity in 2023, Ms. Neill served as Senior Vice President and Chief Accounting Officer of LS Power. Prior to joining LS Power in 2007, Ms. Neill was the Controller of Pomona Capital, a private equity fund of funds where she worked for over eight years. Previously, Ms. Neill was a Senior Accountant with Grant Thornton. Ms. Neill received a B.B.A. in Accounting from Pace University and was a Certified Public Accountant (inactive).
John Staikos	Mr. Staikos is the Managing Director and General Counsel for LS Power’s private equity business. He also serves as Secretary of Gen IV and a member of LS Power’s Investment Committee. Prior to joining LS Power in 2005, Mr. Staikos was an Associate in the Global Projects and Energy Group at Paul Hastings, where he represented private equity funds, independent power producers and other financial institutions in all aspects of energy specific mergers and acquisition transactions and project financings. Mr. Staikos received a B.A. from the State University of New York at Oswego and a J.D. cum laude from Albany Law School of Union University.
Jeff Wade	Mr. Wade is the Chief Compliance Officer for LS Power, Gen IV and LSP Gen IV and Associate General Counsel for LSPIA. He is also a member of LS Power’s Investment Committee and Chief Compliance Officer and General Counsel for Edge Principal Advisors, LLC, a real estate investment adviser affiliated with LS Power. From 2011 through mid-2017, he also served as the General Counsel and Chief Compliance Officer for Luminus. Prior to joining LS Power in 2011, Mr. Wade worked at Wiggin and Dana LLP as an Associate in the White Collar Defense, Investigations and Corporate Compliance Group where he represented investment banks, hedge funds, and other institutional clients in a broad range of regulatory, civil, and criminal inquiries from the SEC, NYSE, FINRA, DOJ and other regulators and enforcement agencies. Prior to that, Mr. Wade worked for Morgan Stanley as a Director in the Legal & Compliance Division and began his career at Schulte Roth & Zabel LLP as a Litigation Associate. Mr. Wade received a B.A. in Biology, cum laude, from Denison University and a J.D. from the University at Buffalo Law School.

Name	Principal Occupation
Ron Fischer	Mr. Fischer is Executive Vice President and General Counsel for LS Power and also serves as General Counsel of LSP Gen IV and LSPIA. Mr. Fischer is also a member of LS Power’s Management and Investment Committees. Prior to joining LS Power in 2006, Mr. Fischer was the Deputy General Counsel of Calpine Corporation, where he was involved in all aspects of the development, construction and financing of numerous generation projects, as well as the negotiation and structuring of a variety of commercial and financial arrangements. Mr. Fischer received a B.A. from UCLA and a J.D. from Hastings College of the Law.
Paul Thessen	Mr. Thessen serves as President of Development for LS Power and is responsible for leading the firm’s dedicated transmission business. He also serves as Executive Vice President of LSP Gen IV and is a member of the firm’s Management and Investment Committees. Prior to being named President of Development in 2008, Mr. Thessen held various project management, business development and executive roles since joining LS Power in 1992. Mr. Thessen received a B.S. in Electrical Engineering and graduated summa cum laude from Missouri S&T University (formerly the University of Missouri-Rolla). Mr. Thessen also serves on the Board of Directors of REV Renewables, LLC.
Gen IV Investment Opportunities, LLC
The direct investor in the Company.
LSP Generation IV, LLC
The managing member of Gen IV Investment Opportunities, LLC
LSP Investment Advisors, LLC
The investment manager to Gen IV Investment Opportunities, LLC

IMPORTANT INFORMATION REGARDING PARENT, RUCKUS, BRALINA AND CERTAIN AFFILIATES
This section sets forth certain information about Parent, Ruckus, Bralina and Richard H. Little, the former Chief Executive Officer of the Company and the current Chief Executive Officer, and a member of the Board of Directors, of Parent. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, except as set forth below with respect to Abraham Mirman, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Parent
Fury Resources, Inc., a Delaware corporation, is a wholly owned subsidiary of Ruckus Energy Holdings, LLC. Parent was formed by Ruckus solely for the purpose of obtaining financing for the Merger. Parent has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with its proposed acquisition of the Company. The current business address of Parent is 17503 La Cantera Parkway, Suite 104-603, San Antonio, Texas.
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. The current business address of each person is c/o Fury Resources, Inc., 17503 La Cantera Parkway, Suite 104-603, San Antonio, Texas.
Name	Citizenship	Principal Occupation or Employment
Abraham Mirman	U.S.	Chairman of the Board of Directors of Parent (May 2023 – Present) Chief Executive Officer and Member of the Board of Managers of Ruckus Energy Holdings, LLC (April 2018 – Present)
Richard H. Little	U.S.
Chief Executive Officer and Member of the Board of Directors of Parent (May 2023 – Present)
Chief Executive Officer and Member of the Board of Directors of the Company (June 2019 – April 2023)
Chief Executive Officer of Ajax Resources, LLC (January 2018 – October 2018)

Ariella Fuchs	U.S.
President and General Counsel and Member of the Board of Directors of Parent (May 2023 – Present)
President and General Counsel and Member of the Board of Managers of Ruckus Energy Holdings, LLC (November 2021 – Present)
Executive Vice President, General Counsel and Secretary and Member of the Board of Managers of Ruckus Energy Holdings, LLC (April 2018 – Present)

Mr. Mirman was named as a defendant in Securities and Exchange Commission v. Robert Donald Bruce Genovese, et al., No. 17-cv-5821 (S.D.N.Y. filed August 1, 2017).   This matter was based on isolated events from a brief period in 2012. The SEC asserted that Mr. Mirman violated certain securities laws, including certain scienter-based anti-fraud statutes, with respect to sales of the common stock of Liberty Silver

Corp. by another person. Following more than five years of litigation, the SEC agreed to drop all scienter-based charges and resolve the matter, on a neither-admit-nor-deny basis, pursuant to a consent order that relates solely to one narrow strict-liability violation and one negligence-based violation of the securities laws. The consent order enjoins Mr. Mirman from future violations of Sections 5(a), 5(c) and 17(a)(3) of the Securities Act of 1933, as amended, but does not impose any officer or director bar against Mr. Mirman. Under the consent order, Mr. Mirman is also expressly permitted to participate in the issuance, offer, purchase, sale or trading of the securities of Ruckus and its successors and subsidiaries.
Ruckus
Ruckus Energy Holdings, LLC is a Delaware limited liability company that is a privately-held exploration and production company focused on value creation through the acquisition and exploitation of mature oil and gas reservoirs. The current business address of Ruckus is 17503 La Cantera Parkway, Suite 104-603, San Antonio, Texas.
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and manager of Ruckus. The current business address of each person is c/o Ruckus Energy Holdings, LLC, 17503 La Cantera Parkway, Suite 104-603, San Antonio, Texas.
Name	Citizenship	Principal Occupation or Employment
Abraham Mirman	U.S.	Chairman of the Board of Directors of Parent (May 2023 – Present) Co-Chief Executive Officer and Member of the Board of Managers of Ruckus Energy Holdings, LLC (April 2018 – Present)
Ariella Fuchs	U.S.
President and General Counsel and Member of the Board of Directors of Parent (May 2023 – Present)
President and General Counsel and Member of the Board of Managers of Ruckus Energy Holdings, LLC (November 2021 – Present)
Executive Vice President, General Counsel and Secretary and Member of the Board of Managers of Ruckus Energy Holdings, LLC (April 2018 – Present)

Kevin Nanke	U.S.	Chief Financial Officer and Member of the Board of Managers of Ruckus Energy Holdings, LLC (January 2021 – Present)
Bralina
The Bralina Group, LLC is a Delaware limited liability company. Its principal business is investments. The current business address of Bralina is 54 Legends Circle, Melville, New York. Mr. Mirman is the managing member of Bralina. Bralina does not have any officers or managers. The information regarding Mr. Mirman set forth above is incorporated herein by reference.
Richard H. Little
The information regarding Mr. Little set forth above is incorporated herein by reference.

PROPOSAL 1 — VOTE ON ADOPTION OF THE MERGER AGREEMENT
As discussed elsewhere in this proxy statement, at the special meeting Company stockholders will consider and vote on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. For more information, please see the discussion in the sections entitled “Special Factors” beginning on page 25 and “The Merger Agreement” beginning on page 99 in this proxy statement.
The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.
If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the Merger proposal, your shares will be voted “FOR” the proposal to adopt the Merger Agreement.
The proposal to adopt the Merger Agreement requires the affirmative vote at the virtual special meeting or by proxy of holders of a majority of the outstanding Company common stock as of the record date.

PROPOSAL 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS
Merger-Related Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed in this proxy statement in the section entitled “Special Factors — Interests of the Company’s Executive Officers and Directors in the Merger — Golden Parachute Compensation.” The proposal gives the Company stockholders the opportunity to express their views on the Merger-related compensation of the Company’s named executive officers.
Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘Special Factors — Interests of the Company’s Executive Officers and Directors in the Merger — Golden Parachute Compensation,’ are hereby APPROVED.”
Approval of this proposal is not a condition to the consummation of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. If the Merger is consummated, the Merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the employment arrangements even if the Company stockholders fail to approve the advisory vote regarding Merger-related compensation.
The Board unanimously recommends that you vote “FOR” the compensation proposal.
If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the compensation proposal, your shares will be voted “FOR” the compensation proposal.
Approval, on a non-binding, advisory basis, of the compensation proposal requires the affirmative vote of holders of a majority of the votes cast by all holders of the shares of Company common stock represented in person or by proxy at the special meeting.

PROPOSAL 3 — VOTE ON ONE OR MORE ADJOURNMENTS OF THE
SPECIAL MEETING, IF NECESSARY OR ADVISABLE
If, at the special meeting, the number of shares of Company common stock present or represented by proxy and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, the Company intends to ask its stockholders to vote to adjourn the special meeting to another time or place to allow for the solicitation of additional proxies to approve the Merger proposal. In this event, the Company will request that the stockholders vote on the adjournment proposal and not the Merger proposal. The Company does not intend to call a vote on the adjournment proposal if the Merger proposal has been approved at the special meeting.
Accordingly, the Company is asking its stockholders to authorize the holder of any proxy solicited by the Board, and each of them individually, to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies. If the Company requests a vote on the adjournment proposal and the Company stockholders approve this proposal, the Company could adjourn the special meeting and use this additional time to solicit proxies from its stockholders, including those stockholders who have previously voted.
The Board unanimously recommends that you vote “FOR” the adjournment proposal.
If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the adjournment proposal, your shares will be voted “FOR” the adjournment proposal.
Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast by all holders of the shares of Company common stock represented in person or by proxy at the special.

APPRAISAL RIGHTS
For purposes of this section, the term “Company” will be deemed to refer also to the surviving corporation with respect to actions taken after the Effective Time. Pursuant to the Merger Agreement and the DGCL, the owners of Company common stock will have appraisal rights in connection with the Merger under Section 262 of the DGCL (which we refer to as “Section 262”), a copy of which is included in this proxy statement as Annex C, and may object to the Merger Agreement and demand in writing that the Company pay the fair value of their Company common stock.
If any holders of Company common stock properly exercise appraisal rights in connection with the Merger under Section 262, any shares held by such holders will not be converted into the right to receive the Merger Consideration, but instead will be converted into the right to receive the “fair value” of such shares pursuant to Section 262.
THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND INCORPORATED HEREIN BY REFERENCE.
The Company will not give any notice of the following requirements other than as described in this proxy statement and as required by the DGCL.
General
If the Merger is consummated, our stockholders who (1) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (2) properly demand an appraisal of their applicable shares of our common stock prior to the vote on the adoption of the Merger Agreement, (3) continuously hold their applicable shares through the Effective Time of the Merger, (4) otherwise comply with the procedures of Section 262, including by satisfying certain ownership thresholds set forth therein, and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions of Section 262, seek appraisal of their shares in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company common stock.
The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Company common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are properly exercised. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record of shares of Company common stock who (1) submit a written demand for appraisal of such stockholder’s shares to the Company prior to the vote on the adoption of the Merger Agreement; (2) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement); and (3) continuously are the record holders of such shares through the Effective Time of the Merger may be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless (1) the total number of shares of Company common stock entitled to appraisal exceeds one percent of the outstanding shares of Company common stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the Merger Consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time of the Merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration per share without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder is considering exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Company common stock must do ALL of the following:
•
the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•
the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the special meeting; and

•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time of the Merger).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, each of our stockholders who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain with respect to such proposal.
Filing Written Demand
A stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the special meeting, a written demand for the appraisal of such stockholder’s shares. In addition, that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, in person at the special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time of the Merger. Neither voting (in person or by proxy) against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement.
Only a holder of record of shares of Company common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company common stock should be executed by or on behalf of the holder of record and must reasonably inform the Company of the identity of the holder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. If the shares are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BANK, BROKER, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Battalion Oil Corporation
Attention: Corporate Secretary
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas 77024
At any time within 60 days after the effective date of the Merger, any holder of shares of Company common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time of the Merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time of the Merger. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration specified in the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time of the Merger, the surviving corporation will notify each record holder of shares of Company common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time of the Merger, but not thereafter, the surviving corporation or any holder of shares of Company common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company common stock. Accordingly, any holders of shares of Company common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company common stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time of the Merger, stockholders’ rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the Merger Consideration pursuant to the Merger Agreement, without interest.
Within 120 days after the Effective Time of the Merger, any holder of shares of Company common stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must send this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Company common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice are borne by the surviving corporation.
After notice to dissenting stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates to the Register in

Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.
Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of Company common stock as measured in accordance with Section 262(g) of the DGCL; or (2) the value of the Merger Consideration in respect of such shares exceeds $1 million.
Determination of Fair Value
Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the per share price to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company common stock is less than the Merger Consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Company common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of Company common stock will be deemed to have been converted at the Effective Time of the Merger into the right to receive the Merger Consideration as provided in the Merger Agreement.
From and after the Effective Time of the Merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Company common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Company common stock as of September 30, 2024, by:
•
each person or entity known by us to beneficially own more than 5% of Company common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

As of September 30, 2024, there were 16,456,563 shares of Company common stock issued and outstanding. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest. Shares of Company common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. Unless otherwise noted, the mailing address of each person or entity named below is 820 Gessner Road, Suite 1100, Houston, Texas 77024.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Matthew B. Steele	8,782	*
Daniel P. Rohling	28,899	*
Walter R. Mayer	7,165	*
Jonathan D. Barrett(1)	16,661,693	61.8%
David Chang	—	*
Gregory S. Hinds	11,601	*
Ajay Jegadeesan	—	*
William D. Rogers	4,000	*
Richard H. Little	47,471	*
All current executive officers and current directors as a group (8 persons)(9)	16,722,130	62.0%
Beneficial Owners of More Than 5% of Common Stock
Luminus Management, LLC(2)	16,661,693	61.8%
Oaktree Capital Group, LLC(3)	10,065,897	44.7%
LSP Generation IV, LLC(4)	6,419,006	31.3%

*
Represents less than 1%.

(1)
Ownership and voting rights shared with Luminus Management, LLC.

(2)
According to, and based solely upon, Schedule 13D/A filed by Luminus Management, LLC and Luminus Energy Partners Master Fund, Ltd. (collectively, “Luminus”) with the SEC on June 20, 2024. The business address for Luminus is 1811 Bering Drive, Suite 400, Houston, Texas 77057. Ownership and voting rights shared with Jonathan D. Barrett.

(3)
According to, and based solely upon, Schedule 13D/A filed by OCM HLCN Holdings, L.P., Oaktree

Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC and Oaktree Capital Group, (collectively, “Oaktree”) with the SEC on May 15, 2024. The business address for Oaktree is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.
(4)
According to, and based solely upon, Schedule 13D/A filed by Gen IV Investment Opportunities, LLC, LSP Generation IV, LLC and LSP Investment Advisors, LLC (collectively, “Gen IV Investments”) with the SEC on June 20, 2024. The business address for Gen IV Investments is 1700 Broadway, 35th Floor, New York, New York 10019.

SECURITY OWNERSHIP OF SCHEDULE 13E-3 FILING PERSONS
The aggregate number and percentage of shares of Company common stock beneficially owned (calculated as described under “Security Ownership of Certain Beneficial Owners and Management”) by the persons listed under “Important Information Regarding the Rollover Sellers” and “Important Information Regarding Parent, Ruckus and Certain Affiliates” is 16,709,164 shares of Company common stock (which consists of 16,661,693 shares of Company common stock beneficially owned by Jonathan D. Barrett and 47,471 shares of Company common stock beneficially owned by Richard H. Little). This represents approximately 61.8% of the outstanding shares of Company common stock as of September 30, 2024, which percentage is calculated as described under “Security Ownership of Certain Beneficial Owners and Management.”

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK
Company common stock is currently listed on NYSE American under the symbol “BATL.” If the Merger is consummated, Company common stock will be delisted from NYSE American and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.
OTHER MATTERS
The Company does not know of any business to be presented for action at the special meeting other than those items referred to in this proxy statement. If any other matters properly come before the special meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
The SEC has adopted rules that permit companies and intermediaries (such as banks, brokers and other holders of record) to satisfy the delivery requirement for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to all stockholders at that address, unless one or more of the affected stockholder has provided contrary instructions to such company or intermediary, as applicable. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible.
Certain brokerage firms, banks or similar entities holding shares of Company common stock for their customers may household notices or proxy materials. Stockholders sharing an address whose shares of Company common stock are held in “street name” should contact their bank, broker or other holder of record if they wish to receive separate copies of these materials in the future or if they are receiving multiple copies and wish to receive only one copy per household in the future. The Company will also promptly deliver a separate copy of the notice or proxy materials to Company stockholders at a shared address to which a single copy of the documents was delivered, and Company stockholders can notify the Company that they wish to receive separate materials in the future, upon written or oral request at the following address or telephone number: Battalion Oil Corporation, Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024, telephone: (832) 538-0300.
STOCKHOLDER PROPOSALS
If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not consummated prior to our 2024 annual meeting of stockholders, we expect to hold a 2024 annual meeting and will provide notice of or otherwise publicly disclose the date on which such meeting will be held.
In order to be considered for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2024, all stockholder proposals must be delivered to or mailed and received by the Corporate Secretary at the Company’s office, Two Memorial City Plaza, 820 Gessner Road, Suite 1100, Houston, Texas 77024, a reasonable time before the Company begins to print and send its proxy materials. We suggest that you send any such proposals by certified mail. The Board has the right to review stockholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.
Stockholders may submit director nominations for consideration at the 2024 annual meeting if they meet the requirements set forth in the Company’s bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company 60 to 90 days before the anniversary of the prior year’s meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the SEC under Section 14 of the Exchange Act, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The officer of the Company presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet website maintained by the SEC is https://www.sec.gov. You may also retrieve the Company’s SEC filings at its Internet website at battalionoil.com under the heading “Investor Relations” and then under the heading “SEC Filings” in the “Additional Info” drop down menu. The information contained on our Internet website, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference into this proxy statement.
Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. The Company has filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):
•
Annual Report on Form 10-K for the year ended December 31, 2023, filed on April 1, 2024;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed on May 15, 2024 and August 14, respectively;

•
Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 24, 2024, January 29, 2024, February 6, 2024, February 7, 2024, February 9, 2024, February 16, 2024, March 28, 2024, April 11, 2024, April 17, 2024, April 29, 2024, May 3, 2024, May 14, 2024, June 11, 2024, August 28, 2024, September 11, 2024, September 19, 2024 and September 23, 2024; and

•
Proxy Statement on Schedule 14A filed with the SEC on December 28, 2023.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference into this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference into such documents. Stockholders may obtain any and all documents incorporated by reference into this proxy statement, including documents filed subsequent to the date of this proxy statement up to the date that we respond to your request, without charge, by requesting them in writing or by telephone from the Company at the following address and telephone number:
Battalion Oil Corporation
Attention: Corporate Secretary
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, Texas 77024
Telephone: (832) 538-0300
If you would like to request documents, please do so by [•], 2024 to receive them before the special meeting. If you request any incorporated documents, the Company undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of Company common stock at the special meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated [•], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
BATTALION OIL CORPORATION,
FURY RESOURCES, INC.
and
SAN JACINTO MERGER SUB, INC.
Dated as of December 14, 2023

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made as of December 14, 2023, by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Certain capitalized terms used herein are defined in Article I.
WHEREAS, the parties hereto intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board, comprised solely of independent and disinterested directors (the “Company Special Committee”) to, among other things, (a) review and consider the Merger, (b) review, consider and evaluate capital resources available to the Company and provide recommendations to the Company Board with respect those capital resources relative to the Merger, including the Company’s ability to remain a going concern, sources of debt and equity capital reasonably available to the Company, and the Company’s ability to comply with covenants and principal amortization requirements under the Company’s existing term loan and (c) make one or more recommendations, as appropriate, to the Company Board as to what action should be taken by the Company Board, if any, with respect to the Merger;
WHEREAS, the Company Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated herein (the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its Unaffiliated Company Stockholders, (b) recommended that the Company Board approve this Agreement and the Transactions and determine that this Agreement and the Transactions are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Stockholders, and (c) recommended that, subject to the Company Board’s approval, the Company Board submit this Agreement to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of this Agreement;
WHEREAS, the Company Board, after considering the recommendation of the Company Special Committee, has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and (e) directed that this Agreement be submitted to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of this Agreement;
WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the Transactions and (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Merger Sub and Parent, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached as Exhibit A hereto (the “Voting Agreement”) pursuant to which, and subject to the terms and conditions thereof, each such Person has agreed, among other things, to vote the shares of Common Stock held by such Person in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger at the Company Stockholders Meeting;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the Insider Stockholders and certain other Persons (collectively, the “Purchasers”) are entering into a Series A Preferred Stock Purchase Agreement in the form attached as Exhibit B hereto (the “Purchase Agreement”) with Parent, pursuant to which the Purchasers will purchase from Parent, prior to the Effective Time and on the terms and subject to the conditions set forth in the Purchase Agreement, shares of the Series A Preferred Stock of Parent (such shares, the “Parent Preferred Stock” and such transaction, the “Preferred Stock Financing”), and (b) the Insider Stockholders are entering into a Contribution, Rollover and Sale Agreement in the form attached as Exhibit C hereto (the “Contribution Agreement”) with Parent, pursuant to which the Insider Stockholders will contribute and/or sell to Parent, prior to the Effective Time and on the terms and subject to the conditions set forth in the Contribution Agreement, all of the issued and outstanding shares of Preferred Stock held by the Insider Stockholders in exchange for shares of Parent Preferred Stock (such transaction, the “Preferred Stock Contribution” and, together with the Preferred Stock Financing, the “Preferred Stock Transactions”); and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
1.1.   Definitions.   The following terms shall have the following meanings for purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that, with respect to confidentiality and use, are no less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (including the standstill provision contained therein, but only to the extent such provisions apply after giving effect to Section 6.4(h)), and except for such changes to permit the Company to comply with its obligations under this Agreement.
“Additional Financing” has the meaning set forth in Section 6.10(a)(ii).
“Additional Financing Bank Account” has the meaning set forth in Section 6.10(a)(ix).
“Additional Financing Documents” means any binding Contracts entered into by Parent or any of its Affiliates in connection with the Additional Financing.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly.
“Agreement” means this Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the annexes and exhibits hereto, as it and they may be amended from time to time.
“Alternative Financing” has the meaning set forth in Section 6.10(a)(iv).
“Book-Entry Shares” means shares of Common Stock or Preferred Stock which, immediately prior to the Effective Time, are not represented by stock certificates, but are represented in book-entry form.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Texas or New York are authorized or required by Law or other action of a Governmental Authority to close.
“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.7(d).

“Bylaws” means the Seventh Amended and Restated Bylaws of the Company, as amended from time to time.
“Canceled Shares” has the meaning set forth in Section 3.1(b)(ii).
“Capitalization Date” has the meaning set forth in Section 4.1(c)(ii).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.
“Certificate of Designation” means, with respect to any series of Preferred Stock that is authorized and issued by the Company on or after the date of this Agreement, the Certificate of Designations applicable to such series of Preferred Stock, which shall be in the form attached as Exhibit D hereto.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificated Shares” means shares of Preferred Stock which, immediately prior to the Effective Time, are represented by stock certificates.
“Change of Recommendation” has the meaning set forth in Section 6.4(d).
“Closing” means the consummation of the Transactions.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Failure Fee” has the meaning set forth in Section 8.3(b)(iv).
“Code” means the Internal Revenue Code of 1986, as amended.
“Committed Debt Financing” has the meaning set forth in Section 5.8(a).
“Committed Financing” has the meaning set forth in Section 5.8(a).
“Common Stock” has the meaning set forth in Section 4.1(c)(i).
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” has the meaning set forth in Section 6.7(d).
“Company Acquisition Agreement” has the meaning set forth in Section 6.4(d).
“Company Benefit Plan” means each compensatory arrangement (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA), (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has any Liability (contingent or otherwise), in any case other than a Multiemployer Plan.
“Company Board” has the meaning set forth in the Recitals.
“Company Disclosure Documents” has the meaning set forth in Section 4.5.
“Company Disclosure Letter” has the meaning set forth in the introductory language to Article IV.
“Company Equity Awards” means, collectively, the Company Options and the Company RSU Awards.
“Company Equity Plan” means the Company’s 2020 Long-Term Incentive Plan.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 4.18(a).
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of any of the following, nor any Effects resulting or arising from any of the following, shall constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Company Material Adverse Effect:
(a)   any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;
(b)   changes, proposed changes, pending changes, changes in the interpretation or enforcement of GAAP, COPAS or any Law or rules or regulations promulgated by any Governmental Authorities;
(c)   COVID-19 Measures;
(d)   changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any Governmental Authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of this Agreement;
(e)   changes or developments in the industries in which the Company or any of its Subsidiaries operate (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration, development or production industries in the United States or any area or areas where the assets of the Company or any of its Subsidiaries are located);
(f)   the negotiation, announcement or the existence of this Agreement or the pendency, anticipated consummation or consummation of the Transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of the Company or any of its Subsidiaries or any other disruption to the business of the Company or any of its Subsidiaries (provided that this clause (f) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the Transactions);
(g)   any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event (including COVID-19), quarantine restriction or other natural or man-made disaster or other force majeure event or act of God or occurrence or the escalation or worsening of any of the foregoing;
(h)   any matter set forth in the Company Disclosure Letter;
(i)   any change in the trading price or trading volume of the shares of Common Stock or any change in the credit ratings or ratings outlook for the Company or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder);
(j)   the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder; provided, further, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any such internal or external projections, guidance, budgets, milestones, expectations, forecasts or estimates);
(k)   any action required to be taken or omitted by the Company or any of its Subsidiaries at the written request of Parent or any action expressly required to be taken or refrained from being taken by the Company or any of its Subsidiaries pursuant to this Agreement, including any action consented to in writing by Parent;
(l)   the expiration of any Contract in accordance with its terms;
(m)   any actions or claims made or brought by any of the current or former stockholders of the Company (on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger;
(n)   the failure to obtain any approvals or consents from any Governmental Authority in connection with the Transactions;
(o)   the identity of, or facts specific to, Parent or any of its Affiliates as the acquiror of the Company or any changes arising therefrom;
(p)   natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; and
(q)   any breach by Parent or any of its Affiliates of this Agreement;
except, with respect to clauses (a), (b), (d), (e) and (g), to the extent (and for the avoidance of doubt, only to the extent) that such impact is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated and comparable companies in the industries and in the geographic markets in which the Company and its Subsidiaries operate (it being understood and agreed that, for the purposes of determining whether the Company has been materially and disproportionately adversely affected compared to other similarly situated similarly situated and comparable companies, the Company shall be compared to independent exploration and production companies primarily focused in the Delaware Basin), in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Material Contracts” has the meaning set forth in Section 4.8(a).
“Company Option” means an option to purchase shares of Common Stock granted under the Company Equity Plan.
“Company Registered Intellectual Property” means Company Intellectual Property that is Registered Intellectual Property.
“Company Related Parties” has the meaning set forth in Section 8.3(f).
“Company Reserve Report” has the meaning set forth in Section 4.18(a).
“Company RSU Award” means each performance- and/or time-based restricted stock unit award in respect of a share of Common Stock granted under the Company Equity Plan or otherwise.
“Company SEC Documents” has the meaning set forth in Section 4.4(a).
“Company Securities” has the meaning set forth in Section 4.1(c)(iii).
“Company Special Committee” has the meaning set forth in the Recitals.
“Company Stockholder Approval” has the meaning set forth in Section 4.3.
“Company Stockholders Meeting” has the meaning set forth in Section 6.5(c).
“Company Superior Proposal” means an unsolicited bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, that is fully financed or has fully committed financing, which the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms of the Transactions proposed by Parent pursuant to clause (B) of Section 6.4(d) and taking in consideration the timing and likelihood of consummation of such Company Superior Proposal).
“Company Takeover Proposal” means any offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than twenty percent (20%) (on a non-diluted basis) of any class of outstanding voting or equity securities of the Company, (b) any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof), or that generate twenty percent (20%) or more of the consolidated net revenues or net income of the Company and its Subsidiaries (for the twelve (12)-month period ending on the last day of the Company’s most recently completed fiscal quarter).
“Company Termination Fee” means an amount equal to $8,000,000.
“Confidentiality Agreement” means that certain confidential information agreement between Ruckus Energy Holdings, LLC, a Delaware limited liability company, and the Company, dated as of March 28, 2023.
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, Lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding; provided that Contracts shall exclude (a) statements of work, sales orders and purchase orders entered into in the ordinary course of business that do not contain any material terms other than pricing, and (b) the Company Equity Plan (or any award agreements entered into thereunder).
“Contribution Agreement” has the meaning set forth in the Recitals.
“Converted Shares” has the meaning set forth in Section 3.1(b)(iii).
“COPAS” means the accounting standards promulgated by the Council of Petroleum Accountants Society.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Covered Persons” has the meaning set forth in Section 6.9(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable Law, Order or recommendations of a Governmental Authority, or any applicable directive or guidance from any applicable industry group, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with Representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to COVID-19 or any other global or regional health event, including the CARES Act.
“D&O Claim” has the meaning set forth in Section 6.9(a).
“Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or Subsidiary of the Company: (a) all applicable Laws; (b) the Company’s and its Subsidiaries’ own respective policies, and procedures; and (c) material Contracts to which the Company or any of its Subsidiaries is bound.
“Debt Financing” means the Committed Debt Financing and/or any Alternative Financing obtained in replacement of all or any portion of the Committed Debt Financing.
“Debt Financing Commitments” has the meaning set forth in Section 5.8.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.
“Disclosed Conditions” has the meaning set forth in Section 5.8(c).
“Dissenting Shares” has the meaning set forth in Section 3.2.
“Effect” means any change, effect, development, circumstance, event or occurrence.
“Effective Time” has the meaning set forth in Section 2.3.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(c).
“Environmental Law” means any applicable Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of, any hazardous or toxic materials, substances or wastes or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), with respect to any of the foregoing, or (c) that establishes standards of care with respect to any of the foregoing.
“Environmental Permits” means any Permit required under any applicable Environmental Law.
“Escrow Account” has the meaning set forth in Section 8.4(a).
“Escrow Agent” has the meaning set forth in Section 8.4(a).
“Escrow Agreement” has the meaning set forth in Section 8.4(a).
“Escrow Funds” has the meaning set forth in Section 8.4(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Evidence of Funding” has the meaning set forth in Section 6.10(a)(ix).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement, dated as of November 24, 2021, by and among Halcón Holdings, LLC, Macquarie Bank Limited, as administrative agent, the lenders from time to time party thereto, the guarantors party thereto and the Company, as amended or supplemented from time to time, including by (a) that certain First Amendment to the Senior Secured Credit Agreement, dated as of August 2, 2022, and (b) that certain Second Amendment to the Senior Secured Credit Agreement, dated as of November 14, 2022.
“Financing” means, collectively, the Committed Financing, any Alternative Financing and the Additional Financing.
“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling Persons, employees, Representatives and agents, and the respective successors and assigns of each of the foregoing.
“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing, including the parties to the Debt Financing Commitments, the Purchase Agreement, the Contribution Agreement, and the Additional Financing Documents, and any commitments to purchase the Debt Financing, the Parent Preferred Stock, or the Additional Financing, or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Financing Commitments (and the related fee letters), the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents) relating thereto.
“Full Escrow Funding” has the meaning set forth in Section 8.4(a).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal (public or private), whether national, federal, state, provincial or local or otherwise, including any stock exchange, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.
“Hazardous Materials” means any (a) chemical, substance, waste, pollutant, or contaminant that is regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.
“Hutchings Sealy #4 Well” means the Hutchings Sealy #4 vertical oil and gas well, formerly producing from the Ellenberger formation.
“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.
“Insider Stockholders” means, collectively, Luminus Management, LLC, Oaktree Capital Management, L.P., and each of their respective Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock.
“Intellectual Property” means any and all common law or statutory rights in: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors and mask work rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Interim Covenant Exceptions” has the meaning set forth in Section 6.2(a).
“Interim Period” has the meaning set forth in Section 6.1(a).
“Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable to the Company Board or the Company Special Committee as of the date of this Agreement (or if actually known or reasonably foreseeable as of the date of this Agreement, the material consequences of which were not known by the Company Board or the Company Special Committee at such time) and does not relate to: (a) a Company Takeover Proposal, (b) any actions required to be taken pursuant to this Agreement, (c) any change in price or trading volume of the Common Stock or (d) changes in the Company’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts.
“IRS” has the meaning set forth in Section 4.10(a).
“IT Assets” means the computers, Software and Software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.
“Joint Operating Agreements” has the meaning set forth in Section 4.8(c).
“Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter.
“Knowledge of the Company” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter.
“Laws” has the meaning set forth in Section 4.13(a).
“Leased Real Property” means real property that the Company or any of its Subsidiaries leases, subleases or occupies as tenant, subtenant or occupant pursuant to any Lease, excluding the Oil and Gas Properties.
“Leases” means leases, subleases, licenses, or other occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof).
“Lenders” has the meaning set forth in Section 5.8(a).
“Liabilities” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, rights of first refusal, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.
“Litigation” has the meaning set forth in Section 4.12.
“Marks” has the meaning set forth in the definition of “Intellectual Property.”
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.1(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or 4001(a)(3) of ERISA.
“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
“NYSE American” means the NYSE American Stock Exchange.
“Oil and Gas Leases” means all Leases or similar agreements (including any series of related Leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.
“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such Leases and properties.
“Order” means any award, judgment, injunction, binding ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.
“Organizational Documents” means the certificate of incorporation, articles of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, excluding the Oil and Gas Properties.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Letter” has the meaning set forth in the introductory language to Article V.
“Parent Expenses” has the meaning set forth in Section 8.3(b).
“Parent Material Adverse Effect” means, with respect to Parent and Merger Sub, any Effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Transactions (including the payment of the Merger Consideration and Preferred Stock Merger Consideration).
“Parent Preferred Stock” has the meaning set forth in the Recitals.
“Parent Related Parties” means, collectively, Parent, Merger Sub, or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Financing Source Parties), managers, members, Representatives or Affiliates.
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Paying Agent” has the meaning set forth in Section 3.3(a).
“Payment Fund” has the meaning set forth in Section 3.3(a).
“Permit” means any permit, certificate, registration, approval, identification number, license, notice, consent or other authorization required under any applicable Law.
“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP; (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, any statutory Liens for amounts that are not yet due or that are being contested in good faith and by appropriate proceedings, arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business that, in the aggregate, are not material in amount; (d) deposits to secure the performance of bids, trade Contracts, Leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that, in the aggregate, are not material in amount and that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate or do not materially interfere with the operation, value or use of the property or assets affected; (f) with respect to any Owned Real Property, Leased Real Property, or Rights-of-Way, easements, zoning restrictions, rights-of-way, servitudes, Permits, surface Leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of such properties of the Company or any its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of such property or asset affected, but excluding, in any case, any monetary Lien; (g) Liens securing obligations under or secured pursuant to the Existing Credit Agreement; (h) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Documents; (i) non-exclusive licenses, sublicenses, covenants not to sue or similar rights granted with respect to Intellectual Property in the ordinary course of business; (j) with respect to the equity interests of the Company and its Subsidiaries, Liens arising under this Agreement or any of the Organizational Documents of the Company or any of its Subsidiaries; (k) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Properties that were acquired subsequent to the date of the Company Reserve Report in the ordinary course of business pursuant to Contracts that have been made available to Parent and its Representatives; (l) with respect to the Oil and Gas Properties, Liens (other than Liens securing indebtedness for borrowed money) arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customarily granted in the oil and gas industry, do not materially interfere with the operation of such assets, and are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures; and (m) the matters set forth on Section s 1.1(b), 4.8(a)(iii) or 4.18(i) of the Company Disclosure Letter and (n) with respect to the Oil and Gas Leases, Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that, in the aggregate, are not material in amount and that do not, individually or in the aggregate, materially impair the continued use and operation of such affected assets, and, would not otherwise reduce the net revenue interest share of the Company or Parent, as applicable, or such party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report, with respect to such Lease, or increase the working interest of the Company or Parent, as applicable, or of such party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report, with respect to such Oil and Gas Lease.
“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.
“Preferred Stock” has the meaning set forth in Section 4.1(c)(i).
“Preferred Stock Contribution” has the meaning set forth in the Recitals.
“Preferred Stock Financing” has the meaning set forth in the Recitals.
“Preferred Stock Merger Consideration” has the meaning set forth in Section 3.1(b)(iv).

“Preferred Stock Transactions” has the meaning set forth in the Recitals.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.
“Proxy Statement” has the meaning set forth in Section 4.3.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Purchasers” has the meaning set forth in the Recitals.
“Qualifying Additional Financing Documents” means Additional Financing Documents that contemplate Additional Financing in an amount that, in the aggregate and when taken together with the aggregate proceeds contemplated by the Committed Financings and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.
“Recommendation” has the meaning set forth in Section 4.2(b).
“Registered Intellectual Property” means all United States, international or foreign (a) issued Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; and (d) any other Intellectual Property right that is subject to any filing or recording with any Governmental Authority or other public or quasi-public legal authority (including domain names).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into, or migrating through, the environment.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.
“Rights-of-Way” has the meaning set forth in Section 4.17.
“Schedule 13E-3” has the meaning set forth in Section 6.5(a).
“Sealy Ranch Lease” means that certain Oil and Gas Lease between Bank of America, N.A., Trustee, under Deed dated January 1, 1984, by George Sealy, et al. as lessor and Sundown Energy LP as lessee, and dated effective October 1, 2013, a memorandum of which is recorded in Volume 990 at Page 119 of the real property records of Ward County, Texas and under File # C12395 of the real property records of Winkler County, Texas, as amended by (a) that certain Amendment of Oil and Gas Lease dated September 1, 2015, by and between Sealy Land Company, LTD and Sundown Energy LP recorded in Volume 1054, at Page 386 of the real property records of Ward County, Texas, (b) that certain Lease Tolling Agreement, executed on October 16, 2020, by and between Sealy Land Company, LTD and the Company, and (c) that certain Letter Agreement dated May 26, 2023, by and between Sealy Land Company, LTD and the Company.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Series A Certificate of Designation” means the Certificate of Designations of Series A Redeemable Convertible Preferred Stock of the Company.
“Series A Preferred Stock” means the Preferred Stock designated as Series A Redeemable Convertible Preferred Stock pursuant to the Series A Certificate of Designation.
“Series A-1 Amendment” has the meaning set forth in Section 6.22.
“Series A-1 Certificate of Designation” means the Certificate of Designations of Series A-1 Redeemable Convertible Preferred Stock of the Company, as amended by the Series A-1 Amendment.

“Series A-1 Preferred Stock” means the Preferred Stock designated as Series A-1 Redeemable Convertible Preferred Stock pursuant to the Series A-1 Certificate of Designation.
“Software” means computer software programs in both source code and object code format, including databases, data files, application programming interfaces, user interfaces, and documentation relating thereto, as the context requires.
“Specified Acquisition” has the meaning set forth in Section 6.2(c).
“Specified Development Obligations” means the obligations set forth in Section 6.20 of the Company Disclosure Letter.
“Subsidiary” means, with respect to any Person, any other Person of which, (a) an amount of the voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing Person or body is owned directly or indirectly by such first Person or (b) more than fifty percent (50%) of the equity interests is owned directly or indirectly by such first Person.
“Surviving Corporation” has the meaning set forth in the Recitals.
“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.
“Tax” means all U.S. federal, state, local or foreign taxes, imposts, levies or other similar assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, occupancy, capital stock, unincorporated business, unemployment, disability, workers’ compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes or assessments, imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.
“Tax Proceeding” means any audit, examination, investigation, claim, contest, dispute, Litigation or other similar proceeding with respect to Taxes by or against any Taxing Authority.
“Tax Returns” means any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Termination Expenses and Interest” has the meaning set forth in Section 8.3(e).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Approvals” has the meaning set forth in Section 4.3.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.2(b).
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
“Unaffiliated Company Stockholders” means the holders of Common Stock, excluding those shares of Common Stock held, directly or indirectly, by or on behalf of (a) the Insider Stockholders, and (b) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.
“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, constitute a breach of this Agreement.
ARTICLE II
MERGER
2.1.   Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the Surviving Corporation and the separate existence of Merger Sub shall cease.
2.2.   Closing.   The Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds (a) on the date that is two (2) Business Days after the date on which the last of the conditions precedent set forth in Article VII is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or (b) at such other place, date, or time as Parent and the Company may mutually agree in writing. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
2.3.   Effective Time.   As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the time the Certificate of Merger are filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Merger (such time and date, the “Effective Time”).
2.4.   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation in the Merger, and all Liabilities of the Company and Merger Sub shall become the Liabilities of the Company as the Surviving Corporation in the Merger.
2.5.   Certificate of Incorporation and Bylaws.   The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the form of the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, except that the name of the Surviving Corporation shall be “Battalion Oil Corporation”, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation in the Merger as of the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to “Battalion Oil Corporation”, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.9.
2.6.   Directors and Officers.   Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time.

ARTICLE III
CONVERSION OF SHARES; TREATMENT OF CAPITAL STOCK
3.1.   Treatment of Capital Stock and Company Equity Awards.   At the Effective Time, by virtue of the Merger and without any action on the part of any party or holder of any shares of Common Stock, Preferred Stock or Company Equity Awards or any other securities of the Company:
(a)   Merger Sub Common Stock.   Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b)   Treatment of Capital Stock.
(i)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares, Converted Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive $9.80 in cash, without interest (the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii)   Each share of Common Stock and Preferred Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
(iii)   Each share of Common Stock and Preferred Stock held by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company (other than any such shares of Common Stock or Preferred Stock held on behalf of third parties) immediately prior to the Effective Time (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.
(iv)   Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares and Converted Shares) and all rights in respect of, shall, by virtue of the Merger, be converted into the right to receive the consideration contemplated by (A) in the case of Series A Preferred Stock, Section 8(b) of the Series A Certificate of Designation, (B) in the case of Series A-1 Preferred Stock, Section 8(b) of the Series A-1 Certificate of Designation; and (C) in the case of any other series of Preferred Stock, Section 8(b) of the applicable Certificate of Designation for such series of Preferred Stock (each of the foregoing, “Preferred Stock Merger Consideration”), in each case without interest, and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Book-Entry Shares or Certificated Shares that immediately prior to the Effective Time represented any such shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Stock Merger Consideration.
(c)   Treatment of Company Equity Awards.
(i)   At the Effective Time, each Company RSU Award (other than any performance-based Company RSU Award) that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company RSU Award, respectively, immediately prior to the Effective Time (but after giving effect to the first parenthetical in this Section 3.1(c)), less any applicable withholding Taxes.

(ii)   At the Effective Time, each performance-based Company RSU Award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.
(iii)   At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option, if any, by (B) the total number of shares of Common Stock subject to such Company Option, less any applicable withholding Taxes. Any Company Option with an exercise price per share of Common Stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company Option shall have no further rights with respect thereto.
(iv)   As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that is at least ten (10) Business Days following the Closing Date, Parent shall cause the Surviving Corporation to pay the Merger Consideration described in Section 3.1(c)(i) and Section 3.1(c)(ii) to holders of Company Equity Awards through the payroll system or payroll provider of the Surviving Corporation (after giving effect to any required Tax withholding). If any payment of the Merger Consideration cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date.
(v)   Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.1(c), including making any determinations and/or adoption resolutions of the Company Board or a committee thereof or any administrator of the Company Equity Plan as may be necessary and delivering appropriate notices, in each case subject to Parent’s approval (not to be unreasonably withheld, delayed or conditioned).
(d)   Adjustments.   If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock or Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration and Preferred Stock Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
3.2.   Dissenting Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time that are held by stockholders who shall have, in all respects, properly exercised and perfected a demand for and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have complied in all respects with Section 262 of the DGCL and shall not have effectively withdrawn or lost such Person’s rights to such appraisal and payment under the DGCL with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1(b). Such stockholders instead shall only be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, and after giving effect to any required Tax withholdings, the Merger Consideration upon surrender in the manner provided in Section 3.3. The Company shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Common Stock or any withdrawals of such demands received by the Company.
3.3.   Exchange of Common Stock and Preferred Stock; Paying Fund.
(a)   Paying Agent; Paying Fund.   At or prior to the Effective Time, Parent shall designate Wilmington Trust, National Association (the “Paying Agent”) to act as agent for the holders of shares of Common Stock and Preferred Stock to receive the funds to which such holders shall become entitled pursuant to Section 3.1(b) and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Common Stock and Preferred Stock cash sufficient to make payment of the cash consideration to which holders of such shares shall become entitled pursuant to Section 3.1(b) (excluding payments with respect to Canceled Shares, Converted Shares and Dissenting Shares) (such aggregate cash, the “Payment Fund”). The Payment Fund shall not be used for any other purpose, subject to Section 3.3(f).
(b)   Exchange Procedures.   As soon as reasonably practicable after the Effective Time, and in no event later than two (2) Business Days thereafter, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of Book-Entry Shares or Certificated Shares whose shares of Common Stock or Preferred Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) instructions for use in effecting the surrender of such Book-Entry Shares or Certificated Shares in exchange for the Merger Consideration or Preferred Stock Merger Consideration, as applicable. Each holder of record of Book-Entry Shares or Certificated Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request) or Certificated Shares, shall be entitled to receive in exchange therefor the amount of Merger Consideration or Preferred Stock Merger Consideration, as applicable, to which such holder is entitled pursuant to Section 3.1(b), and the Book-Entry Shares or Certificated Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock or Preferred Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, may be made to a Person other than the Person in whose name the Book-Entry Share or Certificated Share so surrendered is registered if such Book-Entry Share or Certificated Share shall be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b), each Book-Entry Share and Certificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Preferred Stock Merger Consideration, as applicable, subject to the terms and conditions set forth herein. No interest shall be paid or will accrue on any payment to holders of Book-Entry Shares or Certificated Shares pursuant to the provisions of this Article III.
(c)   No Further Ownership Rights in Common Stock or Preferred Stock.   The Merger Consideration or Preferred Stock Merger Consideration, as applicable, paid upon the surrender of Book-Entry Shares or Certificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock formerly represented by such Book-Entry Shares or Certificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the shares of Common Stock or Preferred Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Book-Entry Share or Certificated Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(d)   Termination of Payment Fund.   Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by, or otherwise undistributed to, the holders of the Book-Entry Shares or Certificated Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand.
(e)   No Liability.   None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any distributions from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)   Investment of Payment Fund.   The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares and Certificated Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock and Preferred Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.
(g)   Withholding Rights.   Each of Parent, Merger Sub, the Company and the Paying Agent shall be entitled to deduct and withhold from any amount payable hereunder such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations promulgated thereunder or any other applicable state, local or foreign Tax law. Such deductions and withholdings shall be made at a Tax rate reasonably determined by the Person deducting and withholdings such amounts. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company or the Paying Agent, as the case may be, such deducted and withheld amounts shall be remitted by Parent, Merger Sub, the Company or the Paying Agent, as applicable, to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Parent, Merger Sub, the Company or the Paying Agent, as the case may be, intends to deduct or withhold any amounts from any payment under this Agreement other than (i) payments in respect of Company Equity Awards, or (ii) withholding resulting from the failure of any payee to provide a Form W-9 or any equivalent form required by the Paying Agent, Parent shall provide notice to such payee’s Representative thereof as soon as reasonably practicable prior to such deduction or withholding and the parties shall use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate such reduction or withholding in accordance with applicable Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements), or in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
4.1.   Due Incorporation; Capitalization; Indebtedness.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (where such concept is recognized), in good standing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries has all requisite corporate or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Certificate of Incorporation and Bylaws, in each case, as amended through the date hereof. The Certificate of Incorporation and Bylaws are in full force and effect, and the Company is not in material violation of any of their provisions.
(c)   Capitalization.
(i)   The entire authorized capital stock of the Company is one hundred one million (101,000,000) shares of capital stock, consisting of one hundred million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
(ii)   As of the close of business on December 13, 2023 (the “Capitalization Date”), (A) 16,456,563 shares of Common Stock were issued and outstanding, which number does not include any shares of Common Stock held by the Company in treasury, (B) zero (0) shares of Common Stock were held by the Company in treasury, (C) 314,948 shares of Common Stock (assuming any applicable performance metrics were deemed satisfied at target levels or, if higher, projected level of achievement) were subject to Company RSU Awards, (D) 132,822 shares of Common Stock were subject to Company Options, (E) 1,067,966 shares of Common Stock were reserved for issuance and available for grants of future awards under the Company Equity Plan, (F) twenty-five thousand (25,000) shares of Series A Preferred Stock were issued and outstanding, (G) 38,000 shares of Series A-1 Preferred Stock were issued and outstanding, and (H) no other shares of capital stock or other voting securities were issued, reserved for issuance or outstanding (including any Converted Shares), and from the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Common Stock, Preferred Stock, Company RSU Awards, Company Options or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock. All of the outstanding shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock are, and all shares of Common Stock and Preferred Stock that may be issued prior to the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable. No shares of Common Stock or Preferred Stock are subject to or were issued in violation of applicable Law or the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, other applicable Laws, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or otherwise bound. There are no equity-based or equity-linked awards or compensation other than equity awards under the Company Equity Plan. There are no outstanding promises to grant Company Options or Company RSU Awards to any Person.
(iii)   Except as set forth in Section 4.1(c)(ii), as of the Capitalization Date, there are no (A) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (B) securities of the Company or its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (C) options, warrants, calls or other rights or agreements to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (D) voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (E) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C) being referred to collectively as the “Company Securities”).
(iv)   As of the date hereof, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than issuances in connection with the purchase, vesting or settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance with their terms, or as set forth in the Certificate of Incorporation). No Subsidiary of the Company owns any shares of capital stock of the Company.
(d)   All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly owned Subsidiaries, free and clear of any Liens other than Permitted Liens. There are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (other than those held by the Company or any of its Subsidiaries), (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options, warrants or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries.
(e)   Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
4.2.   Due Authorization.
(a)   The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except for obtaining the Company Stockholder Approval, no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.9 are true and correct, the consummation by it of the Merger, have been duly authorized by the Company Board and, assuming that the Merger is consummated in accordance with the DGCL, except for filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transactions.
(b)   The Company Board, after considering the recommendation of the Company Special Committee, has adopted resolutions unanimously (i) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) determining that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (iii) approving and declaring advisable this Agreement and the consummation of the Merger, (iv) resolving that this Agreement and the Transactions shall be governed by and effected under Section 251 of the DGCL, (v) recommending that the stockholders of the Company adopt this Agreement (the “Recommendation”), and (vi) directed that the adoption of this Agreement be submitted to the stockholders of the Company for their consideration, which resolutions have not, except after the date of this Agreement as permitted by Section 6.4, been subsequently rescinded, modified or withdrawn. The Company Stockholder Approval is the only vote of holders of securities of the Company that is required to adopt this Agreement and approve the Merger and the other Transactions.
(c)   The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (the “Enforceability Exceptions”).
(d)   As of the date hereof and at all times on or prior to the Effective Time, the Company and the Company Board have taken all actions necessary so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other Takeover Law or similar provision of the Organizational Documents of the Company and its Subsidiaries is, or at the Effective Time will be, applicable to this Agreement and the Transactions. The Company does not have in effect any “poison pill,” stockholder rights plan or similar anti-takeover agreement or plan.
4.3.   Consents and Approvals; No Violations.   Except for in connection with or in compliance with (a) filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented form time to time, including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) and the Certificate of Merger as contemplated under Section 2.3, (b) the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with the Transactions, (c) state securities takeover and “blue sky” Laws, as may be required in connection with the Merger, (d) the rules and regulations of, and any filings with and approvals of, the NYSE American, (e) the approval of the Company Board set forth in Section 4.2(a), (f) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Company Stockholder Approval”); (g) the DGCL; and (h) the approval of the Series A-1 Amendment by the Special Committee, the Company Board and the number of shares of Series A-1 Preferred Stock required under the terms of the Series A-1 Certificate of Designations (collectively, the “Transaction Approvals”), the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions will not, subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.9, (i) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective material properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any of its Subsidiaries with, or consent or approval with respect to the Company or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Certificate of Incorporation or Bylaws; or (iv) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract, except in the case of clause (iv), as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.4.   Financial Statements; Internal Controls and Procedures.
(a)   The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2021 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2021, no executive officer of the Company has failed to make the certifications required of her or him under Section 302 or 906 of the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is, or at any time since January 1, 2021 has been, required to file any forms, reports or other documents with the SEC or subject to the reporting requirements under the Exchange Act. As of the date hereof, there are no unresolved comments received from the SEC staff with respect to the Company SEC Documents, and the Company has not received notice from the SEC since January 1, 2021 that any of the Company SEC Documents are the subject of ongoing review.
(b)   The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section s 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to report financial information.
4.5.   Company Information.   Each document required to be filed by the Company with the SEC (including the Proxy Statement and the Schedule 13E-3) in connection with the Merger (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, no representation or warranty is made by the Company with respect to (and nothing in this Section 4.5 shall apply to) statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.
4.6.   No Undisclosed Liabilities.   There are no Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents (including any notes thereto), (b) Liabilities arising in connection with the Transactions, and (c) Liabilities incurred in the ordinary course of business since June 30, 2023 that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.7.   Intellectual Property.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Registered Intellectual Property is subsisting and valid and enforceable.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all Company Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens) and the consummation of the Transactions will not adversely affect such ownership and (ii) have a license or other right to use or practice any other Intellectual Property owned by a third party used in the operation of the business of the Company as currently conducted.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has taken commercially reasonable measures to maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any Trade Secrets included in the Company Intellectual Property.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and since January 1, 2021 has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person; provided that no representation or warranty is made with respect to any third Person’s products (including any third Person’s products that are distributed, supported or resold by the Company or its Subsidiaries); (ii) to the Knowledge of the Company, as of the date hereof, no third Person is infringing, violating, or misappropriating any material Company Intellectual Property; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing or, to the Knowledge of the Company, threatened claim by any Person, and since January 1, 2021 the Company and its Subsidiaries have received no claim or asserted claim in writing asserting that the Company or any of its Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable measures to protect the security of the IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, and to ensure that all IT Assets are fully functional and free from any bug, virus, malware, and the like. Since January 1, 2021, there have been no failures or breakdowns of any IT Assets that have caused the substantial disruption or interruption in or to the use of the IT Assets or the operation of the business of the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security, and (ii) the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with all Data Security Requirements.

4.8.   Contracts.
(a)   Section 4.8(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all Contracts (other than any Company Benefit Plan) in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries is a party or bound (the “Company Material Contracts”):
(i)   any Contract that is filed by the Company as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, other than Contracts described in Item 601(b)(10)(iii) of Regulation S-K;
(ii)   any Contract that expressly imposes any restriction on the right or ability of the Company and its Subsidiaries, collectively, to compete with any other Person (or in any line of business, market or geographical area), other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 90 days or less;
(iii)   any Contract containing any (A) “most favored nation” or similar provisions, (B) exclusivity provisions or (C) rights of first refusal or first offer, other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 90 days or less, (in each case, other than any agreement in which any of the foregoing provisions is solely for the benefit of the Company or any of its Subsidiaries);
(iv)   any Contract that in the year ended December 31, 2022 was (or in the year ending December 31, 2023 is reasonably expected to be) one of the ten (10) largest sources of revenues for the Company and its Subsidiaries for the applicable year based on amounts paid or payable;
(v)   any Contract that in the year ended December 31, 2022 was (or in the year ending December 31, 2023 is reasonably expected to be) one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;
(vi)   any Contract that involves a (A) revenue or profit sharing or similar agreement under which the Company or any of its Subsidiaries has outstanding commitments (other than any Company Benefit Plan) or (B) “minimum purchase” requirement, “take or pay,” “ship or pay” or similar obligations, in each case with outstanding commitments in an amount in excess of $50,000, in any calendar year;
(vii)   any Contract relating to indebtedness for borrowed money of (or guarantees thereof by) the Company or any of its Subsidiaries (other than any such indebtedness owed by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, and guarantees thereof);
(viii)   any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case, with any material outstanding obligations as of the date of this Agreement;
(ix)   each partnership, joint venture or limited liability company agreement;
(x)   any Contract relating to any Derivative Transaction;
(xi)   the Sealy Ranch Lease;
(xii)   each joint development agreement, exploration agreement, participation, farmout, farming or program agreement or similar Contract that either (A) requires the Company or any of its Subsidiaries to make expenditures from and after January 1, 2023 that would reasonably be expected to be in excess of Fifty Thousand Dollars ($50,000) in the aggregate or (B) is material to the operation of the Company and its Subsidiaries, taken as a whole;
(xiii)   any Contract for the gathering, transportation, processing, treating or sale of Hydrocarbons, other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 30 days or less;

(xiv)   any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person (other than in or to any wholly owned Subsidiary of the Company);
(xv)   any Contract with any Governmental Authority, other than Contracts entered into in the ordinary course of business; and
(xvi)   any Contract involving the settlement, conciliation or similar agreement of any Litigation or threatened Litigation (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries are party thereto and that restricts in any material respect the operations or conduct of the Company or any of its Subsidiaries after the date hereof.
(b)   Neither the Company nor any Subsidiary of the Company is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under any Company Material Contract, and no event has occurred through the Company’s or any of its Subsidiaries’ action, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   The Company has made available to Parent all joint operating agreements in effect as of the date hereof, to which the Company or any of its Subsidiaries is a party or bound (collectively, the “Joint Operating Agreements”).
4.9.   Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as of the date hereof, the Company maintains insurance policies with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate. Section 4.9 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy, (i) such insurance policy is in full force and effect in accordance with its terms and all premiums due thereon have been paid, (ii) no written notice of cancelation or non-renewal of such policy has been received, nor will any such cancellation or termination result from the consummation of the Transactions, (iii) there is no claim pending under such insurance policy as to which coverage has been questioned, denied or disputed (other than reservation of rights), and (iv) there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of such policy.
4.10.   Employees and Employee Benefit Plans.
(a)   Section 4.10(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, a copy of each of the following documents, and all material amendments and modifications to such documents, has been made available to Parent, to the extent applicable: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the most recent annual report (Form 5500) filed with the U.S. Internal Revenue Service (“IRS”), (iii) the current summary plan description and any summaries of material modifications, (iv) the most recently received IRS determination or opinion letter relating to such Company Benefit Plan, (v) the most recent actuarial report and/or financial statement relating to such Company Benefit Plan, (vi) nondiscrimination and coverage testing performed under the Code for the most recently completed year, (vii) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to such Company Benefit Plan and (viii) any related trust agreements or other funding arrangements, custodial agreements or insurance policies.
(b)   Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries: (i) all Company Benefit Plans comply and have been established, maintained, funded, operated, and administered in accordance with their terms and the requirements of all Laws applicable thereto; (ii) there are no actions, audits, investigations, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and (iii) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Company Benefit Plan.
(c)   Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter from the IRS or was established by adoption of a preapproved plan that is the subject of a current favorable opinion letter from the IRS upon which the Company is permitted to rely, and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Company Benefit Plan.
(d)   Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any, Liability under Title IV of ERISA, including on account of at any time being considered a single employer under Section 414 of the Code with any other Person. None of the Company Benefit Plans is subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries has any Liability with respect to (i) a Multiemployer Plan, (ii) a Multiple Employer Plan or (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Except as set forth in Section 4.10(d) of the Company Disclosure Letter, no Company Benefit Plan provides for medical or death benefits beyond termination of service, other than pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA. No Company Benefit Plan that provides health benefits is self-funded.
(e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, none of the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not (alone or in combination with any other event): (i) except as expressly provided under this Agreement or required by applicable Law, entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to any severance pay or benefit or result in any compensation or benefit becoming due, or accelerate the time of payment or vesting of such compensation or benefits, or increase the amount of any compensation or benefits due to any such employee, officer, director or consultant, (ii) trigger any funding obligation under any Company Benefit Plan, (iii) result in any compensation or benefit (including vesting) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other compensation, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(f)   Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.
(g)   There are no labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021 through the date hereof, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any labor strike, slowdown, picketing, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Litigation against the Company or any of its Subsidiaries alleging labor relations or employment law violations filed by an employee or union with the National Labor Relations Board or the Equal Employment Opportunity Commission, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.
(h)   Section 4.10(h)(i) of the Company Disclosure Letter contains a list of all Persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such Person the following: (i) name, (ii) title or position (including whether full or part time) and whether classified as exempt or non-exempt for wage and hour purposes under applicable Law, (iii) hire date, (iv) current annual base compensation rate or hourly wage rate, as applicable, (v) commission, bonus, or other incentive-based compensation, (vi) amount of sick and vacation leave that is accrued and unused, and (vii) work location by city and state. Section 4.10(h)(ii) of the Company Disclosure Letter contains a list of all Persons who are engaged as independent contractors of the Company as of the date hereof, and sets forth for each such Person the following: (i) compensation, (ii) how such compensation is calculated (e.g., hourly rate, flat fee, etc.), (iii) a brief description of the nature of the services provided, (iv) the initial date of such Person’s engagement, and the end date of such Person’s engagement, if applicable, and (v) work location by city and state.
(i)   Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the employment of each employee of the Company is “at will,” and can be terminated at any time without notice to the Company. Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the Company is not a recipient of any outsourced or temporary labor from any third party or contracts with a professional employer organization or similar entity. No officer, director or management level employee of the Company has informed the Company of any plan to terminate employment, and, to the knowledge of the Company, no such Person has any plans to terminate employment with the Company. To the Knowledge of the Company, no employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company.
(j)   The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including work visas and employment authorization), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, plant closures and layoffs, affirmative action, pay transparency, pay equity, working conditions, meal and break periods, privacy, occupational health and safety, workers’ compensation, paid sick leave, leaves of absence, and unemployment insurance. All Persons characterized and treated by the Company as independent contractors or consultants satisfy (or satisfied) the requirements of applicable Laws to be treated as independent contractors, including wage Laws and no current or former independent contractor is (or was) entitled to be classified as an employee of the Company. No current or former independent contractor of the Company has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as, an employee of the Company. All current and former employees of the Company (as applicable) classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are (or were) properly classified.
(k)   The Company is currently, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, including maintaining timely, accurate and complete Form I-9s with respect to each of their respective former and current employees as required by and in accordance with applicable Law concerning immigration and employment eligibility verification obligations. All employees who are performing services for the Company in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Company immediately following the consummation of the Transactions.
(l)   There has been no Litigation against the Company and there is no Litigation pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, reasonable accommodation, disability rights or benefits, immigration, employee classification, child labor, privacy, workers’ compensation or workplace safety and insurance claims, paid sick leave, wage and hours or any other labor or employment related matter arising under applicable Laws.
(m)   No allegations of discrimination, sexual harassment or misconduct in the course of being employed by, or providing services to, the Company have been made against (i) any employee of the Company holding a managerial position, or any current or former officer or director of the Company, or (ii) any other Company service provider who, directly or indirectly, supervises any other Company service provider. The Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any employee or other Representative of the Company.
(n)   In the past three years, the Company has not implemented or been involved in any “mass layoff”, “plant closing” or similarly defined conduct (as defined in the WARN Act). The Company has complied with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.
(o)   Section 4.10 and Section 4.11 contains the sole and exclusive representations and warranties of the Company with respect to the subject matter hereof.
4.11.   Taxes.
(a)   All Tax Returns required to have been filed by the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, complete and correct.
(b)   All Taxes due and payable by the Company or any of its Subsidiaries have been timely paid (taking into account extensions), except for Taxes for which reserves have been established.
(c)   There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.
(d)   None of the Company or its Subsidiaries has consented to extend or waive the statute of limitations for the assessment or collection of any Tax by any Governmental Authority.
(e)   Each of the Company and its Subsidiaries has collected, deducted or withheld and timely paid over to the appropriate Taxing Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws relating to the payment and withholding of Taxes with respect to payments to any employee, independent contractor, creditor, stockholder or other third party.
(f)   As of the date hereof, there is no Tax Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(g)   Neither the Company nor any of its Subsidiaries (i) is a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or a group consisting only of the Company and/or any of its present or former Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company and any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or otherwise, or (iii) is a party to any written Tax sharing or Tax allocation agreement that is in effect (other than (x) any such agreement that is solely between or among the Company and/or any of its Subsidiaries, or (y) any commercial agreement (or purchase agreement) the primary purpose of which is not related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(i)   None of the Company or any Subsidiary has a branch, an office or a fixed place of business in a country other than the country in which it is organized. No claims have been made in the past three (3) years by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(j)   None of the Company or any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law executed on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code.
(k)   None of the Company or any Subsidiary has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020.
(l)   In the last two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement with respect to Taxes, other than the representations in this Section 4.11 and, to the extent specifically relating to Taxes, Section 4.10.
4.12.   Litigation.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) none of the Company or its Subsidiaries is subject to any Order, and (b) there is no charge, complaint, claim, action, suit, arbitration, prosecution or proceeding (whether civil, criminal or regulatory) in Law or in equity (“Litigation”), before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries.
4.13.   Compliance with Laws; Permits.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance in all respects with all applicable federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Authorities (collectively, “Laws”).
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold, and are and since January 1, 2021 have been, in compliance with, all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, Representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(d)   Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor matters.
4.14.   Environmental Matters.
(a)   The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with applicable Environmental Laws, and each holds and since January 1, 2021 has been in material compliance with, all material Environmental Permits required for the conduct and operation of their respective businesses as currently conducted and, to the Knowledge of the Company, no such Environmental Permit is the subject of a notice of revocation, withdrawal, renewal, suspension, cancellation, or termination.
(b)   Since January 1, 2021 none of the Company or any of its Subsidiaries has received any written notice, demand, or claim alleging that the Company or such Subsidiary is in material violation of, or materially liable under, any Environmental Law or that any of the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, is in material violation of any Environmental Law.
(c)   To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, is subject to any judgment, decree, Litigation or Order relating to compliance with, or material Liability under, Environmental Laws, Environmental Permits or the Release, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)   To the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Materials in, on, at, under or from any of the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, that would reasonably be expected to give rise to any material Liability under Environmental Laws for the Company or any of its Subsidiaries.
(e)   The Company and each of its Subsidiaries provided access to the following described documents that are in the possession or reasonable control of the Company or any of its Subsidiaries: (i) material environmental site assessments pertaining to recognized environmental conditions on or at any Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, and any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case, prepared by third-party contractors within the past five years, (ii) all material reports of audits of compliance with Environmental Laws by the Company or any of its Subsidiaries prepared within the past five years, (iii) material written notices of violation issued pursuant to any Environmental Law since January 1, 2021 that relate to the Company, its Subsidiaries, the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, and (iv) Permits issued pursuant to Environmental Law and required for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof.

(f)   Notwithstanding anything herein to the contrary, this Section 4.14 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any Liability arising under any Environmental Laws.
4.15.   Absence of Changes.   Since June 30, 2023 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement or as a result of or in response to COVID-19 or in response to or to comply with COVID-19 Measures, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business. Since June 30, 2023, there has not been any Effect that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2022, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section s 6.2(b)(i), 6.2(b)(ii), 6.2(b)(iii), 6.2(b)(vi), 6.2(b)(viii), 6.2(b)(ix), 6.2(b)(xi), 6.2(b)(xii), 6.2(b)(xiv) and 6.2(b)(xvi).
4.16.   Real Property.
(a)   Leased Real Property.   Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases for Leased Real Property, including, all applicable amendments, modifications, supplements, and waivers with respect thereto. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is a valid and binding agreement of the Company or one or more of its Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other hand, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company or the applicable Subsidiary of the Company party to the respective Lease pertaining to the Company’s Leased Real Property has good, valid and marketable title to the leasehold estate under such Leases free and clear of any Liens other than Permitted Liens; (iii) no party other than the Company or the applicable Subsidiary of the Company party to the respective Lease is in possession or occupancy of the applicable Leased Real Property or any portion thereof; (iv) all consideration, rents, fees and payments due and owing pursuant to each Lease have been paid when due; and (v) neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such breach or default, or permit the termination, modification or acceleration of rent under such Lease.
(b)   Owned Real Property.   Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Real Property. Except as set forth in Section 4.16(b) of the Company Disclosure Letter, in each case: (i) the Company or the applicable Subsidiary of the Company have good, valid and marketable fee title to each Owned Real Property, in each case, free and clear of all Liens and defects in title, except for Permitted Liens; (ii) except as shown on Section 4.16(b) of the Company Disclosure Letter, the Company or the applicable Subsidiary of the Company have not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; (iii) no third party has any option, rights of first offer or rights of first refusal, or other right to acquire all or any portion of any Owned Real Property; and (iv) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the ownership, use, maintenance and operation of each Owned Real Property by the Company or the applicable Subsidiary of the Company is in compliance with all Permits and Laws applicable to such Owned Real Property.
(c)   Neither the Company nor any Subsidiary of the Company has received any written notice with respect to any portion of the Leased Real Property, the Owned Real Property, or any Right-of-Way (i) of any appropriation, condemnation, eminent domain or similar proceeding with respect to the applicable such assets or any portion thereof, or (ii) from a Governmental Authority of any violation of any applicable Law.
4.17.   Rights-of-Way.   Each of the Company and its Subsidiaries has all material Permits consents, easements and rights-of-way from each Person (collectively “Rights-of-Way”) as are sufficient for either the Company or its Subsidiaries, as applicable, to conduct its business as currently conducted in all material respects. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and has conducted its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Rights-of-Way, in each case. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company or its Subsidiaries, as applicable, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way that would be material to the Company and its Subsidiaries, taken as a whole.
4.18.   Oil and Gas Matters.
(a)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (collectively, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2022 (the “Company Reserve Report”), or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens.
(b)   The factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. To the Knowledge of the Company, any assumptions or estimates provided by the Company or its Subsidiaries to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Report were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. The oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Report.
(c)   (i) all material rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all material royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) has materially violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default, breach or failure to meet a condition under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.
(d)   All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner in all material respects and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells and as described on Section 4.18(d) of the Company Disclosure Letter.

(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and applicable Law in all material respects, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in material compliance with all applicable Contracts and Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no Wells that constitute a part of the Oil and Gas Properties of the Company and its Subsidiaries of which the Company or a Subsidiary has received a written notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such Well(s) be temporarily or permanently plugged and abandoned.
(f)   All Oil and Gas Properties operated by the Company or its Subsidiaries (and, to the Knowledge of the Company, all Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and operated by a third party) have been operated in all material respects as a reasonably prudent operator in accordance with its past practices.
(g)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports.
(h)   With respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are, in all material respects, in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).
(i)   Section 4.18(i) of the Company Disclosure Letter sets forth an accurate and complete list, in all material respects, of any preferential purchase, tag-along, right of first refusal, right of first option, purchase option, consent or similar right to which the Oil and Gas Properties of the Company or its Subsidiaries are subject. All Contracts listed in Section 4.18(i) of the Company Disclosure Letter have been made available to Parent.
(j)   The Company has made available to Parent all Oil and Gas Leases to which the Company or any Subsidiary is a party.
4.19.   Derivative Transactions.
(a)   All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws in all material respects, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   (i) the Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and (ii) there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder, in each case that would be material to the Company and its Subsidiaries, taken as a whole.
(c)   The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company or its Subsidiaries, as of the dates reflected therein.
4.20.   Brokers and Finders.   Except for Houlihan Lokey Capital, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
4.21.   Opinion of Financial Advisor.   The Company Board has received the oral opinion (to be confirmed by delivery of a written opinion) of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
4.22.   No Additional Representations.   The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement (a) Parent or Merger Sub does not make, or has not made and the Company has not relied on, any express or implied representations or warranties relating to Parent, Merger Sub or their businesses or otherwise and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party. The Company further acknowledges and agrees that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement. Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement, neither Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or their Representatives or Affiliates in connection with the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company that:
5.1.   Due Incorporation; Capitalization.
(a)   Each of Parent and Merger Sub is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.
(b)   Each of Parent and Merger Sub has all requisite corporate or similar organizational power and authority to (i) conduct its businesses in the manner in which its businesses are currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the

Company prior to the date of this Agreement a true and complete copy of its Organizational Documents, in each case, as amended through the date hereof. Parent’s Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions. All of the issued and outstanding equity interests of Merger Sub are owned by Parent free and clear of Liens.
5.2.   Due Authorization.
(a)   Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions.
(b)   The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the applicable Transactions, including the Merger, have been duly and validly approved by the unanimous vote of the boards of directors or other governing body of Parent and Merger Sub and, immediately following execution and delivery of this Agreement, will be approved by the sole stockholder of Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub or their respective stockholders shall be necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transactions. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law or the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
(c)   Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.
5.3.   Consents and Approvals; No Violations.   Except for in connection with or in compliance with the Transaction Approvals, stockholder and/or board approvals of Parent and Merger Sub and the filing with the SEC of the Proxy Statement, the execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions will not (a) violate, in any material respect, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (b) require any notification to or filing or registration by Parent or any of its Subsidiaries with, or consent or approval with respect to Parent or any of its Subsidiaries of, or other action by, any Governmental Authority; (c) violate or conflict with any provision of the Organizational Documents of Parent or Parent’s Subsidiaries; and (d) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material Contract to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub or any of their assets or properties is bound or any Permit affecting the assets or business of Parent or a Merger Sub, except, in the case of clause (d) as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4.   Operations of Merger Sub.   Merger Sub was formed specifically for the Transactions. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
5.5.   Litigation.   As of the date hereof, there is no Litigation to which Parent or Merger Sub is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.6.   Compliance with Laws.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of their respective incorporation, each of Parent and Merger Sub has been and is in compliance with all applicable Laws.
5.7.   Parent and Merger Sub Information.   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3, at the time it (and any amendment or supplement thereto) is first filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to (and nothing in this Section 5.7 shall apply to) statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Subsidiaries.
5.8.   Financing.
(a)   Parent has delivered to the Company true and complete copies of (a) an executed commitment letter dated as of October 27, 2023 from Fortress Credit Corp. and an executed commitment letter dated as of October 30, 2023 from AI Partners Asset Management Co., Ltd. (each, a “Lender” and together, the “Lenders”) (together with all exhibits, annexes and schedules thereto and the executed fee letter in connection therewith (which may be redacted to omit fee amounts, flex provisions, pricing terms and pricing caps; provided, that none of the redacted terms (x) could reasonably be expected to adversely affect the availability of the Committed Debt Financing or (y) affect the conditionality, enforceability, availability or aggregate principal amount of the Committed Debt Financing attached thereto or contemplated thereby) and as the same may be amended pursuant to Section 6.10, the “Debt Financing Commitments”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Committed Debt Financing”) and (b) the executed Purchase Agreement and Contribution Agreement (together with the Debt Financing Commitments, the “Financing Commitments”) which contemplate the Preferred Stock Financing (together with the Committed Debt Financing, the “Committed Financing”), in each case for the purposes of funding the transactions contemplated by this Agreement and related fees and expenses. Each of the Financing Commitments have been duly executed and validly delivered by the parties thereto.
(b)   As of the date of this Agreement, none of the Financing Commitments has been amended, modified or supplemented and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated (except as permitted by Section 6.10). As of the date of this Agreement, no such amendment, modification or supplement is contemplated and the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Parent or Merger Sub and the other parties thereto, subject to the Enforceability Exceptions. Except for the Financing Commitments, as of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the Committed Financing other than as expressly contained in the Financing Commitments. Any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date of this Agreement have been paid by or on behalf of Parent or Merger Sub on or prior to the date of this Agreement.
(c)   There are no, and there will not be any, conditions precedent or other contingencies related to the funding of the full amount of the Committed Financing other than as expressly set forth in or contemplated by the Financing Commitments (the “Disclosed Conditions”). Other than the Disclosed Conditions, none of the Lenders or any other Person has any right to impose, and none of the Lenders, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of all or any portion of the Committed Financing or any reduction to the aggregate amount available under the Financing Commitments (or any term or condition which would have the effect of reducing the aggregate amount available under the Financing

Commitments). Other than the Financing Commitments, there are no agreements, side letters or any other arrangements or understandings (in each case, whether written or oral) with the Lenders or any other Person relating to the Committed Financing.
(d)   As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would or would reasonably be expected to (i) constitute a breach or default under the Financing Commitments by Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any other Person, (ii) to the Knowledge of Parent or Merger Sub, result in the failure of any condition precedent under any of the Financing Commitments to be satisfied or (iii) to the Knowledge of Parent or Merger Sub, make any of the representations, warranties or statements set forth in any of the Financing Commitments inaccurate in any material respect.
(e)   As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has received any notice or other communication from the Lenders with respect to (i) any actual or potential breach or default by Parent or the Lenders under any of the Debt Financing Commitments, (ii) any actual or potential failure by Parent, Merger Sub or any such Affiliate to satisfy any condition precedent or other contingency to be satisfied by Parent, Merger Sub or any such Affiliate set forth in the Debt Financing Commitments or (iii) any intention of any Lender to terminate any Debt Financing Commitment or to not provide all or any portion of the Committed Debt Financing.
(f)   As of the date of this Agreement, assuming the satisfaction or waiver of the conditions contained in Section s 7.1 and 7.2, (other than the conditions that by their terms are to be satisfied as of the Closing) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Committed Financing will not be satisfied on a timely basis or that the Committed Financing will not be made available to Parent or Merger Sub on the Closing Date. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact, circumstance or event that would reasonably be expected to prevent, delay or otherwise pose a potential impediment to the funding of any of the payment obligations of Parent under this Agreement.
(g)   Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Section 7.2, the aggregate proceeds contemplated by the Financing Commitments, together with the proceeds from the Additional Financing, and other financial resources of Parent and Merger Sub, including cash and cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.
5.9.   Ownership of Common Stock.   As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivative Contract) any shares of Common Stock, or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock or any of the foregoing securities, except pursuant to this Agreement and the Contribution Agreement.
5.10.   Brokers and Finders.   Except for Jefferies LLC, Northland Capital Markets and Bond TI, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
5.11.   Investigation; No Other Representations.   Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or any certificate delivered by the Company pursuant to this Agreement (a) the Company does not make, or has not made, and neither Parent nor Merger Sub has relied on, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise, (b)   no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party. Parent and Merger Sub further acknowledge and agree that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or any certificate delivered by the Company pursuant to this Agreement. Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1.   Access to Information, Employees and Facilities.
(a)   For purposes of furthering the Transactions, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Interim Period”), subject to Section 6.1(b) and Section 6.1(c), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the books and records, real property, offices and facilities of the Company and its Subsidiaries, and, during such normal business hours in the Interim Period, the Company shall, and shall cause its Subsidiaries to, make the officers and employees of the Company and its Subsidiaries available to Parent and its Representatives and to furnish to Parent all financial, operating and other data and information, in each case, (i) as Parent shall from time to time reasonably request solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning purposes, and (ii) to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries to take any actions that would unreasonably interfere with the normal course of their businesses; provided that this Section 6.1 does not authorize any environmental testing or sampling of any Leased Real Property, Owned Real Property or Oil and Gas Property; and provided, further, that in no event shall access to the officers and/or employees of the Company and its Subsidiaries be made available to Parent or any of its Representatives for the purpose of negotiating and/or entering into any new employment or compensation arrangements without the Company’s prior written consent.
(b)   Nothing in Section 6.1(a) shall require the Company to provide access or to disclose any information to the other party or its Representatives if such access or disclosure, (i) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of its Subsidiaries, (ii) constitutes a violation of applicable Laws (including COVID-19 Measures), (iii) causes a breach of, or material default pursuant to, any binding agreement entered into by the Company or its Subsidiaries prior to the date of this Agreement, (iv) would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege, (v) would result in the disclosure of Trade Secrets of any Person or (vi) result in the disclosure of information or access (A) regarding the valuation of the Company or (B) that is reasonably pertinent or likely to be reasonably pertinent to a Litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence. If any of the information or material furnished pursuant to Section 6.1(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. In no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.
(c)   All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect until Closing and shall automatically terminate on and with effect from the Closing.
6.2.   Conduct of Business.
(a)   During the Interim Period, other than (i) as expressly required or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by or reasonably responsive to a request or requirement of a Governmental Authority, applicable Law or the rules and regulations of the NYSE American, (iv) any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (v) as set forth in Section 6.2(a) of the Company Disclosure Letter (the exceptions in clauses (i)-(v), the “Interim Covenant Exceptions”), the Company shall, and shall cause its Subsidiaries to (x) use commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve intact, in all material respects, their respective business organizations and (z) conduct their respective businesses in a manner that would reasonably be expected to cause the consolidated balance sheet metrics set forth in Section 6.2(a) of the Company Disclosure Letter to be true and correct in all material respects at all times through the Closing; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) or Section 6.20 (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.
(b)   During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, other than pursuant to any Interim Covenant Exception or as set forth in Section 6.2(b) of the Company Disclosure Letter:
(i)   amend their respective Organizational Documents (except for immaterial or ministerial amendments);
(ii)   split, combine or reclassify any capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries, other than (A) to satisfy applicable Tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding as of the date hereof or granted after the date hereof without violation of this Agreement, or (B) any such transactions involving a wholly owned Subsidiary of the Company;

(iii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) the acceptance of shares of Common Stock, or withholding of shares of Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the vesting and/or settlement of Company Equity Awards or (C) settlements in cash (in whole or in part);
(iv)   grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than as set forth in Section 6.2(b)(iv) or Section 6.2(b)(x) of the Company Disclosure Letter;
(v)   issue, purchase, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (i) due to the vesting and/or settlement of Company Equity Awards granted prior to the date hereof in accordance with their terms or otherwise in accordance with Section 6.2(b)(iv), or (ii) in transactions solely among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries;
(vi)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization, other than (A) the Transactions and (B) any such transaction (1) solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (2) pursuant to Contracts in effect prior to the execution of this Agreement that have been disclosed to Parent;
(vii)   incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, and (C) indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness for borrowed money of the Company or its wholly owned Subsidiaries, in the case of this clause (C), up to an amount equal to the indebtedness being replaced, renewed, extended, refinanced or refunded (plus any related fees, expenses, premiums and accrued interest);
(viii)   other than in accordance with Contracts in effect on the date hereof and set forth in Section 6.2(b) of the Company Disclosure Letter, directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, farmout, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) the sale of Hydrocarbons in the ordinary course of business consistent with past practice, or (B) the sale or other disposition of equipment that is surplus, obsolete or replaced made in the ordinary course of business consistent with past practice;
(ix)   directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, in each case other than transactions solely among the Company and its wholly-owned Subsidiaries;
(x)   except as required by applicable Law or any Company Benefit Plan made available to Parent prior to the date of this Agreement and in effect as of the date hereof, (A) establish, adopt,

amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; (B) increase the compensation (including paying or committing to pay any bonuses or incentive compensation (whether cash, equity, or equity-based)) or benefits, in the aggregate, of any current or former director, officer, employee or independent contractor, in each case of the Company or its Subsidiaries; or (C) accelerate the time of vesting or payment or funding of any payment or benefit under any Company Benefit Plan or otherwise;
(xi)   implement or adopt any material change in its financial accounting principles or methods, other than as may be required by GAAP, COPAS or applicable Law;
(xii)   (A) terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease other than, for the avoidance of doubt, any renewal or expiration in the ordinary course of business of such Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease according to such Company Material Contract’s, Oil and Gas Lease’s, Joint Operating Agreement’s, Right-of-Way or Lease’s terms on substantially the same terms, (B) enter into any Contract or Lease that, if entered into prior to the date hereof, would be a Company Material Contract, Joint Operating Agreement, Lease, Right-of-Way, or Oil and Gas Lease, or (C) waive any material right under or release, settle or compromise any material claim under any Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease;
(xiii)   make any loan, advance or capital contribution to or investment in any Person (other than the Company or any wholly owned Subsidiary of the Company), other than (A) advances for expenses required under customary joint operating agreements to operators of Oil and Gas Properties of the Company or any of its Subsidiaries or (B) expense advancements in the ordinary course of business to directors, officers and employees of the Company;
(xiv)   without prejudice to Section 6.12, pay, discharge, settle or satisfy any pending or threatened Litigation, other than settlements that are solely for monetary damages of less than Fifty Thousand Dollars ($50,000) individually and Seventy Five Thousand Dollars ($75,000) in the aggregate;
(xv)   conduct their respective cash management practices other than in the ordinary course of business consistent with past practice (including with respect to the payment of accounts receivable and accrued liabilities, collection of accounts receivable, pricing, credit practices and operation of cash management generally);
(xvi)   (A) change or revoke any material Tax election, (B) change any annual accounting period for Tax purposes, (C) change any method of accounting for Tax purposes or (D) settle any Tax Proceeding for an amount materially in excess of the amount reserved for Taxes on the financial statements of the Company (it being agreed and understood that none of clauses (i) through (xv) nor clause (xvii) of this Section 6.2(b) shall apply to Tax compliance matters other than clause (xiv) insofar as it relates to this clause (xvi)); or
(xvii)   authorize any of, or agree or commit to do any of, the foregoing actions.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, except as expressly set forth herein. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.
(c)   Except as required by this Agreement or as required by applicable Law, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions or (ii) take any action that is intended to or will materially delay or materially impede the ability of Parent to otherwise perform its covenants and agreements under this Agreement or to consummate the Transactions.
6.3.   Obligations of Merger Sub.   Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
6.4.   No Solicitation.
(a)   No Solicitation or Negotiation.   Except as expressly permitted by this Section 6.4, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of this Section 6.4(a), solely to ascertain facts from the Person making such Company Takeover Proposal consistent with its fiduciary duties about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.4). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. The Company shall promptly (A) request in writing that each Person that has heretofore executed a confidentiality agreement within the six (6) month period immediately preceding the date hereof in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives. The Company shall not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company is a party with respect to any Company Takeover Proposal or potential Company Takeover Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law).
(b)   Superior Proposals.   Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives an unsolicited written Company Takeover Proposal that is not withdrawn from any Person that did not result from a material breach of Section 6.4(a), and if the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, (i) that such Company Takeover Proposal is bona fide and constitutes or could reasonably be expected to lead to a Company Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and

(B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives (provided that the Company shall, prior to or concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board (or any committee thereof, including the Company Special Committee) being required to make the determination in the foregoing clauses (i) and (ii)). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b), and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.
(c)   Notice.   At any time after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent (in writing) in the event that the Company or any of its Subsidiaries or its or their Representatives receives any indication from any Person that it is considering making a Company Takeover Proposal, any inquiry or request for information that could reasonably be expected to lead to or contemplates a Company Takeover Proposal or any amendment or modification to the material terms of any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal, inquiry or request, a summary of the material terms and conditions thereof, and a copy of any written proposal, offer or other documentation provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company Takeover Proposal, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.
(d)   Change in Recommendation or Termination in Response to Company Superior Proposal. Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.4(d), neither the Company Board nor any committee thereof, including the Company Special Committee, shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Recommendation, or fail to include the Recommendation in the Proxy Statement in accordance with Section 6.5, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Company Takeover Proposal, (C) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Recommendation following the date any Company Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company; provided that Parent may not make any such request on more than one occasion in respect of any Company Takeover Proposal or more than one occasion in respect of any material modification of a Company Takeover Proposal or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Change of Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) (a “Company Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into a binding Company Acquisition Agreement with respect to such Company Superior Proposal; provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement and any other relevant transaction documents, (B) during such five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board (after considering the recommendation of the Company Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
(e)   Change of Recommendation in Response to Intervening Event.   The foregoing notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board (after considering the recommendation of the Company Special Committee) may, in response to an Intervening Event, make a Change of Recommendation, and the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure of the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board or the Company Special Committee shall not be entitled to effect such a Change of Recommendation until (i) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event in reasonable detail, (ii) during the five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of this Agreement and (iii) following the end of such five (5)-Business Day period, the Company Board (after considering the recommendation of the Company Special Committee) after consultation with the Company’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith that the failure of the Company Board (after considering the recommendation of the Company Special Committee) to make such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law.
(f)   Nothing contained in this Section 6.4 shall prohibit the Company, the Company Board or a committee thereof, including the Company Special Committee, from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by Law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in this Section 6.4 or (v) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication); provided, however, that this Section 6.4(f) shall not be deemed to permit the Company Board to make a Change of Recommendation other than in accordance with Section 6.4(d) or Section 6.4(e). Nothing contained in this Section 6.4 shall be deemed to limit the proviso set forth in Section 6.8. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof, including the Company Special Committee) that solely describes the Company’s receipt of a Company Takeover Proposal, the identity of the Person making such Company Takeover Proposal, the material terms of such Company Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Company Board (or a committee thereof, including the Company Special Committee) to change, qualify, withhold, withdraw or modify, the Recommendation, (B) an adoption, approval or recommendation with respect to such Company Takeover Proposal or (C) a Change of Recommendation.
(g)   The Company agrees that any violation of the restrictions set forth in this Section 6.4 by any director or officer of the Company or any of its Subsidiaries, or any financial advisor or legal counsel retained by or acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of such restrictions by the Company.
(h)   The parties agree that the provisions of paragraph 5 of the Confidentiality Agreement shall terminate immediately and no longer be in force and effect from and after the date of this Agreement.
6.5.   Proxy Statement; Schedule 13E-3; Company Stockholders Meeting.
(a)   As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than twenty-five (25) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form which shall, unless the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee has made a Change of Recommendation pursuant to, and in accordance with, Section 6.4, include the Recommendation. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. The Company shall use reasonable efforts to respond as promptly as practicable to any comments of the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement or the Schedule 13E-3 prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement or the Schedule 13E-3 as promptly as practicable after receipt thereof and Parent shall provide all cooperation reasonably requested by the Company in connection therewith. The Company and Parent shall (i) provide each other with a reasonable opportunity to review and comment on drafts of the Schedule 13E-3 prior to filing it with the SEC and (ii) include in the Schedule 13E-3 all comments reasonably proposed by the other party and its Representatives, and each of the Company and Parent agrees that all information relating to the other party, its Subsidiaries and its and their respective Representatives in the Schedule 13E-3 shall be in form and content satisfactory to such other party.
(b)   If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the party that discovers such information shall promptly notify the other party and the Company shall use reasonable best efforts to prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement or the Schedule 13E-3, as applicable, as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.
(c)   The Company shall (i) take all actions required under the DGCL and the Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and (ii) unless the Company Board has made a Change of Recommendation pursuant to, and in accordance with, Section 6.4, use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and approval of the Transactions. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company’s stockholders. The Company agrees that its obligations pursuant to clause (i) of this Section 6.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Takeover Proposal or the occurrence of any Change of Recommendation.
(d)   Notwithstanding anything to the contrary in this Agreement, (i) if requested by Parent on no more than two (2) occasions, the Company shall adjourn, delay or postpone the Company Stockholders Meeting (for a period of not more than thirty (30) calendar days), if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, and (ii) the Company shall have the right to adjourn, delay or postpone the Company Stockholders Meeting (A) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, for a period of not more than thirty (30) calendar days for each such adjournment, delay or postponement, for the purpose of soliciting additional votes in favor of obtaining the Company Stockholder Approval, provided that the Company may not adjourn, postpone or delay the Company Stockholders Meeting more than a total of two (2) times pursuant to this clause (A) without the prior written consent of Parent, (B) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the stockholders at least five (5) Business Days in advance of a vote on the adoption of this Agreement, and (C) in the event any Company Takeover Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement.

6.6.   Efforts.
(a)   The Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions and to cause the conditions to the Transactions set forth in Article VII to be satisfied as promptly as practicable, including using all efforts to accomplish the following as promptly as reasonably practicable: (i) the preparation and filing of all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Transactions, (ii) satisfaction of the conditions to consummating the Transactions, (iii) taking of all actions necessary, proper or advisable to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority required to be obtained or made by the Company, Parent or Merger Sub or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
(b)   Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this Section 6.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Authority or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, any Person in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Authority regarding the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Authority. No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Authority in connection with this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation or future plans of the Company and the Transactions, (ii) as necessary to comply with existing contractual obligations and (iii) as necessary to address reasonable privilege concerns; provided, that a party redacting materials shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of any applicable Law, existing contractual obligation, or privilege.
6.7.   Employee Matters.
(a)   For the one (1)-year period immediately following the Closing Date (or, if shorter, the period of employment of the relevant Continuing Employee) and subject to the terms and conditions of this Section 6.7, Parent shall provide, or cause its Subsidiaries (including the Surviving Corporation) to provide, each employee of the Company or any of its Subsidiaries as of the Closing, to the extent that each such employee remains employed with Parent or any of its Subsidiaries (including the Surviving Corporation) as of and following the Closing (any such employee, a “Continuing Employee”)

with: (i) at least the same annual base salary or base wage rate as in effect immediately prior to the Closing Date, and (ii) other employee benefits (excluding defined benefit pension, post-termination retiree or medical, nonqualified deferred compensation, retention, change in control and similar arrangements and benefits) that are comparable in the aggregate to such employee benefits provided under the Company Benefit Plans in which the Continuing Employee participated immediately prior to the Closing Date, in each case based on the compensation and benefit information disclosed in Section 4.10 of the Company Disclosure Letter. Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, for the one (1)-year period immediately following the Closing Date, each Continuing Employee with severance benefits equal to the greater of (i) the severance benefits for which such Continuing Employee was eligible as of immediately prior to the Closing Date (as disclosed on Section 6.7(a) of the Company Disclosure Letter), and (ii) the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries for similarly situated employees of Parent and its Subsidiaries.
(b)   Parent shall use commercially reasonable efforts to recognize periods of employment of Continuing Employees with the Company or its Affiliates to the same extent and for the same purposes as recognized under any comparable Company Benefit Plan of the Company and its Affiliates, including their predecessor entities, for purposes of (i) eligibility for participation, (ii) vesting, and (iii) determining level of benefits of the corresponding employee benefit plan (excluding any plan providing for defined benefit pension, nonqualified deferred compensation, retention, equity or equity-based compensation, or post-termination or retiree health or welfare benefits) offered by Parent or any of its Subsidiaries to the Continuing Employees during the calendar year in which the Closing Date occurs; provided, however, that Parent and its Affiliates shall not be required to recognize such service to the extent such credit would result in duplication of benefits or compensation. Additionally, during the applicable plan year in which the Closing Date occurs, Parent shall, or cause one of its Subsidiaries to use commercially reasonable efforts to (A) waive any pre-existing condition limitations under all applicable group health care plans of Parent or any of its Subsidiaries to the extent such condition was satisfied or waived under the comparable Company Benefit Plan prior to the Closing Date and (B) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case under the Company Benefit Plan providing health coverage during the portion of the plan year prior to the Closing Date for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or any of its Subsidiaries for such plan year.
(c)   Parent shall, or shall cause its Subsidiaries to, assume and honor all Company Benefit Plans (other than the Company Equity Plan) set forth on Section 4.10(a) of the Company Disclosure Letter in accordance with their terms.
(d)   If requested by Parent in writing not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent (which review and approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plan is terminated in connection with the foregoing provisions of this Section 6.7(d), then not later than ninety (90) days after the Closing Date, Parent shall, or shall cause one of its Subsidiaries to make available to Continuing Employees a defined contribution plan (the “Buyer’s 401(k) Plan”). Continuing Employees who, after the Closing Date, receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) from the Company’s 401(k) Plan shall, subject to the provisions of section 402 of the Code, be permitted to make a rollover contribution to the Buyer’s 401(k) Plan. To the extent that, pursuant to the foregoing provisions of this Section 6.7(d), if a Continuing Employee is eligible to make a rollover contribution of a direct rollover distribution (within the meaning of section 401(a)(31) of the Code and the regulations thereunder) to the Buyer’s 401(k) Plan, such rollover contribution may include promissory notes for loans made to such Continuing Employee under the terms of the Company 401(k) Plan.

(e)   Nothing in this Section 6.7 shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement or (ii) prohibit Parent or any of its Affiliates from establishing, amending, modifying or terminating any Company Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement or from terminating or modifying the employment or engagement of any Continuing Employee or other service provider. The provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.7, express or implied, shall confer upon any Continuing Employee, or legal Representative or beneficiary thereof or other Person, any rights or remedies, including third-party beneficiary right or any right to employment or continued employment (or any particular term or condition of employment) for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under any other compensation or employee benefit plan, program, policy, agreement or arrangement that such employee or beneficiary or other Person would not otherwise have under the terms of any such benefit plan without regard to this Agreement.
6.8.   Public Announcements.   The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be joint and in a form agreed to by the parties and the parties shall consult with each other before issuing any subsequent press release or making any other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that (a) a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public announcement to the extent required by applicable Law or the applicable rules of any stock exchange or by any regulatory authority, (b) each of the Company and Parent may make press releases or public communications concerning this Agreement and the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.8 and (c) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.8; provided, further, that the Company may issue press releases or make public announcements with respect to any Company Takeover Proposal or from and after a Change of Recommendation (but without limiting the Company’s obligations under Section 6.4 of this Agreement) without consulting with, or obtaining the prior consent of, Parent.
6.9.
Indemnification and Insurance.

(a)   For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company in effect as of immediately prior to the Effective Time, to: (i) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (each, a “D&O Claim”) by reason of the fact that he or she is or was a director or officer of the Company (each, a “Covered Person”), or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any Subsidiary of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; and (ii) pay, on behalf of such Covered Person, expenses (including attorneys’ fees) incurred by such Covered Person in defending any D&O Claim for which such Covered Person may be entitled to indemnification under this Section 6.9, in advance of the final disposition of such D&O Claim, upon receipt of an undertaking by or on behalf of such Covered Person to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the Surviving Corporation as authorized in this Section 6.9. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim.

All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal Representatives.
(b)   For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Certificate of Incorporation and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9(a) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts in existence on the date of this Agreement set forth on Section 6.9(a) of the Company Disclosure Letter with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.
(c)   The Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder. Notwithstanding the foregoing, in no event shall Parent, the Company or the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.9(c) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2022 for such purpose, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.
(d)   In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.
(e)   The obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.9. In the event of any breach by the Surviving Corporation or Parent of this Section 6.9, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.
6.10.   Financing.
(a)   Obligations of Parent.
(i)   Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Committed Debt Financing on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (A) maintain in effect the Debt Financing Commitments, (B) negotiate applicable definitive documentation for and consummate the Committed Debt

Financing contemplated by the Debt Financing Commitments (including any flex provisions applicable thereto) at or prior to the Closing, and execute and deliver to the Company a copy of any material definitive agreements promptly following such execution, (C) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing Commitments as they become due and payable, (D) satisfy on a timely basis (or obtain a waiver of) all conditions to funding applicable to Parent and Merger Sub under the Debt Financing Commitments, and (E) enforce their rights under the Debt Financing Commitments, including seeking specific performance of the parties thereunder.
(ii)   Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to, prior to the Closing Date, (A) consummate the Preferred Stock Transactions on the terms set forth in the Purchase Agreement and the Contribution Agreement and (B) arrange, consummate and obtain additional debt and/or equity financing on terms reasonably acceptable to Parent (which may include, for the avoidance of doubt, additional sales of Parent Preferred Stock pursuant to the Purchase Agreement) the proceeds of which will, when taken together with the aggregate proceeds contemplated by the Committed Debt Financing, the Preferred Stock Transactions and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses (such additional debt and/or equity financing, the “Additional Financing”), including reasonable best efforts to (1) negotiate applicable Additional Financing Documents, (2) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Additional Financing as they become due and payable, (3) satisfy on a timely basis all conditions to funding applicable to Parent and Merger Sub under the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents, and (4) enforce their rights under the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents, including seeking specific performance of the parties thereunder. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and obtain the Additional Financing. Parent and Merger Sub shall comply with all the terms and conditions set forth in the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents. The Additional Financing Documents shall acknowledge the Company’s right to seek the specific performance contemplated by Section 9.6(b). Upon the execution and delivery of any Additional Financing Document, Parent and Merger Sub shall be deemed to have made, on the date of such execution and delivery, all of the representations and warranties set forth in Section 5.8 with respect to such Additional Financing Document and the applicable portion of the Additional Financing, mutatis mutandis (it being understood that, where any representation or warranty in Section 5.8 is expressly qualified by a specific date, such date for purposes of this sentence shall be the date of such execution and delivery).
(iii)   Parent and Merger Sub shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, the Debt Financing Commitments in each case, that would (A) reduce the aggregate amount of the Committed Debt Financing (including by increasing the amount of fees to be paid or original issue discount, other than as a result of the exercise of any related “flex” provisions, other than with a corresponding increase in any equity commitment), (B) impose new or additional conditions (which will include, for the avoidance of doubt, the imposition of new or additional conditions in the form of representations, warranties or covenants) or otherwise expand, amend or modify any of the conditions to funding the Committed Debt Financing that would reasonably be expected to (1) materially delay or prevent or make less likely the funding of the Committed Debt Financing (or satisfaction of the conditions to the Committed Debt Financing) on the Closing Date or (2) materially and adversely impact the ability of Parent and Merger Sub to enforce their rights against the Financing Sources that are parties to the Debt Financing Commitments or any other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, or (C) make it materially less likely that the Committed Debt Financing would be funded

(including by making the conditions to obtaining the Committed Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and Merger Sub to timely consummate the transactions contemplated hereby or adversely affect the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments relative to the ability of Parent and Merger Sub to enforce their rights against such other parties to the Debt Financing Commitments as in effect on the date hereof; provided, that Parent and Merger Sub may modify, supplement or amend the Debt Financing Commitments to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, to the extent that such modification, supplement or amendment does not result in any of the circumstances set forth in clauses (A) through (C) above. Subject to the foregoing, if new Debt Financing Commitments are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitments permitted pursuant to this Section 6.10, such new commitment letters will be deemed to be a part of the “Committed Debt Financing” and deemed to be the “Debt Financing Commitments” for all purposes of this Agreement. Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of any Debt Financing Commitment or any related documents (including fee letters, which letters may be delivered in redacted form removing fee amounts, flex provisions, pricing terms and pricing caps). Parent and Merger Sub shall use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Financing Commitments or in any definitive agreement related to the Committed Debt Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Committed Debt Financing.
(iv)   In the event that any portion of any of the Committed Debt Financing becomes unavailable or Parent or Merger Sub becomes aware of any event or circumstance that makes any portion of the Committed Debt Financing unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial, in the aggregate, to Parent (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement and any related fees and expenses, as promptly as practicable following the occurrence of such event (the “Alternative Financing”). Parent shall deliver to the Company true, correct and complete copies of all agreements entered into with any such alternative source in connection with the Alternative Financing promptly following the execution thereof; provided, however, that Parent shall be permitted to redact fee amounts, flex provisions, pricing terms and pricing caps from any fee letters required to be delivered pursuant to this sentence. Nothing contained in this Agreement shall be construed to require Parent or Merger Sub to (A) bring any Litigation against any source of any Committed Debt Financing to enforce its rights under the Debt Financing Commitments, (B) seek or accept Alternative Financing on terms less favorable than the terms and conditions described in the Debt Financing Commitments (including the exercise of flex provisions) as determined in the reasonable judgment of Parent (upon prior consultation with the Company, and with Parent taking the Company’s comments into account in good faith) or (C) pay any fees in excess of those contemplated by the Debt Financing Commitments (whether to secure a waiver of any conditions contained therein or otherwise).
(v)   Without limiting the generality of the obligations contained in Section s 6.10(a)(i) to (iv), Parent shall give the Company prompt oral and written notice if (A) to the Knowledge of Parent, there exists any actual or anticipatory breach or default by any party to the Debt Financing Commitments (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) or any condition which would reasonably be expected not to be satisfied, or any termination of any Debt Financing Commitment, (B) Parent or Merger Sub receives any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Committed Debt Financing) from any Financing Source under any Debt Financing Commitment with respect to any actual or anticipatory breach, or any default, termination or repudiation by any party to the Debt Financing Commitments or applicable definitive agreements related to all or any portion of the Committed Debt Financing of any provisions of the Debt Financing Commitments or definitive agreements related to the Committed Debt Financing, and (C) at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Committed Debt Financing on the terms and conditions of, or in the manner or from the sources contemplated by, the Debt Financing Commitments or applicable definitive agreements related to the Committed Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the delivery by the Company to Parent of a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.
(vi)   If any Debt Financing Commitment is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing in accordance with Section 6.10(a)(iv), or if Parent substitutes other financing for all or a portion of the Committed Debt Financing, Parent and Merger Sub shall comply with their respective covenants in this Section 6.10 with respect to the Debt Financing Commitment as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and Merger Sub would have been obligated to comply with respect to the Committed Debt Financing.
(vii)   Prior to the Closing, Parent shall not (and shall not permit any of its Affiliates or Representatives to) take any action, or enter into any transaction, or any agreement to effect any transaction that would reasonably be expected to (A) delay or impair the availability of the Committed Debt Financing at Closing or impede the satisfaction of the conditions to obtaining the Committed Debt Financing at the Closing or (B) otherwise adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto.
(viii)   For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended or modified by this Section 6.10(a) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.10(a).
(ix)   On or before 5:00 p.m. Central Time on February 27, 2024, Parent shall deliver to the Company evidence reasonably satisfactory to the Company, including customary bank statements and other records of deposit, that (i) the bank account set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (the “Additional Financing Bank Account”) contains an amount of cash available for withdrawal equal to or greater than $200,000,000 minus the amount of Escrow Funds as of such date and (ii) the Persons authorized to draw on the Additional Financing Bank Account or to have access thereto are solely those Persons set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (such evidence, the “Evidence of Funding”). Following Parent’s delivery of such evidence in accordance with the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, at all times prior to the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Section 8.1, (A) maintain an amount of cash in the Additional Financing Bank Account available for withdrawal equal to or greater than $200,000,000 minus the amount of Escrow Funds as of any such date and (B) not authorize any Person to draw on the Additional Financing Bank Account or otherwise have access thereto unless otherwise consented to in writing by the Company.
(b)   Obligations of the Company.   Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and its and their respective Representatives, to provide to Parent and Merger Sub all cooperation reasonably requested by Parent, Merger Sub and/or the Financing Sources that is customary in connection with financings of a type substantially similar to the Financing, and any Derivative Transactions to be entered into by Parent, the Company or any of their respective Affiliates in connection therewith, including (i) participating in due diligence and drafting sessions and one (1) session with prospective Financing Sources, investors and rating agencies, and cooperating with marketing efforts of Parent and Merger Sub and their Financing Sources; (ii) assisting with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents in connection with the Financing; (iii) furnishing Parent, Merger Sub and the Financing Sources with financial, due diligence, and other pertinent information (including the most recent field examinations, collateral audits and asset appraisals and surveys regarding the Company and its Subsidiaries and any financial statements required to satisfy the conditions in the Debt Financing Commitments) as may be reasonably requested by Parent; (iv) assist in the review of disclosure schedules related to the Financing for completeness and accuracy; (v) executing and delivering, as of the Effective Time, any definitive financing documents, security documents and any certificates, documents or instruments ancillary to the Financing and otherwise reasonably facilitating the pledging of, and granting and perfecting of Liens in, the collateral securing the Debt Financing; (vi) taking all actions necessary to permit the Financing Sources to conduct audit examinations, appraisals, surveys, and other evaluations with respect to the Company’s and its Subsidiaries’ current assets, properties, rights, inventory and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto; (vii) to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, furnishing all documentation and other information required by regulators and authorities under applicable “know your customer” and anti-money laundering Laws and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation at 31 C.F.R. § 1010.230; (viii) supplement the information provided pursuant to this Section 6.10(b) on a reasonably current basis to the extent that any the information previously provided pursuant to this Section 6.10(b), to the Knowledge of the Company, when taken as a whole, contains untrue statement(s) of a material fact or omits to state any material fact(s) necessary in order to make such information not misleading; and (ix) except as otherwise stated in this Agreement, taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by Parent to permit the consummation of the Financing and the proceeds thereof to be made available to Parent on the Closing Date to consummate the Merger. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely not to, harm or disparage the Company or the reputation or goodwill of the Company. Notwithstanding the foregoing, nothing in this Section 6.10(b) shall require the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to (1) provide any cooperation to the extent it would interfere unreasonably with the business or operations of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives, (2) pay any commitment or similar fee in connection with such Financing, (3) enter into any agreement, document or instrument in connection with the Financing that is effective or binding prior to the Effective Time (other than customary representation letters and authorization letters in connection with bank information memoranda and notices of prepayment), (4) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, could cause the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to incur any actual or potential liability in connection with the Financing or any of the foregoing (except in the case of the Company and its Subsidiaries at or after the Effective Time), (5) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this clause (5), (6) make any representation or warranty prior to the Effective Time in connection with the Financing or the marketing or arrangement thereof (other than as contained in customary representation letters and authorization letters in connection with bank information memoranda (including customary 10b-5 and material non-public information representations)), (7) provide any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied, (8) cause any member of the board of directors (or similar governing body) of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to adopt or approve any written consent, resolution or similar approval in respect of the Financing or any agreements or instruments entered into in connection therewith that are effective prior to the Effective Time, or (9) provide any cooperation, or take any action, following the Closing. The parties hereto acknowledge and agree that the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.10(b), shall be deemed satisfied unless the Company commits a Willful Breach of its obligations under this Section 6.10(b). Parent shall indemnify the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives against, be liable to such Person for and hold each such Person harmless from, any and all judgments, fines, loses, claims, damages, liabilities or fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors, but in all cases excluding all internal costs and expenses of the Company and its Subsidiaries, including any compensation payable to Company employees) (collectively, “Losses”) incurred or suffered by any such Person under or in connection with the Financing or any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing, except to the extent such Losses are caused by fraud, bad faith, gross negligence, or willful misconduct by the Company or any of its Affiliates or Representatives. Parent shall from time to time, promptly upon request by the Company, reimburse the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable and documented out-of-pocket fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Additional Financing including such cooperation and assistance contemplated by this Section 6.10(b).
(c)   Parent and Merger Sub acknowledge and agree that, except as set forth in Section 7.2(d), the obtaining of any financing by Parent or any of its Affiliates is not a condition to the Closing.
6.11.   Exchange Delisting.   Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE American to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE American and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.12.   Transaction Litigation.   The Company shall provide Parent prompt notice of any Litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions, and shall keep Parent informed on a reasonably prompt basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such Litigation and reasonably cooperate with Parent in conducting the defense or settlement of such Litigation, and no such settlement or any disclosure in connection therewith shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.12 and Section 6.2 or Section 6.6, the provisions of this Section 6.12 shall control.
6.13.   Rule 16b-3.   During the Interim Period, the Company shall take all such reasonable steps as may be necessary to cause any dispositions of Company equity securities pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.
6.14.   Takeover Law.   Neither Parent nor the Company or any of its Subsidiaries shall take any action that would cause any Takeover Law to become applicable to this Agreement and the Transactions, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company shall promptly take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of any Takeover Law on any of the Transactions.
6.15.   Treatment of Certain Indebtedness.   The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date, (a) a customary payoff letter with respect to each of the Existing Credit Agreement and (b) other customary documents relating to the release of any Liens securing, and guarantees of, the Existing Credit Agreement. Notwithstanding anything herein to the contrary, in no event shall this Section 6.15 require the Company or any of its Subsidiaries to cause any such payoff letter or releases to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or its Subsidiaries funds to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Existing Credit Agreement.
6.16.   Resignations.   Upon Parent’s written request at least five (5) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company Board and each officer of the Company in office as of immediately prior to the Effective Time, subject to, and effective upon, the Effective Time.
6.17.   Termination of Affiliate Contracts.   The Company shall cause all Affiliate Contracts set forth on Section 6.17 of the Company Disclosure Letter to be terminated on or prior to the Closing.
6.18.   Approval of Sole Stockholder of Merger Sub.   Immediately following the execution and delivery of this Agreement, Parent (as the sole stockholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement, and immediately thereafter shall provide evidence thereof to the Company.
6.19.   Control of Operations.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
6.20.   Certain Interim Period Operations.
(a)   Notwithstanding Section 6.2 but subject in all respects to Section 6.19, during the Interim Period, the Company will (a) keep Parent fully apprised of any drilling, re-drilling, completion or other material operations proposed or conducted by the Company or its Affiliates with respect to the Oil and Gas Properties that are subject to the Specified Development Obligations, including (i) providing Parent with reasonably detailed daily drilling reports with respect to such Specified Development Obligations, (ii) promptly providing Parent with copies of any data provided to the Company with respect to such Specified Development Obligations, (iii) providing Parent with weekly mud logs reports with respect to such Specified Development Obligations and (iv) providing Parent with copies of, or reasonably detailed information with respect to, any logging programs implemented in connection with the Specified Development Obligations, in each case to enable Parent to monitor the progress of the Company and its Affiliates in respect of the Specified Development Obligations, (b) implement any changes or suggestions reasonably proposed by Parent regarding actions to be taken in connection with the Company’s compliance with the Specified Development Obligations, (c) use commercially reasonable efforts to complete the Specified Development Obligations in accordance with their terms, (d) not, and will cause its Affiliates not to, without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), make or commit to make any capital expenditures with respect to the Specified Development Obligations that the Company reasonably anticipates will individually or in the aggregate require capital expenditures of $100,000 or more, and (e) provide Parent with prompt written notice in the event that the Company reasonably expects to exceed any capital expenditure previously approved by Parent pursuant to this Section 6.20, which excess shall also require the prior written approval of Parent pursuant to clause (d).
(b)   Parent and the Company hereby agree that any termination of the Oil and Gas Lease affecting the Oil and Gas Properties that are subject to the Specified Development Obligations, as a result of any breach of such Specified Development Obligations, by the Company or any of its Affiliates shall constitute a Company Material Adverse Effect.
(c)   Notwithstanding Section 6.2 but subject in all respects to Section 6.19, during the Interim Period, the Company will (i) immediately following the rig release from the 7307H well, direct the applicable rig to be mobilized for the Hutchings Sealy #4 Well (and not any other Well) and cause such rig to be on site at the Hutchings Sealy #4 Well no later than 10 days following such rig release and (ii) use commercially reasonable efforts to sidetrack the Hutchings Sealy #4 Well prior to the Closing Date.
6.21.   Novation of Derivative Transactions.   The Company shall use commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with the novation of the Company’s existing Derivative Transactions listed on Section 6.21 of the Company Disclosure Letter from the bank counterparties party to such existing Derivative Transactions to Parent’s designated hedge counterparties (as applicable), such novation to be effective as of the Effective Time and at the sole cost and expense of Parent.
6.22.   Amendment of the Series A-1 Certificate of Designation.   Consistent with Section 5.15 of the Contribution Agreement, the Company shall, prior to the Effective Time, (a) amend the Series A-1 Certificate of Designation as set forth in Exhibit E (such amendment, the “Series A-1 Amendment”), and (b) file the Series A-1 Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL. In furtherance of the foregoing, the Company shall take all actions reasonably necessary to obtain all requisite corporate approvals for the Series A-1 Amendment, including the approval of the Special Committee and the Company Board and all required approvals from holders of Series A-1 Preferred Stock.
ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER
7.1.   Conditions to Each Party’s Obligations.   The obligations of the Company, Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Effective Time:
(a)   No Prohibition.   No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Merger.
(b)   Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
7.2.   Conditions to Obligations of Parent and Merger Sub.   (a) The obligations of Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are further subject to the satisfaction (or waiver in writing by Parent and Merger Sub) of the following conditions precedent on or before the Effective Time:
(i)   The representations and warranties of the Company set forth in Sections 4.1(c)(i)-(iii), shall be true and correct (except for any de minimis inaccuracies) as of the date hereof, and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);
(ii)   The representations and warranties of the Company set forth in Section 4.1(a), Section 4.1(c)(iv), Section 4.2, Section 4.3(g)(iii), Sections 4.1(d) and (e) and Section 4.20 shall be true and correct as of the date hereof, and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in each case in all respects;
(iii)   The representations and warranties of the Company set forth in the second sentence of Section 4.15 shall be true and correct in all respects as of the date hereof, and as of the Closing Date as though made as of the Closing Date; and
(iv)   Other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.
(c)   Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Section 7.2 have been duly satisfied.
(d)   The Preferred Stock Transactions shall have been consummated by the Insider Stockholders on the terms set forth in the Purchase Agreement and the Contribution Agreement.
(e)   The Series A-1 Amendment shall have been approved by all necessary corporate actions under applicable Law, and shall have been filed with the Secretary of State of the State of Delaware pursuant to the DGCL.
7.3.   Conditions to Obligations of the Company.   The obligation of the Company to complete the Closing and effect the Merger are further subject to the satisfaction (or waiver in writing by the Company) of the following conditions precedent on or before the Effective Time:
(a)   The representations and warranties of Parent and Merger Sub contained in this Agreement (including those referenced in Section 6.10(a)(ii)) shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Parent and Merger Sub shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c)   The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.
7.4.   Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely, as a basis for not consummating the transactions contemplated hereby, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VIII
TERMINATION
8.1.   Termination.   This Agreement may be terminated at any time on or prior to the Closing Date:
(a)   With the mutual written consent of each of the Company and Parent at any time prior to the Effective Time;
(b)   By written notice of either the Company or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Central Time on April 12, 2024 (such date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Termination Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(c)   By written notice of either the Company or Parent, if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions and is in effect that prohibits, makes illegal or enjoins the consummation of the Transactions, except that that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(c) unless such party has used its best efforts to remove such injunction and the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the issuance of such Order;
(d)   By written notice of the Company:
(i)   prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent or Merger Sub prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from the Company; provided that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Section 7.1 and Section 7.2 not to be satisfied;
(ii)   prior to obtaining the Company Stockholder Approval, in accordance with, and subject to compliance in all respects with the terms and conditions of Section 6.4(d), in order to enter into a Company Acquisition Agreement to effect a Company Superior Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.3(b);
(iii)   if the Merger shall not have been consummated on or before the date required by Section 2.2, all of the conditions set forth in Sections 7.1 and 7.2 would be satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if the condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 8.1(d)(iii)) or waived and continued to be so satisfied or waived at the time of such termination if the Closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the Merger on the date required by Section 2.2 at the time of termination;
(iv)   if Parent fails to deliver Qualifying Additional Financing Documents to the Company on or before the later of (A) 5:00 p.m. Central Time on February 12, 2024 or (B) the date that the Company causes the definitive Proxy Statement to be mailed to the Company’s stockholders;
(v)   if Parent fails to deliver the Evidence of Funding to the Company on or before 5:00 p.m. Central Time on February 27, 2024; or
(vi)   if Parent fails to consummate the Full Escrow Funding on or before 5:00 p.m. Central Time on January 23, 2024.
(e)   By written notice of Parent:
(i)   prior to the Closing, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than with respect to a breach of or failure to perform any covenant or agreement set forth in Section 6.4 or a Willful Breach of any covenant or agreement set forth in Section 6.5 or Section 6.22, as to which clause (iii) below shall apply), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from Parent; provided that Parent or Merger Sub shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.3 not to be satisfied;
(ii)   prior to obtaining the Company Stockholder Approval, if a Change of Recommendation shall have occurred; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e)(ii) will not be available to Parent if such right is not exercised within five (5) Business Days after such Change of Recommendation shall have occurred; or
(iii)   prior to obtaining the Company Stockholder Approval, if the Company shall have breached or failed to perform any of its covenants and agreements set forth in Section 6.4 in any material respect or committed a Willful Breach of any of its covenants or agreements set forth in Section 6.5 or Section 6.22.
(f)   By written notice of either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement), in each case, at which a vote on the approval of this Agreement was taken.
8.2.   Expenses; Transfer Taxes.
(a)   Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.
(b)   Except as otherwise provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, property, conveyancing, value added, goods and services, registration and other such Taxes and related fees or costs imposed on or payable in connection with the Transactions (“Transfer Taxes”) shall be borne and paid by Parent, Merger Sub or the Surviving Corporation and expressly shall not be a liability of holders of Common Stock. For the avoidance of doubt, the payment of Merger Consideration and Preferred Stock Merger Consideration pursuant to Article III shall not be construed as discharging any obligation pursuant to this Section 8.2(b) of Parent, the Company, Merger Sub or the Surviving Corporation with respect to Transfer Taxes.
8.3.   Effect of Termination.
(a)   In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of Parent, Merger Sub, the Company or any of their respective Subsidiaries, except as provided in this Section 8.3, Section 6.1(c), Section 6.8, Section 8.2, and Article IX, which will survive any termination hereof, and provided that, subject to this Section 8.3, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its intentional fraud or Willful Breach.
For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to Parent or Merger Sub under the terms of the Debt Financing Commitments (and the related fee letters) or the Debt Financing.
(b)   In the event that:
(i)   this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) or (y) by Parent pursuant to Section 8.1(e)(ii) or (iii) then the Company shall pay the Company Termination

Fee to Parent, at or prior to the time of termination and as a condition to such termination in the case of termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of termination by Parent, in each case, payable by wire transfer of immediately available funds;
(ii)   (A) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f), or (y) by Parent pursuant to Section 8.1(e)(i); (B) a Company Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting (or, if earlier, prior to the time of termination of this Agreement); and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to, and thereafter completes, any Company Takeover Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee (less the amount of any previously reimbursed Parent Expenses), such payment to be made promptly upon completion of the applicable Company Takeover Proposal, payable by wire transfer of immediately available funds to an account designated by Parent; provided that, for purposes of this Section 8.3(b)(ii), all references in the definition of Company Takeover Proposal to twenty percent (20%) or eighty percent (80%) shall be deemed references to fifty percent (50%);
(iii)   this Agreement is terminated by the Company or Parent pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable and documented out-of-pocket fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,375,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(b)(iii), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) except to the extent indicated in such Section (it being understood that, in the event the Company Termination Fee does become payable pursuant to such Section, the amount of any Parent Expenses reimbursed pursuant to this Section 8.3(b)(iii) shall be credited against such obligation to pay the Company Termination Fee); or
(iv)   this Agreement is terminated by (A) the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi) or (B) either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi), then Parent shall pay to the Company a fee of $10,000,000 (the “Closing Failure Fee”) in accordance with Section 8.4(b)(ii); provided that if such termination (other than a termination pursuant to Section 8.1(d)(vi)) occurs at any time after 5:00 p.m. Central Time on January 23, 2024, then the “Closing Failure Fee” shall mean an amount equal to $20,000,000.
(c)   The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(d)   Each of the parties hereto acknowledges that the Company Termination Fee and Closing Failure Fee are not intended to be a penalty but rather are liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which such Company Termination Fee is paid, or the Company, in the circumstances in which such Closing Failure Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if a party hereto fails to promptly pay any amount due pursuant to this Section 8.3, and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 8.3 or a portion thereof, the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together, the “Termination Expenses and Interest”).
(f)   Subject in all respects to Parent’s rights set forth in Section 9.6 and the reimbursement obligations of the Company under Section 8.3(b)(iii) and Section 8.3(e), in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), payment of the Company Termination Fee, together with any amount payable pursuant to Section 8.3(b)(iii) and Section 8.3(e), shall be the sole and exclusive remedy of Parent and the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any losses or damages suffered as a result of the failure of the Transactions to be consummated, except in the case of intentional fraud of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud), and upon payment of such amount, the Company Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) (including any Willful Breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of the Company in the case of intentional fraud of any covenant, agreement or obligation.
(g)   Subject in all respects to the Company’s rights set forth in Section 9.6 and the reimbursement obligations of Parent under Section 8.3(e) and Section 6.10(b), in the event the Closing Failure Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 8.3(b)(iv), payment of the Closing Failure Fee, together with any amount payable pursuant to Section 8.3(e) and Section 6.10(b), shall be the sole and exclusive remedy of the Company and the Company Related Parties against Parent and the Parent Related Parties for any losses or damages suffered as a result of the failure of the Transactions to be consummated, except in the case of intentional fraud of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such fraud), and upon payment of such amount, Parent and the Parent Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) (including any Willful Breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of Parent in the case of intentional fraud of any covenant, agreement or obligation.
(h)   In connection with any losses or damages suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in circumstances in which the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv) (in which case Section 8.3(g) shall apply), and without limiting the reimbursement obligations of Parent under Section 8. 3(e) and Section 6.10(b), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties shall be limited to an amount equal to the Closing Failure Fee as determined in accordance with Section 8.3(b)(iv) plus any amount payable pursuant to Section 8.3(e) and Section 6.10(b), and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount, including for the liability of Parent or Merger Sub in the case of Willful Breach.
(i)   In no event shall (i) Parent be entitled to receive more than one payment of the Company Termination Fee in connection with this Agreement or (ii) the Company be entitled to receive more than one payment of the Closing Failure Fee in connection with this Agreement.
(j)   While Parent may pursue both a grant of specific performance in accordance with Section 9.6 and the payment of the Company Termination Fee under this Section 8.3, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Company Termination Fee. While the Company may pursue both a grant of specific performance in accordance with Section 9.6 and the payment of the Closing Failure Fee under this Section 8.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Closing Failure Fee.
(k)   Notwithstanding anything to the contrary in this Agreement, but subject to the Debt Financing Commitments and any other definitive agreements executed in connection with the Debt Financing, no Financing Source Party shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the Financing Commitments, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek, and shall cause its Affiliates not to seek, to recover any money damages, or obtain any equitable relief, from any Financing Source Party.
8.4.   Escrow.
(a)   Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (the “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent shall (i) concurrently with the execution and delivery of this Agreement, deposit an amount in cash equal to $10,000,000 into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement, deposit amounts in cash into the Escrow Account such that, on or before 5:00 p.m. Central Time on January 23, 2024, the aggregate funds contained in the Escrow Account as of such time is equal to $20,000,000 (the “Full Escrow Funding”), in each case, for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).
(b)   Distributions of funds contained in the Escrow Account (the “Escrow Funds”) shall occur as follows:
(i)   if the Effective Time occurs and the transactions contemplated hereby are consummated in accordance with the terms hereof, Parent and the Company shall deliver join written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Paying Agent for the inclusion of such Escrow Funds in the Payment Fund (and, for the avoidance of doubt, the Escrow Funds will be deemed to be a part of the Payment Fund upon receipt by the Paying Agent);
(ii)   if this Agreement is terminated in accordance with the terms hereof the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company in satisfaction of Parent’s obligations under Section 8.3(b)(iv); and
(iii)   if this Agreement is terminated in accordance with the terms hereof and the Company is not entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the

Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to Parent (or its designee).
(c)   The Escrow Funds shall be held by the Escrow Agent in accordance with the Escrow Agreement. Distributions of the Escrow Funds shall be made as provided in this Section 8.4 and the Escrow Agreement.
ARTICLE IX
MISCELLANEOUS
9.1.   Nonsurvival of Representations and Warranties.   None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.
9.2.   Amendment; Waiver.   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, if such amendment or waiver is proposed after the Company Stockholder Approval is obtained, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained. After the Effective Time, this Agreement may not be amended. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Sections 8.3(a), 8.3(g), 8.3(h), 8.3(k), 9.6, 9.7 and 9.11 and this Section 9.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.3(a), 8.3(g), 8.3(h), 8.3(k), 9.6, 9.7 and 9.11 and this Section 9.2) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the related Financing Sources. The Company and the Company Board may not take or authorize any such actions contemplated by this Section 9.2 without the prior approval of the Company Special Committee.
9.3.   Notice.   Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission if sent by email by 9:00 p.m. Central Time on a Business Day or, otherwise, on the next succeeding Business Day, (iii) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)   If to the Company, addressed as follows:
Battalion Oil Corporation
Two Memorial City Plaza
820 Gessner Road, Suite 1100
Houston, TX 77024
Attention:
Walter R. Mayer, Senior Vice President, General Counsel and Corporate Secretary

Email:
wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Attention:
William T. Heller IV
Jeff M. Dobbs

Email:
wheller@mayerbrown.com
jdobbs@mayerbrown.com

and
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention:
Ryan H. Ferris

Email:
rferris@mayerbrown.com

(b)   If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:
Fury Resources, Inc.
17503 La Cantera Pkwy, Suite 104-603
San Antonio, TX 78257
Attention:
Ariella Fuchs, President and General Counsel

Email:
afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
Attention:
Michael A. Hedge; Jason C. Dreibelbis

Email:
michael.hedge@klgates.com; jason.dreibelbis@klgates.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
9.4.   Counterparts.   This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by .pdf and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
9.5.   Interpretation.   The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include(s)” shall in all cases herein mean “including, without limitation” or “include(s), without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to days mean calendar days unless otherwise specified. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (x) uploaded to the “Project

San Jacinto” data room hosted by Donnelley Financial Services or (y) provided via email or fileshare site or other method by a Representative of the Company to Parent or Representatives of Parent prior to the entry into and execution of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto. All references to dollars or to “$” shall be references to United States dollars.
9.6.   Specific Performance.
(a)   The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Merger and effect the Closing. Subject to Sections 9.6(b) and (c) and the following sentence, the parties acknowledge and agree that (a) the parties (on behalf of themselves or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity, (b) the provisions set forth in Section 8.3 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause Parent and Merger Sub to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, other than an assertion that the exercise of specific performance was not effected in accordance with provisions of this Section 9.6. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such Order or injunction. Notwithstanding the foregoing and subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the Company Related Parties shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as investors, lenders or arrangers in connection with the Financing.
(b)   Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Additional Financing or to consummate the Merger only if:
(i)   all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if the condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 9.6(b)(i)) or waived;
(ii)   Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2; and
(iii)   the Debt Financing has been funded or will be funded at the Closing if the Additional Financing is funded at the Closing; and

(iv)   the Company has irrevocably confirmed that if specific performance is granted and the Additional Financing is funded, then the Closing will occur.
(c)   Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) only if:
(i)   all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if any condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 9.6(c)(i)) or waived;
(ii)   Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2; and
(iii)   all of the conditions to the consummation of the financing provided by the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).
9.7.   Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)   This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction).
(b)   Each of the parties hereto agrees that: (i) all Litigation in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement (other than the Confidentiality Agreement) or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Litigation, any state or federal court within the State of Delaware); and (ii) solely in connection with such Litigation, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the such courts, (B) irrevocably waives any objection to the laying of venue in any such Litigation in such courts, (C) irrevocably waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (D) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.7(b) or that any Order issued by such courts may not be enforced in or by such courts.
(c)   Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the Laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.
(d)    EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING ANY LITIGATION INVOLVING ANY OF THE FINANCING SOURCE PARTIES), DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.7(d).
9.8.   Binding Agreement.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.9.   Entire Understanding.   This Agreement, together with the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto; provided, however, the parties agree that no provision of the Confidentiality Agreement shall limit in any respect the rights of Parent or any of its Affiliates to assign or syndicate any portion of the Equity Financings.
9.10.   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties without the prior written consent of the other parties. Any purported assignment in contravention of this Section 9.10 shall be null and void. The Company and the Company Board may not take or authorize any such actions contemplated by this Section 9.10 without the prior approval of the Company Special Committee.
9.11.   Third-Party Beneficiaries.   This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable; (b) if the Effective Time occurs, the right of the holders of Company RSU Awards and Company Options to receive such amounts as provided for in Section 3.1(c); (c) if the Effective Time occurs, the rights of the Covered Persons set forth in Section 6.9; and (d) prior to the Effective Time, the Company’s right, on behalf of its stockholders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, in the event of any breach of this Agreement by Parent or Merger Sub. Notwithstanding the foregoing, (i) following the Effective Time, the provisions of Section 6.9 shall be enforceable as provided in clause (d) thereof, (ii) the provisions of Section 8.3(g) and Section 8.3(k) shall be enforceable against the Company

Related Parties (but not Parent or Merger Sub) by each Financing Source Party, and (iii) the provisions of this Section 9.11 and Sections 9.2, 9.6 and 9.7 shall be enforceable against all parties to this Agreement by each Financing Source Party.
9.12.   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
9.13.   Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew Steele

Title:
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
FURY RESOURCES, INC.,
a Delaware corporation
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.,
a Delaware corporation
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF VOTING AGREEMENT
(See attached.)

EXECUTION VERSION
VOTING AGREEMENT
VOTING AGREEMENT, dated as of December 14, 2023 (this “Agreement”), among Fury Resources, Inc., a Delaware corporation (“Parent”), and the stockholders of Battalion Oil Corporation, a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
WHEREAS, concurrently herewith, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (attached hereto as Exhibit A, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);
WHEREAS, as of the date of this Agreement, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (a) certain shares of common stock, par value $0.0001 per share, of the Company (“Shares”) as set forth on Schedule A hereto under the heading “Covered Shares” (with respect to each Stockholder, the “Covered Shares”), (b) certain additional Shares as set forth on Schedule A hereto under the heading “Additional Shares” (with respect to each Stockholder, and together with any additional Shares or other securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of any such securities, or upon exercise or conversion of any securities, such Stockholder’s “Additional Shares”), and (c) shares of Series A Redeemable Convertible Preferred Stock of the Company (“Series A Preferred Stock”) and Series A-1 Redeemable Convertible Preferred Stock of the Company (“Series A-1 Preferred Stock”), in each case, as set forth on Schedule A hereto under the heading “Owned Preferred Shares” (with respect to each Stockholder, the “Owned Preferred Shares” and, together with the Covered Shares and the Additional Shares, the “Subject Shares”);
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and
WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:
1.   Agreement to Vote.   From and after the date hereof until the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, except as otherwise approved in writing by Parent (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum (including by proxy or other valid means), and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and such other actions contemplated by the Merger Agreement (whether or not recommended by the Company Board) and (ii) against (A) any Company Takeover Proposal, (B) any action that that is intended to or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (including any change to the capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws), and (C) any transaction that is intended to or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement.
2.   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN AND EXPRESSLY LIMITED TO AS PROVIDED IN SECTION 1. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).
(b)   The proxy granted in this Section 2 shall automatically expire, be revoked and of no further force or effect upon the Termination Date and Parent may further terminate this proxy at any time at its sole election by written notice provided to the applicable Stockholder.
(c)   Except as expressly set forth in Section 1, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Shares at any meeting of the stockholders of the Company other than as provided in this Section 1. Notwithstanding any of the foregoing in this Section 2, with respect to a given Stockholder, the proxy and power of attorney granted hereunder shall be effective if, and only if, such Stockholder has failed to perform its obligations under Section 1 as of the date that is three (3) Business Days prior to the date of the any applicable meeting of the stockholders of the Company.
3.   No Inconsistent Agreements.   Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Subject Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Subject Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
4.   Termination.   This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) any termination of the Merger Agreement in accordance with its terms, (c) any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount of the Merger Consideration payable pursuant thereto or otherwise modifies the form of the consideration for the Merger, (ii) is adverse to any Stockholder relative to the other stockholders of the Company, or (iii) would reasonably be expected to materially delay or jeopardize the Closing of the Merger, in each case without the express written approval of the Stockholders, and (d) written notice of termination of this Agreement by Parent to the Stockholders or mutual written agreement of each of the parties hereto (such earliest date being referred to herein as the “Termination Date”); provided, that Sections 1 and 2 of this Agreement (but no other Section of this Agreement) shall terminate at the time that the that Company Stockholder Approval is obtained; provided further, that the provisions set forth in Sections 8 and 13 to 27 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
5.   Representations and Warranties of Stockholders.   Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:
(a)   As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of Liens other than as created by this Agreement or pursuant to applicable Law. Such Stockholder has sole voting power and sole power to demand appraisal rights with respect to the Covered Shares, and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Subject Shares, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Subject Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as contemplated by this Agreement, the Subject Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Subject Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Shares, except as contemplated by this Agreement.
(b)   Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d)   As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, threatened against any Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(e)   Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or at the direction of such Stockholder (acting in such capacity).
(f)   Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.
6.   Representations and Warranties of Parent.   Parent hereby represents and warrants to each Stockholder as follows:
(a)   Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance Parent with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.
(c)   As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, threatened against Parent that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by each Stockholder of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
7.   Certain Covenants of Stockholder.   Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows, in each case except as otherwise approved in writing by Parent:
(a)   Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:
(i)   solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Company Takeover Proposal;

(ii)   enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data of or regarding the Company with respect to, or otherwise cooperate in any way with, any Company Takeover Proposal;
(iii)   execute or enter into any Contract constituting or relating to any Company Takeover Proposal, or approve or recommend or propose to approve or recommend any Company Takeover Proposal or any Contract constituting or relating to any Company Takeover Proposal (or authorize or resolve to agree to do any of the foregoing actions); or
(iv)   make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Common Stock intending to facilitate any Company Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.
(b)   Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 7(a) above.
(c)   Parent acknowledges that this Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Subject Shares and that (i) a representative of each Stockholder is a member of the Company Board, (ii) this Agreement is not intended to, and shall not, restrict or limit such representatives from acting in their capacities as members of the Company Board, including in the exercise of their fiduciary duties to the Company or its stockholders, and (iii) notwithstanding anything herein to the contrary, in no event shall Parent (directly or indirectly) bring any cause of action or make any claim against any Stockholder arising out of or relating to any action or inaction by such representatives in their capacities as members of the Company Board (including, without limitation, under Section 6.4 or Section 8.1 of the Merger Agreement).
(d)   Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender any Subject Shares into any tender or exchange offer, (ii) except for any Exempt Transfer, sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign, exchange, convert or otherwise dispose of (collectively “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Subject Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, or (iv) convert any Owned Preferred Shares, or any shares of preferred stock of the Company acquired by such Stockholder after the date of this Agreement, into Shares. Any Transfer in violation of this provision shall be void. If applicable, such Stockholder further authorizes and requests the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Shares. If so requested by Parent, such Stockholder agrees that the book-entry positions representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).
For purposes of this Agreement, an “Exempt Transfer” means any transfer of Shares: (x) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (y) in a hedging or derivative transaction with respect to which such Stockholder conveys solely the economic consequences of ownership and retains, among other things, the sole right to vote, tender, dispose of and exercise dissenters’ rights with respect to such Subject Shares during the period in which this Section 7(d) remains in effect and such transaction does not prohibit or impede such Stockholder’s compliance with its obligations and covenants pursuant to the terms of this Agreement or the Contribution and Rollover Agreement entered into by such Stockholder as of the date hereof, or (z) that has received the prior written approval of Parent (which may be given or withheld in Parent’s sole discretion); provided, that in the case of an Exempt Transfer pursuant to clause (x)(a) or (x)(b), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.
8.   Fiduciary Duties.   This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict, limit or prevent any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company or otherwise discharging his or her fiduciary duties solely in his or her capacity as a director or officer of the Company, and no action or omissions by any such director or officer in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.
9.   Waiver of Appraisal Rights.   Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.
10.   Disclosure.   Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement as Parent reasonably determines to be necessary in connection with the consummation of the Merger, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement.
11.   Further Assurances.   From time to time, at the reasonable request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary to consummate and make effective the transactions contemplated by this Agreement.
12.   Non-Survival of Representations and Warranties.   The representations and warranties of the Stockholders contained herein shall not survive the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, whichever occurs first.
13.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.
14.   Waiver.   No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
15.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)   If to a Stockholder:
To the address set forth on Schedule A
with a copy (which shall not constitute notice) to:
Dechert LLP
300 South Tryon Street, Suite 800
Charlotte, NC 28202
Attention: David Cosgrove
E-mail: David.cosgrove@dechert.com
(ii)   If to Parent:
Fury Resources, Inc.
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
Attention: Ariella Fuchs, President and General Counsel
E-mail: afuchs@ruckusexp.com
with a copy (which shall not constitute notice) to:
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92614
Attention: Michael A. Hedge, Jason C. Dreibelbis
E-mail: michael.hedge@klgates.com; jason.dreibelbis@klgates.com
16.   Entire Agreement.   This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
17.   No Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
18.   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
19.   Submission to Jurisdiction.   Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
20.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
21.   Enforcement.   The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
22.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
23.   Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
24.   Counterparts.   This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by .pdf and email), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
25.   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties hereto under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement.

26.   No Presumption Against Drafting Party.   Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
27.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to each Stockholder’s Subject Shares shall remain vested in and belong to such Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct any Stockholder in the voting of any of its Subject Shares (except as otherwise specifically provided for herein).
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.
FURY RESOURCES, INC.

Name:
Ariella Fuchs

Title:
President and General Counsel

Signature Page to Voting Agreement

SCHEDULE A
Stockholder	Covered Shares	Additional Shares	Owned Preferred Shares
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com	3,794,569	2,356,879	Series A Preferred Stock: 13,336 Series A-1 Preferred Stock: 20,269
Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	2,460,083	1,528,005	Series A Preferred Stock: 6,526 Series A-1 Preferred Stock: 9,921

EXHIBIT A
[INCUDED AS ANNEX A TO THIS PROXY STATEMENT]

EXHIBIT B
FORM OF PURCHASE AGREEMENT

EXHIBIT A

EXHIBIT B
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
[INCLUDED IN ANNEX E TO THIS PROXY STATEMENT]

EXHIBIT C
DISCLOSURE SCHEDULE
[INCLUDED IN ANNEX E TO THIS PROXY STATEMENT]

EXHIBIT D
FORM OF INDEMNIFICATION AGREEMENT
[INCLUDED IN ANNEX E TO THIS PROXY STATEMENT]

EXHIBIT E
FORM OF STOCKHOLDERS’ AGREEMENT
[INCLUDED IN ANNEX E TO THIS PROXY STATEMENT]

EXHIBIT C
FORM OF CONTRIBUTION AGREEMENT
[INCLUDED IN ANNEX E TO THIS PROXY STATEMENT]

Annex A-1

Annex A-2

EXHIBIT F
FORM OF ESCROW AGREEMENT
(See attached.)

EXECUTION VERSION
ESCROW AGREEMENT
This ESCROW AGREEMENT dated this 14th day of December, 2023 (this “Escrow Agreement”), is entered into by and among Fury Resources, Inc., a Delaware corporation (“Parent”), Battalion Oil Corporation, a Delaware corporation (“Company” and together with Parent, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national association, as escrow agent (the “Escrow Agent”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Escrow Agreement, Parent and Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Company and San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Company will merge with and into Merger Sub (the “Merger”), with Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, on September 29, 2023, Parent and the Escrow Agent entered into that certain Escrow Agreement, pursuant to which the Escrow Agent established an escrow account (the “Subscription Escrow Account”) into which certain Persons have deposited amounts to fund Parent’s acquisition of Company pursuant to and in accordance with the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, Parent may be required to pay a termination fee to Company of up to $20,000,000 (the “Termination Fee”) if the Merger Agreement is terminated under certain circumstances as set forth in the Merger Agreement;
WHEREAS, the Parties desire for the Escrow Agent to open an account (the “Termination Fee Escrow Account”) into which the Escrow Agent will transfer funds from the Subscription Escrow Account in an amount equal to the Termination Fee, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and the Merger Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement and the Merger Agreement; and
WHEREAS, Schedule I to this Escrow Agreement sets forth the wire transfer instructions for each of Company and Parent.
NOW THEREFORE, in consideration of the promises herein, the parties hereto agree as follows:
ARTICLE 1
ESCROW DEPOSIT, DISTRIBUTION, AND INVESTMENT
Section 1.1.   Deposit of Escrow Funds.   Parent and Company hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and its duties as provided herein. Upon the execution and delivery of this Escrow Agreement, the Escrow Agent will transfer (or cause to be transferred), funds in the amount equal to $10,000,000 (the “Initial Escrow Property”) from the Subscription Escrow Account to the Termination Fee Escrow Account, by wire transfer of immediately available funds. Within 40 days following the execution and delivery of this Agreement, Parent and Company shall deliver joint written instructions to the Escrow Agent to transfer (or cause to be transferred), additional funds in the amount of $10,000,000 (the “Additional Escrow Property” and, together with the Initial Escrow Property, the “Escrow Property”) from the Subscription Escrow Account to the Termination Fee Escrow Account, by wire transfer of immediately available funds. The Escrow Property shall be held, disbursed and invested as provided in this Escrow Agreement. Prior to the earlier of the consummation of the Merger or the termination of the Merger Agreement, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8, as applicable, and such other forms and documents that the Escrow Agent may request. The Escrow Property shall be left un-invested.
Section 1.2.   Disbursements.   Upon receipt of joint written instructions (“Joint Instructions”), signed by an authorized representative (“Authorized Representative”) of each of Parent and Company (as set forth on Exhibit A-1 and A-2), the Escrow Agent shall promptly, but in any event within one (1) Business Day after receipt of Joint Instructions, disburse the Escrow Property (or a portion thereof) as provided in such Joint Instructions by wire transfer of immediately available funds to the account(s) designated in such instructions, but only to the extent that funds have been delivered to the Escrow Agent in accordance with Section 1.1 and that any callback required by the Escrow Agent pursuant to Section 1.3 has been completed. In addition to the foregoing, the Escrow Agent shall also comply with any final, non-appealable judgment or order issued or entered by a court of competent jurisdiction with respect to the Escrow Property (a “Judgment”). If the Escrow Agent complies with any such Judgment, then it shall not be liable to any Party or any other person by reason of such compliance. In the absence of written instruction to the contrary, if any residual interest posts to the Termination Fee Escrow Account after the final distribution of the Escrow Property the Escrow Agent shall (i) deem any residual interest of less than $50 as an additional fee payable to the Escrow Agent, or (ii) deem any residual interest greater than $50 as payable to Parent using the payment instructions set forth on Schedule I. The Escrow Agent will furnish monthly statements to the Parties via the addresses set forth on Exhibit C hereto.
Section 1.3.   Security Procedure for Funds Transfer.   Concurrently with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent exhibits in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement listing individuals of such Party who are authorized to provide the Escrow Agent with a written instruction to distribute funds from the account and any other written instruction permitted pursuant to the terms of this Escrow Agreement (each an “Authorized Representative”). Each Party understands and agrees that the Escrow Agent shall have no obligation or duty to act upon a written instruction for the disbursement of Escrow Property under this Escrow Agreement if such written instruction is not signed by an Authorized Representative of such Party and such written instruction is not delivered to, and able to be authenticated by, the Escrow Agent in accordance with this Escrow Agreement. The Escrow Agent shall follow internal policies and procedures for when confirming the validity or authenticity of funds transfer instructions received in the name of the Parties, which may include a callback to one or more of the Authorized Representatives in Exhibit A-1 and Exhibit A-2, in particular if the wire instructions included on Schedule I hereto have changed. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only in writing signed by an Authorized Representative of the applicable Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or Exhibit A-2 or a rescission of an existing Exhibit A-1 or Exhibit A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party in question. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.
Section 1.4.   Tax Reporting.   With respect to any payments or distributions made pursuant to this Escrow Agreement by the Escrow Agent, the Escrow Agent shall not be deemed the “Payor”, as defined under the Internal Revenue Code of 1986, as amended, and shall have no responsibility for preparing or conducting any tax reporting. The Escrow Agent’s engagement is purely ministerial in nature and conducted upon receipt of written direction from the Parties, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written direction.
ARTICLE 2
DUTIES OF THE ESCROW AGENT
Section 2.1.   Scope of Responsibility.   Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of any default under this Escrow Agreement, the terms and conditions of any other agreement, including but not limited to the Merger Agreement, instrument, or document other than this Escrow Agreement, whether or not a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional covenants or obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.
Section 2.2.   Attorneys and Agents.   The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees and shall not be responsible for the acts or omissions of such agents, representatives, attorneys, custodians and/or nominees appointed with due care.
Section 2.3.   Reliance.   The Escrow Agent shall be entitled to request and receive written instructions from the Parties and shall not be liable for any losses or damages of any nature that may arise from any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.
Section 2.4.   Right Not Duty Undertaken.   The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties and, with respect to such permissive rights, the Escrow Agent shall not be answerable for other than its gross negligence or willful misconduct.
ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT
Section 3.1.   Indemnification.   The Parties hereby agree, jointly and severally, to defend, release and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (whether brought by any Party or third party) (including, without limitation, attorney’s fees and expenses and the costs of enforcement of this Escrow Agreement, the indemnifications provided herein, or any provision thereof) which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of the Escrow Agent under this Escrow Agreement or arising out of the existence of the Termination Fee Escrow Account, except to the extent the same shall have been finally adjudicated by a court of competent jurisdiction to have been directly caused by the Indemnified Parties’ gross negligence or willful misconduct. The Escrow Agent shall have a first lien against the Termination Fee Escrow Account to secure the obligations of the Parties. Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 3.1 (or for reasonable fees and expenses of the Escrow Agent described in Section 3.1) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one half by Parent and one half by Company.
Section 3.2.   Limitation of Liability.   THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED BY A COURT OF COMPETENT JURISDICTION TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT AND THE PARTIES

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.   Termination, Resignation or Removal.   Upon the disbursement of the entire Escrow Property, this Escrow Agreement shall terminate and be of no further force and effect (other than the provisions of Section 3.1 and Section 3.4, which shall survive such termination). The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, specifying the date upon which such resignation shall take effect, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal, specifying the date upon which such removal shall take effect, along with payment of all fees and expenses to which it is entitled through the effective date of such resignation or removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.
Section 3.4.   Compensation.   The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by Parent upon the deposit of funds into the Termination Fee Escrow Account. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Escrow Agreement and/or the earlier resignation or removal of the Escrow Agent.
Section 3.5.   Disagreements.   If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a Judgment directing delivery of the Escrow Property, (ii) receives Joint Instructions directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such Judgment or Joint Instructions, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same. The Escrow Agent shall be entitled to act on any such agreement or court order without further question, inquiry, or consent.
Section 3.6.   Merger or Consolidation.   Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
Section 3.7.   Attachment of Escrow Property; Compliance with Legal Orders.   In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. Escrow Agent shall receive and may conclusively rely upon an opinion of counsel.
Section 3.8   Force Majeure.   The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage, epidemic, pandemic, riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; work stoppages, labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
Section 3.9   No Financial Obligation.   Escrow Agent shall not be required to use or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.
ARTICLE 4
MISCELLANEOUS
Section 4.1.   Successors and Assigns.   This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld). Notwithstanding anything in the agreement to the contrary, no assignment shall be deemed final until the successor or assignee has completed the requisite Know Your Customer (KYC) information as may be required by the Escrow Agent.
Section 4.2.   Definition of Business Day.   “Business Day” means any day other than a Saturday, a Sunday or any day that is a federal legal holiday or banking institutions are required by law to close.
Section 4.3.   Escheat.   The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.
Section 4.4.   Notices.   All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) by email with a pdf attachment, (ii) by overnight delivery with a reputable national overnight delivery service, or (iii) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.
If to Parent:
Fury Resources, Inc.
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
Attention: Ariella Fuchs
Email address: afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
Attention:
Michael A. Hedge; Jason C. Dreibelbis

Email:
michael.hedge@klgates.com; jason.dreibelbis@klgates.com

If to Company:
Battalion Oil Corporation
820 Gessner Road, Suite 1100
Houston, TX 77024
Attention:
Walter Mayer, General Counsel

Email:
wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:
Mayer Brown LLP
700 Louisiana Street Suite 3400
Houston, TX 77002
Attention:
William T. Heller IV
Jeff M. Dobbs

Email:
wheller@mayerbrown.com
jdobbs@mayerbrown.com

and
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention:
Ryan H. Ferris

Email:
rferris@mayerbrown.com

If to the Escrow Agent:
Wilmington Trust, National Association
50 South 6th Street, Suite 1290
Minneapolis, MN 55402
Attn: Lance Schonert
Telephone: 612-217-5681
Email: LSchonert@wilmingtontrust.com
Section 4.5.   Governing Law.   The rights and obligations of the parties shall be governed by, and this Escrow Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the County of New Castle, Wilmington, DE, (ii) waive any objection to the laying of venue in any suit, action or proceeding arising out of this Escrow Agreement in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.
Section 4.6.   Entire Agreement.   This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property and supersedes all prior agreements and understandings, oral or written. In the event of any direct conflict of the terms of this Escrow Agreement with the terms of the Merger Agreement, as with respect to the rights of Parent and Company, the terms of the Merger Agreement shall control and prevail provided, in no event shall the Escrow Agent be bound by the terms of the Merger Agreement. This Escrow Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 4.7.   Amendment.   This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent. All fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Escrow Agent in connection with any amendment, modification or supplement shall be payable, jointly and severally, by the Parties.
Section 4.8.   Waivers.   The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.
Section 4.9.   Severability.   If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Escrow Agreement will continue in full force and effect.
Section 4.10.   Electronic Signatures, Counterparts.   This Escrow Agreement and related notices, demands and other communications related thereto may be executed by the parties hereto individually or in any number of combinations, in one or more counterparts (including by means of electronically signed, telecopied or PDF signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.
Section 4.11.   Waiver of Jury Trial.   EACH OF THE PARTIES EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.
[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.
FURY RESOURCES, INC.
By:

Name:
Title:

BATTALION OIL CORPORATION
By:

Name:
Matthew B. Steele

Title:
Chief Executive Officer

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Escrow Agent
By:

Name:
Title:

Schedule I
Wire Transfer Instructions
Fury Resources, Inc.
Bank Name:
ABA Number:
Account Name:
Account Number:
Battalion Oil Corporation
Bank Name:       Cadence Bank
ABA Number:
Account Name:    Battalion Oil Management, Inc.-Concentration Account
Account Number:

EXHIBIT A-1
CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES
OF PARENT
Fury Resources, Inc. (the “Parent”) hereby designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit A-1 is attached, on behalf of the Parent.
Name (print):	Abraham Mirman
Specimen Signature:
Title:	Chief Executive Officer, Ruckus Energy Holdings, LLC
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: 631-704-7744 Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: amirman@ruckusexp.com Email 2:
Name (print):	Ariella Fuchs
Specimen Signature:
Title:	President, General Counsel and Secretary, Ruckus Energy Holdings, LLC
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: 914-827-7486 Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: afuchs@ruchusexp.com Email 2:

Name (print):
Specimen Signature:
Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:
COMPLETE BELOW TO UPDATE EXHIBIT A-1
If Parent wishes to update this Exhibit A-1, Parent must complete, sign and send to Escrow Agent an updated copy of this Exhibit A-1 with such changes. Any updated Exhibit A-1 shall be effective once signed by Parent and Escrow Agent and shall entirely supersede and replace any prior Exhibit A-1 to this Agreement.
[                                    ]
By:
Name:
Title:
Date:
WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)
By:
Name:
Title:
Date:

EXHIBIT A-2
CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES
OF COMPANY
Battalion Oil Corporation (the “Company”) designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit A-2 is attached, on behalf of the Company.
Name (print):	Matthew Steele
Specimen Signature:
Title:	Chief Executive Officer
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: 832-541-8334
E-mail (required): If more than one, list all applicable email addresses.	Email: msteele@battalionoil.com
Name (print):	Walter Mayer
Specimen Signature:
Title:	Senior Vice President and General Counsel
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: 713-652-7039
E-mail (required): If more than one, list all applicable email addresses.	Email: wmayer@battalionoil.com

COMPLETE BELOW TO UPDATE EXHIBIT A-2
If the Company wishes to update this Exhibit A-2, Company must complete, sign and send to Escrow Agent an updated copy of this Exhibit A-2 with such changes. Any updated Exhibit A-2 shall be effective once signed by Company and Escrow Agent and shall entirely supersede and replace any prior Exhibit A-2 to this Agreement.
[                                       ]
By:
Name:
Title:
Date:
WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)
By:
Name:
Title:
Date:

EXHIBIT B
Fees of Escrow Agent
Acceptance Fee:WAIVED
Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent — includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution
Escrow Agent Administration Fee (one-time): $3,500
For ordinary administrative services by Escrow Agent — includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Tax reporting is included. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow If the Escrow Agent is directed to render any service not contemplated in this Escrow Agreement, the Escrow Agent shall be compensated for such extraordinary services.
Wilmington Trust’s fee is based on the following assumptions:
•
Number of Escrow Accounts to be established: 1

•
Number of Deposits to Escrow Account(s): Not more than 5

•
Number of Withdrawals from Escrow Fund(s): Not more than 5 to the parties to the agreement

•
Funds held Un-invested

Out-of-Pocket Expenses:Billed At Cost

EXHIBIT C
Statement Recipient Address
Please provide the contact and address for the individuals who should receive Escrow Statements.
PARENT STATEMENT RECIPIENT:
Fury Resources, Inc.
17503 La Cantera Parkway
San Antonio, TX 78257
Attention:      Ariella Fuchs
Telephone:      (914) 837-7486
Email address:  afuchs@ruckusexp.com
with a copy (which shall not constitute notice) to:
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
Attention:  Michael A. Hedge; Jason C. Dreibelbis
Email:        michael.hedge@klgates.com; jason.dreibelbis@klgates.com
COMPANY STATEMENT RECIPIENT:
Battalion Oil Corporation
820 Gessner Road, Suite 1100
Houston, TX 77024
Attention:  Walter Mayer, General Counsel
Email:        wmayer@battalionoil.com
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
700 Louisiana Street Suite 3400
Houston, TX 77002
Attention:   William T. Heller IV
                Jeff M. Dobbs
Email:        wheller@mayerbrown.com
                 jdobbs@mayerbrown.com
and
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention:  Ryan H. Ferris
Email:        rferris@mayerbrown.com

EXECUTION COPY
FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of January 24, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”); and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.   Amendments.
a.   Amendments to Section 1.1
1.   Definition of “Closing Failure Fee”.   The definition of “Closing Failure Fee” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount; provided, however, that if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(d)(vi)) at any time after 5:00 p.m. Central Time on February 5, 2024, then the “Closing Failure Fee” shall mean an amount equal to the Initial Deposit Escrow Amount plus the Subsequent Deposit Escrow Amount.
2.   Definition of “Initial Escrow Deposit Amount”.   The following definition of “Initial Escrow Deposit Amount” shall be inserted in Section 1.1 of the Agreement below the definition of “Hydrocarbons” and above the definition of “Insider Stockholders”:
“Initial Escrow Deposit Amount” has the meaning set forth in Section 8.4(a).
3.   Definition of “Subsequent Escrow Deposit Amount”.   The following definition of “Subsequent Escrow Deposit Amount” shall be inserted in Section 1.1 of the Agreement below the definition of “Specified Development Obligations” and above the definition of “Subsidiary”:
“Subsequent Escrow Deposit Amount” has the meaning set forth in Section 8.4(a).
b.   Amendment to Section 8.1(b).   The reference to “April 12, 2024” in Section 8.1(b) of the Agreement is hereby amended to be “June 12, 2024”.
c.   Amendment to Section 8.1(d)(vi).   The reference to “January 23, 2024” in Section 8.1(d)(vi) of the Agreement is hereby amended to be “February 5, 2024”.
d.   Amendment to Section 8.3(a).   In Section 8.3(a) of the Agreement, the language “Section 8.4” shall be inserted after “Section 8.2,” and before “and Article IX”.
e.   Amendment to Section 8.3(b)(iv).   Section 8.3(b)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:
this Agreement is terminated (A) for any reason pursuant to Section 8.1 (including Section 8.1(d)(vi)), then the Company shall retain the Initial Escrow Deposit Amount (it being understood that such retention shall be deemed to be a payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount), or (B) (1) by the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv) or Section 8.1(d)(v) or (2) by either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv) or

Section 8.1(d)(v), and in the case of the foregoing clauses (1) and (2), such termination takes place after 5:00 p.m. Central Time on February 5, 2024, then the Company shall retain the Initial Escrow Deposit Amount as contemplated by the immediately preceding clause (A) (it being understood that such retention shall be deemed to be a partial payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount) and Parent shall pay to the Company the remainder of the Closing Failure Fee in accordance with Section 8.4(b)(iii).
f.   Amendment to Section 8.4(a).   Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (th “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent shall (i) concurrently with the execution and delivery of this Agreement, deposit an amount in cash equal to $10,000,000 (the “Initial Escrow Deposit Amount”) into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement but in any event no later than 5:00 p.m. Central Time on February 5, 2024, deposit an amount in cash equal to $15,000,000 (the “Subsequent Escrow Deposit Amount”) into the Escrow Account (the deposit of the Subsequent Escrow Deposit Amount into the Escrow Account, the “Full Escrow Funding”) for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).
g.   Amendment to Section 8.4(b).   Section 8.4(b) of the Agreement is hereby deleted and replaced in its entirety with the following language:
(b)   Distributions of funds contained in the Escrow Account (the “Escrow Funds”) shall occur as follows:
(i)   concurrently with the execution and delivery of this Amendment, Parent and the Company shall deliver joint written instructions to the Escrow Agent in the form attached hereto as Annex I instructing the Escrow Agent to distribute from the Escrow Account an amount in cash equal to $9,999,999.99, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company (for the avoidance of doubt, Parent and the Company agree that the amounts distributed to the Company pursuant to this Section 8.4(b)(i) shall be retained by the Company and are not refundable or otherwise under an obligation to be returned to Parent, any Financing Sources or any of their respective Affiliates under any circumstances or in any respect);
(ii)   if the Effective Time occurs and the transactions contemplated hereby are consummated in accordance with the terms hereof, Parent and the Company shall deliver join written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Paying Agent for the inclusion of such Escrow Funds in the Payment Fund (and, for the avoidance of doubt, the Escrow Funds will be deemed to be a part of the Payment Fund upon receipt by the Paying Agent);
(iii)   if this Agreement is terminated in accordance with the terms hereof and the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv)(B), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company in satisfaction of Parent’s obligations under Section 8.3(b)(iv)(B); and
(iv)   if this Agreement is terminated in accordance with the terms hereof and the Company is not entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv)(B), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to Parent (or its designee).
2.   Other Terms.
a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:
/s/ Matthew Steele

Name: Matthew Steele
Title:   Chief Executive Officer

FURY RESOURCES, INC.
By:
/s/ Ariella Fuchs

Name: Ariella Fuchs
Title:   President and General Counsel
SAN JACINTO MERGER SUB, INC.
By:
/s/ Ariella Fuchs

Name: Ariella Fuchs
Title:   President and General Counsel

ANNEX I
Joint Instructions
See attached.

JOINT RELEASE INSTRUCTION
January 24, 2024
VIA ELECTRONIC MAIL
Wilmington Trust, National Association
50 South 6th Street, Suite 1290
Minneapolis, MN 55402
Attn: Lance Schonert
Telephone No.: (612) 217-5681
Email: LSchonert@wilmingtontrust.com
Re: Written Instructions to Release Escrow Funds
Dear Mr. Schonert:
Reference is made hereby to that certain Escrow Agreement, dated as of December 14, 2023 (the “Escrow Agreement”), by and among Fury Resources, Inc. (“Parent”), Battalion Oil Corporation (the “Company”) and Wilmington Trust, National Association, a national association, as escrow agent (the “Escrow Agent”). All capitalized terms used but not defined in this letter have the meanings given to them in the Escrow Agreement.
Pursuant to Section 1.2 of the Escrow Agreement, the Company and Parent hereby instruct Escrow Agent to disburse $9,999,999.99 from the Escrow Property in the Termination Fee Escrow Account to the Company by wire transfer of immediately available funds to the account, and using the wire instructions, set forth below:
Bank Name: [****]
ABA No.: [****]
Account Name: [****]
Account No.: [****]
For the avoidance of doubt, (a) this letter is executed and delivered to the Escrow Agent jointly by Parent and the Company and is expressly intended to serve as Joint Instructions to the Escrow Agent contemplated by Section 1.2 of the Escrow Agreement and (b) since Escrow Property will remain in the Termination Fee Escrow Account after giving effect to the disbursement contemplated above, the Escrow Agreement remains in full force and effect and has not terminated automatically pursuant to Section 3.3 of the Escrow Agreement.
This letter may be executed in two or more counterparts and delivered by .PDF or electronic mail, each of which will be deemed an original but all of which will constitute but one instrument.
[Signature page follows]

Sincerely,
BATTALION OIL CORPORATION
By:
/s/ Matthew Steele

Name: Matthew Steele
Title:   Chief Executive Officer
FURY RESOURCES, INC.
By:
/s/ Ariella Fuchs

Name: Ariella Fuchs
Title:   President and General Counsel

EXECUTION COPY
SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of February 6, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024; and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.   Amendments.
a.   Amendments to Section 1.1.
1.   Definition of “Closing Failure Fee”.   The definition of “Closing Failure Fee” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount plus the Subsequent Deposit Escrow Amount.
2.   Definition of “Closing Superior Proposal”.   The definition of Company Superior Proposal in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Company Superior Proposal” means a bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, which the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms of the Transactions proposed by Parent pursuant to clause (B) of Section 6.4(d) and taking in consideration the timing and likelihood of consummation of such Company Superior Proposal).
3.   Definition of “Company Termination Fee”.   The definition of Company Termination Fee in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Company Termination Fee” means an amount equal to $3,500,000.
4.   Definition of “Hutchings Sealy #4 Well”.   The definition of “Hutchings Sealy #4 Well” in Section 1.1 of the Agreement is hereby deleted in its entirety.
5.   Definition of “Qualified Additional Financing Documents”.   The definition of Qualified Additional Financing Documents in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Qualifying Additional Financing Documents” means Additional Financing Documents that contemplate Additional Financing in an amount equal to $100,000,000, in the aggregate.
6.   Definition of “Specified Development Obligations”.   The definition of “Specified Development Obligations” in Section 1.1 of the Agreement is hereby deleted in its entirety.

b.   Amendment to Article IV.   The lead-in to Article IV of the Agreement is hereby deleted and replaced in its entirety with the following language:
Except as (x) disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements), or in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), or (y) except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company represents and warrants to Parent and Merger Sub as follows:
c.   Amendment to Section 6.2(a).   Section 6.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
During the Interim Period, other than (i) as expressly required or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by or reasonably responsive to a request or requirement of a Governmental Authority, applicable Law or the rules and regulations of the NYSE American, (iv) any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (v) as set forth in Section 6.2(a) of the Company Disclosure Letter (the exceptions in clauses (i)-(v), the “Interim Covenant Exceptions”), the Company shall, and shall cause its Subsidiaries to (x) use commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve intact, in all material respects, their respective business organizations; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) or Section 6.20 (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.
d.   Amendment to Section 6.4(a).   Section 6.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
(i)   Solicitation or Negotiation Prior to Delivery of Evidence of Funding.   From and after the date of this Agreement until the date on which Parent delivers Evidence of Funding to the Company pursuant to Section 6.10(a)(ix), the Company, its Subsidiaries and each of its and their respective Representatives shall have the right to (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal.
(ii)   No Solicitation or Negotiation After Delivery of Evidence of Funding.   Except as expressly permitted by this Section 6.4, from the date on which Parent delivers Evidence of Funding to the Company pursuant to Section 6.10(a)(ix) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover

Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of this Section 6.4(a), solely to ascertain facts from the Person making such Company Takeover Proposal consistent with its fiduciary duties about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.4). Upon delivery by Parent of Evidence of Funding to the Company pursuant to Section 6.10(a)(ix), the Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. Upon delivery by Parent of Evidence of Funding to the Company pursuant to Section 6.10(a)(ix), the Company shall promptly (I) request in writing that each Person that has heretofore executed a confidentiality agreement within the six (6) month period immediately preceding such date in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (II) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives.
(iii)   Waiver of Standstills.   Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, terminate, waive, amend, release or modify any standstill provision of any confidentiality or standstill agreement to which the Company is a party with respect to any Company Takeover Proposal or potential Company Takeover Proposal, and any such action taken by the Company, in and of itself, shall not be deemed a breach of any provision of this Agreement in any respect.
e.   Amendment to Section 6.4(b).   Section 6.4(b) of the Agreement is hereby deleted and replaced in its entirety with the following language:
Superior Proposals.   Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives a written Company Takeover Proposal that is not withdrawn from any Person (and, if such written Company Takeover Proposal is received after the date that Parent delivers Evidence of Funding to the Company pursuant to Section 6.10(a)(ix), such written Company Takeover Proposal did not result from a material breach of Section 6.4(a)(ii)), and if the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, (i) that such Company Takeover Proposal is bona fide and constitutes or could reasonably be expected to lead to a Company Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives (provided that the Company shall, prior to or concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board (or any committee thereof, including the Company Special Committee) being required to make the determination in the foregoing clauses (i) and (ii)).   The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b), and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.
f.   Amendment to Section 6.4(d).   The second sentence of Section 6.4(d) of the Agreement is hereby deleted and replaced in its entirety with the following language:
Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that, if received after the date on which Parent delivers Evidence of Funding to the Company pursuant to Section 6.10(a)(ix), did not result from a material breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into a binding Company Acquisition Agreement with respect to such Company Superior Proposal; provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement and any other relevant transaction documents, (B) during such five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board (after considering the recommendation of the Company Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
g.   Amendment to Section 6.20.   Section 6.20 of the Agreement is hereby deleted and replaced in its entirety with the following language:
6.20[Intentionally Omitted]
h.   Amendment to Section 7.2(a).   Section 7.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
The obligations of Parent and Merger Sub to complete the Closing and effect the Merger under Article III are further subject to the satisfaction (or waiver in writing by Parent and Merger Sub) of the following conditions precedent on or before the Effective Time: each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
i.   Amendment to Section 8.1(d)(iv).   Section 8.1(d)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:
if Parent fails to deliver Qualifying Additional Financing Documents to the Company on or before 5:00 p.m. Central Time on February 15, 2024;
j.   Amendment to Section 8.1(d)(vi).   The reference to “February 5, 2024” in Section 8.1(d)(vi) of the Agreement is hereby amended to be “February 15, 2024”.
k.   Amendment to Section 8.3(b)(iv).   Section 8.3(b)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:
this Agreement is terminated (A) for any reason pursuant to Section 8.1 other than (x) those contemplated by clause (B) below or (y) under circumstances in which the Company Termination Fee is payable to Parent pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), then the Company shall retain the Initial Escrow Deposit Amount (it being understood that such retention shall be deemed to be a payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount), or (B) (1) by the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi) or (2) by either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi), and in the case of the foregoing clauses (1) and (2), such termination takes place after 5:00 p.m. Central Time on February 5, 2024, then the Company shall retain the Initial Escrow Deposit Amount as contemplated by the immediately preceding clause (A) (it being understood that such retention shall be deemed to be a partial payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount) and Parent shall pay to the Company the remainder of the Closing Failure Fee in accordance with Section 8.4(b)(iii).
l.   New Section 8.3(l).   Section 8.3 of the Agreement is hereby amended to include the following language as new subsection (l):
In connection with any losses or damages suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 8.3(b)(i) or Section 8.3(b)(ii) (in which case Sections 8.3(f) and (m) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties shall be limited to an amount equal to the Company Termination Fee as determined in accordance with Section 8.3(b)(i) or Section 8.3(b)(ii), as applicable, plus, if applicable, the Initial Escrow Deposit Amount (to the extent that Parent is entitled to the return of such amount pursuant to Section 8.3(m)) and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount, including for the liability of the Company in the case of Willful Breach.
m.   New Section 8.3(m).   Section 8.3 of the Agreement is hereby amended to include the following language as new subsection (m):
Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Full Escrow Funding has been consummated on or before 5:00 p.m. Central Time on February 15, 2024 and (ii) Parent is entitled to receive the Company Termination Fee pursuant to Section 8.3(b)(i) (other than if this Agreement is terminated by Parent pursuant to Section 8.1(e)(iii)), then the Company shall return to Parent, and Parent shall be entitled to receive from the Company, an amount equal to the Initial Escrow Deposit Amount.

n.   Amendment to Section 8.4(a).   The reference to “February 5, 2024” in Section 8.4(a) of the Agreement is hereby amended to be “February 15, 2024”.
2.   Third Party Beneficiary.   Concurrently with the execution and delivery of this Amendment, Parent shall deliver to the Company an amendment to certain Additional Financing Documents, in form reasonably acceptable to the Company, which contemplate that the Company is a direct third party beneficiary entitled to directly enforce, against the Financing Source contemplated therein, such Financing Source’s obligation to deposit their portion of the Additional Financing into the Escrow Account (for purposes of funding the Subsequent Escrow Deposit Amount).
3.   Other Terms.
a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 and 2 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous. The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:
/s/ Matthew Steele

Name: Matthew Steele
Title:   Chief Executive Officer

FURY RESOURCES, INC.
By:
/s/ Ariella Fuchs

Name: Ariella Fuchs
Title:   President and General Counsel
SAN JACINTO MERGER SUB, INC.
By:
/s/ Ariella Fuchs

Name: Ariella Fuchs
Title:   President and General Counsel

Execution Version
THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of February 16, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, and that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024; and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.
Amendments.

a.
Amendments to Section 1.1.

1.   Definition of “Closing Failure Fee”.   The definition of “Closing Failure Fee” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount plus $15,000,000.
2.   Definition of “Company Termination Fee”.   The definition of Company Termination Fee in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Company Termination Fee” means an amount equal to $0; provided, that if Parent consummates the Full Escrow Funding, then the Company Termination Fee shall increase to $3,500,000 from and after the time that such Full Escrow Funding is consummated.
3.   Definition of “Qualifying Additional Financing Documents”.   The definition of Qualifying Additional Financing Documents in Section 1.1 of the Agreement is hereby deleted in its entirety.
4.   Definition of “Specified Acquisition”.   The definition of Specified Acquisition in Section 1.1 of the Agreement is hereby deleted in its entirety.
5.   Definition of “Subsequent Escrow Deposit Amount”.   The definition of Subsequent Escrow Deposit Amount in Section 1.1 of the Agreement is hereby deleted in its entirety.
b.   Amendment to Section 6.2.   Section 6.2 of the Agreement is hereby deleted and is replaced in its entirety with the following language:
[Intentionally Omitted]
c.   Amendment to Section 8.1(d)(iv).   Section 8.1(d)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:
[Intentionally Omitted]
d.   Amendment to Section 8.1(d)(v).   Section 8.1(d)(v) of the Agreement is hereby deleted and replaced in its entirety with the following language:
if Parent fails to deliver the Evidence of Funding to the Company on or before 5 p.m., Central Time, on April 10, 2024; or
e.   Amendment to Section 8.1(d)(vi).   Section 8.1(d)(vi) of the Agreement is hereby deleted and replaced in its entirety with the following language:

[Intentionally Omitted]
f.   New Section 8.1(d)(vii).   Section 8.1 of the Agreement is hereby amended to include the following language as a new subsection (d)(vii):
at any time prior to the delivery of Evidence of Funding by Parent.
g.   Amendment to Section 8.3(b)(iv).   Section 8.3(b)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:
this Agreement is terminated (A) for any reason pursuant to Section 8.1 other than (1) those contemplated by clause (B) below or (2) under circumstances in which the Company Termination Fee is payable to Parent pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), then the Company shall retain the Initial Escrow Deposit Amount, or (B) (1) by the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(v) or Section 8.1(d)(vii) or (2) by either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(v) or Section 8.1(d)(vii), then the Company shall retain the Initial Escrow Deposit Amount as contemplated by the immediately preceding clause (A) (it being understood that such retention shall be deemed to be a partial payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount) and Parent shall pay to the Company the remainder of the Closing Failure Fee in accordance with Section 8.4(b)(iii); provided, that (x) if at the time of such termination, there are not sufficient Escrow Funds to pay the remainder of the Closing Failure Fee, then Parent shall pay the amount of such shortfall to the Company by wire transfer of immediately available funds within two (2) Business Days following such termination, and (y) if the Closing Failure Fee becomes payable pursuant to the foregoing as a result of a termination pursuant to Section 8.1(d)(vii), the Company acknowledges and agrees that it shall not collect all or any portion of the Closing Failure Fee from any Person guaranteeing Parent’s or Merger Sub’s obligations under this Agreement.
h.   Deletion of Section 8.3(m).   Section 8.3(m) of the Agreement is hereby deleted and replaced in its entirety with the following language:
[Intentionally Omitted]
i.   Amendment to Section 8.4(a).   Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:
Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (the “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent (i) concurrently with the execution and delivery of this Agreement, shall deposit an amount in cash equal to $10,000,000 (the “Initial Escrow Deposit Amount”) into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement, may deposit an amount in cash equal to $15,000,000 into the Escrow Account (the deposit of such $15,000,000 amount into the Escrow Account, if undertaken, the “Full Escrow Funding”), in each case, for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).
2.
Additional Financing Documents.   For the avoidance of doubt, Parent acknowledges and agrees that it shall not amend any provisions of any Additional Financing Agreements to which the Company is a third party beneficiary without the express prior written consent of the Company.

3.
Other Terms.

a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 and 2 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.

b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew B. Steele

Title:
Chief Executive Officer

[Signature page to Third Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature page to Third Amendment to Agreement and Plan of Merger]

EXECUTION VERSION
FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of April 16, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, and that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024; and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.
Amendments.

a.   Definition of “Closing Failure Fee”.   The definition of Closing Failure Fee in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount plus $15,000,000; provided, however, that if Parent delivers to the Company Qualifying Additional Financing Documents, the Closing Failure Fee shall be an amount equal to the Initial Deposit Escrow Amount plus $20,000,000.
b.   Definition of “Qualified Additional Financing Documents”.   The definition of Qualified Additional Financing Documents in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Qualifying Additional Financing Documents” means Additional Financing Documents that contemplate Additional Financing in an amount that, in the aggregate and when taken together with the aggregate proceeds contemplated by the Committed Financings and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses, in each case as determined by the Company in its reasonable discretion.
c.   Amendment to Section 6.5(a).   The following sentence shall be inserted at the end of Section 6.5(a) of the Agreement:
Notwithstanding anything in this Agreement to the contrary (including this Section 6.5(a)), the Company shall not be required to file the definitive Proxy Statement or cause the definitive Proxy Statement to be mailed to the Company’s stockholders unless and until Parent has delivered Qualifying Additional Financing Documents to the Company.
d.   Amendment to Section 8.1(d)(v).   Section 8.1(d)(v) of the Agreement is hereby deleted and replaced in its entirety with the following language:
if Parent fails to deliver all of the Qualifying Additional Financing Documents to the Company on or before 5:00 p.m. Central Time on April 26, 2024;
e.   Amendment to Section 8.1(d)(vi).   Section 8.1(d)(vi) of the Agreement is hereby deleted and replaced in its entirety with the following language:
if Parent fails to deliver, at least 7 days prior to the anticipated Closing Date, Evidence of Funding and other evidence reasonably acceptable to the Company demonstrating that Parent and Merger Sub have financial resources available to them that are sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses; or
f.   Amendment to Section 8.3(b)(iv).   Clause (y) of Section 8.3(b)(iv) of the Agreement is hereby deleted in its entirety.
g.   Amendment to Section 8.4(a).   The references to “$15,000,000” in Section 8.4(a) of the Agreement shall be deleted in their entirety and replaced with “$20,000,000”.
2.   Payment for Printing and Mailing of the Proxy Statement.   In the event Parent does not deliver all of the Qualifying Additional Financing Documents to the Company on or before 5:00 p.m. Central Time on April 22, 2024, Parent shall pay or shall cause to be paid to the Company by no later than April 23, 2024, by wire transfer of immediately available funds, an amount equal to $125,000, which amount shall be used by the Company to pay the Company’s costs and expenses associated with printing and mailing the definitive Proxy Statement to the Company’s stockholders.
3.
Other Terms.

a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 and 2 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew Steele

Title:
Chief Executive Officer

[Signature page to Fourth Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature page to Fourth Amendment to Agreement and Plan of Merger]

EXECUTION VERSION
FIFTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS FIFTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of June 10, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, and that certain Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024; and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.   Amendment to Section 8.1(b).   The reference to “June 12, 2024” in Section 8.1(b) of the Agreement is hereby amended to be “September 12, 2024”.
2.
Other Terms.

a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew Steele

Title:
Chief Executive Officer

[Signature page to Fifth Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature page to Fifth Amendment to Agreement and Plan of Merger]

SIXTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS SIXTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of September 11, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, that certain Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, and that certain Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024; and
WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.
NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.   Amendment to Section 8.1(b).   The reference to “September 12, 2024” in Section 8.1(b) of the Agreement is hereby amended to be “December 31, 2024”.
2.   Other Terms.
a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew Steele

Title:
Chief Executive Officer

[Signature page to Sixth Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature page to Sixth Amendment to Agreement and Plan of Merger]

Execution Version
SEVENTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
THIS SEVENTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of September 19, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, that certain Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, that certain Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024, and that certain Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024;
WHEREAS, Parent has proposed certain changes to the terms and conditions of the Agreement (the “Revised Proposal”), which included, among other things, (a) a reduction in the Merger Consideration from $9.80 to $7.00, and (b) changes to the Preferred Stock Transactions such that (i) Gen IV Investment Opportunities, LLC and its Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock would be included as Insider Stockholders for purposes of the Agreement, (ii) each of the Insider Stockholders will contribute and/or sell to Parent, prior to the Effective Time, all of the issued and outstanding shares of Preferred Stock held by them in exchange for shares of Parent Preferred Stock, (iii) the Contribution Agreement would be amended and restated to reflecting the modifications contemplated by the foregoing clauses (ii) and (iii), and (iv) the Purchase Agreement would be terminated in accordance with its terms by the parties thereto and no longer of any force or effect;
WHEREAS, pursuant to and in accordance with Section 14 of the Voting Agreement, the parties thereto have waived, in writing, the termination of the Voting Agreement under Section 4(c) thereof such that that Voting Agreement shall remain in full force and effect notwithstanding the effectiveness of this Amendment and the terms and conditions of the Agreement as amended by this Amendment;
WHEREAS, after reviewing and considering the terms and conditions of the Revised Proposal, the Company Special Committee has unanimously (a) determined that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable and fair to, and in the best interests of, the Company and its Unaffiliated Company Stockholders, (b) recommended that the Company Board approve this Amendment and the Transactions, as revised pursuant to the Revised Proposal, and determine that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Stockholders, and (c) recommended that, subject to the Company Board’s approval, the Company Board submit the Agreement, as amended by this Amendment, to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of the Agreement, as amended by this Amendment;
WHEREAS, the Company Board, after considering the recommendation of the Company Special Committee and the terms and conditions of the Revised Proposal, has unanimously (a) determined that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable and fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders, (b) declared it advisable to enter into this Amendment, (c) approved the execution, delivery and performance by the Company of the Amendment and the consummation of the Transactions, as revised pursuant to the Revised Proposal, (d) resolved to recommend that the stockholders of the Company adopt the Agreement, as amended by this Amendment, and (e) directed that the Agreement, as amended by this Amendment, be submitted to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of the Agreement, as amended; and
WHEREAS, in connection with the Revised Proposal, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:
1.   Amendments, Generally.   Where there is a reference in the Agreement to (a) “the Merger Consideration and the Preferred Stock Merger Consideration”, each such reference shall be amended and restated to read solely as “the Merger Consideration”, (b) “the Merger Consideration or Preferred Stock Merger Consideration, as applicable”, each such reference shall be amended and restated to read solely as “the Merger Consideration”, (c) “Common Stock and Preferred Stock” or “Common Stock or Preferred Stock” in Section 3.1(d) and Section 3.3 of the Agreement, each such reference shall be amended and restated to read solely as “Common Stock”, (d) “Book-Entry Shares and Certificated Shares” or “Book-Entry Shares or Certificated Shares” in Section 3.3 of the Agreement, each such reference shall be amended and restated to read solely as “Book-Entry Shares”, (e) “the Purchase Agreement, the Contribution Agreement” or “the Purchase Agreement and the Contribution Agreement”, each such reference shall be amended and restated to read solely as “the Contribution Agreement”, (f) “the Purchase Agreement”, each such reference is hereby deleted in its entirety, (g) “Preferred Stock Transactions”, each such reference shall be amended and restated as “Preferred Stock Contribution”, and (h) “Purchasers”, each such reference shall be deleted in its entirety.
2.   Amendments to Exhibits.
a.   Exhibit B.   Exhibit B of the Agreement is hereby deleted in its entirety.
b.   Exhibit C.   (i) The reference to “Exhibit C” in the Recitals to the Agreement is hereby deleted and replaced with “Exhibit B” and (ii) Exhibit C of the Agreement is hereby deleted and replaced in its entirety with the document attached hereto as Exhibit B.
3.   Amendments to Section 1.1.
a.   Definition of “Book-Entry Shares”.   The definition of “Book-Entry Shares” in Section 1.1 of the Agreement is hereby amended to delete the words “or Preferred Stock” from such defined term.
b.   Definition of “Certificated Shares”.   The definition of “Certificated Shares” in Section 1.1 of the Agreement is hereby deleted in its entirety.
c.   Definition of “Parent Preferred Stock”.   The definition of “Parent Preferred Stock” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language: “Parent Preferred Stock” “means shares of Series A Preferred Stock of Parent.”
d.   Definition of “Preferred Stock Financing”.   The definition of “Preferred Stock Financing” in Section 1.1 of the Agreement is hereby deleted in its entirety.
e.   Definition of “Preferred Stock Transactions”.   The definition of “Preferred Stock Transactions” in Section 1.1 of the Agreement is hereby deleted in its entirety.
f.   Definition of “Company Superior Proposal”. The definition of “Company Superior Proposal” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
““Company Superior Proposal” means an unsolicited bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, that is fully financed or has fully committed financing, which the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms of the Transactions proposed by Parent pursuant to clause (B) of Section 6.4(d) and taking in consideration the timing and likelihood of consummation of such Company Superior Proposal).”
g.   Definition of “Preferred Stock Merger Consideration”.   The definition of “Preferred Stock Merger Consideration” in Section 1.1 of the Agreement is hereby deleted in its entirety.

h.   Definition of “Insider Stockholders”.   The definition of “Insider Stockholders” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:
“Insider Stockholders” means, collectively, Luminus Management, LLC, Oaktree Capital Management, L.P., Gen IV Investment Opportunities, LLC and each of their respective Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock.
4.   Amendment to Section 3.1(b)(i).   The reference to “$9.80” in Section 3.1(b)(i) of the Agreement is hereby amended to be “$7.00”.
5.   Amendment to Section 3.1(b)(ii).   Section 3.1(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Each share of Common Stock and Preferred Stock held by the Company as treasury stock or held by Parent or Merger Sub (including all shares of Preferred Stock contributed and/or sold to Parent pursuant to the Preferred Stock Contribution), in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto. For the avoidance of doubt, none of the shares of Preferred Stock subject to the Preferred Stock Contribution shall be entitled to receive the Merger Consideration or any other form of consideration pursuant to this Agreement and shall, immediately prior to the Closing, be contributed and/or sold, directly or indirectly, to Parent (or any of its Affiliates) pursuant to the terms of the Contribution Agreement and treated in accordance with the preceding sentence.”
6.   Amendment to Section 3.1(b)(iv).   Section 3.1(b)(iv) of the Agreement is hereby deleted in its entirety.
7.   Amendment to Section 4.15.   The last sentence of Section 4.15 of the Agreement is hereby deleted in its entirety.
8.   Amendment to Section 5.8(a).   The reference to “which contemplate the Preferred Stock Financing” in Section 5.8(a) of the Agreement is hereby deleted in its entirety.
9.   Amendment of Section 6.4(a)(i) and (ii).   Section 6.4(a)(i) and (ii) of the Agreement are hereby amended and restated in its entirety to read as follows:
“(i)   No Solicitation or Negotiation.   Except as expressly permitted by this Section 6.4, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of this Section 6.4(a), solely to ascertain facts from the Person making such Company Takeover Proposal consistent with its fiduciary duties about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.4(a)). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. The Company shall promptly (1) request in writing that each Person that has heretofore executed a confidentiality agreement within the six (6) month period immediately preceding the date hereof in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives.”
10.   Amendment of Section 6.4(b).   Section 6.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Superior Proposals.   Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives an unsolicited written Company Takeover Proposal that is not withdrawn from any Person that did not result from a material breach of Section 6.4(a), and if the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, (i) that such Company Takeover Proposal is bona fide and constitutes or could reasonably be expected to lead to a Company Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives (provided that the Company shall, prior to or concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board (or any committee thereof, including the Company Special Committee) being required to make the determination in the foregoing clauses (i) and (ii)). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b), and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.”
11.   Amendment of Section 6.4(d).   The second sentence of Section 6.4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into a binding Company Acquisition Agreement with respect to such Company Superior Proposal; provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement and any other relevant transaction documents, (B) during such five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board (after considering the recommendation of the Company Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.”]
12.   Amendment of Section 6.10(a)(ix).   Section 6.10(a)(ix) of the Agreement is hereby amended and restated in its entirety to read as follows:
“On or before 5:00 p.m. Central Time on the date that is 7 days prior to the anticipated Closing Date, Parent shall deliver to the Company evidence reasonably satisfactory to the Company, including customary bank statements and other records of deposit, that (i) the bank account set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (the “Additional Financing Bank Account”) contains an amount of cash available for withdrawal equal to or greater than $160,000,000 minus the Initial Escrow Deposit Amount minus the amount of Escrow Funds as of such date and (ii) the Persons authorized to draw on the Additional Financing Bank Account or to have access thereto are solely those Persons set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (such evidence, the “Evidence of Funding”). Following Parent’s delivery of such evidence in accordance with the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, at all times prior to the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Section 8.1, (A) maintain an amount of cash in the Additional Financing Bank Account available for withdrawal equal to or greater than $160,000,000 minus the Initial Escrow Deposit Amount minus the amount of Escrow Funds as of any such date and (B) not authorize any Person to draw on the Additional Financing Bank Account or otherwise have access thereto unless otherwise consented to in writing by the Company.”
13.   Amendment of Section 8.1(d)(vii).   Section 8.1(d)(vii) of the Agreement is hereby amended and restated in its entirety to read as follows:
“By written notice of the Company, if the Closing shall not have occurred on or before 11:59 p.m. Central Time on November 29, 2024; provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(vii) will not be available to the Company if it has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the such date.”
14.   Delivery of Qualifying Additional Financing Documents.   As of the date hereof, Parent has delivered Additional Financing Documents to the Company which, in the aggregate, constitute Qualifying Additional Financing Documents. The Company hereby irrevocably waives its right to terminate the Agreement pursuant to Section 8.1(d)(v) thereof.
15.   Updates to Company Disclosure Letter.   Prior to the Effective Time, the Company shall have the right (but not the obligation) to update the Company Disclosure Letter to the extent information contained therein or any representation or warranty of the Company becomes untrue, incomplete or inaccurate after the date of the Agreement due to events, circumstances or effects after the date hereof or facts of which the Company becomes aware after the date hereof.
16.   Other Terms.
a.   Interpretation; Effectiveness.   The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.
b.   Reference to the Agreement.   On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.
c.   Miscellaneous.   The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BATTALION OIL CORPORATION
By:

Name:
Matthew Steele

Title:
Chief Executive Officer

[Signature page to Seventh Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

SAN JACINTO MERGER SUB, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature page to Seventh Amendment to Agreement and Plan of Merger]

EXHIBIT B
FORM OF CONTRIBUTION AGREEMENT
(See attached.)

FINAL FORM
AMENDED AND RESTATED CONTRIBUTION, ROLLOVER AND SALE
AGREEMENT
This Amended and Restated Contribution, Rollover and Sale Agreement (this “Agreement”), dated as of September [  ], 2024, is made by and among Fury Resources, Inc., a Delaware corporation (“Parent”), and the Rollover Sellers listed on Schedule A attached to this Agreement (the “Rollover Sellers” or the “Sellers”). This Agreement amends and restates in its entirety that certain Contribution, Rollover and Sale Agreement, dated as of December 14, 2023, by and among Parent and the Rollover Sellers.
WHEREAS, on December 14, 2023, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Battalion Oil Corporation, a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended to date, the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;
WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, each Rollover Seller desires to contribute to Parent all of the shares of (i) Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Shares”), of the Company, (ii) Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Shares”), (iii) Series A-2 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Shares”), (iv) Series A-3 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Shares”), (v) Series A-4 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-4 Shares”) and (vi) any new preferred stock, par value $0.0001 per share of the Company (“New Preferred Stock” and, together with the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, the “Company Preferred Stock”), in each case, owned by such Rollover Seller on the date hereof as set forth on Schedule A attached hereto, or acquired by such Rollover Seller after the date hereof and prior to the Rollover and Sale Closing (as defined below), other than any Rollover Excess Shares (as defined below) (collectively, the “Rollover Shares”), in exchange for the number of shares of Series A Preferred Stock (as defined below) of Parent determined as set forth herein in each case, pursuant to and in accordance with the terms of this Agreement (the “Contribution and Rollover”);
WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, in the event that the aggregate Rollover Value (as defined below) of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount set forth on Schedule A hereto (such excess Rollover Value, the “Rollover Excess Amount”), then such Rollover Seller shall sell to Parent a number of shares of Company Preferred Stock having an aggregate Rollover Value equal to such Seller’s Rollover Excess Amount (such shares of Company Preferred Stock, “Rollover Excess Shares” and, together with the Rollover Shares, the “Transferred Shares”), in exchange for cash consideration equal to such Rollover Excess Amount, in each case, pursuant to and in accordance with the terms of this Agreement (the transactions described in the foregoing, collectively, the “Preferred Stock Sales”); and
WHEREAS, Parent and the Rollover Sellers intend that the Contribution and Rollover, together with the sale of Common Stock by the Parent for total aggregate cash proceeds (paid to the Parent prior to or concurrently with the Transaction Closing) of at least $160,000,000 (the “Common Equity Investments”), and the initial issuance of shares of Common Stock by Parent to Ruckus Energy Holdings, LLC, a Delaware limited liability company, be treated for United States federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE 1
CONTRIBUTION AND ROLLOVER
1.1   Contribution and Rollover.
(a)   Subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), each Rollover Seller shall convey, contribute, transfer and assign to Parent, and Parent shall accept, all of the Rollover Shares free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
(b)   In connection with each Rollover Seller’s contribution of such Rollover Seller’s Rollover Shares to Parent, Parent shall, immediately prior to the Transaction Closing and immediately following conveyance, contribution, transfer, assignment and acceptance of the Rollover Shares pursuant to Section 1.1(a), issue to each Rollover Seller a number of shares of Series A Preferred Stock, par value $0.0001 per share, of Parent (“Series A Preferred Stock”), equal to the lesser of such Seller’s (i) aggregate Rollover Value (as of the Rollover and Sale Closing Date) or (ii) Maximum Rollover Amount, as applicable, divided by $1,000 (such shares of Series A Preferred Stock, the “Consideration Shares”), free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller).
(c)   Tax Treatment.   The parties shall file all income tax returns in a manner consistent with the Intended Tax Treatment, and no party shall take any position in any income tax return that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.
(d)   Rollover Value.   For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Value” attributable to each Series A Share, each Series A-1 Share, each Series A-2 Share, each Series A-3 Share, each Series A-4 Share and each share of New Preferred Stock is the amount set forth on Schedule A hereto under the heading “Rollover Value.”
1.2   Preferred Stock Sales.
(a)   In the event that the aggregate Rollover Value of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount, then subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), such Rollover Seller shall sell, convey, transfer and assign to Parent all of such Seller’s Rollover Excess Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws), in exchange for an amount in cash equal to the Rollover Excess Amount attributable to such Rollover Excess Shares;
(b)   Rollover Excess Amount.   For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Excess Amount” with respect to any Rollover Seller shall be an amount equal to the aggregate Rollover Value of all shares of Company Preferred Stock held by such Rollover Seller as of the Rollover and Sale Closing Date (calculated as set forth in Section 1.1(d) and Schedule A hereto) less the Maximum Rollover Amount set forth next to such Rollover Seller’s name on Schedule A hereto; provided that if such amount is a negative number, the “Rollover Excess Amount” for such Rollover Seller shall be deemed to be $0.00.
1.3   Rollover and Sale Closing.
(a)   The date on which the Contribution and Rollover and Preferred Stock Sales close (the “Rollover and Sale Closing”) is referred to as the “Rollover and Sale Closing Date.”

(b)   At the Rollover and Sale Closing:
(i)   Each Rollover Seller shall deliver to Parent duly executed instruments of transfer for such Rollover Seller’s Rollover Shares and, if applicable, Rollover Excess Shares, in form and substance reasonably acceptable to Parent; and
(ii)   Parent shall deliver, or cause to be delivered, to each Rollover Seller, (A) such Rollover Seller’s Consideration Shares and (B) if applicable, an amount equal to such Rollover Seller’s Rollover Excess Amount, by wire transfer of immediately available funds to an account designated in writing by such Rollover Seller not less than two business days prior to the Rollover and Sale Closing Date.
1.4   New Preferred Stock.   If any New Preferred Stock is issued to the Sellers after the date hereof and prior to the Rollover and Sale Closing, such New Preferred Stock shall be issued pursuant to a Certificate of Designation in the form attached hereto as Exhibit A (with the conversion price thereof to be calculated based on the trading price of the common stock of the Company immediately prior to such issuance in a manner consistent with the calculation of the conversion prices for the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares) (a “New Series Certificate of Designation”), or otherwise pursuant to transaction documents in form and substance reasonably acceptable to Parent.
1.5   Additional Series A Preferred Stock / Common Stock.   Parent hereby acknowledges and agrees that:
1.5.1   any sale of Series A Preferred Stock by Parent on or after the date hereof, shall be sold pursuant to the terms and conditions of the form Series A Preferred Stock Purchase Agreement attached hereto as Exhibit B; and
1.5.2   any sale of Common Stock by Parent on or after the date hereof through the Transaction Closing, shall be sold pursuant to the terms and conditions of the form Subscription Agreement attached hereto as Exhibit C.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to each Rollover Seller that, except as set forth on the Disclosure Schedule attached as Schedule B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.
For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, and 2.5), the term the “Parent” shall include any subsidiaries of Parent, unless otherwise noted herein.
2.1   Organization, Good Standing, Corporate Power and Qualification.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Parent.
2.2   Capitalization.
2.2.1   The authorized capital of Parent consists, immediately prior to the Rollover and Sale Closing, of:

(a)   Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Rollover and Sale Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury.
(b)   200,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Rollover and Sale Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Parent holds no Preferred Stock in its treasury.
2.2.2   The issued and outstanding Equity Interests of Parent, the holders of such Equity Interests and the number and class of such interests as of the Transaction Closing are set forth on Section 2.2.2 of the Disclosure Schedule. Except for the conversion privileges of the Series A Preferred Stock to be issued under this Agreement, and Parent’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Parent, or for Parent to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests. There are no outstanding obligations of Parent (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Parent. Parent is not subject to, and no Person has any right to and, to Parent’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of Parent. There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of Parent. There are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of Parent and there is no liability for distributions accrued and unpaid by Parent. Other than this Agreement and the Stockholders’ Agreement, there are no contracts or other agreements between Parent or any of its subsidiaries (on the one hand) and its stockholders or their respective affiliates (on the other hand) regarding the Equity Interests of Parent or otherwise relating to Parent or its subsidiaries or their respective businesses. For purposes of this Agreement, “Equity Interests” means (i) any type of equity ownership interest or voting interest in any Person, including (x) in the case of a corporation, any and all shares (however designated) of capital stock, (y) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock and (z) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, or any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests or any other equity securities of any Person (including phantom share, share appreciation, profit participation or other similar rights) and (iii) in any case, any right to acquire, or any securities convertible into or exercisable or exchangeable for, any of the foregoing. For purposes of this Agreement, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
2.3   Subsidiaries.   Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement. Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities. For purposes of this Agreement, “Liability” means any obligation, liability, debt, loss, damage, adverse claim, fine, penalty, or deficiency of such Person of any kind, character or description, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, disputed or undisputed, joint or several, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted, including those arising under any law or any contract, arrangement or undertaking, whether or not the same is required to be accrued on the financial statements of such Person. For purposes of this Agreement, “Transaction Agreements” means this Agreement and the Stockholders’ Agreement.
2.4   Authorization.   All corporate action required to be taken by Parent’s Board of Directors and stockholders in order to authorize Parent to enter into this Agreement and the other Transaction Agreements, and to issue the Series A Preferred Stock at the Rollover and Sale Closing and the Common Stock issuable upon conversion of the Series A Preferred Stock, has been taken or will be taken prior to the Rollover and Sale Closing. All action on the part of the officers of Parent necessary for the execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of Parent under this Agreement and the other Transaction Agreements to be performed as of the Rollover and Sale Closing, and the issuance and delivery of the Series A Preferred Stock has been taken or will be taken prior to the Rollover and Sale Closing. This Agreement and the other Transaction Agreements, when executed and delivered by Parent, shall constitute valid and legally binding obligations of Parent, enforceable against Parent in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.5   Valid Issuance of Shares.   The Series A Preferred Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Article 3 of this Agreement, the Common Stock issuable upon conversion of the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.
2.6   Governmental Consents and Filings; Consent Generally.   Assuming the accuracy of the representations made by the Rollover Sellers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Rollover and Sale Closing, and (b) filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been or will be made in a timely manner. The execution and delivery by Parent of this Agreement and the other Transaction Agreements, and the performance by Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by Parent do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of Parent’s Restated Certificate or Bylaws (together, “Parent’s Charter Documents”), (ii) any provision of any material agreement or instrument to which Parent is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of Parent, any applicable law or regulation.

2.7   Litigation.   There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to Parent’s knowledge, threatened orally, in each case (a) against Parent or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of Parent or Merger Sub arising out of their employment or board relationship with Parent or Merger Sub (as applicable), or (c) that questions the validity of this Agreement or the other Transaction Agreements or the right of Parent to enter into them, or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements. Neither Parent, Merger Sub nor, to Parent’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Parent). There is no action, suit, proceeding or investigation by Parent or Merger Sub pending or which Parent or Merger Sub intends to initiate.
2.8   Compliance with Other Instruments.   Neither Parent nor Merger Sub is in violation or default (a) of any provisions of the Parent’s Charter Documents or with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to Parent or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).
2.9   Rights of Registration and Voting Rights.   Except as contemplated in the Stockholders’ Agreement, Parent is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Series A Preferred Stock. Except as contemplated in the Stockholders’ Agreement, to Parent’s knowledge, no stockholder of Parent has entered into any agreements with respect to the voting or transfer of capital shares of Parent.
2.10   Corporate Documents.   The Charter Documents of Parent are in the form provided to the Rollover Sellers.
2.11   No Liabilities.   Other than the Liabilities of Parent pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Parent in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Parent does not have any Liabilities.
2.12   CFIUS.   The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Rollover Seller hereby represents and warrants to Parent, severally and not jointly, as to itself as of the date hereof, that:
3.1   Authorization.   Such Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Seller and assuming due and valid authorization, execution and delivery hereof by Parent and the other Sellers, will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2   Title to Rollover Shares.   Such Seller (a) is the sole record and beneficial owner of the Transferred Shares owned by such Rollover Seller as of the date hereof as set forth opposite such Seller’s name on Schedule A, as applicable, attached hereto, and will be the sole record and beneficial owner of any Transferred Shares acquired by such Seller after the date hereof and prior to the closing of the Rollover and Sale Closing, and (b) has, and will have at the Rollover and Sale Closing, good and indefeasible title to all such Transferred Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Transaction Agreements or applicable state and federal securities laws), and that such Seller has and will have full authority to surrender all such Transferred Shares pursuant to the terms and conditions of this Agreement. Such Seller will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by Parent in connection with the surrender of the Seller’s Transferred Shares pursuant to the terms and conditions of this Agreement.
3.3   Issued and Outstanding Company Preferred Stock.   At the Rollover and Sale Closing, such Seller’s Transferred Shares will constitute one-hundred percent (100%) of the shares of Company Preferred Stock beneficially owned by such Seller.
3.4   Acquisition Entirely for Own Account.   This Agreement is made with such Rollover Seller in reliance upon such Rollover Seller’s representation to Parent, which by such Rollover Seller’s execution of this Agreement, such Rollover Seller hereby confirms, that the Series A Preferred Stock to be acquired by such Rollover Seller will be acquired for investment for such Rollover Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Seller further represents that such Rollover Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A Preferred Stock. Such Rollover Seller has not been formed for the specific purpose of acquiring the Series A Preferred Stock.
3.5   Disclosure of Information.   Such Rollover Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the Contribution and Rollover with Parent’s management and has had an opportunity to review Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Parent in Section 2 of this Agreement or the right of the Rollover Sellers to rely thereon.
3.6   Restricted Securities.   Such Rollover Seller understands that the Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Seller’s representations as expressed herein. Such Rollover Seller understands that the Series A Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Rollover Seller may need to hold the Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, such Rollover Seller acknowledges that Parent has no obligation to register or qualify the Series A Preferred Stock, or the Common Stock into which they may be converted, for resale. Such Rollover Seller further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Stock, and on requirements relating to Parent which are outside of such Rollover Seller’s control, and which Parent is under no obligation and may not be able to satisfy.
3.7   No Public Market.   Such Rollover Seller understands that no public market now exists for the Series A Preferred Stock, and that Parent has made no assurances that a public market will ever exist for the Series A Preferred Stock.
3.8   Legends.   Such Rollover Seller understands that the Series A Preferred Stock and any securities issued in respect of or exchange for the Series A Preferred Stock, may be notated with one or all of the following legends:

3.8.1   “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”
3.8.2   Any legend set forth in, or required by, the Stockholders’ Agreement.
3.8.3   Any legend required by the securities laws of any state to the extent such laws are applicable to the Series A Preferred Stock represented by the certificate, instrument or book entry so legended.
3.9   Accredited Investor.   Such Rollover Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.10   Foreign Investors.   If such Rollover Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Rollover Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Stock. Such Rollover Seller’s Contribution and Rollover and continued beneficial ownership of the Series A Preferred Stock will not violate any applicable securities or other laws of such Rollover Seller’s jurisdiction.
3.11   CFIUS Foreign Person Status.   Such Rollover Seller is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Such Rollover Seller is not controlled by a “foreign person,” as defined in the DPA. Such Rollover Seller does not permit any foreign person affiliated with such Rollover Seller, whether affiliated as a limited partner or otherwise, to obtain through such Rollover Seller any of the following with respect to Parent: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Parent; (b) membership or observer rights on the Board of Directors or equivalent governing body of Parent or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Parent; (c) any involvement, other than through the voting of shares, in the substantive decision-making of Parent regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Parent, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Parent (as defined in the DPA).
3.12   No General Solicitation.   Neither such Rollover Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and acquisition of the Series A Preferred Stock.
3.13   Exculpation Among Rollover Sellers.   Such Rollover Seller acknowledges that it is not relying upon any Person, other than Parent and its officers and directors, in making its investment or decision to invest in Parent. Such Rollover Seller agrees that neither any Rollover Seller nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Rollover Seller shall be liable to any other Rollover Seller for any action heretofore taken or omitted to be taken by any of them in connection with the acquisition of the Series A Preferred Stock.
3.14   Residence.   If such Rollover Seller is an individual, then such Rollover Seller resides in the state or province identified in the address of such Rollover Seller set forth on Schedule A attached hereto; if such Rollover Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of such Rollover Seller in which its principal place of business is identified in the address or addresses of such Rollover Seller set forth on Schedule A attached hereto.

ARTICLE 4
CLOSING CONDITIONS
4.1   Conditions to Sellers’ Obligations.   The obligations of each Seller to deliver such Seller’s Transferred Shares pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by the Sellers:
4.1.1   Representations and Warranties.   The representations and warranties of Parent contained in Article 2 shall be true and correct in all respects as of the Rollover and Sale Closing.
4.1.2   Performance.   Parent shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Parent on or before the Rollover and Sale Closing.
4.1.3   Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Rollover and Sale Closing.
4.1.4   Compliance Certificate.   The Chief Executive Officer of Parent shall deliver to the Sellers at the Rollover and Sale Closing a certificate certifying that the conditions specified in Sections 4.1.1 and 4.1.2 have been fulfilled.
4.1.5   Board of Directors.   As of the Rollover and Sale Closing, the authorized size of the Board of Directors of the Parent (the “Board”) shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.
4.1.6   Merger Agreement.   All conditions precedent to the closing of the transactions contemplated by the Merger Agreement (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.1.7   Stockholders’ Agreement.   Parent, each Rollover Seller (other than the Rollover Seller relying upon this condition to excuse such Rollover Sellers’ performance hereunder), and the other stockholders of Parent named as parties thereto, shall have executed and delivered the Stockholders’ Agreement in the form attached hereto as Exhibit G (the “Stockholders’ Agreement”).
4.1.8   Restated Certificate and Bylaws.   Parent shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Closing the Amended and Restated Certificate of Incorporation in the form of Exhibit E attached to this Agreement (the “Restated Certificate”) and shall have amended and restated the Bylaws of Parent in the form attached hereto as Exhibit D.
4.1.9   Secretary’s Certificate.   The Secretary of Parent shall have delivered to the Sellers at the Rollover and Sale Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of Parent as in effect at the Rollover and Sale Closing, (b) resolutions of the Board of Directors of Parent approving this Agreement and the other Transaction Agreements and the transactions contemplated under this Agreement and the other Transaction Agreements, and (c) resolutions of the stockholders of Parent approving the Restated Certificate.
4.1.10   Contemporaneous Issuance.   The Common Equity Investments shall have been consummated prior to or concurrently with the Rollover and Sale Closing.
4.1.11   Available Financing.   The Chief Executive Officer of Parent shall have delivered to the Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying that Parent has sufficient available funds to complete the Transaction Closing and pay, if applicable, the Rollover Excess Amount and such certificate shall include supporting data reflecting such finances, including without limitation, a detailed funds flow, bank account ledger, escrow statements and debt financing commitments.

4.1.12   Capitalization Table.   The Chief Executive Officer of Parent shall have delivered to the Rollover Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying to the accuracy of a pro forma equity capitalization table of Parent giving effect to the transactions contemplated by this Agreement and the Common Equity Investments, which shall be attached to such certificate and reflect the capitalization table set forth in Section 2.2.2 of the Disclosure Schedule.
4.2   Conditions to Parent’s Obligations.   The obligations of Parent to deliver the Series A Preferred Stock and pay the Rollover Excess Amount pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by Parent:
4.2.1   Representations and Warranties.   The representations and warranties of each Seller contained in Article 3 shall be true and correct in all respects as of the Rollover and Sale Closing other than de minimis changes.
4.2.2   Performance.   Each Seller shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Rollover and Sale Closing.
4.2.3   Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Transaction Closing.
4.2.4   Merger Agreement.   All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.2.5   Stockholders’ Agreement.   Each Rollover Seller, and the other stockholders of Parent named as parties thereto shall have executed and delivered the Stockholders’ Agreement.
ARTICLE 5
MISCELLANEOUS
5.1   Termination.   If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.
5.2   Survival of Warranties.   Unless otherwise set forth in this Agreement, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Transaction Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Sellers or Parent; provided, that if this Agreement is terminated pursuant to Section 5.1, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall terminate upon such date of termination.
5.3   Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.4   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
5.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.6   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.7   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to Parent, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Sellers, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.
5.8   No Finder’s Fees.   Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Seller agrees to indemnify and to hold harmless Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Rollover Seller or any of its officers, employees or representatives is responsible. Parent agrees to indemnify and hold harmless each Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Parent or any of its officers, employees or representatives is responsible.
5.9   Transaction Costs.   At the Transaction Closing, Parent shall (i) pay (or reimburse the Sellers for) the reasonable fees and expenses of Dechert LLP, the counsel for the Sellers and (ii) pay (or reimburse Gen IV Investment Opportunities, LLC and/or its affiliates (collectively, “LS Power”)) for the reasonable fees and expenses incurred by LS Power, in each case, in respect of the negotiation and consummation of the Transaction Agreement and the transactions contemplated therein, in an amount not to exceed, in the aggregate, $300,000. Except for the immediately preceding sentence or as otherwise set forth in this Agreement or any other agreement between a Seller and Parent, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.
5.10   Amendments and Waivers.   Any term of this Agreement may be amended, terminated or waived only with the written consent of Parent and the written consent of a majority of the Sellers (such majority to be determined using the number of Transferred Shares held by such Seller as of the date of such amendment, termination or waiver); provided, that any amendments, changes or modifications to the number of Rollover Shares contributed, the number of Series A Preferred Stock issued hereunder, or the Rollover Value shall, in each case, require the written consent of each Rollover Seller. Any amendment or waiver effected in accordance with this Section 5.10 shall be binding upon the Sellers and each transferee of Series A Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and Parent.
5.11   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
5.12   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
5.13   Entire Agreement.   This Agreement (including the Schedules hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
5.14   Specific Performance.   Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms. Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.
5.15   Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
5.16   Indemnification Agreement.   Upon the written request of any Seller on or after the Transaction Closing, Parent shall execute an Indemnification Agreement in the form of Exhibit E attached to this Agreement with any Preferred Director (as defined in the Stockholder Agreement).
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
PARENT:
FURY RESOURCES, INC.,
a Delaware corporation
By:

Name: Ariella Fuchs
Title: President and General Counsel
Address:
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
ROLLOVER SELLERS:
[SIGNATURE BLOCKS TO BE INSERTED]
[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

Schedule A
Rollover Value and Rollover Sellers
Rollover Value per Rollover Share:
Rollover Share	Rollover Value
Series A Share	$1,369.21; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-1 Share	$1,277.28; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-2 Share	$1,276.99; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-3 Share	$1,137.91; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-4 Share	$1,129.53; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
New Preferred Stock	The Redemption Price determined pursuant to Section 8(a) of the New Series Certificate of Designation as of the Rollover and Sale Closing Date (determined as if this Agreement, and the other ancillary agreements to which the Sellers are parties, had not been entered into).

Rollover Sellers
Rollover Seller	Rollover Shares as of September [ ], 2024					Maximum Rollover Amount
	Series A Shares	Series A-1 Shares	Series A-2 Shares	Series A-3 Shares	Series A-4 Shares
Name: Luminus Energy Partners Master Fund, Ltd	13,336	20,269	17,211	9,835	9,835	$88,427,485.00
Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com
Name: OCM HLCN HOLDINGS, L.P.	6,526	9,921	11,159	6,376	6,376	$50,314,480.00
Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com
Name: Gen IV Investment Opportunities, LLC	5,138	7,810	6,630	3,789	3,789	$34,068,318
Address: 1700 Broadway, 35th floor New York, NY 10019 Attention: David Chang E-mail: dchang@LS power.com

Schedule B
Disclosure Schedule
Section 2.2.2
Post Closing San Jacinto Cap Table
Investor	Price per Share	Contribtuion	Common Stock	Series A Preferred Stock	Common Stock Ownership	Series A Preferred Stock Ownership	Post Preferred Conversion Common Stock (not including PIK dividends)	Post Conversion Ownership	Post Conversion Fully Diluted Common Stock	Post Conversion Fully Diluted Ownership
Ruckus Parent			10,000,000.00	—	23.81%	—	10,000,000	14.17%	10,000,000	12.99%
									—
Common Stock Holder	$5.00	$160,000,000.00	32,000,000.00	—	76.19%	—	32,000,000	45.34%	32,000,000	41.57%
									—
Luminus	$1,000.00	$88,427,485.00	—	88,427	0.00%	44.21%	12,632,498	17.90%	12,632,498	16.41%
Oaktree	$1,000.00	$50,314,480.00	—	50,314	0.00%	25.16%	7,187,783	10.19%	7,187,783	9.34%
LS Power	$1,000.00	$34,068,318.00	—	34,068	0.00%	17.03%	4,866,903	6.90%	4,866,903	6.32%
Meritz	$1,000.00	$15,000,000.00	—	15,000	0.00%	7.50%	2,142,857	3.04%	2,142,857	2.78%
Unallocated Series A Preferred	$1,000.00	$12,189,717.00		12,190	0.00%	6.09%	1,741,388	2.47%	1,741,388	2.26%
MIP Plan									6,400,000	8.31%
			42,000,000.00	200,000	100.00%	100.00%	70,571,429	100.00%	76,971,429	100.00%
Series A Preferred Conversion Price	$7.00

Exhibit A
Form of Certificate of Designations for New Preferred Stock

Exhibit B
Series A Preferred Stock Purchase Agreement

Exhibit C
Subscription Agreement

Exhibit D
Form of Amended and Restated Bylaws

Exhibit E
Form of Amended and Restated Certificate of Incorporation

Exhibit F
Form of Indemnification Agreement

Exhibit G
Form of Stockholders’ Agreement

Annex B
September 18, 2024
The Board of Directors of Battalion Oil Corporation
3505 West Sam Houston Pkwy North 77043 | Level 3
Houston, Texas 77043
Attn: Mr. Matthew Steele, CEO & Director
Dear Board of Directors:
We understand that Fury Resources, Inc. (the “Parent”), San Jacinto Merger Sub, Inc. (the “Merger Sub”), and Battalion Oil Corporation (the “Company”), (i) previously entered into the Initial Agreement (as defined below) pursuant to which, among other things, the Merger Sub would be merged with and into the Company (the “Prior Transaction”) and that, in connection with the Prior Transaction, (a) each outstanding share of common stock, par value $.0001 per share (“Common Stock”), of the Company would be converted into the right to receive $9.80 in cash, subject to certain adjustments as provided for in the Initial Agreement (as to which adjustments we expressed no opinion), and (b) the Company would become a wholly-owned subsidiary of the Parent, and (ii) propose to enter into the Amended Agreement (as defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each outstanding share of Common Stock of the Company will be converted into the right to receive $7.00 in cash (the “Merger Consideration”), subject to certain adjustments as provided for in the Amended Agreement (as to which adjustments we express no opinion), and (b) the Company will become a wholly-owned subsidiary of the Parent.
The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock in the Transaction pursuant to the Amended Agreement is fair, from a financial point of view, to such holders.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed the following agreements:

a.
the Agreement and Plan of Merger, dated as of December 14, 2023, by and among Parent, Merger Sub and the Company (the “Initial Agreement”);

b.
the First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, by and among Parent, Merger Sub and the Company (the “First Amendment”);

c.
the Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, by and among Parent, Merger Sub and the Company (the “Second Amendment”);

d.
the Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, by and among Parent, Merger Sub and the Company (the “Third Amendment”);

e.
the Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, by and among Parent, Merger Sub and the Company (the “Fourth Amendment”);

f.
the Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024, by and among Parent, Merger Sub and the Company (the “Fifth Amendment”);

g.
the Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024, by and among Parent, Merger Sub and the Company (the “Sixth Amendment”);

h.
the execution version of the Seventh Amendment to the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (collectively, with the Initial Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, the “Amended Agreement”);

i.
the Voting Agreement, dated as of December 14, 2023, by and among certain stockholders of the Company;

j.
the Contribution, Rollover and Sale Agreement, dated as of December 14, 2023, by and among the Insider Stockholders (as defined in the Amended Agreement) and Parent; and

k.
the execution version of the Amended and Restated Contribution, Rollover and Sale Agreement by and among the Insider Stockholders (as defined in the Amended Agreement) and Parent (the “Contribution Agreement”);

2.
reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (i) current financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2024 through 2027, and (ii) certain information regarding the Company’s proven reserves prepared by the Company (the “Reserve Information”);

4.
spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.
compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.
considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) and Reserve Information reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or Reserve Information or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any additional amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or additional amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Amended Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation (other than with respect to the Reserve Information). We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We have relied upon, without independent verification, the assessment of management as to the potential impact on the Company of certain market, cyclical and other trends in and prospects for, and governmental and regulatory matters relating to, the oil and gas industry, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or this Opinion.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Oaktree Capital Management, L.P. (“Oaktree”), an affiliate of Brookfield Corporation (“Brookfield”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Oaktree and/or Brookfield (collectively, with Oaktree and Brookfield, the “Oaktree/Brookfield Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to the special committee of the board of directors of Oaktree Specialty Lending Corporation, currently managed by a member of the Oaktree/Brookfield Group, in connection with its merger transaction with Oaktree Strategic Income II, Inc., which closed in January 2023, (ii) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to Samarco Mineração S.A. in connection with its restructuring transaction, which was completed in December 2023, (iii) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to SiO2 Medical Products, Inc. in connection with its chapter 11 bankruptcy proceedings, which concluded in September 2023, (iv) having acted as financial advisor to a lender group, of which one or more members of the Oaktree/Brookfield Group were members, in relation to their interests as lenders to CURO Group Holdings Corp. in connection with its chapter 11 bankruptcy proceedings, which concluded in May 2024, (v) having acted as investment banker to Salem Harbor Power Development LP, then a member of the Oaktree/Brookfield Group, in connection with its chapter 11 bankruptcy proceedings, which concluded in August 2023, (vi) having acted as exclusive placement agent to Oaktree in connection with its financing of Electro Rent Corporation, which closed in December 2023, (vii) having acted as financial advisor to members of the Oaktree/Brookfield Group in connection with the acquisition of Aqseptence Group, which closed in November 2023, (viii) having acted as financial advisor to Aludyne, Inc., a member of the Oaktree/Brookfield Group, in connection with its refinancing transaction, which closed in March 2023 and another transaction which closed in April 2024, (ix) having acted as financial advisor to David’s Bridal, then a member of the Oaktree/Brookfield Group, in connection with its chapter 11 bankruptcy proceedings, which concluded in July 2023, (x) having acted as financial advisor to Ascot Lloyd, then a member of the Oaktree/Brookfield Group, in connection with its sale transaction, which closed in October 2022, (xi) having acted as financial advisor to Cardone Industries, then a member of the Oaktree/Brookfield Group, in connection with its sale transaction, which closed in June 2023, (xii) having acted as financial advisor to Unavets Group, a member of the Oaktree/Brookfield Group, in connection with a financing transaction, which closed in November 2022, and (xiii) having acted as financial advisor to LifeFit Group, a member of the Oaktree/Brookfield Group, in connection with its pending sale transaction. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, members of the Oaktree/Brookfield Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Oaktree, Brookfield, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Oaktree/Brookfield Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, members of the Oaktree/Brookfield Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, certain potential transactions and the Transaction and will receive a fee for such services in connection with the Transaction, a substantial portion of which is contingent upon either (i) the consummation of the Transaction or (ii) termination of the Amended Agreement. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents or any aspects relating to the Contribution Agreement), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock in the Transaction pursuant to the Amended Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
HOULIHAN LOKEY CAPITAL, INC.

Annex C
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)   If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)   Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)   Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)   The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D
EXECUTION VERSION
VOTING AGREEMENT
VOTING AGREEMENT, dated as of December 14, 2023 (this “Agreement”), among Fury Resources, Inc., a Delaware corporation (“Parent”), and the stockholders of Battalion Oil Corporation, a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
WHEREAS, concurrently herewith, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (attached hereto as Exhibit A, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);
WHEREAS, as of the date of this Agreement, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (a) certain shares of common stock, par value $0.0001 per share, of the Company (“Shares”) as set forth on Schedule A hereto under the heading “Covered Shares” (with respect to each Stockholder, the “Covered Shares”), (b) certain additional Shares as set forth on Schedule A hereto under the heading “Additional Shares” (with respect to each Stockholder, and together with any additional Shares or other securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of any such securities, or upon exercise or conversion of any securities, such Stockholder’s “Additional Shares”), and (c) shares of Series A Redeemable Convertible Preferred Stock of the Company (“Series A Preferred Stock”) and Series A-1 Redeemable Convertible Preferred Stock of the Company (“Series A-1 Preferred Stock”), in each case, as set forth on Schedule A hereto under the heading “Owned Preferred Shares” (with respect to each Stockholder, the “Owned Preferred Shares” and, together with the Covered Shares and the Additional Shares, the “Subject Shares”);
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and
WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:
1.   Agreement to Vote.   From and after the date hereof until the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, except as otherwise approved in writing by Parent (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum (including by proxy or other valid means), and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the

Merger Agreement and such other actions contemplated by the Merger Agreement (whether or not recommended by the Company Board) and (ii) against (A) any Company Takeover Proposal, (B) any action that that is intended to or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (including any change to the capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws), and (C) any transaction that is intended to or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement.
2.   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN AND EXPRESSLY LIMITED TO AS PROVIDED IN SECTION 1. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).
(b)   The proxy granted in this Section 2 shall automatically expire, be revoked and of no further force or effect upon the Termination Date and Parent may further terminate this proxy at any time at its sole election by written notice provided to the applicable Stockholder.
(c)   Except as expressly set forth in Section 1, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Shares at any meeting of the stockholders of the Company other than as provided in this Section 1. Notwithstanding any of the foregoing in this Section 2, with respect to a given Stockholder, the proxy and power of attorney granted hereunder shall be effective if, and only if, such Stockholder has failed to perform its obligations under Section 1 as of the date that is three (3) Business Days prior to the date of the any applicable meeting of the stockholders of the Company.
3.   No Inconsistent Agreements.   Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Subject Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Subject Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
4.   Termination.   This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) any termination of the Merger Agreement in accordance with its terms, (c) any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount of the Merger Consideration payable pursuant thereto or otherwise modifies the form of the consideration for the Merger, (ii) is adverse to any Stockholder relative to the other stockholders of the Company, or (iii) would reasonably be expected to materially delay or jeopardize the Closing of the Merger, in each case without the express written approval of the Stockholders, and (d) written notice of termination of this Agreement by Parent to the Stockholders or mutual written agreement of each of the parties hereto (such earliest date being referred to herein as the “Termination Date”); provided, that Sections 1 and 2 of this Agreement (but no other Section of this Agreement) shall terminate at the time that the that Company Stockholder Approval is obtained; provided further, that the provisions set forth in Sections 8 and 13 to 27 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
5.   Representations and Warranties of Stockholders.   Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:
(a)   As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of Liens other than as created by this Agreement or pursuant to applicable Law. Such Stockholder has sole voting power and sole power to demand appraisal rights with respect to the Covered Shares, and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Subject Shares, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Subject Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as contemplated by this Agreement, the Subject Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Subject Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Shares, except as contemplated by this Agreement.
(b)   Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d)   As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, threatened against any Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(e)   Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or at the direction of such Stockholder (acting in such capacity).
(f)   Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.
6.   Representations and Warranties of Parent.   Parent hereby represents and warrants to each Stockholder as follows:
(a)   Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance Parent with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.
(c)   As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, threatened against Parent that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by each Stockholder of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
7.   Certain Covenants of Stockholder.   Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows, in each case except as otherwise approved in writing by Parent:
(a)   Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:

(i)   solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Company Takeover Proposal;
(ii)   enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data of or regarding the Company with respect to, or otherwise cooperate in any way with, any Company Takeover Proposal;
(iii)   execute or enter into any Contract constituting or relating to any Company Takeover Proposal, or approve or recommend or propose to approve or recommend any Company Takeover Proposal or any Contract constituting or relating to any Company Takeover Proposal (or authorize or resolve to agree to do any of the foregoing actions); or
(iv)   make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Common Stock intending to facilitate any Company Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.
(b)   Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 7(a) above.
(c)   Parent acknowledges that this Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Subject Shares and that (i) a representative of each Stockholder is a member of the Company Board, (ii) this Agreement is not intended to, and shall not, restrict or limit such representatives from acting in their capacities as members of the Company Board, including in the exercise of their fiduciary duties to the Company or its stockholders, and (iii) notwithstanding anything herein to the contrary, in no event shall Parent (directly or indirectly) bring any cause of action or make any claim against any Stockholder arising out of or relating to any action or inaction by such representatives in their capacities as members of the Company Board (including, without limitation, under Section 6.4 or Section 8.1 of the Merger Agreement).
(d)   Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender any Subject Shares into any tender or exchange offer, (ii) except for any Exempt Transfer, sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign, exchange, convert or otherwise dispose of (collectively “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Subject Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, or (iv) convert any Owned Preferred Shares, or any shares of preferred stock of the Company acquired by such Stockholder after the date of this Agreement, into Shares. Any Transfer in violation of this provision shall be void. If applicable, such Stockholder further authorizes and requests the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Shares. If so requested by Parent, such Stockholder agrees that the book-entry positions representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).
For purposes of this Agreement, an “Exempt Transfer” means any transfer of Shares: (x) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (y) in a hedging or derivative transaction with respect to which such Stockholder conveys solely the economic consequences of ownership and retains, among other things, the sole right to vote, tender, dispose of and exercise dissenters’ rights with respect to such Subject Shares during the period in which this Section 7(d) remains in effect and such transaction does not prohibit or impede such Stockholder’s compliance with its obligations and covenants pursuant to the terms of this Agreement or the Contribution and Rollover Agreement entered into by such Stockholder as of the date hereof, or (z) that has received the prior written approval of Parent (which may be given or withheld in Parent’s sole discretion); provided, that in the case of an Exempt Transfer pursuant to clause (x)(a) or (x)(b), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.
8.   Fiduciary Duties.   This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict, limit or prevent any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company or otherwise discharging his or her fiduciary duties solely in his or her capacity as a director or officer of the Company, and no action or omissions by any such director or officer in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.
9.   Waiver of Appraisal Rights.   Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.
10.   Disclosure.   Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement as Parent reasonably determines to be necessary in connection with the consummation of the Merger, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement.
11.   Further Assurances.   From time to time, at the reasonable request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary to consummate and make effective the transactions contemplated by this Agreement.
12.   Non-Survival of Representations and Warranties.   The representations and warranties of the Stockholders contained herein shall not survive the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, whichever occurs first.
13.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.
14.   Waiver.   No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
15.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)
If to a Stockholder:

To the address set forth on Schedule A
with a copy (which shall not constitute notice) to:
Dechert LLP
300 South Tryon Street, Suite 800
Charlotte, NC 28202
Attention: David Cosgrove
E-mail: David.cosgrove@dechert.com
(ii)
If to Parent:

Fury Resources, Inc.
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
Attention: Ariella Fuchs, President and General Counsel
E-mail: afuchs@ruckusexp.com
with a copy (which shall not constitute notice) to:
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92614
Attention: Michael A. Hedge, Jason C. Dreibelbis
E-mail: michael.hedge@klgates.com; jason.dreibelbis@klgates.com
16.   Entire Agreement.   This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
17.   No Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
18.   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
19.   Submission to Jurisdiction.   Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
20.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
21.   Enforcement.   The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
22.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
23.   Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
24.   Counterparts.   This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by .pdf and email), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
25.   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties hereto under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement.
26.   No Presumption Against Drafting Party.   Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
27.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to each Stockholder’s Subject Shares shall remain vested in and belong to such Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct any Stockholder in the voting of any of its Subject Shares (except as otherwise specifically provided for herein).
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.
FURY RESOURCES, INC.
By:

Name:
Ariella Fuchs

Title:
President and General Counsel

[Signature Page to Voting Agreement]

OCM HLCN HOLDINGS, L.P.
By: Oaktree Fund GP, LLC, its General Partner
By: Oaktree Fund GP I, L.P., its Managing Member
By:

Name:
Allen Li

Title:
Authorized Signatory

By:

Name:
Jordan Mikes

Title:
Authorized Signatory

Signature Page to Voting Agreement

STOCKHOLDER:
LUMINUS ENERGY PARTNERS MASTER FUND, LTD.
By:

Name:
Jonathan Barrett

Title:
President
Luminus Management

Signature Page to Voting Agreement

SCHEDULE A
Stockholder	Covered Shares	Additional Shares	Owned Preferred Shares
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com	3,794,569	2,356,879	Series A Preferred Stock: 13,336 Series A-1 Preferred Stock: 20,269
Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	2,460,083	1,528,005	Series A Preferred Stock: 6,526 Series A-1 Preferred Stock: 9,921

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
[INCLUDED IN ANNEX A TO THIS PROXY STATEMENT]

Annex E
EXECUTION VERSION
AMENDED AND RESTATED CONTRIBUTION, ROLLOVER AND SALE AGREEMENT
This Amended and Restated Contribution, Rollover and Sale Agreement (this “Agreement”), dated as of September 19, 2024, is made by and among Fury Resources, Inc., a Delaware corporation (“Parent”), and the Rollover Sellers listed on Schedule A attached to this Agreement (the “Rollover Sellers” or the “Sellers”). This Agreement amends and restates in its entirety that certain Contribution, Rollover and Sale Agreement, dated as of December 14, 2023, by and among Parent and the Rollover Sellers.
WHEREAS, on December 14, 2023, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Battalion Oil Corporation, a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended to date, the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;
WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, each Rollover Seller desires to contribute to Parent all of the shares of (i) Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Shares”), of the Company, (ii) Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Shares”), (iii) Series A-2 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Shares”), (iv) Series A-3 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Shares”), (v) Series A-4 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-4 Shares”) and (vi) any new preferred stock, par value $0.0001 per share of the Company (“New Preferred Stock” and, together with the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, the “Company Preferred Stock”), in each case, owned by such Rollover Seller on the date hereof as set forth on Schedule A attached hereto, or acquired by such Rollover Seller after the date hereof and prior to the Rollover and Sale Closing (as defined below), other than any Rollover Excess Shares (as defined below) (collectively, the “Rollover Shares”), in exchange for the number of shares of Series A Preferred Stock (as defined below) of Parent determined as set forth herein in each case, pursuant to and in accordance with the terms of this Agreement (the “Contribution and Rollover”);
WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, in the event that the aggregate Rollover Value (as defined below) of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A- 2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount set forth on Schedule A hereto (such excess Rollover Value, the “Rollover Excess Amount”), then such Rollover Seller shall sell to Parent a number of shares of Company Preferred Stock having an aggregate Rollover Value equal to such Seller’s Rollover Excess Amount (such shares of Company Preferred Stock, “Rollover Excess Shares” and, together with the Rollover Shares, the “Transferred Shares”), in exchange for cash consideration equal to such Rollover Excess Amount, in each case, pursuant to and in accordance with the terms of this Agreement (the transactions described in the foregoing, collectively, the “Preferred Stock Sales”); and
WHEREAS, Parent and the Rollover Sellers intend that the Contribution and Rollover, together with the sale of Common Stock by the Parent for total aggregate cash proceeds (paid to the Parent prior to or concurrently with the Transaction Closing) of at least $160,000,000 (the “Common Equity Investments”), and the initial issuance of shares of Common Stock by Parent to Ruckus Energy Holdings, LLC, a Delaware limited liability company, be treated for United States federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:
ARTICLE 1
CONTRIBUTION AND ROLLOVER
1.1   Contribution and Rollover.
(a)   Subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), each Rollover Seller shall convey, contribute, transfer and assign to Parent, and Parent shall accept, all of the Rollover Shares free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
(b)   In connection with each Rollover Seller’s contribution of such Rollover Seller’s Rollover Shares to Parent, Parent shall, immediately prior to the Transaction Closing and immediately following conveyance, contribution, transfer, assignment and acceptance of the Rollover Shares pursuant to Section 1.1(a), issue to each Rollover Seller a number of shares of Series A Preferred Stock, par value $0.0001 per share, of Parent (“Series A Preferred Stock”), equal to the lesser of such Seller’s (i) aggregate Rollover Value (as of the Rollover and Sale Closing Date) or (ii) Maximum Rollover Amount, as applicable, divided by $1,000 (such shares of Series A Preferred Stock, the “Consideration Shares”), free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller).
(c)   Tax Treatment.   The parties shall file all income tax returns in a manner consistent with the Intended Tax Treatment, and no party shall take any position in any income tax return that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.
(d)   Rollover Value.   For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Value” attributable to each Series A Share, each Series A-1 Share, each Series A-2 Share, each Series A-3 Share, each Series A-4 Share and each share of New Preferred Stock is the amount set forth on Schedule A hereto under the heading “Rollover Value.”
1.2   Preferred Stock Sales.
(a)   In the event that the aggregate Rollover Value of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount, then subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), such Rollover Seller shall sell, convey, transfer and assign to Parent all of such Seller’s Rollover Excess Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws), in exchange for an amount in cash equal to the Rollover Excess Amount attributable to such Rollover Excess Shares;
(b)   Rollover Excess Amount.   For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Excess Amount” with respect to any Rollover Seller shall be an amount equal to the aggregate Rollover Value of all shares of Company Preferred Stock held by such Rollover Seller as of the Rollover and Sale Closing Date (calculated as set forth in Section 1.1(d) and Schedule A hereto) less the Maximum Rollover Amount set forth next to such Rollover Seller’s name on Schedule A hereto; provided that if such amount is a negative number, the “Rollover Excess Amount” for such Rollover Seller shall be deemed to be $0.00.

1.3   Rollover and Sale Closing.
(a)   The date on which the Contribution and Rollover and Preferred Stock Sales close (the “Rollover and Sale Closing”) is referred to as the “Rollover and Sale Closing Date.”
(b)   At the Rollover and Sale Closing:
(i)   Each Rollover Seller shall deliver to Parent duly executed instruments of transfer for such Rollover Seller’s Rollover Shares and, if applicable, Rollover Excess Shares, in form and substance reasonably acceptable to Parent; and
(ii)   Parent shall deliver, or cause to be delivered, to each Rollover Seller, (A) such Rollover Seller’s Consideration Shares and (B) if applicable, an amount equal to such Rollover Seller’s Rollover Excess Amount, by wire transfer of immediately available funds to an account designated in writing by such Rollover Seller not less than two business days prior to the Rollover and Sale Closing Date.
1.4   New Preferred Stock.   If any New Preferred Stock is issued to the Sellers after the date hereof and prior to the Rollover and Sale Closing, such New Preferred Stock shall be issued pursuant to a Certificate of Designation in the form attached hereto as Exhibit A (with the conversion price thereof to be calculated based on the trading price of the common stock of the Company immediately prior to such issuance in a manner consistent with the calculation of the conversion prices for the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares) (a “New Series Certificate of Designation”), or otherwise pursuant to transaction documents in form and substance reasonably acceptable to Parent.
1.5   Additional Series A Preferred Stock / Common Stock.   Parent hereby acknowledges and agrees that:
1.5.1   any sale of Series A Preferred Stock by Parent on or after the date hereof, shall be sold pursuant to the terms and conditions of the form Series A Preferred Stock Purchase Agreement attached hereto as Exhibit B; and
1.5.2   any sale of Common Stock by Parent on or after the date hereof through the Transaction Closing, shall be sold pursuant to the terms and conditions of the form Subscription Agreement attached hereto as Exhibit C.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to each Rollover Seller that, except as set forth on the Disclosure Schedule attached as Schedule B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.
For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, and 2.5), the term the “Parent” shall include any subsidiaries of Parent, unless otherwise noted herein.
2.1   Organization, Good Standing, Corporate Power and Qualification.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Parent.

2.2   Capitalization.
2.2.1   The authorized capital of Parent consists, immediately prior to the Rollover and Sale Closing, of:
(a)   Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Rollover and Sale Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury.
(b)   200,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Rollover and Sale Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Parent holds no Preferred Stock in its treasury.
2.2.2   The issued and outstanding Equity Interests of Parent, the holders of such Equity Interests and the number and class of such interests as of the Transaction Closing are set forth on Section 2.2.2 of the Disclosure Schedule. Except for the conversion privileges of the Series A Preferred Stock to be issued under this Agreement, and Parent’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Parent, or for Parent to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests. There are no outstanding obligations of Parent (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Parent. Parent is not subject to, and no Person has any right to and, to Parent’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of Parent. There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of Parent. There are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of Parent and there is no liability for distributions accrued and unpaid by Parent. Other than this Agreement and the Stockholders’ Agreement, there are no contracts or other agreements between Parent or any of its subsidiaries (on the one hand) and its stockholders or their respective affiliates (on the other hand) regarding the Equity Interests of Parent or otherwise relating to Parent or its subsidiaries or their respective businesses. For purposes of this Agreement, “Equity Interests” means (i) any type of equity ownership interest or voting interest in any Person, including (x) in the case of a corporation, any and all shares (however designated) of capital stock, (y) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock and (z) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, or any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests or any other equity securities of any Person (including phantom share, share appreciation, profit participation or other similar rights) and (iii) in any case, any right to acquire, or any securities convertible into or exercisable or exchangeable for, any of the foregoing. For purposes of this Agreement, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
2.3   Subsidiaries.   Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement. Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities. For purposes of this Agreement, “Liability” means any obligation, liability, debt, loss, damage, adverse claim, fine, penalty, or deficiency of such Person of any kind, character or description, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, disputed or undisputed, joint or several, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted, including those arising under any law or any contract, arrangement or undertaking, whether or not the same is required to be accrued on the financial statements of such Person. For purposes of this Agreement, “Transaction Agreements” means this Agreement and the Stockholders’ Agreement.
2.4   Authorization.   All corporate action required to be taken by Parent’s Board of Directors and stockholders in order to authorize Parent to enter into this Agreement and the other Transaction Agreements, and to issue the Series A Preferred Stock at the Rollover and Sale Closing and the Common Stock issuable upon conversion of the Series A Preferred Stock, has been taken or will be taken prior to the Rollover and Sale Closing. All action on the part of the officers of Parent necessary for the execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of Parent under this Agreement and the other Transaction Agreements to be performed as of the Rollover and Sale Closing, and the issuance and delivery of the Series A Preferred Stock has been taken or will be taken prior to the Rollover and Sale Closing. This Agreement and the other Transaction Agreements, when executed and delivered by Parent, shall constitute valid and legally binding obligations of Parent, enforceable against Parent in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.5    Valid Issuance of Shares.   The Series A Preferred Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Article 3 of this Agreement, the Common Stock issuable upon conversion of the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.
2.6    Governmental Consents and Filings; Consent Generally.   Assuming the accuracy of the representations made by the Rollover Sellers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Rollover and Sale Closing, and (b) filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been or will be made in a timely manner. The execution and delivery by Parent of this Agreement and the other Transaction Agreements, and the performance by Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by Parent do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of Parent’s Restated Certificate or Bylaws (together, “Parent’s Charter Documents”), (ii) any provision of any material agreement or instrument to which Parent is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of Parent, any applicable law or regulation.
2.7   Litigation.   There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to Parent’s knowledge, threatened orally, in each case (a) against Parent or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of Parent or Merger Sub arising out of their employment or board relationship with Parent or Merger Sub (as applicable), or (c) that questions the validity of this Agreement or the other Transaction Agreements or the right of Parent to enter into them, or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements. Neither Parent, Merger Sub nor, to Parent’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Parent). There is no action, suit, proceeding or investigation by Parent or Merger Sub pending or which Parent or Merger Sub intends to initiate.
2.8   Compliance with Other Instruments.   Neither Parent nor Merger Sub is in violation or default (a) of any provisions of the Parent’s Charter Documents or with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to Parent or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).
2.9   Rights of Registration and Voting Rights.   Except as contemplated in the Stockholders’ Agreement, Parent is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Series A Preferred Stock. Except as contemplated in the Stockholders’ Agreement, to Parent’s knowledge, no stockholder of Parent has entered into any agreements with respect to the voting or transfer of capital shares of Parent.
2.10   Corporate Documents.   The Charter Documents of Parent are in the form provided to the Rollover Sellers.
2.11   No Liabilities.   Other than the Liabilities of Parent pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Parent in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Parent does not have any Liabilities.
2.12   CFIUS.   The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Rollover Seller hereby represents and warrants to Parent, severally and not jointly, as to itself as of the date hereof, that:
3.1   Authorization.   Such Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Seller and assuming due and valid authorization, execution and delivery hereof by Parent and the other Sellers, will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2   Title to Rollover Shares.   Such Seller (a) is the sole record and beneficial owner of the Transferred Shares owned by such Rollover Seller as of the date hereof as set forth opposite such Seller’s name on Schedule A, as applicable, attached hereto, and will be the sole record and beneficial owner of any Transferred Shares acquired by such Seller after the date hereof and prior to the closing of the Rollover and Sale Closing, and (b) has, and will have at the Rollover and Sale Closing, good and indefeasible title to all such Transferred Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Transaction Agreements or applicable state and federal securities laws), and that such Seller has and will have full authority to surrender all such Transferred Shares pursuant to the terms and conditions of this Agreement. Such Seller will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by Parent in connection with the surrender of the Seller’s Transferred Shares pursuant to the terms and conditions of this Agreement.
3.3   Issued and Outstanding Company Preferred Stock.   At the Rollover and Sale Closing, such Seller’s Transferred Shares will constitute one-hundred percent (100%) of the shares of Company Preferred Stock beneficially owned by such Seller.
3.4   Acquisition Entirely for Own Account.   This Agreement is made with such Rollover Seller in reliance upon such Rollover Seller’s representation to Parent, which by such Rollover Seller’s execution of this Agreement, such Rollover Seller hereby confirms, that the Series A Preferred Stock to be acquired by such Rollover Seller will be acquired for investment for such Rollover Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Seller further represents that such Rollover Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A Preferred Stock. Such Rollover Seller has not been formed for the specific purpose of acquiring the Series A Preferred Stock.
3.5   Disclosure of Information.   Such Rollover Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the Contribution and Rollover with Parent’s management and has had an opportunity to review Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Parent in Section 2 of this Agreement or the right of the Rollover Sellers to rely thereon.
3.6   Restricted Securities.   Such Rollover Seller understands that the Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Seller’s representations as expressed herein. Such Rollover Seller understands that the Series A Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Rollover Seller may need to hold the Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, such Rollover Seller acknowledges that Parent has no obligation to register or qualify the Series A Preferred Stock, or the Common Stock into which they may be converted, for resale. Such Rollover Seller further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Stock, and on requirements relating to Parent which are outside of such Rollover Seller’s control, and which Parent is under no obligation and may not be able to satisfy.
3.7   No Public Market.   Such Rollover Seller understands that no public market now exists for the Series A Preferred Stock, and that Parent has made no assurances that a public market will ever exist for the Series A Preferred Stock.

3.8   Legends.   Such Rollover Seller understands that the Series A Preferred Stock and any securities issued in respect of or exchange for the Series A Preferred Stock, may be notated with one or all of the following legends:
3.8.1   “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”
3.8.2   Any legend set forth in, or required by, the Stockholders’ Agreement.
3.8.3   Any legend required by the securities laws of any state to the extent such laws are applicable to the Series A Preferred Stock represented by the certificate, instrument or book entry so legended.
3.9   Accredited Investor.   Such Rollover Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.10   Foreign Investors.   If such Rollover Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Rollover Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Stock. Such Rollover Seller’s Contribution and Rollover and continued beneficial ownership of the Series A Preferred Stock will not violate any applicable securities or other laws of such Rollover Seller’s jurisdiction.
3.11   CFIUS Foreign Person Status.   Such Rollover Seller is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Such Rollover Seller is not controlled by a “foreign person,” as defined in the DPA. Such Rollover Seller does not permit any foreign person affiliated with such Rollover Seller, whether affiliated as a limited partner or otherwise, to obtain through such Rollover Seller any of the following with respect to Parent: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Parent; (b) membership or observer rights on the Board of Directors or equivalent governing body of Parent or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Parent; (c) any involvement, other than through the voting of shares, in the substantive decision-making of Parent regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Parent, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Parent (as defined in the DPA).
3.12   No General Solicitation.   Neither such Rollover Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and acquisition of the Series A Preferred Stock.
3.13   Exculpation Among Rollover Sellers.   Such Rollover Seller acknowledges that it is not relying upon any Person, other than Parent and its officers and directors, in making its investment or decision to invest in Parent. Such Rollover Seller agrees that neither any Rollover Seller nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Rollover Seller shall be liable to any other Rollover Seller for any action heretofore taken or omitted to be taken by any of them in connection with the acquisition of the Series A Preferred Stock.
3.14   Residence.   If such Rollover Seller is an individual, then such Rollover Seller resides in the state or province identified in the address of such Rollover Seller set forth on Schedule A attached hereto; if such

Rollover Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of such Rollover Seller in which its principal place of business is identified in the address or addresses of such Rollover Seller set forth on Schedule A attached hereto.
ARTICLE 4
CLOSING CONDITIONS
4.1    Conditions to Sellers’ Obligations.   The obligations of each Seller to deliver such Seller’s Transferred Shares pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by the Sellers:
4.1.1   Representations and Warranties.   The representations and warranties of Parent contained in Article 2 shall be true and correct in all respects as of the Rollover and Sale Closing.
4.1.2   Performance.   Parent shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Parent on or before the Rollover and Sale Closing.
4.1.3   Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Rollover and Sale Closing.
4.1.4   Compliance Certificate.   The Chief Executive Officer of Parent shall deliver to the Sellers at the Rollover and Sale Closing a certificate certifying that the conditions specified in Sections 4.1.1 and 4.1.2 have been fulfilled.
4.1.5   Board of Directors.   As of the Rollover and Sale Closing, the authorized size of the Board of Directors of the Parent (the “Board”) shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.
4.1.6   Merger Agreement.   All conditions precedent to the closing of the transactions contemplated by the Merger Agreement (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.1.7   Stockholders’ Agreement.   Parent, each Rollover Seller (other than the Rollover Seller relying upon this condition to excuse such Rollover Sellers’ performance hereunder), and the other stockholders of Parent named as parties thereto, shall have executed and delivered the Stockholders’ Agreement in the form attached hereto as Exhibit G (the “Stockholders’ Agreement”).
4.1.8   Restated Certificate and Bylaws.   Parent shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Closing the Amended and Restated Certificate of Incorporation in the form of Exhibit E attached to this Agreement (the “Restated Certificate”) and shall have amended and restated the Bylaws of Parent in the form attached hereto as Exhibit D.
4.1.9   Secretary’s Certificate.   The Secretary of Parent shall have delivered to the Sellers at the Rollover and Sale Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of Parent as in effect at the Rollover and Sale Closing, (b) resolutions of the Board of Directors of Parent approving this Agreement and the other Transaction Agreements and the transactions contemplated under this Agreement and the other Transaction Agreements, and (c) resolutions of the stockholders of Parent approving the Restated Certificate.
4.1.10    Contemporaneous Issuance.   The Common Equity Investments shall have been consummated prior to or concurrently with the Rollover and Sale Closing.
4.1.11    Available Financing.   The Chief Executive Officer of Parent shall have delivered to the Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying that Parent has sufficient available funds to complete the Transaction Closing and pay, if applicable, the Rollover

Excess Amount and such certificate shall include supporting data reflecting such finances, including without limitation, a detailed funds flow, bank account ledger, escrow statements and debt financing commitments.
4.1.12   Capitalization Table.   The Chief Executive Officer of Parent shall have delivered to the Rollover Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying to the accuracy of a pro forma equity capitalization table of Parent giving effect to the transactions contemplated by this Agreement and the Common Equity Investments, which shall be attached to such certificate and reflect the capitalization table set forth in Section 2.2.2 of the Disclosure Schedule.
4.2    Conditions to Parent’s Obligations.   The obligations of Parent to deliver the Series A Preferred Stock and pay the Rollover Excess Amount pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by Parent:
4.2.1    Representations and Warranties.    The representations and warranties of each Seller contained in Article 3 shall be true and correct in all respects as of the Rollover and Sale Closing other than de minimis changes.
4.2.2    Performance.   Each Seller shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Rollover and Sale Closing.
4.2.3    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Transaction Closing.
4.2.4    Merger Agreement.   All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.2.5    Stockholders’ Agreement.   Each Rollover Seller, and the other stockholders of Parent named as parties thereto shall have executed and delivered the Stockholders’ Agreement.
ARTICLE 5
MISCELLANEOUS
5.1   Termination.   If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.
5.2   Survival of Warranties.   Unless otherwise set forth in this Agreement, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Transaction Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Sellers or Parent; provided, that if this Agreement is terminated pursuant to Section 5.1, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall terminate upon such date of termination.
5.3   Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.4   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.6   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.7   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to Parent, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Sellers, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.
5.8   No Finder’s Fees.   Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Seller agrees to indemnify and to hold harmless Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Rollover Seller or any of its officers, employees or representatives is responsible. Parent agrees to indemnify and hold harmless each Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Parent or any of its officers, employees or representatives is responsible.
5.9   Transaction Costs.   At the Transaction Closing, Parent shall (i) pay (or reimburse the Sellers for) the reasonable fees and expenses of Dechert LLP, the counsel for the Sellers and (ii) pay (or reimburse Gen IV Investment Opportunities, LLC and/or its affiliates (collectively, “LS Power”)) for the reasonable fees and expenses incurred by LS Power, in each case, in respect of the negotiation and consummation of the Transaction Agreement and the transactions contemplated therein, in an amount not to exceed, in the aggregate, $300,000. Except for the immediately preceding sentence or as otherwise set forth in this Agreement or any other agreement between a Seller and Parent, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.
5.10   Amendments and Waivers.   Any term of this Agreement may be amended, terminated or waived only with the written consent of Parent and the written consent of a majority of the Sellers (such majority to be determined using the number of Transferred Shares held by such Seller as of the date of such amendment, termination or waiver); provided, that any amendments, changes or modifications to the number of Rollover Shares contributed, the number of Series A Preferred Stock issued hereunder, or the Rollover Value shall, in each case, require the written consent of each Rollover Seller. Any amendment or waiver effected in accordance with this Section 5.10 shall be binding upon the Sellers and each transferee of Series A Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and Parent.
5.11   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
5.12   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
5.13   Entire Agreement.   This Agreement (including the Schedules hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
5.14   Specific Performance.   Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms. Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.
5.15   Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
5.16   Indemnification Agreement.   Upon the written request of any Seller on or after the Transaction Closing, Parent shall execute an Indemnification Agreement in the form of Exhibit E attached to this Agreement with any Preferred Director (as defined in the Stockholder Agreement).
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
PARENT:
FURY RESOURCES, INC.,
a Delaware corporation
By:

Name:  Ariella Fuchs
Title:  President and General Counsel
Address:
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
ROLLOVER SELLER:
LUMINUS ENERGY PARTNERS
MASTER FUND, LTD.
By:

Name:
Jonathan Barrett

Title:
President of Luminus Management, LLC

[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
ROLLOVER SELLER:
OCM HLCN HOLDINGS, L.P.
By: Oaktree Fund GP, LLC, its General Partner
By: Oaktree Fund GP I, L.P., its Managing Member
By:

Name: Jordan Mikes
Title:  Authorized Signatory
By:

Name: Allen Li
Title:  Authorized Signatory
By:

Name: Steven Tesoriere
Title:  Authorized Signatory
[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.
ROLLOVER SELLER:
GEN IV INVESTMENT OPPORTUNITIES, LLC
By:

Name: Jeff Wade
Title:  Chief Executive Officer
[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

Schedule A
Rollover Value and Rollover Sellers
Rollover Value per Rollover Share:
Rollover Share	Rollover Value
Series A Share	$1,369.21; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-1 Share	$1,277.28; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-2 Share	$1,276.99; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-3 Share	$1,137.91; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-4 Share	$1,129.53; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
New Preferred Stock	The Redemption Price determined pursuant to Section 8(a) of the New Series Certificate of Designation as of the Rollover and Sale Closing Date (determined as if this Agreement, and the other ancillary agreements to which the Sellers are parties, had not been entered into).

Rollover Sellers
Rollover Seller	Rollover Shares as of September 19, 2024					Maximum Rollover Amount
	Series A Shares	Series A-1 Shares	Series A-2 Shares	Series A-3 Shares	Series A-4 Shares
Name: Luminus Energy Partners Master Fund, Ltd	13,336	20,269	17,211	9,835	9,835	$88,427,485.00
Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com
Name: OCM HLCN HOLDINGS, L.P.	6,526	9,921	11,159	6,376	6,376	$50,314,480.00
Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com
Name: Gen IV Investment Opportunities, LLC	5,138	7,810	6,630	3,789	3,789	$34,068,318
Address: 1700 Broadway, 35th floor New York, NY 10019 Attention: David Chang E-mail: dchang@LS power.com

Schedule B
Disclosure Schedule
Section 2.2.2
Post Closing San Jacinto Cap Table
Investor	Price per Share	Contribtuion	Common Stock	Series A Preferred Stock	Common Stock Ownership	Series A Preferred Stock Ownership	Post Preferred Conversion Common Stock (not including PIK dividends)	Post Conversion Ownership	Post Conversion Fully Diluted Common Stock	Post Conversion Fully Diluted Ownership
Ruckus Parent			10,000,000.00	—	23.81%	—	10,000,000	14.17%	10,000,000	12.99%
									—
Common Stock Holder	$5.00	$160,000,000.00	32,000,000.00	—	76.19%	—	32,000,000	45.34%	32,000,000	41.57%
		—
Luminus	$1,000.00	$88,427,485.00	—	88,427	0.00%	44.21%	12,632,498	17.90%	12,632,498	16.41%
Oaktree	$1,000.00	$50,314,480.00	—	50,314	0.00%	25.16%	7,187,783	10.19%	7,187,783	9.34%
LS Power	$1,000.00	$34,068,318.00	—	34,068	0.00%	17.03%	4,866,903	6.90%	4,866,903	6.32%
Meritz	$1,000.00	$15,000,000.00	—	15,000	0.00%	7.50%	2,142,857	3.04%	2,142,857	2.78%
Unallocated Series A Preferred	$1,000.00	$12,189,717.00		12,190	0.00%	6.09%	1,741,388	2.47%	1,741,388	2.26%
MIP Plan									6,400,000	8.31%
			42,000,000.00	200,000	100.00%	100.00%	70,571,429	100.00%	76,971,429	100.00%
Series A Preferred Conversion Price	$7.00

Exhibit A
Form of Certificate of Designations for New Preferred Stock

FINAL FORM
BATTALION OIL CORPORATION

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

SERIES A-[•] REDEEMABLE CONVERTIBLE PREFERRED STOCK
(Par Value $0.0001 Per Share)
Battalion Oil Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors to issue shares of the preferred stock of the Corporation (the “Preferred Stock”), in one or more series of Preferred Stock and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on [•], 202[•] the following resolution:
RESOLVED, that the rights, powers and preferences, and the qualifications, limitations and restrictions, of the Series A-[•] Preferred Stock as set forth in this Certificate of Designations are hereby approved and adopted by the Board of Directors and Series A-[•] Preferred Stock is hereby authorized out of the Corporation’s authorized preferred stock, par value $0.0001 per share; and the form, terms and provisions of this Certificate of Designations are hereby approved, adopted, ratified and confirmed in all respects as follows:
1.   General.
(a)   The shares of such series shall be designated the Series A-[•] Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series A-[•] Preferred Stock”).
(b)   Each share of Series A-[•] Preferred Stock shall be identical in all respects with the other shares of Series A-[•] Preferred Stock.
(c)   The authorized number of shares of Series A-[•] Preferred Stock shall initially be [•] ([•]), which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.
(d)   For purposes of this Certificate of Designations, “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person. The Series A-[•] Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:
(i)   senior to the Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A-[•] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the

Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);
(ii)   on a parity with (A) the Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share, (B) the Series A-1 Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share, and (C) any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A-[•] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (such Capital Stock, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and
(iii)   junior to any class or series of Capital Stock of the Corporation (other than Common Stock), the terms of which expressly provide that such class or series ranks senior to the Series A-[•] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).
(e)   For purposes of this Certificate of Designations, the following terms have meanings set forth in the Section indicated:
Term	Section
30 Day Date	Section 8(c)
Board of Directors	Preamble
Business Day	Section 4(b)
Capital Stock	Section 1(d)
Certificate of Incorporation	Preamble
Change of Control	Section 8(b)(iv)
CoC Conversion Consideration	Section 8(b)(ii)
Common Stock	Section 1(d)(i)
Conversion Notice	Section 7(a)
Conversion Price	Section 7(a)
Conversion Ratio	Section 7(a)
Corporation	Preamble
Corporation Event	Section 7(f)
Debt	Section 7(b)(ii)
Dividend Payment Date	Section 2(a)
Dividend Period	Section 2(a)
General Corporation Law	Preamble
Holder	Section 3(a)
Issuance Date	Section 2(a)
Issuer Conversion Notice	Section 7(b)
Junior Stock	Section 1(d)(i)
Liquidation	Section 3(a)
Liquidation Distribution	Section 3(a)
Liquidation Preference	Section 3(a)
Mandatory CoC Redemption Offer	Section 8(b)(ii)
Mandatory Conversion Conditions	Section 7(b)
Material Adverse Effect	Section 7(b)
Maturity Date	Section 8(b)(vii)

Term	Section
NYMEX Prices	Section 7(b)(v)
NYSE American Issuance Limitation	Section 9(a)
Optional CoC Conversion	Section 8(b)(iii)
Optional CoC Redemption Offer	Section 8(b)(iii)
Optional Holder Conversion	Section 7(a)
Parity Stock	Section 1(d)(ii)
PDP PV-20	Section 7(b)(i)
Permitted Holder	Section 8(b)(iv)
Person	Section 8(b)(ix)
Preferred Stock	Preamble
Proved Developed Producing Reserves	Section 7(b)(iv)
Purchase Agreement	Section 5(b)
Redemption Notice	Section 8(a)
Redemption Price	Section 8(a)
Schedule 14C Action	Section 9(c)
SEC	Section 9(c)
Senior Stock	Section 1(d)(iii)
Series A-[•] Dividend	Section 2(a)
Series A-[•] Dividend Rate	Section 2(a)
Series A-[•] Preferred Stock	Section 1(a)
Stockholder Approval	Section 9(b)
Subject Transaction	Section 9(d)
Term Loan Credit Agreement	Section 8(b)(vi)
Term Loan Restricted Period	Section 8(b)(v)
Unpaid Dividend Accrual	Section 2(d)
Working Capital Adjustments	Section 7(b)(iii)
2.   Dividends.
(a)   Holders of Series A-[•] Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and the Corporation shall pay, out of funds lawfully available therefor, cumulative dividends at the rate per share of Series A-[•] Preferred Stock equal to the Series A-[•] Dividend Rate (the “Series A-[•] Dividend”). The “Series A-[•] Dividend Rate” shall mean fourteen and one-half percent (14.50%) per annum on the then-applicable Liquidation Preference (as defined herein). The period from the closing date of the issuance of the shares of Series A-[•] Preferred Stock (the “Issuance Date”) to and including December 31, 2024, and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” “Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2024.
(b)   Series A-[•] Dividends shall be payable quarterly in arrears at the Series A-[•] Dividend Rate and shall compound quarterly and accumulate, whether or not earned or declared, from the most recent date on which dividends have been paid, or, if no dividends have been paid, from the Issuance Date (subject, in each case, to the Unpaid Dividend Accrual).
(c)   If a Series A-[•] Dividend is declared by the Board of Directors, then such Series A-[•] Dividend shall be paid in cash. The Board of Directors shall not be required to declare any Series A-[•] Dividends, and any declaration of a Series A-[•] Dividend shall be solely at the discretion of the Board of Directors of the Corporation.

(d)   If a Series A-[•] Dividend is not declared and paid in cash on a Dividend Payment Date, then in full discharge of such Series A-[•] Dividend for such Dividend Period, the Liquidation Preference of each outstanding share of Series A-[•] Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date by an amount equal to sixteen percent (16.00%) per annum multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Issuance Date in respect of the first Dividend Period) (such automatic increase, the “Unpaid Dividend Accrual”), which, for the avoidance of doubt, will be pro-rated for the period of time elapsed during such Dividend Period. Notwithstanding anything to the contrary herein, any portion of the Unpaid Dividend Accrual that increased the Liquidation Preference during any historical Dividend Period can be paid by the Corporation in cash, out of funds lawfully available therefor, at any time as and if declared by the Board of Directors; provided that, after any such payment, the Liquidation Preference shall automatically decrease by the amount of such payment.
(e)   All cash dividends paid or declared for payment on a Dividend Payment Date with respect to the Series A-[•] Preferred Stock and the Parity Stock shall be shared pro rata based on the then-current dividends due on shares of Series A-[•] Preferred Stock and (i) in the case of any series of non-cumulative Parity Stock, the aggregate of the current and unpaid dividends due on such series of Parity Stock, and (ii) in the case of any series of cumulative Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Parity Stock.
(f)   Holders of Series A-[•] Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the Series A-[•] Preferred Stock were converted into shares of Common Stock as of the record date for such dividend or distribution, at the Conversion Ratio in effect on such record date.
3.   Liquidation.
(a)   Prior to conversion pursuant to Section 7, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A-[•] Preferred Stock (each, a “Holder”) shall be entitled to receive, in respect of any shares of Series A-[•] Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the then-applicable Liquidation Preference, including, for the avoidance of doubt, any adjustment for any Unpaid Dividend Accrual (or payment thereof), and (ii) the amount such Holder would have been entitled to receive had such Holder converted its shares of Series A-[•] Preferred Stock into shares of Common Stock at the then-applicable Conversion Ratio immediately prior to such Liquidation. The “Liquidation Preference” shall equal $1,000 per share of Series A-[•] Preferred Stock, which amount shall be adjusted as the result of any Unpaid Dividend Accrual (or payment thereof), and as otherwise set forth herein. In addition, in connection with any conversion or redemption of the Series A-[•] Preferred Stock, the Liquidation Preference shall be adjusted to include all accrued and unpaid dividends (at the Series A-[•] Dividend Rate) between the immediately prior Dividend Payment Date (or the Issuance Date with respect to the first Dividend Period) and the date immediately prior to the effective date of such conversion or redemption. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A-[•] Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series A-[•] Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series A-[•] Preferred Stock and any such Parity Stock, then the holders of Series A-[•] Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.
(b)   The Corporation shall provide the Holders appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the

Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.
(c)   After the payment in cash or proceeds to the Holders of the full amount of the Liquidation Distribution with respect to outstanding shares of Series A-[•] Preferred Stock, the Holders shall have no right or claim, based on their ownership of shares of Series A-[•] Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.
4.   Voting.
(a)   General.   Except as otherwise required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, Holders shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the Holders shall be entitled to vote pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, each Holder entitled to vote with respect to such matter shall be entitled to one vote per share of Series A-[•] Preferred Stock.
(b)   Protective Provisions.   In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series A-[•] Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by merger, consolidation or otherwise, without (in addition to any other vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations), the written consent or affirmative vote of the holders of at least two-thirds (66 2∕3%) of the then outstanding shares of Series A-[•] Preferred Stock voting as a separate class to:
(i)   authorize, create, or increase the authorized amount of, or issue any class or series of Senior Stock, or reclassify or amend the provisions of any existing class of securities of the Corporation into shares of Senior Stock;
(ii)   authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock);
(iii)   amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designations, in either case, in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A-[•] Preferred Stock;
(iv)   declare or pay any dividends or other distributions in cash or property with respect to its Common Stock or other Junior Stock;
(v)   redeem, repurchase or acquire shares of its Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans); or
(vi)   redeem, repurchase, recapitalize or acquire shares of its Parity Stock other than (A) pro rata offers to purchase all, or a pro rata portion, of the Series A-[•] Preferred Stock and such Parity Stock, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock or (D) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the security being converted or exchanged.
If the Corporation shall propose to take any action enumerated above in clauses (i) through (vi) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each Holder of record appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least two Business Days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designations, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A-[•] Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series A-[•] Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such Holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.
5.   Reservation of Common Stock.
(a)   At any time that any Series A-[•] Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized Capital Stock of the Corporation to include a number of authorized but unissued shares of Common Stock equal to the Conversion Ratio multiplied by the number of shares of outstanding Series A-[•] Preferred Stock.
(b)   If (i) the Common Stock is listed on a national securities exchange and (ii) any shares of Common Stock to be reserved for the purpose of conversion of the Series A-[•] Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, then the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, subject to Section 5.02 (Information Statement) of the Purchase Agreement, dated on or about December 15, 2023, among the Corporation and the initial Holders (the “Purchase Agreement”), endeavor to secure such registration, listing or approval, as the case may be.
6.   Uncertificated Shares
The shares of Series A-[•] Preferred Stock shall be in uncertificated, book-entry form as permitted by the Seventh Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof any written notice as required by the General Corporation Law.
7.   Conversion.
(a)   Commencing on the date that is one hundred and twenty (120) days1 after the Issuance Date, each Holder shall have the option from time to time, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A-2 (the “Conversion Notice”), to the extent permitted by applicable law, to convert all or a portion of such Holder’s shares of Series A-[•] Preferred Stock into Common Stock at the Conversion Ratio (an “Optional Holder Conversion”); provided that the Corporation shall not be required to honor such request if such Holder has previously delivered a Conversion Notice, in respect of an Optional Holder Conversion, during the same fiscal quarter. The “Conversion Ratio” means, for each share of Series A-[•] Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $[•], which may be adjusted from time to time as set forth herein.
(b)   If based on the Corporation’s financial statements for any fiscal quarter and a reserve report as of the same date prepared by an independent reserve engineering firm as of the end of a fiscal quarter that, as of such date, (x) the PDP PV-20 value divided by (y) the number of outstanding shares of Common Stock, calculated on a fully-diluted basis (including the Series A-[•] Preferred Stock), is equal to or exceeds one hundred and thirty percent (130%) of the Conversion Price (the “Mandatory Conversion Conditions”, then the Corporation shall have the option from time to time until such time that the Mandatory Conversion Conditions are no longer satisfied (based on the Corporation’s financial statements for each

1
Note to Company: Under consideration by Parent.

subsequent fiscal quarter and the Corporation’s reserve report for each subsequent fiscal quarter (without the requirement that such reserve report is prepared by an independent reserve engineer)) or a Material Adverse Effect (as defined in the Purchase Agreement) has occurred since the date of the most recent financial statements that met the Mandatory Conversion Conditions, exercisable by delivery of written notice to the Holders at the address of such Holders shown on the stock books of the Corporation in the form attached hereto as Annex A-2 (the “Issuer Conversion Notice”), to convert some or all outstanding shares of Series A-[•] Preferred Stock into Common Stock using the then applicable Conversion Ratio (the “Issuer Forced Conversion”).
(i)   “PDP PV-20” means, as of any date of determination, the sum of (A) the net present value of estimated future cashflows from the Proved Developed Producing Reserves, utilizing a twenty percent (20%) discount rate and using NYMEX Prices, plus or minus, (B) the mark-to-market value (whether positive or negative) of the Corporation’s hedge position, plus or minus, (C) Working Capital Adjustments (whether positive or negative), minus, (D) general and administrative expenses as reported in the Corporation’s financial statements for the trailing twelve (12) month period multiplied by four (4), and minus (E) existing Debt.
(ii)   “Debt” means, without duplication, all of the principal of and accreted value and accrued and unpaid interest in respect of the Corporation’s (A) indebtedness for borrowed money, (B) other indebtedness that is evidenced by bonds, notes, letters of credit or similar instruments, (C) notes payable and (D) the then-applicable redemption price of any of the Corporation’s outstanding redeemable or purchasable capital stock that is not convertible into Common Stock taken into account in Section 7(b)(y).
(iii)   “Working Capital Adjustments” means the Corporation’s current assets minus current liabilities.
(iv)   “Proved Developed Producing Reserves” means oil and gas properties designated as proved, developed and producing (in accordance with SEC rules and regulations) in the Corporation’s reserve report.
(v)   “NYMEX Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a sixty (60) month period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full sixty month period), with such prices held constant thereafter using at a price equal to the average of prices between the forty ninth (49th) month and sixtieth (60th) month, as such prices are (A) quoted on the NYMEX (or its successor) calculated as of a date not more than five (5) days prior to the date of determination and (B) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalation based upon future conditions, then contract prices shall be applied to future production subject to such arrangements.
(vi)   All of the financial metrics in subclauses (i)-(iii) above (other than (i)(A)) shall use the Corporation’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All of the reserve information in subclause (i)(A) and (iv)-(v) above shall use the Corporation’s reserve report based as of the same date.
(c)   In the event a Holder has elected an Optional Holder Conversion pursuant to Section 7(a) or in the event the Corporation has elected an Issuer Forced Conversion pursuant to Section 7(b) above, the Corporation shall deliver, no later than two Business Days following the conversion date, a number of shares of Common Stock equal to the Conversion Ratio.
(d)   Any Common Stock delivered as a result of conversion pursuant to this Section 7 shall be validly issued, fully paid and non-assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the General Corporation Law, the Bylaws or transfer restrictions under the Securities Act and state securities laws. Immediately following the settlement of any conversion, if any, the rights of the holders of converted Series A-[•] Preferred Stock shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of shares of Series A-[•] Preferred Stock shall be treated for all purposes as having become the owners of such shares of Common Stock. Concurrently with such conversion, the converted shares of Series A-[•] Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Series A-[•] Preferred Stock formerly designated pursuant to this Certificate of Designations shall be restored to authorized but unissued shares of Preferred Stock.
(e)   If, after the Issuance Date, the Corporation (i) makes a distribution on its Common Stock in securities (including Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for Common Stock, including a transaction contemplated by the proviso in clause (1) of the definition of Change of Control), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A-[•] Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged, reclassified or exchanged pursuant to clauses (ii) and (iii) above) that such holder would have been entitled to receive if the Series A-[•] Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for Common Stock, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series A-[•] Preferred Stock shall not be abridged or amended and that the Series A-[•] Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A-[•] Preferred Stock had immediately prior to such transaction or event either in the Corporation if the surviving corporation or in the constituent corporation. An adjustment made pursuant to this Section 7(e) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or a constituent corporation) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(f)   At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, Change of Control, spin-off or other business combination (not otherwise addressed in Section 7(e) above) (a “Corporation Event”), the Corporation shall notify each Holder of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Series A-[•] Preferred Stock and Common Stock (each on a per share basis) would receive upon the consummation of such event, to the extent known by the Corporation at the time); provided that the Corporation shall not be obligated to provide any holder with information that is otherwise not publicly available.
(g)   Upon any adjustment to the Conversion Price pursuant to this Section 7, the Corporation promptly shall deliver to each Holder a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.
(h)   The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series A-[•] Preferred Stock pursuant hereto. However, the holder of any Series A-[•] Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion thereof are issued in a name other than such holder’s name.
(i)   No fractional shares of Common Stock shall be issued upon the conversion of any Series A-[•] Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-[•] Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall not issue a fractional share of Common Stock but shall round the fractional share of

Common Stock to the nearest whole share of Common Stock (and a 0.5 of a share of Common Stock shall be rounded up to the next higher share of Common Stock).
(j)   The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 7 equitably and in such a manner as to afford the Holders the benefits of the provisions hereof, and will not intentionally take any action to deprive such Holders of the express benefit hereof.
(k)   Any conversion made pursuant to this Section 7, including any Issuer Forced Conversion made pursuant to Section 7(b), is subject to compliance with all applicable laws, rules and regulations, including any relevant stock exchange rules.
8.   Redemption
(a)   The Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation and to the extent permitted by applicable law, to redeem all or a portion of the then outstanding shares of Series A-[•] Preferred Stock, for an amount per share of Series A-[•] Preferred Stock equal to the Redemption Price, subject to a holder’s right to elect conversion set forth below. The “Redemption Price” means (a) for the period commencing on the Issuance Date and ending on the date that is one hundred and nineteen (119) days after the Issuance Date, one hundred percent (100%) of the Liquidation Preference at such time; (b) for the period commencing on the day that is one hundred and twenty (120) days after the Issuance Date and ending on the date that is one hundred and seventy-nine (179) days after the Issuance Date, one hundred and two percent (102%) of the Liquidation Preference at such time; (c) for the period commencing on the day that is one hundred and eighty (180) days after the Issuance Date and ending on the first (1st) anniversary of the Issuance Date, one hundred and five percent (105%) of the Liquidation Preference at such time; (d) for the period commencing on the day immediately after the first (1st) anniversary of the Issuance Date and ending on the second (2nd) anniversary of the Issuance Date, one hundred and eight percent (108%) of the Liquidation Preference at such time; and (e) any time after the second (2nd) anniversary of the Issuance Date, one hundred and twenty percent (120%) of the Liquidation Preference at such time. The Corporation may exercise its redemption option under this Section 8(a) by delivery of written notice to the Holders in the form attached as Annex B (the “Redemption Notice”), provided, however, that, to the extent permitted pursuant to Section 7(a), the Holders shall have five (5) Business Days from the date of receipt of any such Redemption Notice to, in lieu of being paid the cash Redemption Price, elect to convert the shares of Series A-[•] Preferred Stock subject to such Redemption Notice in accordance with Section 7(a). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than ten (10) and not more than twenty (20) Business Days following the date of the Redemption Notice. If the Corporation redeems only a portion of the then outstanding shares of Series A-[•] Preferred Stock, the shares of Series A-[•] Preferred Stock subject to such redemption shall be allocated pro rata among the outstanding shares of Series A-[•] Preferred Stock.
(b)   Change of Control.
(i)   At any time on or prior to the one hundred fiftieth (150th) day following the Issuance Date, upon the occurrence of a Change of Control, at the option of the Corporation, either (A) each Holder shall have all of their shares of Series A-[•] Preferred Stock redeemed in exchange for, exchanged for, or converted into the right to receive, a cash payment per share of Series A-[•] Preferred Stock equal to the Redemption Price as of such date or (B) each Holder shall be entitled to receive the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-[•] Preferred Stock had been converted into a number of shares of Common Stock equal to the quotient of (1) the Liquidation Preference as of such date multiplied by one hundred and seven point five percent (107.5%) and (2) the VWAP over fifteen (15) consecutive trading days ending on the third (3rd) trading day prior to the closing of the Change of Control transaction.
(ii)   At any time after both the one hundred fiftieth (150th) day following the Issuance Date and the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control, the Corporation shall offer each Holder a cash payment per share of Series A-[•] Preferred Stock equal to the Redemption Price (the “Mandatory CoC Redemption Offer”); provided, however, that, notice of such Mandatory CoC Redemption Offer shall be provided to each Holder at least ten (10) Business Days prior to the consummation of such Change of Control and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive from the acquirer in the Change of Control transaction the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-[•] Preferred Stock had been converted into a number of shares of Common Stock at the Conversion Ratio (“CoC Conversion Consideration”).
(iii)   At any time after the one hundred fiftieth (150th) day following the Issuance Date and prior to the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control that occurs, the Corporation shall have the option to offer each Holder a cash payment per share of Series A-[•] Preferred Stock it holds equal to the Redemption Price (the “Optional CoC Redemption Offer”). The Corporation shall notify each Holder at least ten (10) Business Days prior to the consummation of such Change of Control if it is electing to exercise the Optional CoC Redemption Offer, and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control. If the Corporation does not elect to offer the Optional CoC Redemption Offer, the Holder shall be entitled to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control.
(iv)   (A) a “Change of Control” means (1) the consummation of any transaction by the Corporation the result of which is that any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended), other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the Persons who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a subsidiary or (2) the sale of all or substantially all of the Corporation’s assets; and (B) the “Permitted Holder” means any holder of shares of Series A-[•] Preferred Stock as of the Issuance Date and its affiliates.
(v)   “Term Loan Restricted Period” means the period from the Issuance Date until the earliest of (a) the termination of the Term Loan Credit Agreement, (b) the first Business Day immediately following the first anniversary of the Maturity Date of the Term Loan Credit Agreement (as in effect on the date hereof), and (c) such time, if any, as the Term Loan Credit Agreement may be amended in a manner that would not cause the Series A-[•] Preferred Stock to be “Disqualified Capital Stock” under the Term Loan Credit Agreement as a result of the Corporation being obligated to effect the Mandatory CoC Redemption Offer pursuant to clause (ii) above.
(vi)   “Term Loan Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement, dated as of November 24, 2021, by and among the Corporation, Halcón Holdings, LLC, Macquarie Bank Limited and the lenders from time to time party thereto, as amended, restated or otherwise modified from time to time.
(vii)   “Maturity Date” means November 24, 2025.
(viii)   “VWAP” means the dollar volume-weighted average price for the Common Stock on its trading market during the period beginning at 9:30:01 a.m., New York time (or such other time as the trading market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the trading market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the trading market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the trading market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the VWAP of the Common Stock shall be the fair market value of the Common Stock as determined by an independent nationally recognized investment banking firm mutually agreed to by the Corporation and holders of at least two-thirds (66 2∕3%) of the Series A-[•] Preferred Stock then outstanding.
(ix)   “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
(c)   The Holders and the Corporation agree that each will cooperate in good faith to determine the U.S. federal income tax treatment of any redemption by the Corporation of the Series A-[•] Preferred Stock and will (and will cause its affiliates to), in connection with any such redemption, reasonably cooperate (i) to structure such redemption in a manner that permits each Holder to report the redemption payment as received in part or full payment in exchange for its Series A-[•] Preferred Stock for U.S. federal income tax purposes if such structure can be achieved without any unreimbursed cost or expense to the Corporation (provided that, for the avoidance of doubt, the Holders and the Corporation acknowledge (A) that it may not be possible to structure any such redemption in a manner that permits a Holder to report a redemption payment as received in part or full payment in exchange for its Series A-[•] Preferred Stock for U.S. federal income tax purposes, in which case the Corporation shall still be entitled to make any such redemption pursuant to this Section 8 as it determines is appropriate (and in the amounts it determines is appropriate) and (B) that different Holders may be subject to different treatment for U.S. federal income tax purposes), (ii) to allow each Holder a reasonable opportunity to transfer its Series A-[•] Preferred Stock to an affiliate or third party prior to such redemption; provided that the Corporation shall not be required to assist in such transfer (other than in respect of registering such transfer on the books and records of the Corporation) and, for the avoidance of doubt, such transfer shall be subject to the other terms, conditions and restrictions applicable to the Series A-[•] Preferred Stock, and (iii) if such redemption is funded by, or occurs in connection with, an issuance of equity by the Corporation, to cause the Person or Persons acquiring such equity to purchase the Series A-[•] Preferred Stock from the Holders directly and to make any necessary amendments to this Certificate of Designations following such purchase as agreed between such purchaser(s) and the Corporation. If, as a result of the previous sentence, any such redemption of shares of Series A-[•] Preferred Stock is delayed for more than thirty (30) days from the date on which the Corporation otherwise planned to make such redemption (the “30 Day Date”) and the redemption occurs, the Series A-[•] Dividend shall stop accumulating (including with respect to any Unpaid Dividend Accrual) on the shares of Series A-[•] Preferred Stock that are to be redeemed from the 30 Day Date until the date of such redemption and the Redemption Price for such redemption shall be that applicable at the 30 Day Date. The Corporation further agrees that, for every taxable year in which the Series A-[•] Preferred Stock remains outstanding (other than tax year 2024), it shall use reasonable best efforts to conduct and/or update its current “earnings and profits study” (or similar analysis) to determine its then-current and accumulated earnings and profits.
9.   NYSE American Issuance Limitation.
(a)   No Holder will be entitled to receive converted shares of Common Stock or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in this Certificate of Designations to the extent such issuance would result in a violation of the NYSE American Company Guide or rules of the national securities exchange upon which the Common Stock is then listed(the “NYSE American Issuance Limitation”), unless either (i) the Corporation obtains the Stockholder Approval and the Schedule 14C Action has been completed, or (ii) the Corporation determines upon advice of counsel that Stockholder Approval and the Schedule 14C Action are not required to effect the conversion, in each such case, the NYSE American Issuance Limitation will no longer apply.
(b)   “Stockholder Approval” means stockholder approval of the proposal to issue Common Stock upon conversion of the Series A-[•] Preferred Stock for purposes of Rule 713 of the New York Stock Exchange American Listed Company Manual, or to comply with the applicable rules of the national securities exchange upon which the Common Stock is then listed.

(c)   “Schedule 14C Action” means, collectively, (i) the filing of an Information Statement on Schedule 14C relating to the issuance of converted shares of Common Stock or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in this Certificate of Designations with the United States Securities and Exchange Commission (the “SEC”) and the receipt from the SEC of notice that it has no comments thereon, (ii) the mailing of such Information Statement to the Corporation’s shareholders and (iii) the expiration of the 20 calendar day waiting period under Rule 14c‑2(b).
(d)   Notwithstanding anything herein to the contrary, if the Holders (together with their respective affiliates) collectively beneficially own fifty percent (50%) or more of the outstanding Common Stock at the time a transaction is contemplated pursuant to which the NYSE American Issuance Limitation would reduce the consideration being issued to the Holders in connection with such transaction (“Subject Transaction”), the Corporation shall notify the Holders of such Subject Transaction and the related NYSE American Issuance Limitation at least ten (10) Business Days prior to the consummation of such Subject Transaction and give the Holders five (5) Business Days from the date of receipt of any such notice to provide a Stockholder Approval, and if such Stockholder Approval is timely received, the Corporation shall not consummate such Subject Transaction until the Schedule 14C Action removing the NYSE American Issuance Limitation has been completed.
10.   Additional Procedures.
(a)   In connection with any conversion pursuant to Section 7 or redemption in accordance with Section 8, the Holder must deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation) together with written notice that such Holder elects to convert all or such lesser number of shares as specified therein.
(b)   Transfers of Series A-[•] Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Corporation upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is made in accordance with the terms of this Certificate of Designations.
11. No Other Rights.
The shares of Series A-[•] Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.
12.   Other Provisions.
(a)   The shares of Series A-[•] Preferred Stock shall not be subject to the operation of any retirement or sinking fund.
(b)   In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, the Corporation shall use its reasonable best efforts to add as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.
(c)   Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.
(d)   Unless otherwise agreed to by the Corporation and the applicable Holder, any certificate representing the Series A-[•] Preferred Stock (and the Common Stock issuable upon conversion thereof) will bear a restrictive legend substantially in the form set forth below, which is hereby incorporated in and expressly made a part of this Certificate of Designations, and will be subject to the restrictions set forth therein. In addition, any such certificate may have notations, additional legends or endorsements required by law, stock exchange rules, and agreements to which the Corporation and all of the Holders of Series A-[•] Preferred Stock in their capacity as Holders are subject, if any.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS. A COPY OF THE CERTIFICATE OF DESIGNATIONS WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER UPON REQUEST.
13.   Effective Date.
This Certificate of Designations shall become effective on [•], 202[•].
[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, Battalion Oil Corporation has caused this Certificate of Designations to be duly executed this [•] day of [•], 202[•].
BATTALION OIL CORPORATION
By:

Name: [•]
Title: [•]
[Signature Page to Certificate of Designations]

Annex A-1
Conversion Notice
The undersigned holder of Series A-[•] Preferred Stock hereby irrevocably elects to convert the number of shares of Series A-[•] Preferred Stock indicated below pursuant to Section 7(a) of the Certificate of Designations into shares of Common Stock at the Conversion Ratio. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[•] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [•], 202[•] (the “Certificate of Designations”).
Conversion Calculations:
Number of shares of Series A-[•] Preferred Stock owned prior to conversion: [      ]
Number of shares of Series A-[•] Preferred Stock to be converted: [      ]
Number of shares of Common Stock to be issued: [      ]
[HOLDER]
By:

Name:

Title:

Date:

Annex A-2
Issuer Conversion Notice
Battalion Oil Corporation, a Delaware corporation, hereby irrevocably elects to convert the number of shares of Series A-[•] Preferred Stock held by you indicated below into shares of Common Stock at the Conversion Ratio on the date set forth below pursuant to Section 7(b) of the Certificate of Designations. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[•] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [•], 202[•] (the “Certificate of Designations”).
Holder: [      ]
Conversion Calculations:
Number of Shares of Series A-[•] Preferred Stock owned by you prior to conversion: [      ]
Number of Shares of Series A-[•] Preferred Stock owned by you to be converted: [      ] Number of shares of Common Stock to be issued: [      ]
BATTALION OIL CORPORATION
By:

Name:

Title:

Date:

Annex B
Redemption Notice
Battalion Oil Corporation, a Delaware corporation, hereby irrevocably elects to redeem the number of shares of Series A-[•] Preferred Stock held by you indicated below on the date set forth below. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[•] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [•], 202[•].
Holder: [      ]
Date of redemption: [      ]
Redemption Calculations:
Number of Shares of Series A-[•] Preferred Stock owned by you prior to redemption: [      ]
Number of Shares of Series A-[•] Preferred Stock owned by you to be redeemed: [      ]
Redemption Price: [      ]
Elect a Single Form of Payment of Redemption Price:
       Cash (Cash payment to be made to you: [      ])
BATTALION OIL CORPORATION
By:

Name:

Title:

Date:

Exhibit B
Series A Preferred Stock Purchase Agreement

FINAL FORM
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of [ ], 202[ ], by and among Fury Resources, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).
The parties hereby agree as follows:
1.   Purchase and Sale of Preferred Stock.
1.1   Sale and Issuance of Preferred Stock.
(a)   The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (as may be modified in accordance with Section 6.10 of this Agreement, the “Restated Certificate”).
(b)   Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the applicable Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), as is determined pursuant to Exhibit A, at a purchase price of $1,000 per share of Series A Preferred Stock. The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”
1.2   Closing; Delivery.
(a)   The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures promptly following satisfaction of the conditions set forth in Section 4 and Section 5, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).
(b)   At the Closing, the Company shall deliver to each Purchaser a certificate (in electronic format) representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank account designated by the Company.
1.3    Use of Proceeds.   In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Stockholders’ Agreement (as defined below) and the Restated Certificate, the Company will use the proceeds from the sale of the Shares to finance the Transactions (as defined below) and for the repayment of debt, working capital and other general corporate purposes.
1.4   Defined Terms Used in this Agreement.   In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
(a)   “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.
(b)   “Board” or “Board of Directors” means the Board of Directors of the Company.
(c)   “Code” means the Internal Revenue Code of 1986, as amended.
(d)   “Common Equity Investments” means sales of Common Stock by the Company for total aggregate cash proceeds (paid to the Company prior to or concurrently with the Closing) of at least $160,000,000.

(e)   “Contribution Agreement” means the Contribution, Rollover and Sale Agreement, dated as of the date hereof, by and among the Company and the parties thereto.
(f)    “Contributions” means the transactions contemplated by the Contribution Agreement.
(g)   “Equity Interests” means (i) any type of equity ownership interest or voting interest in any Person, including (x) in the case of a corporation, any and all shares (however designated) of capital stock, (y) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock and (z) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, or any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests or any other equity securities of any Person (including phantom share, share appreciation, profit participation or other similar rights) and (iii) in any case, any right to acquire, or any securities convertible into or exercisable or exchangeable for, any of the foregoing.
(h)    “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the Chief Executive Officer of the Company.
(i)   “Liability” means any obligation, liability, debt, loss, damage, adverse claim, fine, penalty, or deficiency of such Person of any kind, character or description, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, disputed or undisputed, joint or several, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted, including those arising under any law or any contract, arrangement or undertaking, whether or not the same is required to be accrued on the financial statements of such Person.
(j)   “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.
(k)   “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, San Jacinto Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and Battalion Oil Corporation, a Delaware corporation, dated as of December 14, 2023.
(l)   “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(m)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(n)   “Stockholders’ Agreement” means the Stockholders’ Agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement (as may be modified in accordance with Section 6.10 of this Agreement).
(o)   “Transactions” means the transactions contemplated by the Merger Agreement.
(p)   “Transaction Agreements” means this Agreement and the Stockholders’ Agreement.
2.   Representations and Warranties of the Company.   The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.
2.1   Organization, Good Standing, Corporate Power and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
2.2   Capitalization.
(a)   The authorized capital of the Company consists, immediately prior to the Closing, of:
(i)   Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury
(ii)   200,000 of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. The Company holds no Preferred Stock in its treasury.
(b)   The issued and outstanding Equity Interests of the Company, the holder of such Equity Interests and the number and class of such interests as of the date of this Agreement are set forth on Subsection 2.2(b) of the Disclosure Schedule. Except for the conversion privileges of the shares of Series A Preferred Stock to be issued under this Agreement and the Contribution Agreement, and the Company’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company, or for the Company to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company. The Company is not subject to, and no Person has any right to and, to the Company’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of the Company. There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of the Company. There are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of the Company and there is no liability for distributions accrued and unpaid by the Company.
2.3   Subsidiaries.   Merger Sub is the only subsidiary of the Company. Except for Merger Sub, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements, the Contribution Agreement and

the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements, the Contribution Agreement and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities.
2.4   Authorization.   All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.5   Valid Issuance of Shares.   The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Purchaser). Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Purchaser). Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.
2.6   Governmental Consents and Filings; Consent Generally.   Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Closing, and (b) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been or will be made in a timely manner. The execution and delivery by the Company of this Agreement and the other Transaction Agreements, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by the Company do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of the Company’s Restated Certificate or Bylaws (together, “Charter Documents”), (ii) any provision of any material agreement or instrument to which the Company is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of the Company, any applicable law or regulation.
2.7   Litigation.   There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to the Company’s knowledge, threatened orally, in each case (a) against the Company or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of the Company or Merger Sub arising out of their employment or board relationship with the Company or Merger Sub (as applicable), or (c) that questions the validity of the Transaction

Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company, Merger Sub nor, to the Company’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company or Merger Sub pending or which the Company or Merger Sub intends to initiate.
2.8   Compliance with Other Instruments.   Neither the Company nor Merger Sub is in violation or default (a) of any provisions of its Charter Documents or, with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to the Company or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).
2.9   Rights of Registration and Voting Rights.   Except as contemplated in the Stockholders’ Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Shares. Except as contemplated in the Stockholders’ Agreement, to the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting or transfer of capital shares of the Company.
2.10   Corporate Documents.   The Charter Documents of the Company are in the form provided to the Purchasers.
2.11   No Liabilities.   Other than the Liabilities of the Company pursuant to the Transaction Agreements, the Contribution Agreement and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by the Company in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), the Company does not have any Liabilities.
2.12   CFIUS.   The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.
3.   Representations and Warranties of the Purchasers.   Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as to itself as of the date hereof, that:
3.1   Authorization.   The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser and assuming due and valid authorization, execution and delivery hereof by the Company and the other Purchasers, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2   Purchase Entirely for Own Account.   This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Such Purchaser has not been formed for the specific purpose of acquiring the Shares.
3.3   Disclosure of Information.   Such Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.
3.4   Restricted Securities.   Such Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser may need to hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, the Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which they may be converted, for resale. The Purchaser further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
3.5   No Public Market.   Such Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
3.6   Legends.   Such Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:
(a)   “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”
(b)   Any legend set forth in, or required by, the Stockholders’ Agreement.
(c)   Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.
3.7   Accredited Investor.   Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.8   Foreign Investors.   If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the

Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.
3.9   Restricted Persons.   Such Purchaser is not, and is not owned or controlled by any person who is the target of any sanctions imposed by the United States, European Union, United Kingdom, or any other government (including, but not limited to, being identified on a sanctions list maintained by such governments or being located in, resident in, headquartered in, or organized under the laws of any territory that is targeted by comprehensive sanctions by any such government).
3.10   No General Solicitation.   Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.
3.11   Exculpation Among Purchasers.   Such Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Such Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.
3.12   Residence.   If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth on Exhibit A; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its principal place of business is identified in the address or addresses of such Purchaser set forth on Exhibit A.
4.   Conditions to the Purchasers’ Obligations at Closing.   The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser:
4.1   Representations and Warranties.   The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.
4.2   Performance.   The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.
4.3   Compliance Certificate.   The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.
4.4   Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
4.5   Board of Directors.   As of the Closing, the authorized size of the Board shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.
4.6   Merger Agreement.   All conditions precedent to the closing of the Transactions (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.7   Contribution Agreement.   The Contributions shall have been consummated concurrently with or immediately prior to the Closing.

4.8   Stockholders’ Agreement.   The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto, shall have executed and delivered the Stockholders’ Agreement.
4.9   Restated Certificate.   The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing.
4.10   Secretary’s Certificate.   The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of the Company as in effect at the Closing, (b) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (c) resolutions of the stockholders of the Company approving the Restated Certificate.
4.11   Contemporaneous Issuance.   The Common Equity Investments shall have been consummated prior to or concurrently with the Closing.
5.   Conditions of the Company’s Obligations at Closing.   The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:
5.1   Representations and Warranties.   The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing other than de minimis changes.
5.2   Performance.   The Purchasers shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.
5.3   Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
5.4   Merger Agreement.   All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
5.5   Contribution Agreement.   The Contributions shall have been consummated concurrently with or immediately prior to the Closing.
5.6   Stockholders’ Agreement.   Each Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders’ Agreement.
6.   Miscellaneous.
6.1    Termination.   If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.
6.2   Survival of Warranties.   Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company; provided that if this Agreement is terminated pursuant to Section 6.1, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall terminate upon such date of termination.
6.3   Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
6.4   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
6.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.6   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.7   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7. If notice is given to the Company, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Purchasers, a copy shall also be given to [ ].
6.8   No Finder’s Fees.   Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
6.9   Amendments and Waivers.   Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the written consent of a majority of the Purchasers (such majority to be determined using the number of Shares purchased by each Purchaser pursuant to the terms of this Agreement); provided that any amendments, changes or modifications to the price per Share or number of Shares acquired hereunder shall require the written consent of each Purchaser. Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.
6.10   Other.   Notwithstanding anything in this Agreement to the contrary, the Company and the Designated Investor Agent (as defined in the Stockholders’ Agreement) may modify the terms of the Stockholders’ Agreement and the Restated Certificate prior to the Transaction Closing so long as such modifications are not materially adverse to the Purchasers as compared to the Designated Investors (as defined in the Stockholders’ Agreement).
6.11   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.13   Entire Agreement.   This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
6.14   Specific Performance.   Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms. Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.
6.15   Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:
FURY RESOURCES, INC.,
a Delaware corporation
By:

Name: Ariella Fuchs
Title: President and General Counsel
Address:
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX, 78257
Signature Page to Series a Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
PURCHASERS:
[SIGNATURE BLOCKS TO BE INSERTED]
Signature Page to Series a Preferred Stock Purchase Agreement

EXHIBITS
Exhibit A — SCHEDULE OF PURCHASERS
Exhibit B — FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Exhibit C — DISCLOSURE SCHEDULE
Exhibit D — FORM OF STOCKHOLDERS’ AGREEMENT

EXHIBIT A
SCHEDULE OF PURCHASERS
Purchaser	Number of Shares	Aggregate Purchase Price

EXHIBIT B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT C
DISCLOSURE SCHEDULE

EXHIBIT D
FORM OF STOCKHOLDERS’ AGREEMENT

Exhibit C
Subscription Agreement

FINAL FORM
SUBSCRIPTION AGREEMENT
THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of the date set forth on the signature page hereto by and between the undersigned investor identified on the signature page hereto (“Investor”) and Fury Resources, Inc., a Delaware corporation (the “Company”).
RECITALS
A.   Investor desires to purchase from the Company, and the Company desires to sell to Investor, the number of shares of Common Stock, $0.0001 par value per share, of the Company set forth next to Investor’s name on the signature page hereto (the “Shares”), in exchange for a purchase price in the amount next to Investor’s name on the signature page hereto (the “Purchase Price”).
B.   In connection with this investment, Investor and the Company desire to make certain representations, warranties and agreements to each other.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT:
Section 1.   Subscription and Closing.
Section 1.1.   Subscription.   Subject to the terms and conditions set forth in this Agreement, Investor hereby subscribes for and agrees to purchase from the Company at the Subscription Closing (as defined herein), and the Company agrees to issue and sell to the undersigned, such number of Shares as is set forth on the signature page of this Agreement.
Section 1.2.   Closing.   The closing of the purchase and sale of the Shares contemplated hereby (the “Subscription Closing”) is contingent upon, and shall take place immediately following, (a) all conditions precedent to the closing of the transactions (the “Transaction Closing”) set forth in that certain Agreement and Plan of Merger, dated as of December 14, 2024 (the “Merger Agreement”), by and among the Company, San Jacinto Merger Sub, Inc., a Delaware corporation, and Battalion Oil Corporation, a Delaware corporation (“Battalion”), being satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing), (b) the Company and Investor entering into a Stockholders’ Agreement substantially in the form attached as Exhibit A hereto (as may be modified in accordance with Section 7.2 of this Agreement, the “Stockholders’ Agreement”), at or prior to the Subscription Closing, and (c) the filing by the Company of an Amended and Restated Certificate of Incorporation substantially in the form attached as Exhibit B hereto (as may be modified in accordance with Section 7.2 of this Agreement, the “Restated Certificate”) with the Secretary of State of the State of Delaware. The Subscription Closing shall occur on the date of, and prior to, the Transaction Closing. Upon the execution and delivery of this Agreement, the Investor shall deliver to Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), the Purchase Price, which (except as set forth in Section 1.3 below) shall be held in an escrow account for the benefit of Investor (the “Closing Escrow Account”) until the Subscription Closing pursuant to the terms of that certain Escrow Agreement, dated as of September 29, 2023, by and between the Company and the Escrow Agent, a copy of which is attached as Exhibit C hereto (the “Closing Escrow Agreement”), in readily available funds by wire transfer pursuant to wiring instructions previously made available to Investor by the Company. At the Subscription Closing, the Company shall issue the Shares subscribed for hereunder to Investor and the Purchase Price shall be released from the Closing Escrow Account and the Termination Fee Escrow Account (as defined below) to the Company, automatically and without further action by the Company or Investor.
Section 1.3.   Termination Fee Escrow Account.   Investor acknowledges that, $16,000,000 of the proceeds from the sale of the Shares will be transferred from the Closing Escrow Account to a separate escrow account held by the Escrow Agent (the “Termination Fee Escrow Account”). The funds in the

Termination Fee Escrow Account will be used to pay the termination fee of $16,000,000 (the “Termination Fee”) payable by the Company if the Merger Agreement is terminated under certain circumstances. If the Termination Fee becomes payable pursuant to the terms of the Merger Agreement, all funds in the Termination Fee Escrow Account will be released to Battalion and such funds will not be returned to Investors. The Termination Fee will be borne pro rata by all Investors who subscribed for Shares prior to the Termination Fee becoming payable pursuant to the terms of the Merger Agreement. INVESTOR ACKNOWLEDGES THAT IF THE TERMINATION FEE BECOMES PAYABLE, INVESTOR WILL IRREVOCABLY LOSE A PRO RATA PORTION OF THE FUNDS IN THE TERMINATION FEE ESCROW ACCOUNT.
Section 2.   Representations and Warranties of the Company.   The Company hereby represents and warrants to the undersigned as follows:
Section 2.1.   Organization, Good Standing and Corporate Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.
Section 2.2.   Authorization.   All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares, has been taken. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 2.3.   No Conflict.   The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by the Company do not and will not violate, conflict with or result in a breach of, or a default under, (a) any provision of the Company’s Certificate of Incorporation or Bylaws, each as in effect on the date hereof, or the Restated Certificate, (b) any provision of any material agreement or instrument to which the Company is a party or by which it or its property are subject to or bound or affected or (c) to the knowledge of the Company, any applicable law or regulation.
Section 2.4.   Valid Issuance of Shares.   The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement), the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by Investor). Assuming the accuracy of the representations of Investor in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Shares will be issued in compliance with all applicable federal and state securities laws.
Section 2.5.   CFIUS.   The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.
Section 3.   Representations and Warranties of Investor.   Investor hereby represents and warrants to the Company as follows:
Section 3.1.   Authorization; Accurate Information.   Investor has full power and authority to enter into this Agreement and the Stockholders’ Agreement. This Agreement and the Stockholders’ Agreement, when executed and delivered by Investor and assuming due and valid authorization, execution and delivery hereof by the Company, will constitute valid and legally binding obligations of Investor, enforceable against Investor in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Investor is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right and legal capacity, or corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Stockholders’ Agreement and otherwise to carry out its obligations hereunder.
Section 3.2.   Purchase Entirely for Own Account.   This Agreement is made with Investor in reliance upon Investor’s representation to the Company, which by Investor’s execution of this Agreement, Investor hereby confirms, that the Shares to be acquired by Investor will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Investor has not been formed for the specific purpose of acquiring the Shares.
Section 3.3.   Disclosure of Information; No Oral Representations; No Reliance.   Investor has read, understood and is familiar with the information about the Company, the Company’s proposed acquisition of Battalion, and Battalion’s business that has been provided to Investor (collectively, the “Information”). The Company has made available all additional information which has been requested by Investor in connection with the transactions contemplated by this Agreement and the Company’s and Battalion’s business and affairs, as well as the opportunity to ask questions and receive answers from the Company concerning, among other things, the terms and conditions of the purchase of the Shares and the Company’s and Battalion’s business. Investor is subscribing to purchase the Shares without relying on any offering literature other than the Information. Investor confirms that no oral or written representations or warranties have been made to Investor by the Company or any of its officers, employees, agents, sub-agents, affiliates or advisors, other than any representations of the Company contained herein, and in subscribing for the Shares, Investor is not relying upon any representations other than those contained herein. Investor is not relying on the Company or any of its employees, agents, sub-agents or advisors with respect to the legal, tax, economic and related considerations involved in this investment. Investor has relied on the advice of, or has consulted with, only its advisors. Each advisor, if any, is capable of evaluating the merits and risks of an investment in the Shares.
Section 3.4.   Restricted Securities.   Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor’s representations as expressed herein. Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Investor may need to hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, Investor acknowledges that the Company has no obligation to register or qualify the Shares for resale. Investor further acknowledges that, except as set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Investor’s control, and which the Company is under no obligation and may not be able to satisfy.
Section 3.5.   Financial Condition.   (a) Investor’s financial condition is such that Investor is able to bear the risk of holding the Shares for an indefinite period of time; (b) Investor has adequate means to provide for Investor’s current financial needs and contingencies; and (c) Investor has no need for liquidity in this investment and Investor is able to risk the loss of Investor’s entire investment in the Shares and, if the Termination Fee becomes payable, the irrevocable loss of a pro rata portion of the funds in the Termination Fee Escrow Account. Investor’s overall commitment to investments that are not readily marketable such as an investment in the Shares is not disproportionate to Investor’s net worth and Investor’s investment in the Shares will not cause such overall commitments to become excessive. Investor’s financial condition is such that Investor is under no present or contemplated future need for the Purchase Price or to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness.
Section 3.6.   Financial Knowledge.   Investor or Investor’s advisors have such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of Investor’s acquisition of Shares and of making an informed investment decision with respect thereto.
Section 3.7.   Degree of Risk.   Investor Agrees and acknowledges that the Shares constitute a speculative investment and involve a high degree of risk of loss by Investor of Investor’s total investment.
Section 3.8.   No Public Market.   Investor understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
Section 3.9.   Legends.   Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:
(i)
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(ii)
Any legend set forth in, or required by, the Stockholders’ Agreement.

(iii)
Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.

Section 3.10.   Accredited Investor.   Investor has completed the applicable Accredited Investor Representation attached hereto as Exhibit D and is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 3.11.   Foreign Investors.   If Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Investor’s jurisdiction.
Section 3.12.   Restricted Persons.   Investor is not, and is not owned or controlled by any person who is the target of any sanctions imposed by the United States, European Union, United Kingdom, or any other government (including, but not limited to, being identified on a sanctions list maintained by such governments or being located in, resident in, headquartered in, or organized under the laws of any territory that is targeted by comprehensive sanctions by any such government).
Section 3.13.   No General Solicitation.   Neither Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.
Section 3.14.   Exculpation Among Investors.   Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Investor agrees that neither any Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 3.15.   Residence.   If Investor is an individual, then Investor resides in the state or province identified in the address of Investor set forth on the signature page hereto; if Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of Investor in which its principal place of business is identified in the address or addresses of Investor set forth on the signature page hereto.
Section 3.16.   Specific Performance.   If, and only if, Battalion is entitled to seek specific performance in accordance with Section 9.6(b) of the Merger Agreement to cause the Company to consummate the Transaction Closing, Battalion may seek specific performance against the Company in order to cause the Company to enforce the Company’s right to cause the Subscription Closing to be consummated and the Purchase Price to be funded (solely to the extent that the Company can enforce this Agreement in accordance with the terms hereof). If Battalion is entitled to seek specific performance in accordance with Section 9.6(b) of the Merger Agreement (subject to the limitations set forth therein), each of the parties hereto hereby (i) agrees not to raise any objections to the availability to Battalion of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such parties under this Agreement, and (ii) waives any defenses in any action for specific performance by Battalion, including the defense that a remedy at law would be adequate, and any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. Investor acknowledges and agrees that their obligation to fund the Purchase Price pursuant to this Agreement is a material inducement to Battalion for them to enter into the Merger Agreement, and that Battalion is an express third-party beneficiary of this Agreement and shall have the enforcement rights provided in this Section 3.16.
Section 4.   Indemnification.   Investor hereby agrees to indemnify and hold harmless each of the Company, its directors, officers, members, managers, representatives and agents from and against any and all loss, damage and liability due to or arising out of a breach of any representation, warranty or certification of Investor contained in this Agreement. The Company hereby agrees to indemnify and hold harmless each of Investor, its directors, officers, members, managers, representatives and agents from and against any and all loss, damage and liability due to or arising out of a breach of any representation, warranty or certification of the Company contained in this Agreement.
Section 5.   Commissions.   The Company has not engaged the services of any person to assist it in the private placement of the Shares, and thus the Company is offering the Shares on its own behalf.
Section 6.   Expenses.   Each of Investor and the Company shall be responsible for the fees and expenses it incurs in connection with the consummation of the transactions contemplated by this Agreement, including the legal fees and expenses incurred in the preparation and negotiation of this Agreement.
Section 7.   Other.
Section 7.1.   With such full understanding and acknowledgments, Investor does hereby affirm Investor’s subscription for the purchase of the Shares being offered by the Company as described in this Agreement. Investor does further acknowledge Investor’s understanding of all the terms and provisions of this Agreement and agrees to be bound by all of the terms and conditions of this Agreement. This subscription shall be irrevocable and may not be assigned by Investor. Subject to the foregoing, this subscription shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, subscribers and assigns of Investor.
Section 7.2.   Notwithstanding anything in this Agreement to the contrary, the Company and the Designated Investor Agent (as defined in the Stockholders’ Agreement) may modify the terms of the Stockholders’ Agreement and the Restated Certificate prior to the Transaction Closing so long as such modifications are not materially adverse to the Investor as compared to the Designated Investors (as defined in the Stockholders’ Agreement).
Section 8.   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
Section 9.   Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District

Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
[Signature Pages Follow]

SIGNATURE PAGE
IN WITNESS WHEREOF, Investor has executed this Subscription Agreement this     day of
                 , 2024.
(please print name)	Address for Notices (if different):
By: (name, title/capacity)	(Name)
Signature* †	(Number and Street)
Address:	(City, State and Zip Code)
(Number and Street)	(Telephone No.)
(City, State, and Zip code)	(Fax No.)
(Telephone No.)
(Fax No.)
(Email)
(Taxpayer Identification No.)
Purchase Price: $	Shares:
Termination Fee Escrow Account Funds:
Up to $

*
Please execute this signature page and forward this Subscription Agreement together with this signature page. If signing in a corporate or representative capacity, please indicate the entity and your title or other capacity. If there is to be more than one owner of the Shares, each owner shall sign and indicate the manner in which the Shares are to be held (e.g., as joint tenants, tenants-in-common, etc.).

†
If Investor is married and lives in a community property state or U.S. territory, both Investor and Investor’s spouse must sign the signature page of the Subscription Agreement. Community property states and U.S. territories include Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington and Wisconsin.

ACCEPTANCE PAGE
Accepted $
this             day of                   , 2024
By:   Fury Resources, Inc.
By:
Name: Abraham Mirman
Its: Chief Executive Officer

EXHIBIT A
FORM OF STOCKHOLDERS’ AGREEMENT

EXHIBIT B
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C
ESCROW AGREEMENT

EXHIBIT D
ACCREDITED INVESTOR REPRESENTATION
If Investor is an individual, please complete Form D-1 Accredited Investor Representation for Individuals, or if Investor is an entity, please complete Form D-2 Accredited Investor Representation for Entities. PLEASE COMPLETE AND RETURN ONLY ONE FORM.

FORM E-1
ACCREDITED INVESTOR REPRESENTATION FOR INDIVIDUALS
If Investor is an individual, please identify one of the following categories in which you qualify as an “accredited investor” (as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)):
Check applicable box:
☐	(i)	a natural person whose individual net worth, or joint net worth with your spouse, or spousal equivalent, is currently over $1,000,000(excluding the value of your primary residence);
Please Note: In calculating net worth, you include all of your assets (other than your primary residence) whether liquid or illiquid, such as cash, stock,securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than a mortgage or other debt secured by your primary residence). In the event that the amount of any mortgage or other indebtedness secured by your primary residence exceeds the fair market value of the residence, that excess liability should ALSO be deducted from your net worth.
☐	(ii)	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse, or spousal equivalent, was in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;
☐	(iii)	a director, executive officer, manager or general partner of the Company;
☐	(iv)	a natural person who holds in good standing a Series 7, Series 65, or Series 82 license as administered by the Financial Industry Regulatory Authority, Inc.;
☐	(v)	a natural person who meets the definition of a “knowledgeable employee,” as defined in Rule 3c− 5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the private-fund issuer of the securities being offered or sold; or
☐	(vi)	none of the above.
Investor has carefully read this Accredited Investor Representation for Individuals and acknowledges that the information contained herein is accurate, true and complete.

FORM E-2
ACCREDITED INVESTOR REPRESENTATION FOR ENTITIES
If Investor is an entity, please identify one of the following categories in which Investor qualifies as an “accredited investor” (as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)):
Check applicable box:
☐
A corporation, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the risks and merits of an investment in the Shares;

☐
An entity in which all of the equity owners are accredited investors after looking through various forms of equity ownership to the natural persons;

☐
Any entity owning “investments,” as that term is defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities being offered;

☐
An organization described in Section 501(c)(3) of the Internal Revenue Code, or Massachusetts or similar business trust, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in an individual or fiduciary capacity;

☐
A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

☐
An insurance company as defined in Section 2(a)(13) of the Securities Act;

☐
An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of the Investment Company Act;

☐
A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
An investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Advisers Act”);

☐
A rural business investment company as defined in Section 384A of the Consolidated Farm and Rural Development Act of 1961;

☐
A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐
A “family office,” as defined in Rule 202(a)(11)(G)−1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐
A “family client,” as defined in Rule 202(a)(11)(G)−1 under the Advisers Act, of a “family office” meeting the requirements set out above; or

☐
None of the above.

Investor has carefully read this Accredited Investor Representation for Entities and acknowledges that the information contained herein is accurate, true and complete.

Exhibit D
Form of Amended and Restated Bylaws

FINAL FORM
BYLAWS
OF
FURY RESOURCES, INC.
ARTICLE I
OFFICES
Section 1.   Offices.   The registered office shall be in the State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1.   Annual Meeting.   If required by applicable law, the annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place, if any, within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.
Section 2.   Special Meetings.   Special meetings of the stockholders of the Corporation shall be held on such date, at such time and at such place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.
Section 3.   Notice of Meetings.   Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Amended and Restated Certificate of Incorporation of the Corporation (as amended or restated from time to time in accordance with the terms and conditions therein, the “Certificate of Incorporation”) or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
Section 4.   Quorum and Adjournment.   Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these Bylaws, the presence, by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If such majority shall not be present or represented at any meeting of the stockholders, the stockholders present, although less than a quorum shall have the power to adjourn the meeting to another time and place.
Section 5.   Adjourned Meetings.   Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 6.   Vote Required.   Except as otherwise provided by law, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or by the Certificate of Incorporation:
(a)   Directors shall be elected by a plurality of the votes present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors; and
(b)   Whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.
Section 7.   Manner of Voting.   At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.
Section 8.   Stockholder Action Without a Meeting.   Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent, setting forth the action so taken, shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents given by a sufficient number of the holders to take the action were delivered to the Corporation.
ARTICLE III
DIRECTORS
Section 1.   Number.   Subject to the Certificate of Incorporation, the number of directors that shall constitute the whole board shall be five (5); and such number shall not be increased or decreased without Requisite Holder approval (as defined in the Certificate of Incorporation) as provided for in the Certificate of Incorporation.
Section 2.   Resignations.   Any Director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.
Section 3.   Newly Created Directorships and Vacancies.   Except as otherwise provided by law or by the Certificate of Incorporation, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. Except as otherwise provided by the Certificate of Incorporation, a director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Section 4.   Removal.   Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.
Section 5.   Annual Meetings.   The Board of Directors shall meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation. In the event that in any year Directors are elected by written consent in lieu of an annual meeting of stockholders, the Board of Directors shall meet in such year as soon as practicable after receipt of such written consent by the Corporation at such time and place as shall be fixed by the Chairman of the Board, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.
Section 6.   Regular Meetings.   Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than twenty-four hours notice to each Director, given verbally or in writing, whether personally, by telephone (including by message or recording device), by facsimile transmission, by telegram, or by telex, or on not less than three (3) calendar days’ notice to each Director given in writing by mail.
Section 7.   Special Meetings.   Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than twenty-four hours notice to each Director, given verbally or in writing, whether personally, by telephone (including by message or recording device), by facsimile transmission, by telegram, or by telex, or on not less than three (3) calendar days’ notice to each Director given in writing by mail. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the Directors then in office.
Section 8.   Quorum and Powers of a Majority.   At all meetings of the Board of Directors or committee of the Board of Directors, the directors entitled to cast a majority of the votes of the whole Board of Directors or committee, as the case may be, shall constitute a quorum for the transaction of business, and except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or of such committee. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.
Section 9.   Manner of Acting.   (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(b)   Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto, and the consents are filed with the minutes of proceedings of the Board of Directors or such committee.
Section 10.   Committees.   The Board of Directors may designate one or more committees. Each committee shall consist of one or more of the directors of the Corporation and shall include at least one Preferred Director (as defined in the Certificate of Incorporation).
Section 11.   Committee Procedure, Limitations of Committee Powers.   Except as otherwise provided by these Bylaws, the Certificate of Incorporation or by the Board of Directors, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.
Section 12.   Compensation.   (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.
(b)   Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

(c)   Nothing contained in these Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.
ARTICLE IV
OFFICERS
Section 1.   Number.   The officers of the Corporation shall include a President, a Secretary and a Treasurer. The officers of the Corporation may also include, without limitation, a Chief Executive Officer and one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may also elect a Chairman of the Board and may elect a Vice Chairman of the Board. The Board of Directors may also elect such other officers as the Board of Directors may from time to time deem appropriate or necessary. Except for the Chairman of the Board and the Vice Chairman of the Board, none of the officers of the Corporation need be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware.
Section 2.   Election of Officers, Qualification and Term.   The officers of the Corporation shall be appointed from time to time by the Board of Directors and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Directors, shall hold office at the pleasure of the Board of Directors.
Section 3.   Removal.   Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party.
Section 4.   Resignations.   Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 5.   Salaries.   The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.
Section 6.   Chairman of the Board.   The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board.
Section 7.   Vice Chairman of the Board.   The Vice Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairman of the Board.
Section 8.   Chief Executive Officer.   The Chief Executive Officer, if one is elected, shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 9.   President.   If there is no Chief Executive Officer, the President shall be the chief executive officer of the Corporation, shall have, subject to the supervision, direction, and control of the Board of Directors, the general powers and duties of supervision, direction, and management of the affairs and business of the Corporation usually vested in the chief executive officer of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the President shall have the powers and duties of the Chairman of the Board.
Section 10.   Vice Presidents.   Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President. Unless otherwise directed by the Board of Directors, each Vice President severally may bind the Corporation and shall have the authority to execute any document on the Corporation’s behalf without further action of the Board of Directors.

Section 11.   Secretary and Assistant Secretaries.   (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors or the President.
(b)   Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.
Section 12.   Treasurer and Assistant Treasurers.   (a) The Treasurer shall have custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of the Treasurer or as may from time to time be assigned to him or her by the Board of Directors or the President.
(b)   The Treasurer shall be responsible for maintaining the accounting records and statements, and shall properly account for all monies and obligations due the Corporation and all properties, assets, and liabilities of the Corporation. The Treasurer shall render to the Chairman of the Board or the President such periodic reports covering the results of operations of the Corporation as may be required by either of them or by law.
(c)   Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.
ARTICLE V
STOCK
Section 1.   Certificates.   The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.
Section 2.   Transfers.   Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, provided such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract. Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any), and record the transaction upon its books.
Section 3.   Lost, Stolen, or Destroyed Certificates.   Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.
Section 4.   Registered Stockholders.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights of a stockholder and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the General Corporation Law of the State of Delaware.
Section 5.   Additional Powers of the Board.   (a)   The Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock subject to the provisions of the General Corporation Law of the State of Delaware.
(b)   The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.
ARTICLE VI
INDEMNIFICATION
Section 1.   Indemnification.   Except as otherwise provided in the Certificate of Incorporation, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VI, the Corporation shall be required to indemnify any person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors of the Corporation.
Section 2.   Advancement of Expenses.   With respect to any person made or threatened to be made a party to any threatened, pending, or completed Proceeding, by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that the payment of expenses (including attorneys’ fees) incurred by such person in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise; and further provided that with respect to a Proceeding initiated against the Corporation by a director or officer of the Corporation (including a person serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise), such director or officer shall be entitled under this Section to the advancement of expenses (including attorneys’ fees) incurred by such person in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in connection with such Proceeding in advance of the final disposition of such proceeding only if such proceeding was authorized by the Board of Directors of the Corporation. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.
Section 3.   Claims.   With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, the rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VI shall be contract rights. If a claim under Section 1 or 2 of this Article VI with respect to such rights is not paid in full by the Corporation within sixty days after a written demand has been received by the Corporation, except in the case of a claim for an advancement of expenses by an officer or director of the Corporation, in which case the applicable period shall be twenty days, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation seeks to recover an advancement of expenses shall also be entitled to be paid the expenses (including attorneys’ fees) of prosecuting or defending such suit. In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not in a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder) it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the person from whom the Corporation seeks to recover an advancement of expenses has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification hereunder (including any suit seeking to enforce a right to the advancement of expenses hereunder) or any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, neither the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit. In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise shall be on the Corporation.
Section 4.   Non-exclusive Rights.   The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
Section 5.   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

Section 6.   Amendment or Repeal.   Any right to indemnification or to advancement of expenses of any person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.
ARTICLE VII
MISCELLANEOUS
Section 1.   Place and Inspection of Books.   (a)   The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in such place or places either within or without the State of Delaware as the Board of Directors may from time to time determine.
(b)   The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1(b) of Article VII or to vote in person or by proxy at any meeting of stockholders.
(c)   The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders’ rights in respect thereof.
Section 2.   Waivers of Notice.   Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.
Section 3.   Voting Shares in Other Corporations.   Except as otherwise provided in the Certificate of Incorporation, the Chief Executive Officer or any other officer of the Corporation designated by the Board of Directors may vote any and all shares held by the Corporation in any other corporation.
Section 4.   Fiscal Year.   The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.
Section 5.   Gender/Number.   As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.
Section 6.   Paragraph Titles.   The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.
Section 7.   Amendment.   Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended, added to or repealed by the stockholders at any annual or special meeting or by written consent, by the vote or consent of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast (i.e., by the vote of a majority of the outstanding shares entitled to vote), and, except as may be otherwise required by law, the power to alter, amend, add to or repeal these Bylaws is also vested in the Board of Directors (subject always to the power of the stockholders to change such action); provided, however, that notice of the general nature of any such action proposed to be taken shall be included in the notice of the meeting of stockholders or of the Board of Directors at which such action is taken.
Section 8.   Certificate of Incorporation.   Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

FINAL FORM
CERTIFICATE OF SECRETARY
I, the undersigned, do hereby certify:
1.   That I am the duly elected and acting Secretary of Fury Resources, Inc., a Delaware corporation; and
2.   That the foregoing Bylaws constitute the Bylaws of the Corporation as duly adopted and approved by Unanimous Written Consent of the Board of Directors effective as of [•], 2024.
IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this [•], 2024.

Ariella Fuchs, Secretary

Exhibit E
Form of Amended and Restated Certificate of Incorporation

FINAL FORM
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FURY RESOURCES, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Fury Resources, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.   That the name of this corporation is Fury Resources, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 12, 2023 (the “Certificate of Incorporation”).
2.   That the Corporation’s Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST:   The name of this corporation is Fury Resources, Inc. (the “Corporation”).
SECOND:   The address of the registered office of the Corporation in the State of Delaware is 838 Walker Road Suite 21-2, Dover, DE, Kent County, 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc.
THIRD:   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 200,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.   COMMON STOCK
1.   General.   The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.   Voting.   Subject to compliance with Subsection 3.3 (to the extent required), the holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased

(but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B.
PREFERRED STOCK

Subject to compliance with Subsection 3.3 (to the extent required), the Board shall have the full authority permitted by the General Corporation Law by resolution or otherwise and without further stockholder approval: to divide the authorized and unissued shares of Preferred Stock that is not Series A Preferred Stock (“Additional Preferred Stock”) into one or more classes or series, or both; to provide for the issuance of each such class and/or series of Additional Preferred Stock in an aggregate number not exceeding the total number of shares of Additional Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, as amended from time to time; to determine with respect to each such class and/or series of Additional Preferred Stock the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Additional Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Additional Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Additional Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Additional Preferred Stock of any class and/or series to convert or exchange such shares of Additional Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series of Additional Preferred Stock shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.
Subject to compliance with Subsection 3.3 (to the extent required), the Board is further authorized by resolution to increase or decrease (but not below the number of such shares of such series then outstanding) without stockholder action (but subject to the specific voting provisions of any class and/or series of Additional Preferred Stock to approve such increase or decrease) the total aggregate number of shares of any class and/or series of Additional Preferred Stock subsequent to the issuance of shares of that class or series.
200,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth. References to “Preferred Stock” mean the Series A Preferred Stock, but shall not mean any other series of Additional Preferred Stock.
1.   Dividends.
1.1   General.   From and after the date of the issuance of any shares of Preferred Stock (the “Issuance Date”), dividends accruing at the rate per annum (the “Dividend Rate”) of (a) eleven percent (11%) (the “Dividend Rate”) of the Original Issue Price (as defined below) of such share (plus the amount of any accrued dividends previously compounded) if paid in cash within thirty (30) days after the end of each applicable calendar quarter or (b) fourteen percent (14%) if not so paid in cash, with such accrued dividends compounding (i.e., added to the Original Issue Price) as of the end of each such calendar quarter. Such dividends shall accrue on each share of Preferred Stock then outstanding; provided, however, that in the event the Corporation fails to redeem the shares of Preferred Stock when required pursuant to Subsection 6.2 (including, a failure to redeem (in whole or in part) due to a restriction or prohibition pursuant to applicable law, in each case, a “Redemption Default”), in addition to any and all other remedies available to the holders of Preferred Stock, the applicable Dividend Rate shall automatically increase by six (6) additional percentage points from and after the date of such Redemption Default and until such Redemption Default is cured (and all accrued dividends in respect of each calendar quarter shall be paid in cash, within thirty (30) days after the end of such calendar quarter, from and after the date of such failure to redeem) (such dividends, as applicable, the “Accruing Dividends” and, together with the Original Issue Price, the “Liquidation Preference”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except in the case of a Redemption Default or as set forth in Subsection 1.2, Subsection 2.1 and/or Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends. The “Original Issue Price” shall mean, with respect to the Series A Preferred Stock, $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.
1.2   Declared Dividends.   Subject to Section 3.3.6, all cash dividends paid or declared for payment with respect to the Preferred Stock shall be shared pro rata based on the then-current dividends due on shares of Preferred Stock. Holders of Preferred Stock shall, in addition to the dividend set forth in Section 1.1, fully participate, on an as-converted basis, in any dividends declared and paid or distributions on (in each case, in accordance with Section 3.3.6) Common Stock as if the Preferred Stock were converted into shares of Common Stock as of the record date for such dividend or distribution, at the Conversion Ratio (as defined below) in effect on such record date.
2.   Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1   Preferential Payments to Holders of Preferred Stock.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of, or at the written election of the Requisite Holders either, (i) the Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event with respect to which the holders of Preferred Stock will receive the Liquidation Amount pursuant to the foregoing clause (i), the assets of the Corporation available for distribution to its stockholders include both cash and other property, rights and/or securities, cash (and any other such property, rights and/or securities as determined in writing by the Requisite Holders) shall be distributed first to the holders of Preferred Stock in respect of the Liquidation Amount prior to any distribution to other holders of Additional Preferred Stock or Common Stock. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2   Payments to Holders of Common Stock.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
2.3   Deemed Liquidation Events.
2.3.1   Definition.   Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:
(a)   a merger or consolidation in which
(i)
the Corporation is a constituent party or

(ii)
a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, then the parent corporation of such surviving or resulting corporation; or
(b)   a “Change of Control” meaning the consummation of any equity sale, exchange or similar transaction (other than an issuance of equity securities by the Corporation solely for capital raising purposes) the result of which is that any person or “group” (as defined in the Securities Exchange Act of 1934, as amended), other than any person or group beneficially owning (directly or indirectly) more than forty percent (40%) of the outstanding Common Stock (on an as converted basis) prior to such transaction, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another entity shall not constitute a Change of Control if, immediately following such transaction, the persons who were beneficial owners of the stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other entity of which the Corporation has become a subsidiary; or
(c)   (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2   Effecting a Deemed Liquidation Event.
(a)   The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.
(b)   In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii), 2.3.1(b) or 2.3.1(c), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right consistent with this Section 2.3.2) to be redeemed pursuant to the terms of this Section 2.3.2, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Subsection 6.4 and Subsection 6.5 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.
2.3.3   Amount Deemed Paid or Distributed.   The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board, and the basis of such calculation shall be shared with the holders of record of the shares of Preferred Stock and approved in writing by the Requisite Holders (such approval not to be unreasonably withheld, conditioned or delayed).
2.3.4   Allocation of Escrow and Contingent Consideration.   In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i) or 2.3.1(b), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement or applicable purchase or other transaction agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.   Voting.
3.1   General.   Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall have no voting rights.
3.2   Election of Directors.
3.2.1   Subject to Subsection 3.2.2, the holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect the remaining three (3) directors of the Corporation (the “Common Directors”); provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board in connection with the approval of the initial issuance of Preferred Stock without a separate action by the holders of Preferred Stock. Any director elected as provided in the preceding sentence may be removed without cause by, and (except as set forth in Subsection 3.2.2) only by, the affirmative vote of the holders of a majority of the shares of Common Stock or Preferred Stock, as applicable, entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2.1, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2.1, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.1. Following the date the first share of Preferred Stock was issued (the “Original Issue Date”), the rights of the holders of the Preferred Stock under the first sentence of this Subsection 3.2.1 shall continue and shall only terminate on the first date when there are issued and outstanding less than 12,500 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock).
3.2.2   Notwithstanding anything in this Agreement, including Subsection 3.2.1, to the contrary, in the event that the Corporation does not issue an Initial Redemption Notice prior to the Initial Redemption Date or does not consummate the Initial Redemption Transaction at or prior to the Initial Redemption Deadline, in each case, pursuant to Section 6.1, then one Common Director selected by the holders of a majority of the shares of Common Stock shall be removed from the Board without any further action by any person. Such selection shall be made not later than five (5) days following the Initial Redemption Date or the Initial Redemption Deadline, as applicable. In any such case, the number of Preferred Directors shall be increased to three (3) and such additional Preferred Director may be designated from time to time by the affirmative vote of the Requisite Holders. If the holders of a majority of the shares of Common Stock do not select a Common Director to be removed from the Board within five (5) days after the Initial Redemption Date or the Initial Redemption Deadline, as applicable, such person may be selected by a vote of the Requisite Holders and any Common Director so selected shall immediately be removed from the Board without any further action by any person.
3.3   Preferred Stock Protective Provisions.   Notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, at any time when at least 12,500 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders (or, in the case of either Section 3.3.1 or 3.3.2 below, the written consent or affirmative vote of the holders of at least 66.67% of the outstanding shares of Preferred Stock (the “Requisite Supermajority Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.
3.3.1   alter or adversely change the powers, preferences or rights of the Preferred Stock;
3.3.2   amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely or disproportionately affects the powers, preferences or rights of the Preferred Stock;
3.3.3   amend, alter or repeal this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that modifies the size of the Board (whether increasing or decreasing) from five (5) directors;
3.3.4   re-incorporate or otherwise re-domicile the Corporation;
3.3.5   (i) create, or authorize the creation of any capital stock that ranks pari passu with or senior to the Preferred Stock with respect to its rights, preferences and privileges, or (ii) increase the authorized number of shares of Preferred Stock;
3.3.6   purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any cash or payment-in-kind (or in-species) dividend or make any cash or payment-in-kind (or in-species) distribution or payment on, any shares of capital stock of the Corporation other than: (i) repurchases of stock from former employees, former officers, former directors, former consultants or other persons who formerly performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; provided, that any repurchase of any capital stock of the Corporation held, directly or indirectly, by Abraham Mirman, shall require the prior written approval of the Requisite Holders; or (ii) redemptions, dividends or other distributions on the Preferred Stock as expressly authorized herein;
3.3.7   incur aggregate indebtedness for borrowed money (or any guarantees of such third party obligations for borrowed money) or refinance any indebtedness for borrowed money, in each case, in connection with the acquisition of any person or entity (or any person’s or entity’s assets, in each case, whether by merger, stock purchase, asset purchase or similar transaction (an “Acquisition Transaction”)) that would increase the difference between (A) either (i) Specified Total Leverage Ratio (calculated using pro forma trailing and projected twelve month EBITDAX) or (ii) Total Net Leverage Ratio (calculated using pro forma trailing and projected twelve month EBITDAX) and (B) either the respective (i) Specified Total Leverage Ratio (calculated as of the end of the most recent calendar month preceding the date of such acquisition) or (ii) Total Net Leverage Ratio (calculated as of the end of the most recent calendar month preceding the date of such acquisition), in each case, by more than .5. [For this purpose, the terms “Specified Total Leverage Ratio”, “Total Net Leverage Ratio” and “EBITDAX” shall each have the meaning ascribed to such term under the Amended and Restated Senior Secured Credit Agreement by and between Halcon Holdings, LLC (as “Borrower”), Macquarie Bank Limited (as “Administrative Agent”), Battalion Oil Corporation and the lenders thereto (as amended by the Fourth Amendment to such agreement dated as of August 23, 2024); provided that such terms shall be determined taking into account such modifications set forth in the immediately preceding sentence; provided further that should any ambiguity exist regarding the application of such terms to this Amended and Restated Certificate of Incorporation, such terms shall be interpreted in a customary manner reasonably acceptable to the Requisite Holders);]1
3.3.8   on or prior to the Initial Redemption Closing Date, enter into any transaction or series of related transactions that results in (i) a Deemed Liquidation Event, the terms of which do not include payment in full of the Liquidation Preference to the holders of the Preferred Stock in cash at the closing of such transactions, or (ii) the sale or disposition of assets of the Corporation and/or any of its subsidiaries for gross cash proceeds in excess of $100,000,000 (individually or in the aggregate for all such transactions), the terms of which do not (A) provide for at least 30% of such proceeds to be used by the Corporation to fund (in whole or in part) the Initial Redemption Transaction or (B) include payment in full of the Liquidation Preference to the holders of the Preferred Stock in cash at the closing of such transactions;
3.3.9   enter into any transaction or series of related transactions (other than compensation pursuant to employment and/or equity investment agreements that existed as of September [•], 2024, copies of which have been provided to the Requisite Holders prior to September [•], 2024) valued in excess of $5,000,000 in which Abraham Mirman or any of his affiliates has or will have a direct or indirect material interest; provided, that for the avoidance of doubt, Ruckus Energy Holdings, LLC, and its affiliates (collectively, the “Ruckus Entities”) shall be deemed affiliates of Mr. Mirman for purposes of this Subsection 3.3.9;
3.3.10   permit any subsidiary of the Corporation (whether a direct or indirect subsidiary) to (i) issue any equity or other security causing such subsidiary to not be wholly-owned by the Corporation, directly or indirectly, other than with respect to joint ventures or other similar transactions entered into in the ordinary course of business that do not include contributions or other transfers (whether in a single transaction or a series of related transactions) of a material portion of assets of the Corporation or any wholly-owned subsidiary of the Corporation or (ii) take any action that could not be effected by the Corporation without the written consent or affirmative vote of the Requisite Holders pursuant to this Subsection 3.3; or
3.3.11   materially change the Corporation’s line of business from oil and gas exploration.
4.   Optional Conversion.
The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1   Right to Convert.
4.1.1   Conversion Ratio.   Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (a) the Liquidation Preference by (b) the Conversion Price (as defined below) in effect at the time of conversion (the

1
Note to Draft: For the filed document, the defined terms in this section be replaced with corresponding terms from the Fury credit agreement if acceptable to Preferred Directors.

“Conversion Ratio”). The “Conversion Price” shall initially be equal to $[7.00]2; provided, however, that in the event of a Redemption Default, in addition to any and all other remedies available to the holders of Preferred Stock, the Conversion Price shall decrease by an amount equal to twenty percent (20%) of the then-current Conversion Price. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
4.1.2   Termination of Conversion Rights.   In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6.1 or Section 6.2, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Subsection 2.1 to holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.
4.2   Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.
4.3   Mechanics of Conversion.
4.3.1   Notice of Conversion.   In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

2
Note to Draft: To be equal to the product of (x) the quotient of (i) cash proceeds arising from the issuance of the Common Stock as of the date hereof divided by (ii) the number of Common Stock outstanding as of the date hereof, multiplied by (y) 140%.

4.3.2   Reservation of Shares.   The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.
4.3.3   Effect of Conversion.   All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid in respect of such Common Stock. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
4.3.4   No Further Adjustment.   Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
4.3.5   Taxes.   The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4   Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.5   Adjustment for Certain Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(1)   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
4.6   Adjustments for Other Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
4.7   Adjustment for Merger or Reorganization, etc.   Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.5 or 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board, and the basis of such calculation shall be shared with the holders of record of the shares of Preferred Stock and approved in writing by the Requisite Holders (such approval not to be unreasonably withheld, conditioned or delayed)) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.8   Certificate as to Adjustments.   Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.
4.9
Notice of Record Date.   In the event:

(a)   the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)   of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)   of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
5.   Mandatory Conversion.
5.1   Trigger Events.
5.1.1   After the earlier to occur of (x) Initial Redemption Closing Date or (y) with the written consent or affirmative vote of the Requisite Supermajority Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Initial Redemption Deadline, upon the closing of the sale of shares of Common Stock to the public in a widely syndicated firm-commitment underwritten public offering lead by a nationally recognized investment bank (or a syndication of nationally recognized investment banks) pursuant to an effective registration statement under the Securities Act of 1933, as amended, that yields net proceeds to the Corporation of at least $150,000,000 and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board (such offering, a “Qualified IPO” and such closing, the “Mandatory Conversion Time”), (a) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at a rate per share of Preferred Stock equal to the then-current Conversion Ratio or, if greater, a ratio equal to (i) the Liquidation Preference divided by (ii) an amount equal to 80% of the price per share of Common Stock issued in connection with such offering and (b) such shares may not be reissued by the Corporation.
5.2   Procedural Requirements.   All holders of record of shares of Preferred Stock shall be sent written notice of the Qualified IPO, the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5, no less than ten (10) business days before the occurrence of the Qualified IPO or the Mandatory Conversion Time. Within five (5) days of receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable, but no more than ten (10) business days after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock, accordingly.
6.   Redemption.
6.1   Initial Redemption.   Unless prohibited by Delaware law governing distributions to stockholders, on or prior to the eighteen (18) month anniversary of the Issuance Date (the “Initial Redemption Date”), the Corporation shall use commercially reasonable efforts, to the extent permitted by the Debt Requirements (which shall include using commercially reasonable efforts to obtain any consent(s) required pursuant to the Debt Requirements) to repurchase at least fifty percent (50%) of the shares of Preferred Stock outstanding on the Initial Redemption Date (the “Initial Redemption Shares”) at a price per share equal to the Liquidation Preference as of the Initial Redemption Closing Date (the “Initial Redemption Price”). The transaction set forth in this Section 6.1 is referred to herein as the “Initial Redemption Transaction.” For purposes of this Section 6.1, “Debt Requirements” means the requirements imposed on the Corporation or any of its affiliates pursuant to the terms, covenants or conditions of any loan agreement to which the Corporation or any of its affiliates is or becomes a party, or any other outstanding indebtedness of the Corporation or any of its affiliates from time to time
6.1.1   The Corporation shall send written notice of the Initial Redemption Transaction to each holder of Preferred Stock (the “Initial Redemption Notice”) prior to the Initial Redemption Date, which shall set forth the proposed date on which the Initial Redemption Transaction will be consummated (the “Initial Redemption Closing Date”), which shall be no later than thirty (30) days from the date of the Initial Redemption Notice (such date, the “Initial Redemption Deadline”).
6.1.2   Upon receipt of the Initial Redemption Notice, each holder of Preferred Stock may elect to participate on a pro rata basis in the Initial Redemption Transaction as set forth in Section 6.1.3 below. Each holder of Preferred Stock who desires to participate in the Initial Redemption Transaction (each, an “Initial Participating Holder”) must give the Corporation written notice to that effect within ten (10) days after the receipt of the Initial Redemption Notice.
6.1.3   Shares Includable.   Each Initial Participating Holder may include in the Initial Redemption Transaction all or any part of such Initial Participating Holder’s Preferred Stock equal to the product obtained by multiplying (i) the aggregate number of Initial Redemption Shares by (ii) a fraction, the numerator of which is the number of shares of Preferred Stock owned by such Initial Participating Holder as of the date of delivery of the Initial Redemption Notice and the denominator of which is the total number of shares of Preferred Stock owned, in the aggregate, by all Initial Participating Holders as of the date of delivery of the Initial Redemption Notice.
6.1.4   Failure to Consummate; Exclusive Remedy.
(a)   In the event that the Corporation fails, for any reason, to (i) deliver the Initial Redemption Notice prior to the Initial Redemption Date or (ii) fails to consummate the Initial Redemption Transaction at or prior to the Initial Redemption Deadline (including due to a restriction or prohibition pursuant to applicable law or the Debt Requirements, but in no event due to an election by any holder of Preferred Stock not to participate in the Initial Redemption Transaction or a failure by any Initial Participating Holder to deliver their Initial Redemption Shares free and clear of all liens, encumbrances and other imperfections of title at the closing of the Initial Redemption Transaction), then, in each case, the sole and exclusive remedy of the holders of Preferred Stock in respect of such failure shall be the right to designate an additional Preferred Director in accordance with Subsection 3.2.2. In furtherance of the foregoing, each holder of Preferred Stock hereby waives, to the fullest extent permitted under law, any and all other rights, claims and causes of action it may have against the Corporation in respect of any failure to timely consummate the Initial Redemption Transaction.
6.2   Mandatory Redemption.   Unless prohibited by Delaware law governing distributions to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a price equal to the Liquidation Preference as of the Redemption Date (the “Redemption Price”) not more than sixty (60) days after receipt by the Corporation at any time on or after the fifth anniversary of the Issuance Date from the Requisite Holders of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date provided in the Redemption Notice (as defined below) shall be referred to as the “Mandatory Redemption Date.” If on any date of redemption (each, a “Redemption Date”) Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.
6.3   Redemption Notice.   The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to any Redemption Date. The Redemption Notice shall state:
(a)   the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;
(b)   the Redemption Date and the Redemption Price;
(c)   the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1), which in all cases shall be the Redemption Date; and

(d)   for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
6.4   Surrender of Certificates; Payment.   On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
6.5   Rights Subsequent to Redemption.   If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.
7.   Redeemed or Otherwise Acquired Shares.   Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.
8.   Waiver.   Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders and (b) at any time more than one series of Additional Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Additional Preferred Stock set forth herein may be waived on behalf of all holders of such series of Additional Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Additional Preferred Stock then outstanding.
9.   Notices.   Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH:   Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH:   Subject to any additional limitations or vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board.
SEVENTH:   Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
NINTH:   To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH:   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
ELEVENTH:   The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.
TWELFTH:   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
*   *   *
3.   That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.   That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [   ] day of [   ], 2024.
By:	/s/ Name: Ariella Fuchs
Title: President and General Counsel

Exhibit F
Form of Indemnification Agreement

FINAL FORM
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of [              ], 2024, by and between Fury Resources, Inc., a Delaware corporation (the “Company”), and [   ], an individual (“Indemnitee”).
WHEREAS, The Bylaws and Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company require indemnification of the officers and directors of the Company;
WHEREAS, Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”);
WHEREAS, the Bylaws and Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive;
WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
WHEREAS, Indemnitee is willing to serve as an [officer/director] of the Company on the condition that [he/she] be indemnified as set forth in this Agreement.
NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an [officer/director] of the Company from and after the date hereof, the parties hereto agree as follows:
1.   Indemnity of Indemnitee.   The Company hereby agrees to hold harmless and indemnify Indemnitee, in [his/her] capacity as an [officer/director] of the Company, to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:
(a)   Proceedings Other Than Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of Indemnitee’s Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.
(b)   Proceedings by or in the Right of the Company.   Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.
(c)   Indemnification for Expenses of a Party Who is Wholly or Partly Successful.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
(d)   Indemnification of Appointing Stockholder.   If: (i) Indemnitee is or was affiliated with one or more investment funds that has invested in the Company (an “Appointing Stockholder”); (ii) the Appointing Stockholder is, or is threatened to be made, a party to or a participant in any Proceeding; and (iii) the Appointing Stockholder’s involvement in the Proceeding (A) arises primarily out of, or relates to, any action taken by the Company that was approved by the Company’s Board, and (B) arises out of facts or circumstances that are the same or substantially similar to the facts and circumstances that form the basis of claims that have been, could have been or could be brought against the Indemnitee in a Proceeding, regardless of whether the legal basis of the claims against the Indemnitee and the Appointing Stockholder are the same or similar, then the Appointing Stockholder shall be entitled to all rights and remedies, including with respect to indemnification and advancement, provided to the Indemnitee under this Agreement as if the Appointing Stockholder were the Indemnitee. The rights provided to the Appointing Stockholder under this Section 1(d) shall: (A) be suspended during any period during which the Appointing Stockholder does not have a representative on the Company’s Board; and (B) terminate on the closing of an initial public offering of the Company’s Common Stock; provided, however, that in the event of any such suspension or termination, the Appointing Stockholder’s rights to indemnification and advancement of expenses will not be suspended or terminated with respect to any Proceeding based in whole or in part on facts and circumstances occurring at any time prior to such suspension or termination regardless of whether the Proceeding arises before or after such suspension or termination. The Company and Indemnitee agree that the Appointing Stockholder is an express third party beneficiary of the terms of this Section 1(d).
2.   Additional Indemnity.   In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 5 and 6 hereof) to be unlawful.
3.
Contribution.

(a)   Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b)   Without diminishing or impairing the obligations of the Company set forth in Section 3(a), if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c)   The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors, or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.
(d)   To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
4.   Indemnification for Expenses of a Witness.   Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection therewith.
5.   Advancement of Expenses.   Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.
6.   Procedures and Presumptions for Determination of Entitlement to Indemnification.   It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:
(a)   To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company. The Company will be entitled to participate in the Proceeding at its own Expense.
(b)   Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (i) by a majority vote of the Disinterested Directors, even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (iii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (iv) if so directed by the Board, by the stockholders of the Company.
(c)   If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incurred by the Company and the Indemnitee incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.
(d)   In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(e)   Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. The provisions of this Section 6(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(f)   If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.
(g)   Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(h)   In the event that any action, suit or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, suit or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(i)   The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

7.   Remedies of Indemnitee.
(a)   In the event that: (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement; (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement; (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification; (iv) payment of indemnification is not made pursuant to Sections 1(c), 4 or the last sentence of Section 6(g) of this Agreement within ten (10) days after receipt by the Company of a written request therefor; or (v) payment of indemnification is not made pursuant to Sections 1(a), 1(b) and 2 of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b)   In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).
(c)   If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent: (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification; or (ii) a prohibition of such indemnification under applicable law.
(d)   In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery.
(e)   The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.
(f)   Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.
8.   Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.
(a)   The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors of the

Company, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)   To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other Enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
(c)   The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by [   ] and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees: (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary); (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors; and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8(c).
(d)   Except as provided in Section 8(c) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(e)   Except as provided in Section 8(c) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(f)   Except as provided in Section 8(c) above, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other Enterprise.

9.   Exception to Right of Indemnification.   Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
(a)   for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, however, that the foregoing shall not affect the rights of Indemnitee or the Fund Indemnitors set forth in Section 8(c) above; or
(b)   for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act;
(c)   except as provided in Section 7(e) of this Agreement, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross claim brought or raised by Indemnitee in any Proceeding (or any part of any Proceeding) or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or
(d)   (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the Indemnitee derived an improper personal benefit, in each case, only to the extent finally so determined by a court of competent jurisdiction.
10.   Duration of Agreement.   All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another Enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.
11.   Security.   To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
12.   Enforcement.
(a)   The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.
(b)   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
(c)   The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of Expenses under this Agreement.
13.   Definitions.   For purposes of this Agreement:
(a)   “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other Enterprise that such person is or was serving at the express written request of the Company.
(b)   “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(c)   “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.
(d)   “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(e)   “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither at present is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(f)   “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of Indemnitee’s Corporate Status, by reason of any action taken by Indemnitee, or of any inaction on Indemnitee’s part, while acting in Indemnitee’s Corporate Status; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this

Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.
14.   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee and Appointing Stockholder indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.
15.   Modification and Waiver.   No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
16.   Notice By Indemnitee.   Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
17.   Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (i) if to Indemnitee, at the address set forth below Indemnitee signature hereto; and (ii) if to the Company, at the address set forth below the Company’s signature hereto, in either case, or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
18.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
19.   Headings.   The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
20.   Governing Law and Consent to Jurisdiction.   This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally: (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country; (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.
“COMPANY”
FURY RESOURCES, INC., a Delaware corporation
By:

Name:
Abraham Mirman

Title:
Chief Financial Officer

Address:

“INDEMNITEE”

Name:

Address:

[Signature Page to Indemnification Agreement]

Exhibit G
Form of Stockholders’ Agreement

FINAL FORM
STOCKHOLDERS’ AGREEMENT
THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of [     ], 2024, by and among Fury Resources, Inc., a Delaware corporation (the “Company”), each holder of the Series A Preferred Stock, $0.0001 par value per share, of the Company (the “Preferred Stock”) listed on Schedule A (together with any subsequent transferees who become parties hereto as “Investors” pursuant to Section 10.2 below, the “Investors”), those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 10.1 or 10.2 below, the “Key Holders,” and, together collectively with the Investors, the “Key Stockholders”),and those certain stockholders of the Company listed on Schedule C (the “Common Stockholders” and, together collectively with the Key Stockholders, the “Stockholders”).
RECITALS
A.   On September [   ], 2024, the Company and certain Investors entered into an Amended and Restated Contribution and Rollover Agreement (the “Contribution Agreement”) providing for the issuance of shares of the Preferred Stock to the Investors, and in connection with the consummation of the transactions contemplated by the Contribution Agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of two members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.
B.   The Amended and Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time, the “Restated Certificate”) provides that, subject to Section 2.1(f) of this Agreement (a) the holders of record of the shares of the Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company (the “Preferred Directors”); and (b) the holders of record of the shares of Common Stock, $0.0001 par value per share, of the Company (“Common Stock”), exclusively and as a separate class, shall be entitled to elect three directors of the Company (collectively, the “Common Directors”).
C.   The Company has also entered into Subscription Agreements (the “Subscription Agreements”) with the Common Stockholders providing for the sale of shares of Common Stock.
D.   In order to induce the Company to enter into the Contribution Agreement and the Subscription Agreements, and to induce the Investors and the Common Stockholders to invest funds in the Company pursuant to the Contribution Agreement and the Subscription Agreements, respectively, the parties hereby agree that this Agreement shall govern the rights of the Key Stockholders to cause the Company to register shares of Common Stock issued or issuable to the Stockholders, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.
E.   The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the capital stock of the Company held by them will be voted in connection with an increase in the number of shares of Common Stock required to provide for the conversion of the Preferred Stock.
NOW, THEREFORE, the parties agree as follows:
1.
Definitions.

1.1   “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any private equity or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2   “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law,

insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.3   “Debt Requirements” means the requirements imposed on the Company or any of its Affiliates pursuant to the terms, covenants or conditions of any loan agreement to which the Company or any of its Affiliates is or becomes a party, or any other outstanding indebtedness of the Company or any of its Affiliates from time to time.
1.4   “Designated Investors” means, collectively, the Luminus Investor, the Oaktree Investor, the LS Power Investor and the Meritz Equity Investor (and each individually, a “Designated Investor”), and, subject to the approval of a Designated Investor Supermajority Vote, each of their transferees permitted pursuant to the terms of this Agreement.
1.5   “Designated Investor Agent” means such Person determined by Designated Investor Vote, which shall initially be the Luminus Investor.
1.6   “Designated Investor Vote” means the written vote, consent, election, or other applicable action of the Designated Investors holding a majority of (i) the Preferred Stock then-held by all Designated Investors or (ii) in the event the Preferred Stock held by the Designated Investors has been converted to Common Stock pursuant to Sections 4 or 5 of the Restated Certificate, a majority of the Common Stock then-held by all Designated Investors.
1.7   “Designated Investor Supermajority Vote” means the written vote, consent, election, or other applicable action of the Designated Investors holding 66.67% of (i) the Preferred Stock then-held by all Designated Investors or (ii) in the event the Preferred Stock held by the Designated Investors has been converted to Common Stock pursuant to Sections 4 or 5 of the Restated Certificate, 66.67% of the Common Stock then-held by all Designated Investors.
1.8   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.9   “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration of securities (A) to be issued in connection with an acquisition of, or strategic transaction or combination with, another Person or (B) of which the proceeds will be primarily used to finance an acquisition of, or strategic transaction or combination with, another Person.
1.10   “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.11   “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.12   “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.13   “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.14   “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.15   “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.16   “Investor Notice” means written notice from any Investor notifying the Company and the selling Investor that such Investor intends to exercise its Right of First Refusal as to a portion of the Transfer Stock with respect to any Proposed Investor Transfer.
1.17   “IPO” means (i) the Company’s first underwritten public offering of its Common Stock under the Securities Act or (ii) a transaction or series of transactions involving a special purpose acquisition company (a “SPAC”) in which (x) the Company (or any of its subsidiaries) would become a subsidiary or Affiliate of such SPAC or otherwise merges, consolidates or combines with such SPAC and (y) a class of equity securities of (1) such SPAC, (2) a direct or indirect parent of such SPAC or (3) a subsidiary of such SPAC, in any case, are or will become listed on a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.
1.18   “LS Power Investor” means Gen IV Investment Opportunities, LLC.
1.19   “Luminus Investor” means Luminus Energy Partners Master Fund, Ltd.
1.20   “Meritz Equity Investor” means [•].
1.21   “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, other than (i) equity securities of the Company and/or options, warrants or other purchase rights exercisable or convertible for equity securities of the Company issued to employees, officers or directors of, or consultants to the Company or any subsidiary of the Company, or equity securities of the Company issued upon exercise or conversion of such options, warrants or other purchase rights, in each case, pursuant to any equity incentive plan or any other stock purchase, stock option or stock incentive plans, dividend reinvestment or other compensation arrangements approved by the Board and that do not have as their primary purpose the raising of additional equity capital for the Company; (ii) equity securities of the Company issued as direct consideration in connection with an acquisition of any Person undertaken by the Company or any subsidiary of the Company (by merger, purchase of all or substantially all of the assets, purchase of shares or other securities, reorganization or otherwise) that is approved by the Board; (iii) equity securities of the Company issued as additional consideration to banks, private credit funds or similar entities that are primarily in the business of making loans in connection with debt financing transactions approved by the Board; (iv) equity securities of the Company issued to strategic partners of the Company (other than Affiliates of the Company) in a transaction approved by the Board; (v) shares of Common Stock issued in the IPO; and (vi) any equity securities issued as an in-kind dividend or distribution on outstanding equity securities of the Company.
1.22   “Oaktree Investor” means OCM HLCN Holdings, L.P.
1.23   “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.24   “Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors.
1.25   “Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Investor Transfer.
1.26   “Prospective Transferee” means any Person to whom an Investor proposes to make a Proposed Investor Transfer.
1.27   “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock held by a Key Holder; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued

as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding for purposes of Section 4 any shares for which registration rights have terminated pursuant to Section 4.10 of this Agreement.
1.28   “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 10.12.
1.29   “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Investor Transfer on the terms and conditions specified in the Proposed Transfer Notice.
1.30   “Right of First Refusal” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Preferred Stock then held by all Investors) of any Transfer Stock with respect to a Proposed Investor Transfer, on the terms and conditions specified in the Proposed Transfer Notice.
1.31   “SEC” means the Securities and Exchange Commission.
1.32   “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.33   “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.34   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.35   “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Holders.
1.36   “Shares” means and includes any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, conversions, similar events or otherwise.
1.37   “Transfer Stock” means shares of Preferred Stock owned by an Investor, or issued to an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Common Stock that are issued or issuable upon conversion of Preferred Stock.
1.38   “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Investor that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal.
2.   Voting Provisions Regarding the Board.
2.1   Board Composition.   Each Stockholder agrees to vote, or cause to be voted, all applicable Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:
(a)   As the first Preferred Director, one person designated from time to time by a Designated Investor Vote, for so long as there are issued and outstanding at least 12,500 shares of Preferred Stock, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Preferred Stock, which individual shall initially be Jonathan Barrett;
(b)   As the second Preferred Director, one person designated from time to time by a Designated Investor Vote, for so long as there are issued and outstanding at least 12,500 shares of Preferred Stock, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Preferred Stock, which individual shall initially be [  ];
(c)   As one Common Director, Abraham Mirman, except that if Mr. Mirman declines or is unable to serve, his successor shall be designated by the holders of a majority of the shares of Common Stock held by the Key Holders;
(d)   As one Common Director, [  ], except that if [  ] declines or is unable to serve, [his/her] successor shall be designated by the holders of a majority of the shares of Common Stock held by the Key Holders; and
(e)   As one Common Director Richard H. Little, except that if Mr. Little declines or is unable to serve, his successor shall be designated by the holders of a majority of the shares of Common Stock held by the Key Holders.
(f)   Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that the Company does not issue an Initial Redemption Notice (as defined in the Restated Certificate) prior to the Initial Redemption Date (as defined in the Restated Certificate) or does not consummate the Initial Redemption Transaction (as defined in the Restated Certificate) at or prior to the Initial Redemption Deadline (as defined in the Restated Certificate), then one Common Director selected by the holders of a majority of the shares of Common Stock held by the Key Holders shall be removed from the Board without any further action by any Person. Such selection shall be made not later than five (5) days following the Initial Redemption Date or the Initial Redemption Deadline, as applicable. In any such case, the number of Preferred Directors shall be increased to three (3) and such additional Preferred Director may be designated from time to time by a Designated Investor Vote. If the holders of a majority of the shares of Common Stock held by the Key Holders do not select a Common Director to be removed from the Board within five (5) days after the Initial Redemption Date or the Initial Redemption Deadline, such person may be selected by a Designated Investor Vote and any Common Director so selected shall immediately be removed from the Board without any further action by any Person.
To the extent that any of clauses (a) through (f) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.
2.2   Failure to Designate a Board Member.   In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.
2.3   Removal of Board Members.   Each Stockholder also agrees to vote, or cause to be voted, all applicable Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
(a)   no director elected pursuant to Sections 2.1(a), 2.1(b) and 2.1(f) of this Agreement may be removed from office unless (i) such removal is directed or approved by a Designated Investor Vote; or (ii) Investors are no longer entitled to designate or approve such director pursuant to Section 2.1(a), 2.1(b) and 2.1(f) by means of a Designated Investor Vote;
(b)   no director elected pursuant to Sections 2.1(c), 2.1(d) and 2.1(e) may be removed from office other than for cause unless such removal is (i) directed or approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock held by the Key Holders or (ii) required pursuant to Section 2.1(f);
(c)   any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.1 shall be filled pursuant to the provisions of Section 2.1; and

(d)   upon the request of any party entitled to designate a director as provided in Section 2.1 to remove such director, such director shall be removed.
To the extent applicable, all Stockholders agree to execute any written consents required to perform the obligations of this Section 2, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.
2.4   No Liability for Election of Recommended Directors.   No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
3.   Remedies.
3.1   Covenants of the Company.   The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under Section 2 are effective and that the parties enjoy the benefits therefrom. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in Section 2.
3.2   Irrevocable Common Stock Proxy and Power of Attorney.   Each Stockholder that holds Common Stock hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to Abraham Mirman, with full power of substitution, with respect to the matters set forth in Section 2 and Section 7.3(d) including, without limitation but subject to Section 10.20, votes regarding the size and composition of the Board, and hereby authorizes Abraham Mirman to represent and vote, if and only if such Stockholder (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 2, all of such Stockholder’s Common Stock in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 2 or to take any action reasonably necessary to effect Section 2. Each of the proxy and power of attorney granted pursuant to this Section 3.2 is given in consideration of the agreements and covenants of the Company and each Stockholder that holds Common Stock in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 hereof. Each Stockholder that holds Common Stock hereby revokes any and all previous proxies or powers of attorney with respect to such Common Stock and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 hereof, purport to grant any other proxy or power of attorney with respect to any of such Common Stock, deposit any of such Common Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Common Stock, in each case, with respect to any of the matters set forth herein.
3.3   Irrevocable Preferred Stock Proxy and Power of Attorney.   Each Stockholder that holds Preferred Stock hereby acknowledges and agrees that at any time a matter, action or other event requires the vote, approval or election of the holders of a majority of the outstanding shares of Preferred Stock, a Designated Investor Vote, a Designated Investor Supermajority Vote or the approval of the Requisite Holders (as defined in the Restated Certificate) or Requisite Supermajority Holders (as defined in the Restated Certificate), whether pursuant to the terms of this Agreement (including, without limitation, Section 2.1(a), 2.1(b), 2.1(f) or 7.3(d)) or the Restated Certificate (including, without limitation, Sections 3.2, 3.3, 6.1 and 6.2 therein) (a “Preferred Majority Vote Matter”), such Stockholder shall vote the Preferred Stock held by such Stockholder in a manner consistent with the Designated Investor Vote (or Designated Investor Supermajority Vote) relating to such Preferred Majority Vote Matter. Each Stockholder that holds Preferred Stock hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to the Designated Investor Agent, with full power of substitution, with respect to any Preferred Majority Vote Matter, and hereby expressly and exclusively authorizes and designates the Designated Investor Agent to represent and vote all of such Stockholder’s Preferred Stock in a manner consistent with the Designated Investor Vote relating to such Preferred Majority Vote Matter. Any vote or other action taken or attempted to be taken by a

Stockholder that holds Preferred Stock that is inconsistent with the foregoing or any Designated Investor Vote shall be void and shall not be recognized by the Company. Each of the proxy and power of attorney granted pursuant to this Section 3.3 is given in consideration of the agreements and covenants of the Company and each Stockholder that holds Preferred Stock that is a party to this Agreement in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 hereof. Each Stockholder that holds Preferred Stock hereby revokes any and all previous proxies or powers of attorney with respect to such Preferred Stock and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 hereof, purport to grant any other proxy or power of attorney with respect to any of such Preferred Stock, deposit any of such Preferred Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Preferred Stock, in each case, with respect to any of the matters set forth herein. For the avoidance of doubt, in the event that any Preferred Stock is converted into Common Stock pursuant to Section 4 of the Restated Certificate, the power of attorney granted in this Section 3.3 shall terminate with respect to such shares of Preferred Stock, and the power of attorney granted in Section 3.2 shall become applicable to the shares of Common Stock issued upon such conversion.
3.4   Specific Enforcement.   Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of Section 2 and Section 3 are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Key Stockholders shall be entitled to an injunction to prevent breaches of Section 2 and Section 3, and to specific enforcement of Section 2 and Section 3 and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
4.   Registration Rights.   The Company covenants and agrees as follows:
4.1   Demand Registration.
(a)   Form S-1 Demand.   If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives (i) a request from Holders of at least a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least a majority of the Registrable Securities then outstanding or (ii) a request pursuant to a Designated Investor Vote that the Company file a Form S-1 registration statement with respect to at least a majority of the Registrable Securities then-held by the Designated Investors; provided that only one (1) such request may be made from a Designated Investor Vote, then, in each case, the Company shall: (a) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (b) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 4. 1(c) and 4.3.
(b)   Form S-3 Demand.   If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding or the Company receives a Designated Investor Vote, in each case, that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least Ten Million Dollars ($10,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 4. 1(c) and 4.3.
(c)   Notwithstanding the foregoing obligations, if the Company furnishes to the Initiating Holders requesting a registration pursuant to this Section 4.1 a certificate signed by the Company’s Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with an acquisition, corporate reorganization, strategic transaction or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
(d)   The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one (1) registration pursuant to Section 4.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 4.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(b), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one (1) registration pursuant to Section 4.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 4.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 4.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 4.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 4.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 4.1(d).
4.2   Company Registration.   If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 4.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 4.6.

4.3   Underwriting Requirements.
(a)   If, pursuant to Section 4.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 4.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall (together with the Company as provided in Section 4.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering. Notwithstanding any other provision of this Section 4.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be offered pursuant hereto, and the number of Registrable Securities that may be included in the underwritten offering shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwritten offering shall not be reduced unless all other securities are first entirely excluded from the underwritten offering. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)   In connection with any underwritten offering of shares of the Company’s Common Stock pursuant to Section 4.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwritten offering unless the Holders accept the terms of the underwritten offering as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of Registrable Securities requested by stockholders to be included in such offering exceeds the number of securities (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provisions of this Section 4.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

4.4   Obligations of the Company.   Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)   prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)   use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)   promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)   notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)   after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
4.5   Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
4.6   Expenses of Registration.   All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 4, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 4.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the event such withdrawn registration request related to a demand registration set forth in Section 4.1(a), the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 4.1(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 4 (other than fees and disbursements of counsel to any Holder which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
4.7   Delay of Registration.   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.
4.8   Indemnification.   If any Registrable Securities are included in a registration statement under this Section 4:
(a)   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 4.8(b) and 4.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)   Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.8.
(d)   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 4.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 4.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 4.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.
(f)   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 4.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 4, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
4.9   Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, following the effective date of the registration statement filed by the Company for the IPO, the Company shall:
(a)   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after such effective date;
(b)   use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
4.10   Termination of Registration Rights.   The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 4.1 or 4.2 shall terminate upon the earliest to occur of:
(a)   the closing of a Deemed Liquidation Event (as defined in the Restated Certificate), other than a Change of Control (as defined in the Restated Certificate) unless such Change of Control transaction provides for the transfer of shares constituting at least eighty percent (80%) of the Common Stock of the Company (determined on an as converted basis) for cash consideration (in each case, a “Designated Termination”); or
(b)   such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without limitation, during a three (3)-month period without registration.

5.   Information Rights; E&P Analysis.
5.1   Delivery of Financial Statements.   The Company shall deliver to each Stockholder:
(a)   as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) the annual audited reserve report for such year in a format and with information consistent with related SEC and NYMEX filings, (ii) a balance sheet as of the end of such year, (iii) statements of income and of cash flows for such year, and (iv) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;
(b)   as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, (i) the unaudited reserve report for such fiscal quarter in a format and with information consistent with related SEC and NYMEX filings and (ii) unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments; and (y) not contain all notes thereto that may be required in accordance with GAAP); and
(c)   any other information (financial or otherwise) that is distributed, or otherwise made available, to the Common Stockholders or the lenders of the Company.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 5.1 to the contrary, the Company may cease providing the information set forth in this Section 5.1 during the period starting with the date sixty (60) days before the Company’s good faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 5.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
5.2   Inspection.   The Company shall permit each Stockholder, at such Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with the Preferred Director or the Company’s officers, during normal business hours of the Company as may be reasonably requested by such Stockholder; provided, however, that neither the Preferred Director nor the Company shall be obligated pursuant to this Section 5.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
5.3   Termination of Information Rights.   The covenants set forth in Section 5.1 and Section 5.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Designated Termination, whichever event occurs first.
5.4   Confidentiality.   Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.4 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any potential transferee (other than a competitor of the Company, unless consented to by the Board), Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
5.5   Waiver of Statutory Information Rights.   Each Stockholder hereby acknowledges and agrees that until the consummation of the IPO, such Stockholder shall hereby be deemed to have unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of such Stockholder and all beneficial owners of the shares of Common Stock or Preferred Stock owned by such Stockholder (a “Beneficial Owner”), waived any rights such Stockholder or a Beneficial Owner might otherwise have had under Section 220 of the Delaware General Corporation Law (the “DGCL”) (or under similar rights under other applicable law) to inspect for any proper purpose and to make copies and extracts from the Company’s stock ledger, a list of its stockholders and its other books and records or the books and records of any subsidiary. This waiver applies only in such Stockholder’s capacity as a stockholder under the DGCL and does not affect any other information and inspection rights such Stockholder may expressly have pursuant to Sections 5.1 and 5.2 of this Agreement. Each Stockholder hereby further warrants and represents that such Stockholder has reviewed this waiver with its legal counsel, and that such Stockholder knowingly and voluntarily waives its rights otherwise provided by Section 220 of the DGCL (or under similar rights under other applicable law).
5.6   Cooperation; E&P Analysis.
(a)   The Investors and the Company shall cooperate in good faith to determine the U.S. federal income tax treatment of any redemption by the Company of the Preferred Stock pursuant to Sections 6.1 and 6.2 of the Restated Certificate, and the Company, with the approval of a Designated Investor Vote, will (and will cause its Affiliates to), in connection with any such redemption, reasonably cooperate and use commercially reasonable efforts (i) to structure such redemption in a manner that permits each Investor to report the redemption payment as received in part or full payment in exchange for its Preferred Stock for U.S. federal income tax purposes if such structure can be achieved without any unreimbursed cost or expense to the Company (provided that, for the avoidance of doubt, the Investors and the Company acknowledge (A) that it may not be possible to structure any such redemption in a manner that permits an Investor to report a redemption payment as received in part or full payment in exchange for its Preferred Stock for U.S. federal income tax purposes, in which case the Company shall still be entitled to make any such redemption as required pursuant to the Restated Certificate and (B) that different Investors may be subject to different treatment for U.S. federal income tax purposes), (ii) notwithstanding anything to the contrary in this Agreement or the Restated Certificate, to allow each Investor a reasonable opportunity to transfer its Preferred Stock to an Affiliate or any other Person prior to such redemption and (iii) if such redemption is funded by, or occurs in connection with, an issuance of equity securities by the Company, to cause the Person or Persons acquiring such equity securities to purchase the Preferred Stock from the holders of Preferred Stock directly and to make any necessary amendments to this Restated Certificate following such purchase as agreed between such purchaser(s) and the Company; provided that at any time a Designated Investor Vote may waive the Company’s obligations pursuant to this sentence. If, as a result of the previous sentence, any such redemption of shares of Preferred Stock is delayed beyond (x) with respect to a redemption pursuant to Section 6.1 of the Restated Certificate, the Initial Redemption Deadline (as defined in the Restated Certificate) or (y) with respect to a redemption pursuant to Section 6.2 of the Restated Certificate, the Mandatory Redemption Date (as defined in the Restated Certificate), (I) the failure by the Company to consummate redemption on the Initial Redemption Deadline shall not result in the holders of Preferred Stock appointing an additional Preferred Director (as defined in the Restated Certificate) as a replacement of a Common

Director (as defined in the Restated Certificate) pursuant to Section 3.2.2 of the Restated Certificate and (II) the failure by the Company to consummate the redemption on the Mandatory Redemption Date (A) shall not constitute a Redemption Default (as defined in the Restated Certificate) for any purpose in the Restated Certificate and (B) the Accruing Dividend (as defined in the Restated Certificate) with respect to such Preferred Stock shall stop accumulating (including with respect to any unpaid Accruing Dividend (as defined in the Restated Certificate) on the shares of Preferred Stock as of the Redemption Date (as defined in the Restated Certificate).
(b)   Promptly following the written request of the Investors, the Company shall engage a nationally recognized accounting firm to prepare a customary earnings and profits analysis of the Company and its subsidiaries and provide such other information and assistance as the Investors may reasonably request in order to determine potential tax obligations that may arise in connection with a redemption of the Preferred Stock pursuant to Sections 6.1 or 6.2 of the Restated Certificate.
6.   Rights to Future Stock Issuances.
6.1   Right of First Offer.   Subject to the terms and conditions of this Section 6.1 and applicable securities laws, if the Company proposes to offer, issue or sell any New Securities, the Company shall first offer such New Securities to each Key Stockholder. A Key Stockholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Key Stockholder (“Stockholder Beneficial Owners”); provided that each such Affiliate or Stockholder Beneficial Owner (x) is not a competitor of the Company, unless such party’s purchase of New Securities is otherwise consented to by the Board, and (y) agrees to enter into this Agreement as an “Investor” or “Key Holder” as applicable (provided that any competitor of the Company shall not be entitled to any rights as an Investor or Key Holder under Sections 5.1 and 5.2 and this Section 6.1).
(a)   The Company shall give notice (the “Offer Notice”) to each Key Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)   By notification to the Company within twenty (20) days after the Offer Notice is given, each Key Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Key Stockholder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock then held by such Key Stockholder) bears to the total Common Stock of the Company then held by all Key Stockholders (assuming full conversion and/or exercise, as applicable, of all Preferred Stock then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Key Stockholder that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Stockholder”) of any other Key Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which Key Stockholders were entitled to subscribe but that were not subscribed for by the Key Stockholders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock then held, by such Fully Exercising Stockholder bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock then held, by all Fully Exercising Stockholders who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 6.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 6.1(c).

(c)   If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 6.1(b), the Company may, during the one hundred twenty (120) day period following the expiration of the periods provided in Section 6.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Key Stockholders in accordance with this Section 6.1.
(d)   [RESERVED.]
(e)   Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 6.1, the Company may elect to give notice to the Key Stockholders within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Key Stockholder shall have the rights set forth in Section 6.1(b) and (c) mutatis mutandis with respect to such issuance of New Securities, with such calculations determined therein without giving effect to the issuance of such New Securities.
6.2   Termination.   The covenants set forth in Section 6.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Designated Termination, whichever event occurs first.
7.   Right of First Refusal; Rights of Co-Sale.
7.1   Right of First Refusal.
(a)   Grant.   Subject to the terms of Section 8 below, each Investor hereby unconditionally and irrevocably grants to the other Investors a Right of First Refusal to purchase all or any portion of the Transfer Stock that such Investor may propose to transfer in a Proposed Investor Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.
(b)   Notice.   Each Investor proposing to make a Proposed Investor Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than ninety (90) days prior to the consummation of such Proposed Investor Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Investor Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Investor Transfer. To exercise its Right of First Refusal under this Section 7, an Investor must deliver an Investor Notice to the selling Investor and the Company within ten (10) days after delivery of the Proposed Transfer Notice.
(c)   Undersubscription of Transfer Stock.   If options to purchase have been exercised by the Investors pursuant to Section 7.1(b) with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 7.1(b) (the “Investor Notice Period”), then the Company shall, within five (5) days after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Right of First Refusal within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 7.1(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Investor and the Company within fifteen (15) days after the expiration of the Investor Notice Period (the last day of such period, the “Undersubscription Deadline”). In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 7.1(c) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Right of First Refusal. If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Investor of that fact.
(d)   Forfeiture of Rights.   Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Investors have agreed to purchase in the Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Investor shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Sections 7.2; (ii) any future Proposed Investor Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 7; and (iii) such sale shall be consummated within ninety (90) days after delivery of the Proposed Transfer Notice and, if such sale is not consummated within such ninety (90) day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein.
(e)   Consideration; Closing.   If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Exercising Investor and as set forth in the Investor Notice. If any Exercising Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, such Exercising Investor may pay the cash value equivalent thereof, as determined in good faith by such Exercising Investor and as set forth in the Investor Notice. The closing of the purchase of Transfer Stock by the Investors shall take place, and all payments from the Investors shall have been delivered to the selling Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Investor Transfer; and (ii) ninety (90) days after delivery of the Proposed Transfer Notice.
7.2   Right of Co-Sale.
(a)   Exercise of Right.   If any Transfer Stock subject to a Proposed Investor Transfer is not purchased pursuant to Section 7.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Investor Transfer as set forth in Section 7.2(b) below and, subject to Sections 7.2(c) and 7.2(d) below, otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Investor written notice to that effect within fifteen (15) days after the Undersubscription Deadline, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.
(b)   Shares Includable.   Each Participating Investor may include in the Proposed Investor Transfer all or any part of such Participating Investor’s Preferred Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Investor Transfer (excluding shares purchased by the Participating Investors pursuant to the Right of First Refusal) by (ii) a fraction, the numerator of which is the number of shares of Preferred Stock owned by such Participating Investor immediately before consummation of the Proposed Investor Transfer and the denominator of which is the total number of shares of Preferred Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Investor Transfer, plus the number of shares of Transfer Stock held by the selling Investor. To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Investor may sell in the Proposed Investor Transfer shall be correspondingly reduced.

(c)
Purchase and Sale Agreement; Conditions to Transfer.

(i)   The Participating Investors and the selling Investor agree that the terms and conditions of any Proposed Investor Transfer in accordance with this Section 7.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Investor further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 7.2; provided that, under the terms and conditions of the Purchase and Sale Agreement or any related agreement, the Participating Investors shall in no event: (x) be required to make representations and warranties other than customary fundamental representations and warranties, (y) be liable for the breach or fraud of any other Person party to such agreement and any indemnity obligations of the Participating Investor shall be capped at the amount of cash proceeds actually received by such Participating Investor or (z) be required to enter into a non-compete or similar restrictive covenant.
(ii)   Any Prospective Transferee who purchases shares of Transfer Stock in any Proposed Investor Transfer in accordance with this Section 7.2 shall deliver to the Company and the Stockholders, as a condition to any sale or other transfer in accordance with this Section 7.2, a counterpart signature page to this Agreement as confirmation that such Prospective Transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the Transfer Stock so transferred to the Prospective Transferee).
(d)   Allocation of Consideration.   The aggregate consideration payable to the Participating Investors and the selling Investor shall be allocated based on the number of shares of Preferred Stock sold to the Prospective Transferee by each Participating Investor and the selling Investor as provided in Section 7.2(b).
(e)   Purchase by Selling Investor; Deliveries.   Notwithstanding Section 7.2(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors or to otherwise comply with the conditions set forth in Section 7.2(c), no Investor may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Investor purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 7.2(d). In connection with such purchase by the selling Investor, such Participating Investor or Investors shall deliver to the selling Investor any stock certificate or certificates, properly endorsed for transfer, representing the Preferred Stock being purchased by the selling Investor (or request that the Company effect such transfer in the name of the selling Investor). Any such shares to be transferred to the selling Investor will be transferred to the Prospective Transferee against payment therefor upon, and shall be conditioned upon, the consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Investor shall (without duplication) concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 7.2(e).
(f)   Additional Compliance.   If any Proposed Investor Transfer is not consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company, the Investors proposing the Proposed Investor Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 7. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 7.2.

7.3   Effect of Failure to Comply; Certain Sales by Designated Investors.
(a)   Transfer Void; Equitable Relief.   Any Proposed Investor Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).
(b)   Violation of First Refusal Right.   If any Investor becomes obligated to sell any Transfer Stock to any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, such Investor may, at its option, in addition to all other remedies it may have, send to such defaulting Investor the purchase price for such Transfer Stock as is herein specified and transfer to the name of such Investor (or request that the Company effect such transfer in the name of such Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.
(c)   Violation of Co-Sale Right.   If any Investor purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Investor who desires to exercise its Right of Co-Sale under Section 7.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Investor to purchase from such Participating Investor the type and number of shares of Preferred Stock that such Participating Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 7.2. The sale will be made on the same terms, including, without limitation, as provided in Section 7.2(d), and subject to the same conditions as would have applied had the Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Participating Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 7.2. Such Investor shall also reimburse each Participating Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Investor’s rights under Section 7.2.
(d)   Certain Sales by Designated Investors.   If and to the extent that any Designated Investor enters into any agreement to sell any of its shares of Preferred Stock (such shares of Preferred Stock, “Third-Party Sale Shares”) to a third party (other than an Exempt Transfer (exclusive of clause (e) thereof)), (i) the Company and the Stockholders shall cooperate to amend the Restated Certificate to designate a new series of Additional Preferred Stock (as defined therein) with the same economic and conversion rights as the Preferred Stock, provided that such new series shall not be entitled to participate in (A) the election of Preferred Directors, (B) any special Preferred Stock consent or approval rights or (C) the “Initial Redemption” rights in Section 6.1 of the Restated Certificate, (ii) the Third-Party Sale Shares shall be exchanged for shares of such new series of Additional Preferred Stock as part of such transfer, (iii) the Designated Investor shall be deemed to have waived its rights to participate in any “Initial Redemption” under Section 6.1 of the Restated Certificate with respect to a number of shares of Preferred Stock such Designated Investor continues to own following such sale transaction equal to the number of Third-Party Sale Shares (such shares of Preferred Stock, which may not exceed the total amount of such shares retained by the Designated Investor, “Waiver Shares”), and such Waiver Shares shall not be deemed outstanding on the Initial Redemption Date for purposes of Section 6.1 of the Restated Certificate, and (iv) the Stockholders shall cooperate to make corresponding amendments to this Agreement. Notwithstanding the foregoing, the Designated Investors may, by Designated Investor

Supermajority Vote, waive the applicability of this Section 7.3(d) (other than clause (iii) hereof) with respect to any proposed sale of Preferred Stock by any Designated Investor.1
8.   Exempt Transfers.
8.1   Exempted Transfers.   Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 7.1 and 7.2 shall not apply (a) in the case of an Investor that is an entity, to a Proposed Investor Transfer by such Investor to its Affiliates or its or their respective direct or indirect stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from an Investor by the Company, (c) to a Proposed Investor Transfer permitted under Section 5.6, (d) in the case of an Investor that is a natural person, upon a Proposed Investor Transfer by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”), or any other Person approved by unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Investor or any such family members, but only to the extent such Investor or such family member remains the sole owner or beneficiary of such trust, partnership or limited liability company; or (e) to any Proposed Investor Transfer that is consummated prior to the second (2nd) month anniversary of the date of this Agreement; provided that in the case of clause(s) (a), (c), (d) or (e) the Investor shall deliver prior written notice to the Investors of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Proposed Investor Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor with respect to Proposed Investor Transfers of such Transfer Stock pursuant to Section 7; and provided further in the case of any Proposed Investor Transfer pursuant to clause (a) or (d) above, that such Proposed Investor Transfer is made pursuant to a transaction in which there is no consideration actually paid for such Proposed Investor Transfer.
8.2   Exempted Offerings.   Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 7 shall not apply to the sale of any Transfer Stock to the public in an offering pursuant to an effective registration statement under the Securities Act.
9.   Term.   Except as otherwise provided herein, this Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of the IPO; provided, that Section 4 and Section 10.19 shall survive such termination in accordance with its terms; (b) upon a Designated Termination, and (c) termination of this Agreement in accordance with Section 10.8 below.
10.   Miscellaneous.
10.1   Additional Parties.   In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock of the Company to such Person (other than to a purchaser of Preferred Stock), following which such Person shall hold Shares constituting one percent (1%) or more of the then outstanding capital stock of the Company (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause

1
Note to Draft: In the event that, prior to Closing, the Company and the Designated Investors agree (by Designated Investor Supermajority Vote) upon arrangements pursuant to which new preferred stock investors will be included at Closing and the Maximum Amount as to one or more Designated Investors will be reduced under the Contribution Agreement, modifications reasonably acceptable to the Designated Investors (by Designated Investor Supermajority Vote) that are consistent with this section of the stockholder agreement exhibit will be made to the final versions of the Restated Certificate and the Stockholder Agreement (that are filed/executed at closing).

such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such Person shall be deemed a Stockholder for all purposes under this Agreement. Notwithstanding the foregoing, in the event the Company enters into an agreement with any Person to issue Preferred Stock, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such Person shall be deemed a Stockholder for all purposes under this Agreement.
10.2   Transfers.   Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, Key Holder and Stockholder, or Common Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 10.2. Each certificate, instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 10.12.
10.3   Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
10.4   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
10.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.6   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
10.7   Notices.
(a)   General.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.7. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine,

CA 92614, Attention: Michael Hedge, and if notice is given to Investors, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.
(b)   Consent to Electronic Notice.   Each Stockholder consents to the delivery of any stockholder notice pursuant to the DGCL, as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Stockholder name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Stockholder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.
10.8   Consent Required to Amend, Modify, Terminate or Waive.   This Agreement may be amended, modified or terminated (other than pursuant to Section 9) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding at least a majority of the Shares then held by the Key Holders; and (c) a Designated Investor Vote. Notwithstanding the foregoing:
(a)   this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors or Key Holders, as the case may be, in substantially the same fashion;
(b)   the provisions of Section 2.1(a), 2.1(b) and 2.1(f), Section 3.3, Section 5.6, Section 10.20, Section 10.21, Section 10.22, Section 10.23 and this Section 10.8(b) may not be amended, modified, terminated or waived without a Designated Investor Vote approving such action and any requirement to obtain a Designated Investor Supermajority Vote may only be amended or waived by Designated Investor Supermajority Vote;
(c)   the provisions of Sections 2.1(c), 2.1(d) and 2.1(e), Section 3.2, and this Section 10.8(c) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Shares then held by the Key Holders; and
(d)   any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.
The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Section 10.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver. For purposes of this Section 10.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.
10.9   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
10.10   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
10.11   Entire Agreement.   This Agreement (including the Exhibits hereto), the Restated Certificate, the Subscription Agreements (with respect to each Common Stockholder) and the Contribution Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
10.12   Share Certificate Legend.   Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:
“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 10.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 10.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
10.13   Stock Splits, Dividends and Recapitalizations.   In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 10.12.
10.14   Manner of Voting.   The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.
10.15   Further Assurances.   At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.
10.16   Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
10.17   Costs of Enforcement.   If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
10.18   Aggregation of Stock.   All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
10.19   “Market Stand-off” Agreement.   Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO or ninety (90) days in the case of any registration other than the IPO), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 10.19 shall not apply: (A) to the sale of any shares to an underwriter pursuant to an underwriting agreement; (B) to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period; or (C) the transfer of any shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 10.19 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 10.19 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata (on an as-converted basis) to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements. Subject to the immediately foregoing sentence, the Company and the underwriters may, in their sole discretion, waive or terminate any such restrictions with respect to up to 3,000,000 shares of the Common Stock.

10.20   Designated Investor Consent
(a)   Notwithstanding any provision in this Agreement to the contrary, at any time when at least 12,500 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law, the Restated Certificate or this Agreement) a Designated Investor Vote (or, in the case of either clause (i) or (ii) below, a Designated Investor Supermajority Vote) approving such action or other matters in advance, and any such act or transaction entered into without such Designated Investor Vote (or Designated Investor Supermajority Vote, as applicable) approval shall be null and void ab initio, and of no force or effect.
(i)   alter or adversely change the powers, preferences or rights of the Preferred Stock;
(ii)   amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Company in a manner that adversely or disproportionately affects the powers, preferences or rights of the Preferred Stock;
(iii)   amend, alter or repeal this Amended and Restated Certificate of Incorporation or Bylaws of the Company in a manner that modifies the size of the Board (whether increasing or decreasing) from five (5) directors;
(iv)   re-incorporate or otherwise re-domicile the Company;
(v)   (i) create, or authorize the creation of any capital stock that ranks pari passu with or senior to the Preferred Stock with respect to its rights, preferences and privileges, or (ii) increase the authorized number of shares of Preferred Stock;
(vi)   purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any cash or payment-in-kind (or in-species) dividend or make any cash or payment-in-kind (or in-species) distribution or payment on, any shares of capital stock of the Company other than: (i) repurchases of stock from former employees, former officers, former directors, former consultants or other persons who formerly performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; provided, that any repurchase of any capital stock of the Company held, directly or indirectly, by Abraham Mirman, shall require a Designated Investor Vote approving such; or (ii) redemptions, dividends or other distributions on the Preferred Stock as expressly authorized in the Restated Certificate;
(vii)   incur aggregate indebtedness for borrowed money (or any guarantees of such third party obligations for borrowed money) or refinance any indebtedness for borrowed money, in each case, in connection with the acquisition of any person or entity (or any person’s or entity’s assets, in each case, whether by merger, stock purchase, asset purchase or similar transaction (an “Acquisition Transaction”)) that would increase the difference between (A) either (i) Specified Total Leverage Ratio (calculated using pro forma trailing and projected twelve month EBITDAX) or (ii) Total Net Leverage Ratio (calculated using pro forma trailing and projected twelve month EBITDAX) and (B) either the respective (i) Specified Total Leverage Ratio (calculated as of the end of the most recent calendar month preceding the date of such acquisition) or (ii) Total Net Leverage Ratio (calculated as of the end of the most recent calendar month preceding the date of such acquisition), in each case, by more than .5. For this purpose, the terms “Specified Total Leverage Ratio”, “Total Net Leverage Ratio” and “EBITDAX” shall each have the meaning ascribed to such term under the Amended and Restated Senior Secured Credit Agreement by and between Halcon Holdings, LLC (as “Borrower”), Macquarie Bank Limited (as “Administrative Agent”), Battalion Oil Corporation and the lenders thereto (as amended by the Fourth Amendment to such agreement dated as of August 23, 2024); provided that such terms shall be determined taking into account such modifications set forth in the immediately preceding sentence; provided further that should any ambiguity exist regarding the application of such terms to this Agreement, such terms shall be interpreted in a customary manner reasonably acceptable to the Designated Investor Agent;2
(viii)   on or prior to the Initial Redemption Closing Date (as defined in the Restated Certificate), enter into any transaction or series of related transactions that results in (A) a Deemed Liquidation Event (as defined in the Restated Certificate), the terms of which do not include payment in full of the Liquidation Preference (as defined in the Restated Certificate) to the holders of the Preferred Stock in cash at the closing of such transactions, or (B) the sale or disposition of assets of the Company and/or any of its subsidiaries for gross cash proceeds in excess of $100,000,000 (individually or in the aggregate for all such transactions), the terms of which do not (1) provide for at least 30% of such proceeds to be used by the Company to fund (in whole or in part) the Initial Redemption Transaction (as defined in the Restated Certificate) or (2) include payment in full of the Liquidation Preference to the holders of the Preferred Stock in cash at the closing of such transactions;
(ix)   enter into any transaction or series of related transactions (other than compensation pursuant to employment and/or equity investment agreements that existed as of September [•], 2024, copies of which have been provided to the Investors prior to September [•], 2024) valued in excess of $5,000,000 in which Abraham Mirman or any of his Affiliates has or will have a direct or indirect material interest; provided, that for the avoidance of doubt, Ruckus Energy Holdings, LLC, and its Affiliates (collectively, the “Ruckus Entities”) shall be deemed Affiliates of Mr. Mirman for purposes of this Section 10.20(a)(ix);
(x)   permit any subsidiary of the Company (whether a direct or indirect subsidiary) to (i) issue any equity or other security causing such subsidiary to not be wholly-owned by the Company, directly or indirectly; other than with respect to joint ventures or other similar transactions entered into in the ordinary course of business that do not include contributions or other transfers (whether in a single transaction or a series of related transactions) of a material portion of assets of the Company or any wholly-owned subsidiary of the Company or (ii) take any action that could not be effected by the Company without a Designated Investor Vote approving such pursuant to this Section 10.20(a); or
(xi)   materially change the Company’s line of business from oil and gas exploration.
10.21   Mandatory Redemption.   Notwithstanding any provision in this Agreement to the contrary, solely to the extent permitted pursuant to, and in accordance with, Section 6.2 of the Restated Certificate, at any time on or after the fifth anniversary of the Issuance Date (as defined in the Restated Certificate), upon written request of a Designated Investor Vote, the Company shall redeem all shares of Preferred Stock in accordance with the terms and conditions of the Restated Certificate and this Agreement (including, without limitation, Section 5.6 herein).
10.22   Initial Redemption.   Notwithstanding any provision in this Agreement to the contrary, solely to the extent permitted pursuant to, and in accordance with, Section 6.1 of the Restated Certificate, on or prior to the eighteen (18) month anniversary of the Issuance Date (as defined in the Restated Certificate), the Company shall use commercially reasonable efforts to redeem the Initial Redemption Shares (as defined in the Restated Certificate) in accordance with the terms and conditions of the Restated Certificate and this Agreement (including, without limitation, Section 5.6 herein).
10.23   Proxy.
(a)   Each Stockholder hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to the Designated Investor Agent, with full power of substitution, with respect to the matters set forth in Section 2.1(f) and any other matters reasonably necessary to effect the appointment of an additional Preferred Director pursuant thereto, including, without limitation, votes regarding the size the Board and appropriate amendments to the organizational

2
Note to Draft: For the filed document, the defined terms in this section be replaced with corresponding terms from the Fury credit agreement if acceptable to Preferred Directors.

documents of the Company in respect thereof (the “Repurchase Proxy Matters”), and hereby authorizes the Designated Investor Agent to represent and vote, if and only if such Stockholder (A) fails to vote, or (B) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 2.1(f) and this Section 10.23(a), all of such Stockholder’s Shares in favor of the Repurchase Proxy Matters. Each of the proxy and power of attorney granted pursuant to this Section 10.23(a) is given in consideration of the agreements and covenants of the Company and each Stockholder in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 hereof. Each Stockholder shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 hereof, purport to grant any other proxy or power of attorney with respect to any of such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Section 10.23(a). For the avoidance of doubt, in the event that any Preferred Stock is converted into Common Stock pursuant to Section 4 of the Restated Certificate, the power of attorney granted in this Section 10.23(a) shall terminate with respect to such shares of Preferred Stock, and the power of attorney granted in this Section 10.23(a) shall become applicable to the shares of Common Stock issued upon such conversion.
(b)   Each Stockholder hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to the Designated Investor Agent, with full power of substitution, with respect to the matters set forth in Section 4.3.2 of the Restated Certificate and any other matters reasonably necessary to effect from time to time the authorization of shares of Common Stock to be sufficient to effect the conversion of all outstanding Preferred Stock, including, without limitation, votes regarding appropriate amendments to the organizational documents of the Company in respect thereof (the “Conversion Proxy Matters”), and hereby authorizes the Designated Investor Agent to represent and vote, if and only if such Stockholder (A) fails to vote, or (B) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the authorization of shares of Common Stock to be sufficient to effect the conversion of all outstanding Preferred Stock, all of such Stockholder’s Shares in favor of the Conversion Proxy Matters. Each of the proxy and power of attorney granted pursuant to this Section 10.23(b) is given in consideration of the agreements and covenants of the Company and each Stockholder in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 hereof. Each Stockholder shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 hereof, purport to grant any other proxy or power of attorney with respect to any of such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Section 10.23(b).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.
COMPANY:	FURY RESOURCES, INC.
By: Name: Ariella Fuchs Title: President and General Counsel
KEY HOLDERS:	ABRAHAM MIRMAN
Signature: ARIELLA FUCHS Signature: RICHARD H. LITTLE Signature: [METAMORPHIC] By: Name: Title:
INVESTORS:	LUMINUS MANAGEMENT, LLC
By: Name: Title:
Signature Page To Stockholders’ Agreement

OAKTREE CAPITAL MANAGEMENT, LLC
By: Name: Title:
GEN IV INVESTMENT OPPORTUNITIES, LLC
By: Name: Title:
Signature Page To Stockholders’ Agreement

SCHEDULE A
INVESTORS
Name and Address
Luminus Management, LLC
1811 Bering Drive
Suite 400
Houston, TX 77057
Attention: Jonathan Barrett
E-mail: jbarrett@luminusmgmt.com
Counsel:
Dechert LLP,
300 South Tryon Street, Suite 800, Charlotte, NC, 28202
Attention: David Cosgrove
Email: david.cosgrove@dechert.com

Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Jordan Mikes
E-mail: jmikes@oaktreecapital.com
Counsel:
Dechert LLP,
300 South Tryon Street, Suite 800, Charlotte, NC, 28202
Attention: David Cosgrove
Email: david.cosgrove@dechert.com

Gen IV Investment Opportunities, LLC
1700 Broadway, 35th floor
New York, NY 10019
Attention: David Chang
E-mail: dchang@LS power.com
Counsel:
Dechert LLP,
300 South Tryon Street, Suite 800, Charlotte, NC, 28202
Attention: David Cosgrove
Email: david.cosgrove@dechert.com

[MERITZ]
[ADDRESS]
[ADDRESS]
Attention: [  ]
E-mail: [  ]
Counsel: [ ]

SCHEDULE B
KEY HOLDERS
Name and Address
Abraham Mirman
Address: 17503 La Cantera Pkwy Ste 104-603, San Antonio, TX 78257
Phone Number: 631 704 7744
Email: amirman@ruckusexp.com
Ariella Fuchs
Address: 17503 La Cantera Pkwy Ste 104-603, San Antonio, TX 78257
Phone Number: 914 837 7486
Email: afuchs@ruckusexp.com
Richard H. Little
Address: 17503 La Cantera Pkwy Ste 104-603, San Antonio, TX 78257
Phone Number: 281 217 2031
Email: rich.h.little@gmail.com
Address: [  ]
Phone Number: [  ]
Email: [  ]

SCHEDULE C
COMMON STOCKHOLDERS
Name and Address
Address:
Phone Number:
Email:
Address:
Phone Number:
Email:

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed on            , 20  , by the undersigned (the “Holder”) pursuant to the terms of that certain Stockholders’ Agreement dated as of [            , 20  ] (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:
1.1   Acknowledgement.   Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants, or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):
☐   As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.
☐   As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.
☐   As a new “Investor” in accordance with Section 10.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.
☐   In accordance with Section 10.1 of the Agreement, as a new party who is not a new “Investor,” in which case Holder will be a “Stockholder” for all purposes of the Agreement.
1.2   Agreement.   Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.
1.3   Notice.   Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.
HOLDER:	ACCEPTED AND AGREED:
By:	FURY RESOURCES, INC.
Name:
Title:
Address:	By:
Name:
E-mail Address:	Title:

BATTALION OIL CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BATL2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on November, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V28723-S82069 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.BATTALION OIL CORPORATION The Board of Directors recommends you vote FOR the following: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of December 14, 2023, as amended, by and among the Company, Fury Resources, Inc., and SanJacinto Merger Sub, Inc. 2. To approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with theMerger pursuant to agreements or arrangements with the Company. 3. To approve one or more adjournments of the special meeting, if necessary or advisable, including adjournments to permit further solicitation of proxiesin favor of the Merger proposal if there are insufficient votes at the time of the special meeting to approve the Merger proposal. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date side

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com. V28724-S82069 BATTALION OIL CORPORATIONSpecial Meeting of Stockholders November, 2024 11:00 AMThis proxy is solicited by the Board of DirectorsThe stockholders hereby appoint Matthew B. Steele and Walter Mayer, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BATTALION OIL CORPORATION that the stockholders are entitled to vote at theSpecial Meeting of Stockholders to be held at 11:00 AM, CDT on November, 2024, and any adjournment or postponement thereof. The special meeting will be hosted live via the Internet at www.virtualshareholdermeeting.com/BATL2024SM.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side